Exhibit 10.1

EXECUTION VERSION

CREDIT AND GUARANTY AGREEMENT

dated as of October 10, 2014

among

AMERICAN AIRLINES, INC.,

as the Borrower,

AMERICAN AIRLINES GROUP INC.,

as Parent and a Guarantor,

US AIRWAYS GROUP, INC. AND US AIRWAYS, INC.,

as Guarantors,

THE LENDERS PARTY HERETO,

CITIBANK N.A.,

as Administrative Agent and Collateral Agent,

CITIGROUP GLOBAL MARKETS INC.,

as Left Lead Arranger for the Term Loan Facility and Revolving Facility,

CITIGROUP GLOBAL MARKETS INC., BANK OF AMERICA, N.A., BARCLAYS BANK PLC, BNP PARIBAS SECURITIES CORP., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, CREDIT SUISSE SECURITIES (USA) LLC, DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS BANK USA, J.P. MORGAN SECURITIES LLC AND MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Lead Arrangers and Bookrunners,

CITIGROUP GLOBAL MARKETS INC., BANK OF AMERICA, N.A., BARCLAYS BANK PLC, CREDIT SUISSE SECURITIES (USA) LLC, DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS BANK USA, J.P. MORGAN SECURITIES LLC AND MORGAN STANLEY SENIOR FUNDING, INC.,

as Syndication Agents,

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK AND BNP PARIBAS SECURITIES CORP.

as Documentation Agents

i

INDEX OF APPENDICES

ANNEX A	—	Lenders and Commitments

EXHIBIT A-1	—	Form of SGR Security Agreement

EXHIBIT A-2	—	Form of UK Debenture

EXHIBIT B	—	Form of Instrument of Assumption and Joinder

EXHIBIT C	—	Form of Assignment and Acceptance

EXHIBIT D-1	—	Form of Loan Request

EXHIBIT D-2	—	Form of Letter of Credit Request

EXHIBIT E	—	Form of Account Control Agreement

EXHIBIT F	—	Form of Aircraft Security Agreement

EXHIBIT G	—	Description of Security Agreement for Spare Engines

EXHIBIT H	—	Form of Collateral Coverage Ratio Certificate

EXHIBIT I	—	Form of Intercreditor Agreement

SCHEDULE 3.06		Subsidiaries

v

CREDIT AND GUARANTY AGREEMENT, dated as of October 10, 2014, among AMERICAN AIRLINES, INC., a Delaware corporation (the “Borrower”), AMERICAN AIRLINES GROUP INC., a Delaware corporation (“Parent”), the direct and indirect Domestic Subsidiaries of Parent from time to time party hereto other than the Borrower, the Lenders (as defined below), CITIBANK N.A., as administrative agent for the Lenders (together with its permitted successors in such capacity, the “Administrative Agent”), collateral agent (in such capacity, the “Collateral Agent”) and as an issuing lender (in such capacity, an “Issuing Lender”), CITIGROUP GLOBAL MARKETS INC., as left lead arranger for the Term Loan Facility and Revolving Facility (in such capacity, the “Left Lead Arranger”), CITIGROUP GLOBAL MARKETS INC., BANK OF AMERICA, N.A., BARCLAYS BANK PLC, BNP PARIBAS SECURITIES CORP., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, CREDIT SUISSE SECURITIES (USA) LLC, DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS BANK USA, J.P. MORGAN SECURITIES LLC and MORGAN STANLEY SENIOR FUNDING, INC., as joint lead arrangers and bookrunners (collectively, the “Joint Lead Arrangers and Bookrunners”), CITIGROUP GLOBAL MARKETS INC., BANK OF AMERICA, N.A., BARCLAYS BANK PLC, CREDIT SUISSE SECURITIES (USA) LLC, DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS BANK USA, J.P. MORGAN SECURITIES LLC AND MORGAN STANLEY SENIOR FUNDING, INC. as syndication agents (collectively, the “Syndication Agents”), CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK AND BNP PARIBAS SECURITIES CORP. as documentation agents (collectively, the “Documentation Agents”).

INTRODUCTORY STATEMENT

The Borrower has applied to the Lenders for a loan facility of $1,150,000,000 comprised of (a) a revolving credit and revolving letter of credit facility in an aggregate principal amount of $400,000,000 as set forth herein and (b) a term loan facility in an aggregate principal amount of $750,000,000 as set forth herein.

The proceeds of the Loans may be used for general corporate purposes.

To provide guarantees and security for the repayment of the Loans, the reimbursement of any draft drawn under a Letter of Credit and the payment of the other obligations of the Borrower and the Guarantors hereunder and under the other Loan Documents, the Borrower and the Guarantors will, among other things, provide to the Administrative Agent and the Lenders the following (each as more fully described herein):

(a) a guaranty from each Guarantor of the due and punctual payment and performance of the Obligations of the Borrower pursuant to Article IX; and

(b) a security interest with respect to the Collateral from the Borrower and each other Grantor (if any) pursuant to the Collateral Documents.

Accordingly, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms.

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” shall mean all “accounts” as defined in the UCC, and all rights to payment for interest (other than with respect to debt and credit card receivables).

“Account Collateral” shall have the meaning set forth in the SGR Security Agreement.

“Account Control Agreements” shall mean (a) an Account Control Agreement in the form of Exhibit E hereto and (b) each other three-party security and control agreement entered into by any Grantor, the Collateral Agent and a financial institution which maintains one or more deposit accounts or securities accounts that have been pledged to the Collateral Agent as Collateral hereunder or under any other Loan Document, in each case giving the Collateral Agent exclusive control over the applicable account and in form and substance reasonably satisfactory to the Administrative Agent.

“Additional Collateral” shall mean (a) cash or Cash Equivalents pledged to the Collateral Agent pursuant to the applicable Collateral Document, (b) additional Route Authorities, Slots and/or Foreign Gate Leaseholds pledged to the Collateral Agent pursuant to a security agreement substantially in the form of the SGR Security Agreement (or in the case of the Borrower or another Grantor that has previously entered into such a security agreement, supplement(s) to the SGR Security Agreement or such security agreement, as applicable, describing such additional Route Authorities, Slots and/or Foreign Gate Leaseholds (in the case of Slots or Foreign Gate Leaseholds, associated with any additional Scheduled Service designated in such supplement(s))), (c) aircraft or spare engines pledged to a trustee as provided in Section 8.01(d) pursuant to Aircraft Security Agreement(s) or supplement(s) thereto, (d) Ground Service Equipment, Flight Simulators, spare parts, QEC Kits or Real Property Assets located in the United States pledged to the Collateral Agent pursuant to security agreement(s) (or mortgage(s) in the case of Real Property Assets) in a form reasonably satisfactory to the Administrative Agent and (e) any other assets acceptable to the Required Lenders that may be appraised pursuant to an Appraisal of the type set forth in clause (3) of the definition thereof pledged to the Collateral Agent pursuant to security agreement(s) or mortgage(s), as applicable, in a form reasonably satisfactory to the Administrative Agent.

“Administrative Agent” shall have the meaning set forth in the preamble to this Agreement.

“Administrative Agent Fee Letter” shall have the meaning set forth in Section 2.19.

“Affiliate” shall mean, as to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. No Person (other than Parent or any Subsidiary of Parent) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of Parent or any of its Subsidiaries solely by reason of such Investment. A specified Person shall not be deemed to control another Person solely because such specified Person has the right to determine the aircraft flights operated by such other Person under a code sharing, capacity purchase or similar agreement.

“Affiliate Transaction” shall have the meaning set forth in Section 6.05(a).

“Agents” shall mean, collectively, the Administrative Agent and the Collateral Agent, and “Agent” shall mean either one of them.

“Aggregate Exposure” shall mean, with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then outstanding principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage” shall mean, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement” shall mean this Credit and Guaranty Agreement.

“Aircraft Related Equipment” shall mean aircraft (including engines, airframes, propellers and appliances), engines, propellers, spare parts, aircraft parts, Flight Simulators and other training devices, QEC Kits, passenger loading bridges, other flight or Ground Service Equipment.

“Aircraft Security Agreement” shall mean (i) with respect to any aircraft (comprised of an airframe and its related engines) that may be pledged by a Grantor as Additional Collateral or Qualified Replacement Assets after the date hereof, a security agreement substantially in the form of Exhibit F and (ii) with respect to any spare engine that may be pledged by a Grantor as Additional Collateral or Qualified Replacement Assets after the date hereof, a spare engine security agreement based on the form of aircraft security agreement in Exhibit F but with (x) such changes to conform such form of aircraft security agreement to the description of terms of the security agreement applicable to spare engines in Exhibit G and (y) such other changes proposed by the Borrower and reasonably acceptable to the Administrative Agent.

“Airline/Parent Merger” shall mean the merger or consolidation, if any, of Parent with any Subsidiary of Parent.

“Airlines Merger” shall mean the merger, asset transfer, consolidation or any similar transaction involving one or more airline Subsidiaries of Parent (including, without limitation, any such transaction that results in such Subsidiaries operating under a single operating certificate).

“Airport Authority” shall have the meaning set forth in the SGR Security Agreement.

“AISI” shall mean Aircraft Information Services, Inc.

“All-In Initial Yield” means with respect to any Class, the initial yield on such Class payable or allocable to all Lenders as determined by the Administrative Agent to be equal to the sum of (x) the margin above the LIBO Rate on such Class, (y) the amount of any original issue discount or upfront or non-recurring similar fees with respect to such Class payable by the Borrower to the Lenders of such Class in the primary syndication thereof (excluding, for the avoidance of doubt, any arrangement, structuring, or other similar fees) (collectively, “OID,” with such OID being equated to interest based on an assumed four-year life to maturity) and (z) with respect to any Class of Incremental Term Loans that contains an interest rate “floor” with respect to the LIBO Rate, the amount, if any, by which (1) such LIBO Rate floor exceeds (2) the LIBO Rate floor applicable to the Original Term Loans provided an increase in such floor would cause an increase in the interest rate applicable to the Original Term Loans.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the sum of the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the sum of the LIBO Rate for an Interest Period of one month in effect on such day plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate for an Interest Period of one month shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate or the LIBO Rate for an Interest Period of one month, respectively.

“AMR/US Airways Merger” shall mean the merger contemplated by the AMR/US Airways Merger Agreement.

“AMR/US Airways Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of February 13, 2013, among Parent, AMR Merger Sub, Inc. and US Airways Group, Inc., as amended through December 9, 2013.

“Anti-Money Laundering Laws” shall have the meaning set forth in Section 3.18.

“Applicable Margin” shall mean (a) with respect to Revolving Loans (i) that are Eurodollar Loans, 3.00% per annum and (ii) that are ABR Loans, 2.00% per annum and (b) with respect to Class B Term Loans (i) that are Eurodollar Loans 3.50% per annum and (ii) that are ABR Loans 2.50% per annum; provided, that with respect to clause (b) only, if the Borrower has a corporate credit rating of Ba3 or higher from Moody’s and BB- or higher from S&P then the Applicable Margin for Class B Term Loans (x) that are Eurodollar Loans shall be 3.25% per annum and (y) that are ABR Loans shall be 2.25% per annum.

“Appraisal” shall mean (i) the Initial Appraisal and (ii) any other appraisal, dated the date of delivery thereof, prepared by (1) with respect to any Route Authorities, Slots and Foreign Gate Leaseholds, MBA or, if MBA is unwilling or unable to provide an appraisal as set forth below or ceases to be independent, ICF or, if ICF is unwilling or unable to provide such appraisal or ceases to be independent, any other appraiser appointed by the Borrower and reasonably acceptable to the Administrative Agent, (2) with respect to any aircraft, airframe or engine, at the Borrower’s option, any of MBA, ICF, Ascend, BK, AISI or AVITAS (provided such appraiser must be independent) or, if each such appraiser is unwilling or unable to provide an appraisal or ceases to be independent, any other appraiser appointed by the Borrower and reasonably acceptable to the Administrative Agent, (3) with respect to Real Property Assets, CB Richard Ellis, or if CB Richard Ellis is unable or unwilling to provide such appraisal or ceases to be independent, any other appraiser by the Borrower and reasonably acceptable to the Administrative Agent and (4) with respect to any other type of property, at the Borrower’s option, MBA or ICF (provided such appraiser must be independent) or, if each such appraiser is unwilling or unable to provide an appraisal or ceases to be independent, any other appraiser appointed by the Borrower and reasonably acceptable to the Administrative Agent (in each case of any appraiser specified above in clauses (1), (2), (3) and (4), including its successor). Any Appraisal with respect to:

(1) Route Authorities, Slots and/or Foreign Gate Leaseholds (A) shall have methodology, assumptions and form of presentation consistent in all material respects with the Initial Appraisal (including the utilization of a discount rate of 11.5% and a perpetuity growth rate of 1.5%, and, if, with respect to all of the Scheduled Services between the United States and a particular country, the Appraised Value of the related Route Authorities, Slots and Foreign Gate Leaseholds is a negative number, such Appraised Value shall be deemed to be zero); provided that, if any Appraisals prepared from time to time are not prepared by the same firm of appraisers as the Initial Appraisal, such Appraisals may with the consent of the Administrative Agent (such consent not to be unreasonably withheld) have methodology, assumptions and form of presentation that differ from the Initial Appraisal if such differences are deemed appropriate by such appraiser and consistent with such appraiser’s customary practice as in effect on the date hereof and (B) to the extent such Appraisal is based on historical data provided by the Borrower, shall generally be based on such data that is current as of a date no earlier than the date that is six months prior to the date of the delivery of such Appraisal;

(2) an aircraft, airframe, or engine shall be a desktop appraisal of the current market value of such aircraft, airframe or engine, which does not include any inspection of such aircraft, airframe or engine or the related maintenance records and which assumes its maintenance status is half-life; or

(3) any other type of property shall be based upon a methodology and assumptions deemed appropriate by the applicable appraisal firm.

“Appraised Value” shall mean, as of any date, (x) with respect to any cash pledged or being pledged at such time as Collateral or maintained in the Collateral Proceeds Account, 160% of the face amount thereof, (y) with respect to any Cash Equivalents pledged or being pledged at such time as Collateral or maintained in the Collateral Proceeds Account, 160% of the fair market value thereof, as determined by the Administrative Agent in accordance with customary financial market practices determined no earlier than 45 days prior to such date and (z) with respect to any other type of property, the value of such property, as reflected in the most recent Appraisal relating to such property delivered on or prior to such date; provided, that, with respect to any Collateral consisting of property described in clause (z), (A) if no Appraisal relating to such Collateral has been delivered to the Administrative Agent prior to such date, the Appraised Value of such Collateral shall be deemed to be zero and (B) if an Appraisal relating to such Collateral has been delivered to the Administrative Agent prior to such date, but no Appraisal relating to such Collateral has been delivered to the Administrative Agent by the last day of the 30 day period prior to May 31 referred to in Section 5.06(1) (such last day, the “Required Appraisal Date”) that immediately precedes such date, then the Appraised Value of such Collateral shall be deemed to be zero for the period from such Required Appraisal Date to the date an Appraisal relating to such Collateral is delivered to the Administrative Agent.

“Approved Fund” shall have the meaning set forth in Section 10.02(b).

“ARB Indebtedness” shall mean, with respect to Parent or any of its Subsidiaries, without duplication, all Indebtedness or obligations of Parent or such Subsidiary created or arising with respect to any limited recourse revenue bonds issued for the purpose of financing or refinancing improvements to, or the construction or acquisition of, airport and other related facilities and equipment, the use or construction of which qualifies and renders interest on such bonds exempt from certain federal or state taxes.

“Ascend” shall mean Ascend Worldwide Limited.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.02), and accepted by the Administrative Agent, substantially in the form of Exhibit C.

“AVITAS” shall mean AVITAS, Inc.

“Banking Product Obligations” shall mean, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of any treasury, depository and cash management services, netting services and automated clearing house transfers of funds services, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith. Treasury, depository and cash management services, netting services and automated clearing house transfers of funds services include, without limitation: corporate purchasing, fleet and travel credit card and prepaid card programs, electronic check processing, electronic receipt services, lockbox services, cash consolidation, concentration, positioning and investing, fraud prevention services, and disbursement services.

“Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Event” shall mean, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bankruptcy Law” shall mean the Bankruptcy Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

“BK” shall mean BK Associates, Inc.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors or other governing body of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members, manager or managers or any controlling committee of managing members or managers thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” shall have the meaning set forth in the preamble to this Agreement.

“Borrowing” shall mean the incurrence, conversion or continuation of Loans of a single Type made from all the Revolving Lenders or the Term Lenders, as the case may be, on a single date and having, in the case of Eurodollar Loans, a single Interest Period.

“Borrowing Date” shall mean any Business Day specified in a notice pursuant to Sections 2.03 and 2.04 as a date on which the Borrower requests the Lenders to make Loans hereunder or an Issuing Lender to issue Letters of Credit hereunder.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized to remain closed (and, for a Letter of Credit, other than a day on which the Issuing Lender issuing such Letter of Credit is closed); provided, however, that when used in connection with the borrowing or repayment of a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits on the London interbank market.

“Capital Lease Obligation” shall mean, at the time any determination is to be made, the amount of the liability in respect of a lease that would at that time be required to be capitalized and reflected as a liability on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Markets Offering” shall mean any offering of “securities” (as defined under the Securities Act and, including, for the avoidance of doubt, any offering of pass-through certificates by any pass-through trust established by the Parent or any of its Restricted Subsidiaries) in (a) a public offering registered under the Securities Act, or (b) an offering not required to be registered under the Securities Act (including, without limitation, a private placement under Section 4(2) of the Securities Act, an exempt offering pursuant to Rule 144A and/or Regulation S of the Securities Act and an offering of exempt securities).

“Capital Stock” shall mean:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing clauses (1) through (4) any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Collateralization” or “Cash Collateralize” shall have the meaning set forth in Section 2.02(j). The terms “Cash Collateralized,” “Cash Collateralizes” and “Cash Collateralizing” shall have correlative meanings.

“Cash Equivalents” shall mean, as of the date acquired, purchased or made, as applicable:

(1) marketable securities or other obligations (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (b) issued or unconditionally guaranteed as to interest and principal by any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within three years after such date;

(2) direct obligations issued by any state of the United States of America or any political subdivision of any such state or any instrumentality thereof, in each case maturing within three years after such date and having a rating of at least A- (or the equivalent thereof) from S&P or A3 (or the equivalent thereof) from Moody’s;

(3) obligations of domestic or foreign companies and their subsidiaries (including, without limitation, agencies, sponsored enterprises or instrumentalities chartered by an Act of Congress, which are not backed by the full faith and credit of the United States), including, without limitation, bills, notes, bonds, debentures, and mortgage-backed securities; provided that, in each case, the security has a maturity or weighted average life of three years or less from such date;

(4) investments in commercial paper maturing no more than one year after such date and having, on such date, a rating of at least A-2 from S&P or at least P-2 from Moody’s;

(5) certificates of deposit (including investments made through an intermediary, such as the certificated deposit account registry service), bankers’ acceptances, time deposits, Eurodollar time deposits and overnight bank deposits maturing within three years from such date and issued or guaranteed by or placed with, and any money market deposit accounts issued or offered by, any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that has a combined capital and surplus and undivided profits of not less than $250,000,000;

(6) fully collateralized repurchase agreements with counterparties whose long term debt is rated not less than A- by S&P and A3 by Moody’s and with a term of not more than six months from such date;

(7) Investments in money in an investment company registered under the Investment Company Act of 1940, as amended, or in pooled accounts or funds offered through mutual funds, investment advisors, banks and brokerage houses which invest its assets in obligations of the type described in clauses (1) through (6) above, in each case, as of such date, including, but not be limited to, money market funds or short-term and intermediate bonds funds;

(8) shares of any money market mutual fund that, as of such date, (a) complies with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended and (b) is rated AAA (or the equivalent thereof) by S&P and Aaa (or the equivalent thereof) by Moody’s;

(9) auction rate preferred securities that, as of such date, have the highest rating obtainable from either S&P or Moody’s and with a maximum reset date at least every 30 days;

(10) investments made pursuant to the Borrower’s or any of its Restricted Subsidiaries’ cash equivalents/short term investment guidelines;

(11) deposits available for withdrawal on demand with commercial banks organized in the United States having capital and surplus in excess of $100,000,000;

(12) securities with maturities of three years or less from such date issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s; and

(13) any other securities or pools of securities that are classified under GAAP as cash equivalents or short-term investments on a balance sheet as of such date.

“Certificate Delivery Date” shall have the meaning set forth in Section 6.09(a).

“Change in Law” shall mean, after the date hereof, (a) the adoption of any law, rule or regulation after the date of this Agreement (including any request, rule, regulation, guideline, requirement or directive promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel II or Basel III) or (b) compliance by any Lender or Issuing Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or Issuing Lender through which Loans and/or Letters of Credit are issued or maintained or by such Lender’s or Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control” shall mean the occurrence of any of the following:

(1) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Parent and its Subsidiaries taken as a whole, or the Borrower and its Subsidiaries taken as a whole, to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) (other than Parent or any of its Subsidiaries); or

(2) the consummation of any transaction (including, without limitation, any merger or consolidation, the result of which is that any Person (including any “person” (as defined above)) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Parent (measured by voting power rather than number of shares), other than, in the case of clause (1) above or this clause (2), (A) any such transaction where the Voting Stock of Parent (measured by voting power rather than number of shares) outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such Person or Beneficial Owner (measured by voting power rather than number of shares) or (B) any sale, transfer, conveyance or other disposition to, or any merger or consolidation of Parent with or into any Person (including any “person” (as defined above)) which owns or operates (directly or indirectly through a contractual arrangement) a Permitted Business (a “Permitted Person”) or a Subsidiary of a Permitted Person, in each case under this clause (B), if immediately after such transaction no Person (including any “person” (as defined above)) is the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock of such Permitted Person (measured by voting power rather than number of shares).

For the avoidance of doubt, any Airline/Parent Merger and any Airlines Merger will not be a Change of Control under this Agreement.

“Class” when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Class B Term Loans or Incremental Term Loans that are not Class B Term Loans or other tranche or sub-tranche of Term Loans or Revolving Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a Term Loan Commitment. In addition, any extended tranche of Term Loans or Revolving Commitments shall constitute a Class of Loans separate from which they were converted. Notwithstanding anything to the contrary, any Loans or Revolving Commitments having the exact same terms and conditions shall be deemed a part of the same Class.

“Class B Term Loans” shall have the meaning set forth in Section 2.01(b).

“Closing Date” shall mean the date on which this Agreement has been executed and the conditions precedent set forth in Section 4.01 have been satisfied or waived.

“Closing Date Transactions” shall mean the Transactions other than (x) the borrowing of Loans after the Closing Date and the use of the proceeds thereof and (y) the request for and issuance of Letters of Credit hereunder after the Closing Date.

“Co-Branded Card Agreement(s)” shall mean that certain America West Co-Branded Card Agreement, dated as of January 25, 2005, between US Airways (as successor in interest to America West Airlines, Inc.) and Barclays Bank Delaware (as successor in interest to Juniper Bank), as amended, restated, supplemented or otherwise modified from time to time, including pursuant to that certain Assignment and First Amendment to the America West Co-Branded Card Agreement, dated as of August 8, 2005, among US Airways, America West Airlines, Inc. and Barclays Bank Delaware (as successor in interest to Juniper Bank) and any other similar agreements entered into by Parent or any of its Subsidiaries from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean (i) the assets and properties of the Grantors upon which Liens have been granted to the Collateral Agent to secure the Obligations including, without limitation, any Qualified Replacement Assets, Additional Collateral and all of the “Collateral” as defined in the Collateral Documents, but excluding all such assets and properties released from such Liens pursuant to the applicable Collateral Document and (ii) each of the Letter of Credit Account and the Collateral Proceeds Account, together with all amounts on deposit therein and all proceeds thereof.

“Collateral Agent” shall have the meaning set forth in the preamble to this Agreement.

“Collateral Coverage Ratio” shall mean, as of any date, the ratio of (i) the Appraised Value of the Collateral with respect to such date to (ii) the sum, without duplication, of (w) the Total Revolving Extensions of Credit then outstanding (other than LC Exposure that has been Cash Collateralized in accordance with Section 2.02(j)), plus (x) the aggregate principal amount of all Term Loans then outstanding, plus (y) the aggregate principal amount of all Pari Passu Senior Secured Debt then outstanding plus (z) the aggregate amount of all Designated Hedging Obligations and Designated Banking Product Obligations that constitute “Obligations” then outstanding (such sum, the “Total Obligations”).

“Collateral Coverage Ratio Certificate” shall mean an Officer’s Certificate calculating the Collateral Coverage Ratio substantially in the form of Exhibit H hereto.

“Collateral Documents” shall mean, collectively, the SGR Security Agreement, the UK Debenture, the Account Control Agreement(s), any Intercreditor Agreement (on and after the execution thereof), any Other Intercreditor Agreement (on and after the execution thereof) and other agreements, instruments or documents that create or purport to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties, in each case so long as such agreement, instrument or document shall not have been terminated in accordance with its terms.

“Collateral Proceeds Account” shall mean a segregated account or accounts held by or under the control of the Collateral Agent into which the Net Proceeds of any Recovery Event or Disposition of Collateral may be deposited in accordance with the provisions of this Agreement.

“Commitment” shall mean, as to any Lender, the sum of the Revolving Commitment, if any, and the Term Loan Commitment, if any, of such Lender, it being understood that the “Term Loan Commitment” of a Lender shall remain in effect until the Term Loans have been funded in full in accordance with this Agreement.

“Commitment Fee” shall have the meaning given to such term in Section 2.20.

“Commitment Fee Rate” shall mean 0.75% per annum.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Consolidated EBITDAR” shall mean, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with any Disposition of assets, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(5) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(6) the amortization of debt discount to the extent that such amortization was deducted in computing such Consolidated Net Income; plus

(7) deductions for grants to any employee of Parent or its Restricted Subsidiaries of any Equity Interests during such period to the extent deducted in computing such Consolidated Net Income; plus

(8) any net loss arising from the sale, exchange or other disposition of capital assets by Parent or its Restricted Subsidiaries (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities) to the extent such loss was deducted in computing such Consolidated Net Income; plus

(9) any losses arising under fuel hedging arrangements entered into prior to the Closing Date and any losses actually realized under fuel hedging arrangements entered into after the Closing Date, in each case to the extent deducted in computing such Consolidated Net Income; plus

(10) proceeds from business interruption insurance for such period, to the extent not already included in computing such Consolidated Net Income; plus

(11) any expenses and charges that are covered by indemnification or reimbursement provisions in connection with any permitted acquisition, merger (including the AMR/US Airways Merger, any Airlines Merger or any Airline/Parent Merger), disposition, incurrence of Indebtedness, issuance of Equity Interests or any investment to the extent (a) actually indemnified or reimbursed and (b) deducted in computing such Consolidated Net Income; plus

(12) non-cash items, other than the accrual of revenue in the Ordinary Course of Business, to the extent such amount increased such Consolidated Net Income; minus

(13) the sum of (A) income tax credits and (B) interest income included in computing such Consolidated Net Income;

in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1) all (a) extraordinary, nonrecurring, special or unusual gains and losses or income or expenses, including, without limitation, any expenses related to a facilities closing and any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses; any severance or relocation expenses; executive recruiting costs; restructuring or reorganization costs (whether incurred before or after the effective date of any applicable reorganization plan, including, the AMR/US Airways Merger and Parent’s reorganization plan); curtailments or modifications to pension and post-retirement employee benefit plans; (b) any expenses (including, without limitation, transaction costs, integration or transition costs, financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses), cost-savings, costs or charges incurred in connection with any issuance of securities, Permitted Investments, acquisitions, dispositions, recapitalizations or incurrences or repayments of Indebtedness permitted hereunder (in each case whether or not successful) (including but not limited to any one or more of the AMR/US Airways Merger, any Airlines Merger and any Airline/Parent Merger) and (c) gains and losses realized in connection with any sale of assets, the disposition of securities, the early extinguishment of Indebtedness or associated with Hedging Obligations, together with any related provision for taxes on any such gain, will be excluded;

(2) the net income (but not loss) of any Person that is not the specified Person or a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included for such period only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or Restricted Subsidiary of the specified Person;

(3) the net income (but not loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(4) the cumulative effect of a change in accounting principles on such Person will be excluded;

(5) the effect of non-cash gains and losses of such Person resulting from Hedging Obligations, including attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133 will be excluded;

(6) any non-cash compensation expense recorded from grants by such Person of stock appreciation or similar rights, stock options or other rights to officers, directors or employees, will be excluded;

(7) the effect on such Person of any non-cash items resulting from any write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs) in connection with any acquisition, disposition, merger, consolidation or similar transaction (including but not limited to any one or more of the AMR/US Airways Merger, any Airlines Merger and any Airline/Parent Merger) or any other non-cash impairment charges incurred subsequent to the Closing Date resulting from the application of Financial Accounting Standards Board Accounting Standards Codifications 205—Presentation of Financial Statements, 350—Intangibles—Goodwill and Other, 360—Property, Plant and Equipment and 805—Business Combinations (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed), will be excluded;

(8) any provision for income tax reflected on such Person’s financial statements for such period will be excluded to the extent such provision exceeds the actual amount of taxes paid in cash during such period by such Person and its consolidated Subsidiaries; and

(9) any amortization of deferred charges resulting from the application of Financial Accounting Standards Board Accounting Standards Codifications 470-20 Debt With Conversion and Other Options that may be settled in cash upon conversion (including partial cash settlement) will be excluded.

“Consolidated Tangible Assets” shall mean, as of any date of determination, Consolidated Total Assets of Parent and its consolidated Restricted Subsidiaries excluding goodwill, patents, trade names, trademarks, copyrights, franchises and any other assets properly classified as intangible assets, in accordance with GAAP.

“Consolidated Total Assets” shall mean, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of Parent and its consolidated Restricted Subsidiaries as the total assets of Parent and its Restricted Subsidiaries in accordance with GAAP.

“Convertible Indebtedness” shall mean Indebtedness of Parent or a Restricted Subsidiary of Parent permitted to be incurred under the terms of this Agreement that is either (a) convertible or exchangeable into common stock of Parent (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of Parent or a parent company of the issuer and/or cash (in an amount determined by reference to the price of such common stock).

“Credit Card” shall mean any agreement or plan relating to a credit card, debit card, charge card, purchasing card or other similar system.

“Credit Facilities” shall mean, one or more debt facilities, commercial paper facilities, reimbursement agreements or other agreements (other than the Loan Documents) providing for the extension of credit, or securities purchase agreements, indentures or similar agreements, whether secured or unsecured, in each case, with banks, insurance companies, financial institutions or other lenders or investors providing for, or acting as initial purchasers of, revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, surety bonds, insurance products or the issuance and sale of securities, in each case, as amended, restated, modified, renewed, extended, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities) in whole or in part from time to time.

“Default” shall mean any event that, unless cured or waived, is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Defaulting Lender” shall mean, at any time, subject to Section 2.26(i) (a) any Lender (including any Agent in its capacity as Lender) that has failed, within two (2) Business Days from the date required to be funded or paid by it hereunder, to fund or pay (x) any portion of the Revolving Loans, (y) any portion of the participations in any Letter of Credit required to be funded hereunder or (z) any other amount required to be paid by it hereunder to the Administrative Agent, any Issuing Lender or any other Lender (or its banking Affiliates), (b) any Lender (including any Agent in its capacity as Lender) that has notified the Borrower, the

Administrative Agent, any Issuing Lender or any other Lender or has made a public statement, in each case, verbally or in writing and has not rescinded such notice or publication, to the effect, that it does not intend or expect to comply with any of its funding obligations (i) under this Agreement (unless such notification or public statement relates to such Lender’s obligation to fund a Borrowing hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or (ii) generally under other agreements in which it commits to extend credit, (c) any Lender (including any Agent in its capacity as Lender), that has failed, within three (3) Business Days after request by the Administrative Agent, any Issuing Lender, any other Lender or the Borrower, acting in good faith, to provide a confirmation in writing from an authorized officer or other authorized representative of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s, such Issuing Lender’s, such other Lender’s or the Borrower’s, as applicable, receipt of such confirmation in form and substance satisfactory to the Administrative Agent and the Borrowers or (d) any Agent or any Lender that has become, or has had its Parent Company become, the subject of a Bankruptcy Event; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (a) through (d) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.26(i)) upon notification of such determination by the Administrative Agent to the Borrower and the Lenders.

“Designated Banking Product Agreement” shall mean any agreement evidencing Designated Banking Product Obligations entered into by Parent or the Borrower and any Person that, at the time such Person entered into such agreement, was a Revolving Lender or a banking Affiliate of a Revolving Lender, in each case designated by the relevant Lender and Parent or the Borrower, by written notice to the Administrative Agent, as a “Designated Banking Product Agreement”; provided that, so long as any Revolving Lender is a Defaulting Lender, such Revolving Lender shall not have any rights hereunder with respect to any Designated Banking Product Agreement entered into while such Revolving Lender was a Defaulting Lender.

“Designated Banking Product Obligations” shall mean any Banking Product Obligations, in each case as designated by any Revolving Lender (or a banking Affiliate thereof) and Parent or the Borrower from time to time and agreed to by the Administrative Agent as constituting “Designated Banking Product Obligations,” which notice shall include (i) a copy of an agreement providing an agreed-upon maximum amount of Designated Banking Product Obligations that can be included as Obligations, and (ii) the acknowledgment of such Revolving Lender (or such banking Affiliate) that its security interest in the Collateral securing such Designated Banking Product Obligations shall be subject to the Loan Documents; provided that, after giving effect to such designation, the aggregate agreed-upon maximum amount of all “Designated Banking Product Obligations” included as Obligations, together with the aggregate agreed-upon maximum amount of all “Designated Hedging Obligations” included as Obligations, shall not exceed $100,000,000 in the aggregate.

“Designated Hedging Agreement” shall mean any Hedging Agreement entered into by Parent or the Borrower and any Person that, at the time such Person entered into such Hedging Agreement, was a Revolving Lender or an Affiliate of a Revolving Lender, as designated by the relevant Lender (or Affiliate of a Lender) and Parent or the Borrower, by written notice to the Administrative Agent, as a “Designated Hedging Agreement,” which notice shall include a copy of an agreement providing for (i) a methodology agreed to by Parent or the Borrower, such Revolving Lender or Affiliate of a Revolving Lender, and the Administrative Agent for reporting the outstanding amount of Designated Hedging Obligations under such Designated Hedging Agreement from time to time, (ii) an agreed-upon maximum amount of Designated Hedging Obligations under such Designated Hedging Agreement that can be included as Obligations and (iii) the acknowledgment of such Revolving Lender or Affiliate of a Revolving Lender that its security interest in the Collateral securing such Designated Hedging Obligations shall be subject to the Loan Documents; provided that, after giving effect to such designation, the aggregate agreed-upon maximum amount of all “Designated Hedging Obligations” included as Obligations, together with the aggregate agreed-upon maximum amount of all “Designated Banking Product Obligations” included as Obligations, shall not exceed $100,000,000 in the aggregate; provided, further, that so long as any Revolving Lender is a Defaulting Lender, such Revolving Lender shall not have any rights hereunder with respect to any Designated Hedging Agreement entered into while such Revolving Lender was a Defaulting Lender.

“Designated Hedging Obligations” shall mean, as applied to any Person, all Hedging Obligations of such Person under Designated Hedging Agreements after taking into account the effect of any legally enforceable netting arrangements included in such Designated Hedging Agreements; it being understood and agreed that, on any date of determination, the amount of such Hedging Obligations under any Designated Hedging Agreement shall be determined based upon the “settlement amount” (or similar term) as defined under such Designated Hedging Agreement or, with respect to a Designated Hedging Agreement that has been terminated in accordance with its terms, the amount then due and payable (exclusive of expenses and similar payments but including any termination payments then due and payable) under such Designated Hedging Agreement.

“Disposition” shall mean, with respect to any property, any sale, lease, sale and leaseback, conveyance, transfer or other disposition thereof; provided, that none of the circumstances described in the last sentence of Section 6.04 shall constitute a “Disposition”. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Institution” shall mean (a) any Person identified in writing to the Joint Lead Arrangers and Bookrunners on or prior to September 10, 2014 and (b) any Person that is or becomes a competitor of the Borrower and is designated by the Borrower as such in a writing provided to the Administrative Agent after September 10, 2014.

“Disqualified Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale), is convertible or exchangeable for Indebtedness or Disqualified Stock, or is redeemable at the option of the holder of the Capital Stock, in whole or in part (other than as a result of a change of control or asset sale), on or prior to the date that is 91 days after the Term Loan Maturity Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Parent or any of its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Parent or such Restricted Subsidiary may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 6.01. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Parent and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends. For the avoidance of doubt, the preferred stock issued to the creditors of Parent pursuant to Parent’s plan of reorganization, as amended, does not constitute Disqualified Stock.

“Documentation Agents” shall have the meaning set forth in the preamble to this Agreement.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Restricted Subsidiary of Parent that was formed under the laws of the United States or any state of the United States or the District of Columbia other than (i) any Restricted Subsidiary substantially all of the assets of which are equity interests in one or more Foreign Subsidiaries, intellectual property relating to such Foreign Subsidiaries and other assets (including cash and Cash Equivalents) relating to an ownership interest in such Foreign Subsidiaries and (ii) any Subsidiary of a Foreign Subsidiary.

“DOT” shall mean the United States Department of Transportation and any successor thereto.

“Dutch Auction” shall mean an auction of Term Loans conducted pursuant to Section 10.02(g) to allow the Borrower to purchase Term Loans at a discount to par value and on a non-pro rata basis, in each case in accordance with the applicable Dutch Auction Procedures.

“Dutch Auction Procedures” shall mean, with respect to a purchase of Term Loans by the Borrower pursuant to Section 10.02(g), Dutch auction procedures to be reasonably agreed upon by the Borrower and the Administrative Agent in connection with any such purchase.

“Eligible Assignee” shall mean (a) a commercial bank having total assets in excess of $1,000,000,000, (b) a finance company, insurance company or other financial institution or fund, in each case reasonably acceptable to the Administrative Agent, which in the ordinary course of business extends credit of the type contemplated herein or invests therein and has total assets in excess of $200,000,000 and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or Section 406 of ERISA, (c) any Lender or any Affiliate of any Lender; provided that, in the case of any assignment of Revolving Commitments, such Affiliate has total assets in excess of $200,000,000, (d) an Approved Fund of any Lender; provided that, in the case of any assignment of Revolving Commitments, such Approved Fund has total assets in excess of $200,000,000, (e) (i) in the case of any Revolving Lender, any other financial institution reasonably satisfactory to the Administrative Agent; provided that such financial institution has total assets in excess of $200,000,000, and (ii) in the case of any Term Lender, any other Person (other than any Defaulting Lender, Disqualified Institution or natural Person) reasonably satisfactory to the Administrative Agent and (f) solely with respect to assignments of Term Loans to the extent permitted under Section 10.02(g), the Borrower; provided that, so long as no Event of Default has occurred and is continuing, no Disqualified Institution shall constitute an Eligible Assignee unless otherwise consented to by the Borrower; provided, further, that, except as provided in clause (f) above, neither Parent nor any Subsidiary of the Parent shall constitute an Eligible Assignee.

“Environmental Laws” shall mean all applicable laws (including common law), statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or legally binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating to the protection of the environment, preservation or reclamation of natural resources, the handling, treatment, storage, disposal, Release or threatened Release of, or the exposure of any Person (including employees) to, any Hazardous Materials.

“Environmental Liability” shall mean any liability (including any liability for damages, natural resource damage, costs of environmental investigation, remediation or monitoring or costs, fines or penalties) resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or the arrangement for disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement, lease or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 and 430 of the Code, is treated as a single employer under Section 414 of the Code.

“Escrow Accounts” shall mean (1) accounts of Parent or any Subsidiary, solely to the extent any such accounts hold funds set aside by Parent or any Subsidiary to manage the collection and payment of amounts collected, withheld or incurred by Parent or such Subsidiary for the benefit of third parties relating to: (a) federal income tax withholding and backup withholding tax, employment taxes, transportation excise taxes and security related charges, (b) any and all state and local income tax withholding, employment taxes and related charges and fees and similar taxes, charges and fees, including, but not limited to, state and local payroll withholding taxes, unemployment and supplemental unemployment taxes, disability taxes, workman’s or workers’ compensation charges and related charges and fees, (c) state and local taxes imposed on overall gross receipts, sales and use taxes, fuel excise taxes and hotel occupancy taxes, (d) passenger facility fees and charges collected on behalf of and owed to various administrators, institutions, authorities, agencies and entities, (e) other similar federal, state or local taxes, charges and fees (including without limitation any amount required to be withheld or collected under applicable law) and (f) other funds held in trust for, or otherwise pledged to or segregated for the benefit of, an identified beneficiary; or (2) accounts, capitalized interest accounts, debt service reserve accounts, escrow accounts and other similar accounts of Parent or any Subsidiary or funds established in connection with the ARB Indebtedness.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the LIBO Rate.

“Eurodollar Tranche” shall mean the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default” shall have the meaning set forth in Section 7.01.

“Excess Cash Flow” shall mean, for any period, (i) Consolidated EBITDAR of Parent for such period, minus (plus) (ii) any increase (decrease) in Working Capital of Parent from the first day of such period to the last day of such period, minus (iii) the sum of (A) payments by the Borrower, Parent or any Guarantor of scheduled principal and interest with respect to the consolidated Indebtedness of Parent (but excluding Indebtedness that is solely the obligation of any Subsidiary that is not a Guarantor) during such period, to the extent such payments are not prohibited under this Agreement, (B) income taxes paid during such period, (C) aircraft rentals paid during such period under Operating Leases, (D) cash used during such period for capital expenditures, (E) deposit and pre delivery payments made in respect of Aircraft Related Equipment, and (F) an amount equal to pension or FASB 106 payments made in excess, if any, of pension or FASB 106 expenses, plus (iv) an amount equal to the excess of pension or FASB 106 expense in excess, if any, of pension or FASB 106 payments.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” shall mean net cash proceeds received by Parent after the Closing Date from:

(1) contributions to its common equity capital (other than from any Subsidiary); or

(2) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Parent or any Subsidiary) of Qualifying Equity Interests,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed on or around the date such capital contributions are made or the date such Equity Interests are sold, as the case may be. Excluded Contributions will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (a)(3)(B) of Section 6.01.

“Excluded Information” shall have the meaning set forth in Section 10.02(g).

“Excluded Subsidiary” shall mean each Subsidiary of Parent (1) that is a captive insurance company, (2) that is formed or exists for purposes relating to the investment in one or more tranches of Indebtedness of any other Subsidiary, other tranches of which have been (or are to be) offered in whole or in part to Persons who are not Affiliates of Parent, (3) that is a Regional Airline, (4) that is prohibited by applicable law, rule, regulation or contract existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from Guaranteeing, or granting Liens to secure, the Obligations or if Guaranteeing, or granting Liens to secure, the Obligations would require governmental (including regulatory) consent, approval, license or authorization unless such consent, approval, license or authorization has been received, (5) with respect to which the Borrower and the Administrative Agent reasonably agree that the burden or cost or other consequences of providing a guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (6) with respect to which the provision of such guarantee of the Obligations would result in material adverse tax consequences to Parent or one of its Subsidiaries (as reasonably determined by the Borrower and notified in writing to the Administrative Agent), (7) that is an Unrestricted Subsidiary, (8) that is a Foreign Subsidiary, (9) AWHQ LLC or (10) US Airways Company Store LLC.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any Obligation of the Borrower or any Guarantor hereunder or under any Loan Document, (a) any Taxes based on (or measured by) its net income, profits or capital, or any franchise taxes (i) imposed by the United States of America or any political subdivision thereof or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Taxes (other than a connection arising from such recipient’s having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or enforced, this Agreement or any Loan Document), (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which such recipient is located, (c) any withholding Tax or gross income Tax that is imposed on amounts payable to such recipient pursuant to a law in effect at the time such recipient becomes a party to this Agreement or designates a new lending office, except, and then only to the extent that, such recipient’s assignor was entitled, at the time of assignment to such recipient, or such Lender was entitled at the time of designation of a new lending office, to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.16(a), (d) any withholding Tax that is attributable to such recipient’s failure to comply with Section 2.16(f) or 2.16(g), (e) any Tax that is imposed by reason of FATCA and (f) in the case of a recipient that is an intermediary, partnership or other flow-through entity for U.S. tax purposes, any withholding Tax or gross income Tax, to the extent that such Tax is imposed based upon the status of a beneficiary, partner or member of such recipient pursuant to a law in effect at the time such beneficiary, partner or member of such recipient becomes a beneficiary, partner or member of such recipient, except to the extent that amounts with respect to such Taxes were payable pursuant to Section 2.16(a) to such recipient in respect of the assignor (or predecessor in interest) of such beneficiary, partner or member immediately before such beneficiary, partner or member acquired its interest in such recipient from such assignor (or predecessor in interest)).

“Existing Indebtedness” shall mean all Indebtedness of Parent and its Subsidiaries in existence on the Closing Date, until such amounts are repaid.

“Extended Revolving Commitment” shall have the meaning set forth in Section 2.28(b)(ii).

“Extended Term Loan” shall have the meaning set forth in Section 2.28(a)(ii).

“Extension” shall mean a Term Loan Extension or a Revolver Extension, as the case may be.

“Extension Amendment” shall have the meaning set forth in Section 2.28(d).

“Extension of Credit” shall mean, as to any Lender, the making of a Loan, or the issuance of, or participation in, a Letter of Credit by such Lender.

“Extension Offer” shall mean a Term Loan Extension Offer or a Revolver Extension Offer, as the case may be.

“FAA” shall mean the Federal Aviation Administration of the United States of America and any successor thereto.

“FAA Slot” shall have the meaning set forth in the SGR Security Agreement.

“Facility” shall mean each of the Revolving Facility and the Term Loan Facility.

“Fair Market Value” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by a Responsible Officer of the Borrower or Parent (unless otherwise provided in this Agreement); provided that any such Responsible Officer shall be permitted to consider the circumstances existing at such time (including, without limitation, economic or other conditions affecting the United States airline industry generally and any relevant legal compulsion, judicial proceeding or administrative order or the possibility thereof) in determining such Fair Market Value in connection with such transaction.

“FASB” shall mean the Financial Accounting Standards Board.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement, any amended or successor provisions that are substantially comparable and not materially more onerous to comply with, any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the foregoing.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” shall mean the Administrative Agent Fee Letter and the Joint Lead Arranger Fee Letter.

“Fees” shall collectively mean the Commitment Fees, the Letter of Credit Fees and other fees referred to in Section 2.19.

“Fixed Charges” shall mean, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense (net of interest income) of such Person and its Restricted Subsidiaries for such period to the extent that such interest expense is payable in cash (and such interest income is receivable in cash); plus

(2) the interest component of leases that are capitalized in accordance with GAAP of such Person and its Restricted Subsidiaries for such period to the extent that such interest component is related to lease payments payable in cash; plus

(3) any interest expense actually paid in cash for such period by such specified Person on Indebtedness of another Person that is guaranteed by such specified Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such specified Person or one of its Restricted Subsidiaries; plus

(4) the product of (A) all cash dividends accrued on any series of preferred stock of such Person or any of its Restricted Subsidiaries for such period, other than to Parent or a Restricted Subsidiary of Parent, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; plus

(5) the aircraft rent expense of such Person and its Restricted Subsidiaries for such period to the extent that such aircraft rent expense is payable in cash,

all as determined on a consolidated basis in accordance with GAAP.

“Flight Simulators” shall mean the flight simulators and flight training devices owned by Parent or any of its Restricted Subsidiaries.

“Flyer Miles Obligations” shall mean, at any date of determination, all payment and performance obligations of the Borrower under any card marketing agreement with respect to credit cards co-branded by the Borrower and a financial institution, including the AADVANTAGE Participation Agreement between the Borrower and Citibank (South Dakota), N.A., effective as of June 10, 2008, as amended, restated, modified, supplemented, replaced or extended from time to time.

“Foreign Aviation Authority” shall have the meaning set forth in the SGR Security Agreement.

“Foreign Gate Leasehold” shall have the meaning set forth in the SGR Security Agreement.

“Foreign Lender” shall mean any Lender that is not a “United States person” as defined in Section 7701(a)(3) of the Code.

“Foreign Slot” shall have the meaning set forth in the SGR Security Agreement.

“Foreign Subsidiary” shall mean any direct or indirect Subsidiary of Parent that was not formed under the laws of the United States or any state of the United States or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles in the United States of America, which are in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, statements and pronouncements of the Financial Accounting Standards Board, such other statements by such other entity as have been approved by a significant segment of the accounting profession and the rules and regulations of the SEC governing the inclusion of financial statements in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC. Notwithstanding the foregoing definition, with respect to leases (whether or not they are required to be capitalized on a Person’s balance sheet under generally accepted accounting principles in the United States of America in effect as of the date of this Agreement) and with respect to financial matters related to leases, including assets, liabilities and items of income and expense, “GAAP” shall mean (other than for purposes of Sections 5.01(a) and 5.01(b)), and determinations and calculations shall be made in accordance with, generally accepted accounting principles in the United States of America, which are in effect as of the date hereof.

“Governmental Authority” shall have the meaning set forth in the SGR Security Agreement.

“Grantor” shall mean the Borrower and any Guarantor that shall at any time pledge Collateral under a Collateral Document.

“Ground Service Equipment” shall mean the ground service equipment, de-icers, ground support equipment, aircraft cleaning devices, materials handling equipment, passenger walkways and other similar equipment owned by Parent or any of its Restricted Subsidiaries.

“Guarantee” shall mean a guarantee (other than (a) by endorsement of negotiable instruments for collection or (b) customary contractual indemnities, in each case in the Ordinary Course of Business), direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions).

“Guaranteed Obligations” shall have the meaning set forth in Section 9.01(a).

“Guarantors” shall mean, collectively, Parent, US Airways, Inc., US Airways Group, Inc. and each Domestic Subsidiary of Parent that becomes a party to the Guaranty pursuant to Section 5.09. As of the Closing Date, Parent, US Airways Group, Inc. and US Airways, Inc. are the only Guarantors.

“Guaranty” shall mean the guaranty set forth in Article IX.

“Guaranty Obligations” shall have the meaning set forth in Section 9.01(a).

“Hazardous Materials” shall mean all radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature that are regulated pursuant to, or could reasonably be expected to give rise to liability under any Environmental Law.

“Hedging Agreement” shall mean any agreement evidencing Hedging Obligations.

“Hedging Obligations” shall mean, with respect to any Person, all obligations and liabilities of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, fuel prices or other commodity prices, but excluding (x) clauses in purchase agreements and maintenance agreements pertaining to future prices and (y) fuel purchase agreements and fuel sales that are for physical delivery of the relevant commodity.

For the avoidance of doubt, any Permitted Convertible Indebtedness Call Transaction will not constitute Hedging Obligations.

“IATA” shall mean the International Air Transport Association and any successor thereto.

“ICE LIBOR” shall have the meaning set forth in the definition of “LIBO Rate”.

“ICF” shall mean ICF International, formerly known as ICF SH&E, Inc.

“Immaterial Subsidiaries” shall mean one or more Subsidiaries of Parent (other than any Subsidiary that is a Guarantor, any Excluded Subsidiary, any Subsidiary that is not a Domestic Subsidiary, any Receivables Subsidiary and any Regional Airline), for which (a) the assets of all such Subsidiaries constitute, in the aggregate, no more than 7.5% of the total assets of Parent and its Subsidiaries on a consolidated basis (determined as of the last day of the most recent fiscal quarter of Parent for which internal financial statements are available) and (b) the revenues of all such Subsidiaries account for, in the aggregate, no more than 7.5% of the total revenues of Parent and its Subsidiaries on a consolidated basis for the twelve-month period ending on the last day of the most recent fiscal quarter of Parent for which internal financial statements are available; provided that a Subsidiary will not be considered to be an Immaterial Subsidiary if it (1) directly or indirectly guarantees, or pledges any property or assets to secure, any Obligations, Pari Passu Senior Secured Debt or Junior Secured Debt or (2) owns any properties or assets that constitute Collateral.

“Increase Effective Date” shall have the meaning set forth in Section 2.27(a).

“Increase Joinder” shall have the meaning set forth in Section 2.27(c).

“Incremental Commitments” shall have the meaning set forth in Section 2.27(a).

“Incremental Revolving Commitment” shall have the meaning set forth in Section 2.27(a).

“Incremental Term Loan Commitment” shall have the meaning set forth in Section 2.27(a).

“Incremental Term Loans” shall have the meaning set forth in Section 2.27(c)(i).

“Indebtedness” shall mean, with respect to any specified Person, any indebtedness of such Person (excluding air traffic liability, accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, and excluding in any event trade payables arising in the Ordinary Course of Business; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

For the avoidance of doubt, (a) Banking Product Obligations, (b) obligations under leases (other than leases determined to be Capital Lease Obligations under GAAP as in effect on the date of this Agreement), (c) obligations to fund pension plans and retiree liabilities, (d) Disqualified Stock and preferred stock, (e) Flyer Miles Obligations and other obligations in respect of the pre-purchase by others of frequent flyer miles, (f) maintenance deferral agreements, (g) an amount recorded as Indebtedness in such Person’s financial statements solely by operation of Financial Accounting Standards Board Accounting Standards Codification 840-40-55 or any successor provision of GAAP but which does not otherwise constitute Indebtedness as defined hereinabove, (h) obligations under Co-Branded Card Agreements, (i) a deferral of pre-delivery payments relating to the purchases of Aircraft Related Equipment and (j) obligations under flyer miles participation agreements do not constitute Indebtedness, whether or not such obligations would appear as a liability upon a balance sheet of a specified Person.

“Indemnified Taxes” shall mean Taxes, other than Excluded Taxes, imposed on or with respect to any payments made by the Borrower or any Guarantor under this Agreement or any other Loan Document.

“Indemnitee” shall have the meaning set forth in Section 10.04(b).

“Initial Appraisal” shall mean the report of MBA dated May 16, 2014 delivered to the Administrative Agent by the Borrower pursuant to Section 4.01(e).

“Installment” shall have the meaning set forth in Section 2.10(b).

“Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit I hereto.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” shall mean (a) as to any Eurodollar Loan having an Interest Period of one or three months, the last day of such Interest Period, (b) as to any Eurodollar Loan having an Interest Period of more than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (c) with respect to ABR Loans, the last Business Day of each March, June, September and December.

“Interest Period” shall mean, as to any Borrowing of Eurodollar Loans, the period commencing on the date of such Borrowing (including as a result of a conversion from ABR Loans) or on the last day of the preceding Interest Period applicable to such Borrowing and ending on (but excluding) the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is one, three or six months thereafter (or, if available to all affected Lenders, 12 months or a shorter period as agreed to by the Administrative Agent and the affected Lenders), as the Borrower may elect in the related notice delivered pursuant to Section 2.03 or 2.05; provided that (i) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) no Interest Period shall end later than the applicable Termination Date.

“Interpolated Screen Rate” shall mean with respect to any Eurodollar Loan for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such Interest Period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such Interest Period, in each case as approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period).

“Investments” shall mean, with respect to any Person, all direct or indirect investments made from and after the Closing Date by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), capital contributions or advances (but excluding advance payments and deposits for goods and services and commission, travel and similar advances to officers, employees and consultants made in the Ordinary Course of Business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of other Persons, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Parent or any Restricted Subsidiary of Parent sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Parent after the Closing Date such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Parent, Parent will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Parent’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 6.01. Notwithstanding the foregoing, any Equity Interests retained by Parent or any of its Subsidiaries after a disposition or dividend of assets or Capital Stock of any Person in connection with any partial “spin-off” of a Subsidiary or similar transactions shall not be deemed to be an Investment. The acquisition by Parent or any Restricted Subsidiary of Parent after the Closing Date of a Person that holds an Investment in a third Person will be deemed to be an Investment by Parent or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 6.01. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issuing Lender” shall mean (i) the Administrative Agent (or any of its Affiliates reasonably acceptable to the Borrower), in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.02(i) and (ii) any other Lender agreeing to act in such capacity, which other Lender shall be reasonably satisfactory to the Borrower and the Administrative Agent. Each Issuing Lender may, in its reasonable discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender reasonably acceptable to the Borrower, which Affiliate shall agree in writing reasonably acceptable to the Borrower and the Administrative Agent to be bound by the provisions of the Loan Documents applicable to an Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Lead Arranger Fee Letter” shall have the meaning set forth in Section 2.19.

“Joint Lead Arrangers and Bookrunners” shall have the meaning set forth in the preamble to this Agreement.

“Junior Secured Debt” shall mean Indebtedness permitted to be secured by a Lien on Collateral under Section 6.06.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Term Loan.

“LC Commitment” shall mean the commitment of each Issuing Lender to issue Letters of Credit in face amount not to exceed the amount set forth under the heading “LC Commitment” opposite its name in Annex A hereto as updated from time to time or in the Assignment and Acceptance pursuant to which such Issuing Lender became a party hereto or in any other agreement or instrument pursuant to which such Issuing Lender becomes an Issuing Lender or increases its LC Commitment, in each case, as any of the same may be changed from time to time with the consent of the Borrower and any such Issuing Lender. The original aggregate amount of the LC Commitments shall not exceed $300,000,000.

“LC Disbursement” shall mean a payment made by an Issuing Lender pursuant to a Letter of Credit issued by it.

“LC Exposure” shall mean, at any time, the sum of (a) the aggregate maximum undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time; provided, that in the case of any escalating Letter of Credit where the face amount thereof is subject to escalation with no conditions, the LC Exposure with respect to such Letter of Credit shall be determined by referring to the maximum face amount to which such Letter of Credit may be so escalated. The LC Exposure of any Revolving Lender at any time shall be its Revolving Commitment Percentage of the total LC Exposure at such time.

“Leased Collateral” shall have the meaning set forth in the definition of “Permitted Disposition.”

“Leased Slots” shall have the meaning set forth in the definition of “Permitted Disposition.”

“Left Lead Arranger” shall have the meaning set forth in the preamble to this Agreement.

“Lenders” shall mean each of the several banks and other financial institutions or entities from time to time party hereto as a lender.

“Letter of Credit” shall mean any irrevocable letter of credit issued pursuant to Section 2.02, which letter of credit shall be (i) a standby letter of credit, (ii) issued for general corporate purposes of Parent or any Subsidiary of Parent; provided, that in any case the account party of a Letter of Credit must be the Borrower, (iii) denominated in Dollars and (iv) otherwise in such form as may be reasonably approved from time to time by the Administrative Agent and the applicable Issuing Lender.

“Letter of Credit Account” shall mean the account established by the Borrower after the Closing Date under the sole and exclusive control of the Collateral Agent maintained at the office of the Collateral Agent at CRMS Documentation Unit, 580 Crosspoint Pkwy, Getzville, NY 14068, which shall be used solely for the purposes set forth herein.

“Letter of Credit Fees” shall mean the fees payable in respect of Letters of Credit pursuant to Section 2.21.

“Letter of Credit Request” shall mean a request by the Borrower, executed by a Responsible Officer of the Borrower, for the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit) in accordance with Section 2.02 in substantially the form of Exhibit D-2 or such other form as reasonably acceptable to the applicable Issuing Lender.

“LIBO Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the ICE Benchmark Administration (or any successor organization) LIBOR Rate (“ICE LIBOR”), as published by Reuters (or other commercially available source providing quotations of ICE LIBOR as designated by the Administrative Agent from time to time) (the “Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided, that solely in respect of the Class B Term Loans, the LIBO Rate shall not be less than 0.75%. In the event that the rate identified in the foregoing sentence (without regard to the proviso) is not available at such time for any reason, then such rate shall be equal to the Interpolated Screen Rate.

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (but excluding any transaction pursuant to clause (6) of the definition of “Permitted Disposition”), including any conditional sale or other title retention agreement, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Receivables Transaction, any agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction.

“Liquidity” shall mean the sum of (i) all unrestricted cash and Cash Equivalents of Parent and its Restricted Subsidiaries, (ii) cash and Cash Equivalents of Parent and its Restricted Subsidiaries restricted in favor of the Facilities, (iii) the aggregate principal amount committed and available to be drawn by Parent and its Restricted Subsidiaries (taking into account all borrowing base limitations or other restrictions) under all revolving credit facilities (including the Revolving Facility) of Parent and its Restricted Subsidiaries and (iv) the scheduled net proceeds (after giving effect to any expected repayment of existing Indebtedness using such proceeds) of any Capital Markets Offering of Parent or any of its Restricted Subsidiaries that has priced but has not yet closed (until the earliest of the closing thereof, the termination thereof without closing or the date that falls five (5) Business Days after the initial scheduled closing date thereof).

“Loan Documents” shall mean this Agreement, the Collateral Documents, any Intercreditor Agreement, any Other Intercreditor Agreement, the Administrative Agent Fee Letter, the Joint Lead Arranger Fee Letter and any other instrument or agreement (which is designated as a Loan Document therein) executed and delivered by the Borrower or a Guarantor to the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender, in each case, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time in accordance with the terms hereof.

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loan Request” shall mean a request by the Borrower, executed by a Responsible Officer of the Borrower, for a Loan in accordance with Section 2.03 in substantially the form of Exhibit D-1.

“Loans” shall mean, collectively, the Revolving Loans and the Term Loans.

“Margin Stock” shall have the meaning set forth in Section 3.12(a).

“Marketing and Service Agreements” shall mean those certain business, marketing and service agreements among a Loan Party and/or any of its Subsidiaries and any of Mesa Airlines, Inc., Chautauqua Airlines, Inc., Trans States Airlines, Inc., United Air Lines, Inc., Republic Airline, Inc., SkyWest Airlines and Air Wisconsin Airlines Corporation and such other parties or agreements from time to time that include, but are not limited to, code-sharing, pro-rate, capacity purchase, service, frequent flyer, ground handling and marketing agreements that are entered into in the Ordinary Course of Business.

“Material Adverse Change” shall mean any event, change, condition, occurrence, development or circumstance that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” shall mean a material adverse effect on (a) the consolidated business, operations or financial condition of Parent and its Restricted Subsidiaries, taken as a whole, (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder or (c) the ability of the Borrower and the Guarantors, taken as a whole, to pay the Obligations; provided that, for the avoidance of doubt, any action taken or not taken within two years from the Closing Date in connection with or in furtherance of the AMR/US Airways Merger and/or any related Airlines Merger shall be deemed not to constitute a Material Adverse Effect.

“Material Indebtedness” shall mean Indebtedness of the Borrower and/or Guarantors (other than the Loans and obligations relating to Letters of Credit) outstanding under the same agreement in a principal amount exceeding $150,000,000.

“MBA” shall mean Morten Beyer & Agnew.

“Minimum Extension Condition” shall have the meaning set forth in Section 2.28(c).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Net Proceeds” shall mean the aggregate cash and Cash Equivalents received by Parent or any of its Restricted Subsidiaries in respect of any Disposition of Collateral (including, without limitation, any cash or Cash Equivalents received in respect of or upon the sale or other disposition of any non-cash consideration received in any Disposition of Collateral) or Recovery Event, net of: (a) the direct costs and expenses relating to such Disposition of Collateral and incurred by Parent or a Restricted Subsidiary (including the sale or disposition of any such non-cash consideration received) or any such Recovery Event, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Disposition of Collateral or Recovery Event, taxes paid or payable as a result of the Disposition of Collateral or Recovery Event, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements; (b) any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established or to be established, in each case, in accordance with GAAP and (c) any portion of the purchase price from a Disposition of Collateral placed in escrow pursuant to the terms of such Disposition of Collateral (either as a reserve for adjustment of the purchase price, or for satisfaction of indemnities in respect of such Disposition of Collateral) until the termination of such escrow.

“Net Proceeds Amount” shall have the meaning set forth in Section 2.12(a).

“New Lender” shall have the meaning set forth in Section 2.27(a).

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Non-Extending Lender” shall have the meaning set forth in Section 10.08(g).

“Non-Lender Secured Party” shall have the meaning provided in the SGR Security Agreement.

“Non-Recourse Debt” shall mean Indebtedness:

(1) as to which neither Parent nor any of its Restricted Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (B) is directly or indirectly liable as a guarantor or otherwise; and

(2) as to which the holders of such Indebtedness do not otherwise have recourse to the stock or assets of Parent or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Non-Recourse Financing Subsidiary” shall mean any Unrestricted Subsidiary that (a) has no Indebtedness other than Non-Recourse Debt and (b) engages in no activities other than those relating to the financing of specified assets and other activities incidental thereto.

“Obligations” shall mean the unpaid principal of, premium on, and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition of bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), the Loans, the Designated Hedging Obligations, the Designated Banking Product Obligations, and all other obligations and liabilities of the Borrower to any Agent, any trustee appointed pursuant to Section 8.01(d) with respect to an Aircraft Security Agreement, any Issuing Lender or any Lender (or (i) in the case of Designated Hedging Obligations, any obligee with respect to such designated Hedging Obligations who was a Revolving Lender or an Affiliate of a Revolving Lender when the related Designated Hedging Agreement was entered into or (ii) in the case of Designated Banking Product Obligations, any obligee with respect to such Designated Banking Product Obligations who was a Revolving Lender or a banking Affiliate of any Revolving Lender at the time the related Designated Banking Product Agreement was entered into), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under this Agreement or any other Loan Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, out-of-pocket costs, and expenses (including all fees, charges and disbursements of counsel to any Agent, any Issuing Lender or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, however, that the aggregate amount of all Designated Hedging Obligations and Designated Banking Product Obligations (in each case valued in accordance with the definitions thereof) at any time outstanding that shall be included as “Obligations” shall not exceed $100,000,000; provided, further that in no event shall the Obligations include Excluded Swap Obligations.

“OFAC” shall have the meaning set forth in Section 3.17.

“Officer’s Certificate” shall mean a certificate delivered by the Borrower on its own behalf or on behalf of an Affiliate of the Borrower or Parent signed by any one of the following officers of the Borrower or (at the Borrower’s option) Parent: the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, the President, the Chief Financial Officer, any Executive Vice President, any Senior Vice President, any Vice President, the Secretary, the Treasurer or any Assistant Treasurer.

“OID” shall have the meaning set forth in the definition of “All-In Initial Yield.”

“Operating Lease” shall mean, as applied to any Person, any lease (including, without limitation, leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) under which such Person is lessee, that is not a lease representing Capital Lease Obligations.

“Ordinary Course of Business” shall mean with respect to Parent or any of its Subsidiaries, (a) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of, Parent and its Subsidiaries, (b) customary and usual in the commercial airline industry in the United States or (c) consistent with the past or current practice of one or more commercial air carriers in the United States.

“Original Term Loans” shall have the meaning set forth in Section 2.27(c)(iv).

“Other Intercreditor Agreement” shall mean an intercreditor agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent.

“Other Taxes” shall mean any and all present or future court stamp, mortgage, recording, filing or documentary taxes or any other similar, charges or similar levies arising from any payment made hereunder or from the execution, performance, delivery, registration of or enforcement of this Agreement or any other Loan Document.

“Outstanding Letters of Credit” shall have the meaning set forth in Section 2.02(j).

“Parent” shall have the meaning set forth in the preamble to this Agreement.

“Parent Company” shall mean, with respect to a Revolving Lender, the bank holding company (as defined in Regulation Y issued by the Board), if any, of such Revolving Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Revolving Lender.

“Pari Passu Notes” shall mean Indebtedness of the Borrower or any Guarantor in the form of senior secured notes; provided that (i) immediately after giving pro forma effect thereto, the use of proceeds therefrom and the pledge of additional assets as Additional Collateral (if any) (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) the Collateral Coverage Ratio shall be no less than 1.6 to 1.0 and the aggregate amount of Liquidity shall be no less than $2,000,000,000; (ii) such Indebtedness is secured only by the Collateral on a pari passu basis with the Term Loan Facility and Revolving Facility pursuant to the Collateral Documents; (iii) such Indebtedness shall benefit only from substantially the same guarantees as the guarantees of the Term Loan Facility and Revolving Facility provided hereunder; (iv) such Indebtedness matures no earlier than the Term Loan Maturity Date, (v) such Indebtedness shall have a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of the Term Loan Facility and (vi) such Indebtedness constitutes “Priority Lien Debt” as defined under, and in accordance with the terms of, the Collateral Documents.

“Pari Passu Senior Secured Debt” shall mean any Pari Passu Notes (and any Guarantee thereof by the Borrower or Parent).

“Participant” shall have the meaning set forth in Section 10.02(d)(i).

“Participant Register” shall have the meaning set forth in Section 10.02(d)(i).

“Patriot Act” shall mean the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001 and any subsequent legislation that amends or supplements such Act or any subsequent legislation that supersedes such Act.

“Payroll Accounts” shall mean depository accounts used only for payroll.

“Permitted Bond Hedge Transaction” shall mean any call or capped call option (or substantively equivalent derivative transaction) on Parent’s common stock purchased by the issuer of any Convertible Indebtedness in connection with the issuance of any such Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the issuer of such Convertible Indebtedness from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by such issuer from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Business” shall mean any business that is similar, or reasonably related, ancillary, supportive or complementary to, or any reasonable extension of the businesses in which Parent and its Restricted Subsidiaries are engaged on the date of this Agreement.

“Permitted Convertible Indebtedness Call Transaction” shall mean any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.

“Permitted Disposition” shall mean, with respect to Dispositions of Collateral, any of the following:

(1) any single transaction or series of related transactions that involves the Disposition of assets having a Fair Market Value of less than $25,000,000 during any six-month period;

(2) Dispositions between or among any of Parent and any of its Restricted Subsidiaries that are Grantors (including any Person that shall become a Grantor simultaneous with such Disposition); provided that (i) concurrently with any Disposition of Collateral to any such Grantor or any Person that shall become a Grantor simultaneous with such Disposition, such Grantor or Person shall have granted a security interest in such Collateral to the Collateral Agent pursuant to a security agreement or mortgage, as applicable, in substantially the same form as the security agreement or mortgage covering such Collateral prior to such Disposition; and (ii) if reasonably requested by the Collateral Agent, concurrently with, or promptly after, such Disposition, the Collateral Agent shall receive an opinion of counsel to the Borrower (which may be in-house counsel) (x) in the case of Collateral that consists of Route Authorities, Slots and/or Foreign Gate Leaseholds, as to the creation and perfection under Article 9 of the UCC of the Lien of the security agreement or mortgage, as applicable, and subject to assumptions and qualifications (including as provided in the opinion delivered pursuant to Section 4.01(f)(i)), and (y) in the case of any other Collateral, as to the creation and perfection of the Lien of such security agreement or mortgage, as applicable, in form and substance reasonably satisfactory to the Collateral Agent; provided, further that this clause (2) shall not permit any Disposition of the Letter of Credit Account or any amounts on deposit therein; provided, further, that following such Disposition, such Collateral is subject to a Lien with the priority and perfection required by the applicable Collateral Document immediately prior to such Disposition (and otherwise subject only to Permitted Liens) in favor of the Collateral Agent or trustee (as applicable) for the benefit of the Secured Parties;

(3) any Liens not prohibited by Section 6.06;

(4) Disposition of cash or Cash Equivalents in exchange for other cash or Cash Equivalents constituting Collateral and having reasonably equivalent value therefor; provided that this clause (4) shall not permit any Disposition of the Letter of Credit Account or any amounts on deposit therein;

(5) the abandonment or Disposition of assets no longer useful or used in the business; provided that such abandonment or Disposition is (A) in the Ordinary Course of Business and (B) with respect to assets that are not material to the business of Parent and its Restricted Subsidiaries taken as a whole;

(6) the lease or sublease of, use, license or sublicense agreement, swap or exchange agreement or similar arrangement with respect to, assets and properties that constitute Collateral in the Ordinary Course of Business, so long as, in the case of any Pledged Slot or Pledged Foreign Gate Leasehold (the “Leased Collateral”), (A) such transaction has a term of one year or less, or in the case of Leased Collateral comprised of Pledged Slots (“Leased Slots”), does not extend beyond three comparable IATA traffic seasons; or (B) if the term of such transaction is longer than provided for in clause (6)(A), a Responsible Officer of the Borrower determines in good faith and certifies in a Collateral Coverage Ratio Certificate delivered to the Administrative Agent prior to entering into any such transaction that (i) immediately after giving effect to such transaction, the Collateral Coverage Ratio with respect to the date of commencement of such transaction (for purposes of calculating such Collateral Coverage Ratio, including the Appraised Value of the Leased Collateral but excluding the proceeds of such transaction and the intended use thereof) would be at least 1.6 to 1.0; provided that in the event that the Leased Collateral is comprised of one or more Leased Slots, (x) the Borrower shall deliver to the Administrative Agent an Appraisal of the portion of the Collateral comprised of Route Authorities, Slots and Foreign Gate Leaseholds, which Appraisal gives pro forma effect to such transaction with respect to such Leased Slots and (y) the Appraised Value stated in such Appraisal shall be used as the value of the portion of Collateral comprised of Route Authorities, Slots and Foreign Gate Leaseholds in the calculation of the Collateral Coverage Ratio with respect to the date of commencement of such transaction, (ii) the Collateral Agent’s Liens on such Collateral are not materially adversely affected by such transaction; provided that the certification in this clause (ii) shall not be required with respect to any Leased Collateral comprised of Slots or Foreign Gate Leaseholds and (iii) no Event of Default exists at the time of such transaction;

(7) any retiming or other adjustment of the time or time period for landing or takeoff or any adjustment with respect to terminal access or seating capacity, in each case, with respect to any Slot (whether accomplished by modification, substitution or exchange or swap) for which no consideration is received by the Borrower or any of its Affiliates; provided that in the event that any such retiming or other adjustment of the time or time period for landing or takeoff or any adjustment with respect to terminal access or seating capacity, in each case, with respect to any Slot shall be deemed to constitute a new Slot, such new Slot shall not constitute consideration received by the Borrower or any of its Affiliates for purposes of this clause (7);

(8) any Disposition of a Route Authority, Slot or Foreign Gate Leasehold resulting from any legislation, regulation, policy or other action of the FAA, the DOT, any applicable Foreign Aviation Authority, Airport Authority or any other Governmental Authority that affects the existence, availability or value of properties or rights of the same type as the Route Authorities, Slots or Foreign Gate Leaseholds to air carriers generally (and not solely to the Borrower), including any such legislation, regulation, policy or action relating to the applicability of Foreign Slots or FAA Slots to flight operations at any airport and for which no consideration is received by the Borrower or any of its Affiliates; provided that any other Route Authority, Slot or Foreign Gate Leasehold and any retiming or other adjustment of the time or time period for landing or takeoff or any adjustment with respect to the terminal access or seating capacity with respect to any Slot, as the case may be, received by the Borrower or any of its Affiliates in connection with such Disposition shall not constitute consideration;

(9) any Disposition of property resulting from an event of loss with respect to any aircraft, airframe, engine or spare engine if the Grantor is replacing such aircraft, airframe, engine or spare engine in accordance with the terms of the applicable Aircraft Security Agreement; and

(10) any Disposition of Collateral permitted by any of the Collateral Documents (to the extent such permission is not made by cross-reference to, or incorporation by reference of, a Disposition of Collateral permitted under Section 6.04(ii)).

“Permitted Investments” shall mean:

(1) any Investment in Parent or in a Restricted Subsidiary of Parent;

(2) any Investment in cash, Cash Equivalents and any foreign equivalents;

(3) any Investment by Parent or any Restricted Subsidiary of Parent in a Person, if as a result of such Investment:

(A)	such Person becomes a Restricted Subsidiary of Parent; or

(B)	such Person, in one transaction or a series of related and substantially concurrent transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Parent or a Restricted Subsidiary of Parent;

(4) any Investment made as a result of the receipt of non-cash consideration from a Disposition of assets;

(5) any acquisition of assets or Capital Stock in exchange for the issuance of Qualifying Equity Interests;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the Ordinary Course of Business of Parent or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (B) litigation, arbitration or other disputes;

(7) Investments represented by Hedging Obligations or made in connection therewith (including any cash collateral or other collateral that does not constitute Collateral provided to or by Parent or any of its Restricted Subsidiaries in connection with any Hedging Obligation);

(8) loans or advances to officers, directors or employees made in the Ordinary Course of Business of Parent or any Restricted Subsidiary of Parent in an aggregate principal amount not to exceed $30,000,000 at any one time outstanding;

(9) prepayment or purchase of any Loans in accordance with the terms and conditions of this Agreement;

(10) any Guarantee of Indebtedness;

(11) any Investment existing on, or made pursuant to binding commitments existing on, the Closing Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Closing Date; provided that the amount of any such Investment may be increased (A) as required by the terms of such Investment as in existence on the Closing Date or (B) as otherwise permitted under this Agreement;

(12) (a) Investments or commitments to make Investments existing on the date hereof and any Investments consisting of extensions, modifications or renewals of such Investments and (b) any other Investments or commitments to make Investments acquired after the Closing Date and any Investments consisting of extensions, modifications or renewals of such Investments as a result of the acquisition by Parent or any Restricted Subsidiary of Parent of another Person, including by way of a merger, amalgamation or consolidation with or into Parent or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 6.10 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by Parent or a Subsidiary of Parent in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction;

(14) Receivables arising in the Ordinary Course of Business, and Investment in Receivables and related assets including pursuant to a Receivables Repurchase Obligation;

(15) Investments in connection with outsourcing initiatives in the Ordinary Course of Business;

(16) Permitted Bond Hedge Transactions which constitute Investments;

(17) Investments having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value other than a reduction for all returns of principal in cash and capital dividends in cash), when taken together with all Investments made pursuant to this clause (17) that are at the time outstanding, not to exceed 30% of the Consolidated Total Assets of Parent and its Restricted Subsidiaries at the time of such Investment;

(18) Investments consisting of reimbursable extensions of credit; provided that any such Investment made pursuant to this clause (18) shall not be permitted if unreimbursed within 90 days of any such extension of credit;

(19) Investments in connection with financing any pre-delivery, progress or other similar payments relating to the acquisition of Aircraft Related Equipment;

(20) Investments in Non-Recourse Financing Subsidiaries (other than Receivables Subsidiaries in connection with Qualified Receivables Transactions), in an aggregate amount outstanding at any time not to exceed $300,000,000;

(21) Investments consisting of payments to or on behalf of any Person (including without limitation any third-party service provider) for purposes of improving or reconfiguring aircraft or Aircraft Related Equipment owned or operated by such Person in order to enhance or improve the brand under which Parent or any of its Affiliates operate, in an aggregate amount outstanding at any time not to exceed $300,000,000;

(22) Investments in travel or airline related businesses made in connection with Marketing and Service Agreements, alliance agreements, distribution agreements, agreements relating to flight training, agreements relating to insurance arrangements, agreements relating to spare parts management systems and other similar agreements which Investments under this clause (22) (excluding Investments existing on the Closing Date) shall not exceed $300,000,000 at any time outstanding;

(23) Investments consisting of payroll advances and advances for business and travel expenses in the Ordinary Course of Business;

(24) Investments made by way of any endorsement of negotiable instruments received in the Ordinary Course of Business and presented to any bank for collection or deposit;

(25) Investments consisting of stock, obligations or securities received in settlement of amounts owing to Parent or any Restricted Subsidiary in the Ordinary Course of Business or in a distribution received in respect of an Investment permitted hereunder;

(26) Investments made in Unrestricted Subsidiaries not to exceed $30,000,000 in any fiscal year in the aggregate;

(27) Investments (including through special-purpose subsidiaries or Unrestricted Subsidiaries) in fuel and credit card consortia and in connection with agreements with respect to fuel consortia, credit card consortia and fuel supply and sales, in each case, in the Ordinary Course of Business;

(28) Investments consisting of advances and loans to Affiliates of Parent or any of its Restricted Subsidiaries, in an aggregate amount outstanding at any time not to exceed $300,000,000;

(29) Investments made in Excluded Subsidiaries consistent with past practice and not to exceed $30,000,000 per fiscal year in the aggregate;

(30) Guarantees incurred in the Ordinary Course of Business of obligations that do not constitute Indebtedness of any regional air carrier doing business with any of Parent’s Restricted Subsidiaries in connection with the regional air carrier’s business with such Restricted Subsidiary; advances to airport operators of landing fees and other customary airport charges for carriers on behalf of which Parent or any of its Restricted Subsidiaries provides ground handling services;

(31) so long as no Default or Event of Default has occurred and is continuing, any Investment by Parent and/or any Restricted Subsidiary of Parent;

(32) Investments consisting of guarantees of Indebtedness of any Person to the extent that such Indebtedness is incurred by such Person in connection with activities related to the business of Parent or any Restricted Subsidiary of Parent and Parent has determined that the incurrence of such Indebtedness is beneficial to the business of Parent or any of its Restricted Subsidiaries, in an aggregate amount outstanding at any time not to exceed $300,000,000; and

(33) ownership by each of Parent and its Restricted Subsidiaries of the Capital Stock of each of its wholly-owned Subsidiaries.

“Permitted Liens” shall mean:

(1) Liens held by the Collateral Agent or trustee (as applicable) securing Obligations;

(2) Liens securing Junior Secured Debt; provided that such Liens shall (x) rank junior to the Liens in favor of the Collateral Agent securing the Obligations and (y) be subject to any Intercreditor Agreement or any Other Intercreditor Agreement;

(3) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently pursued; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(4) Liens imposed by law, including carriers’, vendors’, materialmen’s, warehousemen’s, landlord’s, mechanics’, repairmen’s, employees’ or other like Liens, in each case, incurred in the Ordinary Course of Business;

(5) Liens arising by operation of law in connection with judgments, attachments or awards which do not constitute an Event of Default hereunder;

(6) Liens created for the benefit of (or to secure) the Obligations or any Guaranty Obligations;

(7) Liens on Receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction,” incurred in connection with a Qualified Receivables Transaction;

(8) (A) any overdrafts and related liabilities arising from treasury, netting, depository and cash management services or in connection with any automated clearing house transfers of funds, in each case as it relates to cash or Cash Equivalents, if any, and (B) Liens arising by operation of law or that are contractual rights of set-off in favor of the depository bank or securities intermediary in respect of the Letter of Credit Account or the Collateral Proceeds Account;

(9) licenses, sublicenses, leases and subleases by any Grantor as they relate to any aircraft, airframe, engine or any other Additional Collateral and to the extent (A) such licenses, sublicenses, leases or subleases do not interfere in any material respect with the business of Parent and its Restricted Subsidiaries, taken as a whole, and in each case, such license, sublicense, lease or sublease is to be subject to the Liens granted to the Collateral Agent pursuant to the Collateral Documents or (B) otherwise expressly permitted by the Collateral Documents;

(10) mortgages, easements (including, without limitation, reciprocal easement agreements and utility agreements), rights of way, covenants, reservations, encroachments, land use restrictions, encumbrances or other similar matters and title defects, in each case as they relate to Real Property Assets, which (A) do not interfere materially with the ordinary conduct of the business of Parent and its Subsidiaries, taken as a whole, or their utilization of such property, (B) do not materially detract from the value of the property to which they attach or materially impair the use thereof to Parent and its Subsidiaries, taken as a whole and (C) do not materially adversely affect the marketability of the applicable property;

(11) salvage or similar rights of insurers, in each case as it relates to any aircraft, airframe, engine or any Additional Collateral, if any;

(12) in each case as it relates to any aircraft, Liens on appliances, parts, components, instruments, appurtenances, furnishings and other equipment installed on such aircraft and separately financed by a Grantor, to secure such financing;

(13) Liens incurred in the Ordinary Course of Business of Parent or any Restricted Subsidiary of Parent with respect to obligations that do not exceed in the aggregate $30,000,000 at any one time outstanding;

(14) Liens on Collateral directly resulting from (x) any Disposition permitted under Section 6.04 or (y) any sale of such Collateral in compliance with Section 6.04;

(15) any Transfer Restriction that applies to the transfer or assignment (other than the pledge, grant or creation of a security interest or mortgage) of any asset, right or property constituting Collateral;

(16) with respect to engines (including spare engines) or parts (including spare parts), Liens relating to any pooling, exchange, interchange, borrowing or maintenance servicing agreement or arrangement entered into in the Ordinary Course of Business;

(17) with respect to spare parts, purchase money security interest Liens held by a vendor for goods purchased from such vendor, in each case arising in the Ordinary Course of Business and for which the Borrower or the applicable Grantor pays such vendor within 60 days of such purchase;

(18) Liens on Collateral permitted by any of the Collateral Documents;

(19) Liens securing Pari Passu Senior Secured Debt; provided that such Liens shall (x) rank pari passu with the Liens in favor of the Collateral Agent securing the Obligations and (y) be subject to any Intercreditor Agreement or any Other Intercreditor Agreement;

(20) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(21) in the case of any leased real property, any interest or title of the lessor thereof;

(22) Liens of creditors of any Person to whom Parent’s or any of its Restricted Subsidiaries’ assets constituting Collateral of the type described in clause (c), (d) or (e) of the definition of “Additional Collateral” are consigned for sale in the Ordinary Course of Business, so long as such Liens of such creditors are subject and subordinate to the Liens of the Collateral Agent on such Collateral;

(23) Liens arising from precautionary UCC and similar financing statements relating to Operating Leases not otherwise prohibited under any Loan Document; and

(24) Liens on Ground Service Equipment constituting Collateral solely to the extent attributable to the possession or use of such Ground Service Equipment constituting Collateral by any Subsidiary of Parent, so long as such Liens are subject and subordinate to the Lien of the Collateral Agent on such Collateral.

“Permitted Person” shall have the meaning set forth in the definition of “Change of Control.”

“Permitted Refinancing Indebtedness” shall mean any Indebtedness (or commitments in respect thereof) of Parent or any of its Restricted Subsidiaries incurred in exchange for, or the net proceeds of which are used to renew, refund, extend, refinance, replace, defease or discharge all or a portion of other Indebtedness of any of Parent or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the original principal amount (or accreted value, if applicable) when initially incurred of the Indebtedness renewed, refunded, extended, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness (whether or not capitalized or accreted or payable on a current basis) and the amount of all fees and expenses, including premiums, incurred in connection therewith (such original principal amount plus such amounts described above, collectively, for purposes of this clause (1), the “preceding amount”)); provided that with respect to any such Permitted Refinancing Indebtedness that is refinancing secured Indebtedness and is secured by the same collateral, the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness shall not exceed the greater of the preceding amount and the Fair Market Value of the assets securing such Permitted Refinancing Indebtedness (which Fair Market Value may, at the time of an advance commitment, be determined to be the Fair Market Value at the time of such commitment or (at the option of the issuer of such Indebtedness) the Fair Market Value projected for the time of incurrence of such Indebtedness);

(2) if such Permitted Refinancing Indebtedness has a maturity date that is after the Term Loan Maturity Date (with any amortization payment comprising such Permitted Refinancing Indebtedness being treated as maturing on its amortization date), such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity that is (A) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged or (B) more than 60 days after the Term Loan Maturity Date;

(3) if the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Loans, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Loans on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged; and

(4) notwithstanding that the Indebtedness being renewed, refunded, refinanced, extended, replaced, defeased or discharged may have been repaid or discharged by Parent or any of its Restricted Subsidiaries prior to the date on which the new Indebtedness is incurred, Indebtedness that otherwise satisfies the requirements of this definition may be designated as Permitted Refinancing Indebtedness so long as such renewal, refunding, refinancing, extension, replacement, defeasance or discharge occurred not more than 36 months prior to the date of such incurrence of Permitted Refinancing Indebtedness.

“Permitted Warrant Transaction” shall mean any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on Parent’s common stock sold by Parent substantially concurrently with any purchase of a related Permitted Bond Hedge Transaction.

“Person” shall mean any person, including any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or other entity and, for the avoidance of doubt, includes the DOT, the FAA, any Airport Authority, any Foreign Aviation Authority and any other Governmental Authority.

“Plan” shall mean any “employee benefit plan” (other than a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA), that is maintained or is contributed to by the Borrower or any ERISA Affiliate and that is a pension plan subject to the provisions of Title IV of ERISA, Sections 412 or 430 of the Code or Section 302 of ERISA.

“Pledged Foreign Gate Leaseholds” shall mean, as of any date, the Foreign Gate Leaseholds included in the Collateral as of such date.

“Pledged Route Authorities” shall mean, as of any date, the Route Authorities included in the Collateral as of such date.

“Pledged Slots” shall mean, as of any date, the Slots included in the Collateral as of such date.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent, as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“QEC Kits” shall mean the quick engine change kits owned by Parent or any of its Restricted Subsidiaries.

“Qualified Receivables Transaction” shall mean any transaction or series of transactions entered into by Parent or any of its Subsidiaries pursuant to which Parent or any of its Subsidiaries sells, conveys or otherwise transfers to (a) a Receivables Subsidiary or any other Person (in the case of a transfer by Parent or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any Receivables (whether now existing or arising in the future) of Parent or any of its Subsidiaries, and any assets related thereto including, without limitation, all Equity Interests and other investments in the Receivables Subsidiary, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such Receivables, proceeds of such Receivables and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Receivables, other than assets that constitute Collateral or proceeds of Collateral.

“Qualified Replacement Assets” shall mean Additional Collateral of the types described in clauses (b), (c), (d) and (e) of the definition of “Additional Collateral.”

“Qualifying Collateral” shall mean Collateral other than Foreign Gate Leaseholds.

“Qualifying Equity Interests” shall mean Equity Interests of Parent other than Disqualified Stock.

“Real Property Assets” shall mean parcels of real property owned in fee by the Borrower or any other Grantor and together with, in each case, all buildings, improvements, facilities, appurtenant fixtures and equipment, easements and other property and rights incidental or appurtenant to the ownership of such parcel of real property or any leasehold interests in real property held by the Borrower or any other Grantor.

“Receivables” shall mean Accounts, and shall also include ticket receivables, sales of frequent flyer miles and other present and future revenues and receivables that may be the subset of a Qualified Receivables Transaction.

“Receivables Repurchase Obligation” shall mean any obligation of a seller of Receivables in a Qualified Receivables Transaction to repurchase Receivables and related assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a Receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” shall mean (x) a Subsidiary of Parent which engages in no activities other than in connection with the financing or securitization of Receivables and which is designated by the Board of Directors of the Borrower or of Parent (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (1) is guaranteed by Parent or any Restricted Subsidiary of Parent (other than comprising a pledge of the Capital Stock or other interests in such Receivables Subsidiary (an “incidental pledge”), and excluding any guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the Ordinary Course of Business in connection with a Qualified Receivables Transaction), (2) is recourse to or obligates Parent or any Restricted Subsidiary of Parent in any way other than through an incidental pledge or pursuant to representations, warranties, covenants and indemnities entered into in the Ordinary Course of Business in connection with a Qualified Receivables Transaction or (3) subjects any property or asset of Parent or any Subsidiary of Parent (other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the Ordinary Course of Business in connection with a Qualified Receivables Transaction, (b) with which neither Parent nor any Subsidiary of Parent has any material contract, agreement, arrangement or understanding (other than pursuant to the Qualified Receivables Transaction) other than (i) on terms no less favorable to Parent or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Parent, and (ii) fees payable in the Ordinary Course of Business in connection with servicing accounts receivable and (c) with which neither Parent nor any Subsidiary of Parent has any obligation to maintain or preserve such Subsidiary’s financial condition, other than a minimum capitalization in customary amounts, or to cause such Subsidiary to achieve certain levels of operating results or (y) any Subsidiary of a Receivables Subsidiary. Any such designation by the Board of Directors of the Borrower or of Parent will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Borrower or of Parent giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions. For the avoidance of doubt, Parent and any Restricted Subsidiary of Parent may enter into Standard Securitization Undertakings for the benefit of a Receivables Subsidiary.

“Recovery Event” shall mean any settlement of or payment by the applicable insurer in respect of any property or casualty insurance claim or any condemnation proceeding relating to any Collateral or any Event of Loss (as defined in the related Collateral Document pursuant to which a security interest in such Collateral is granted to the Collateral Agent or trustee (as applicable), if applicable).

“Refinanced Loans” shall have the meaning set forth in Section 10.08(e).

“Refinanced Revolving Loans” shall have the meaning set forth in Section 10.08(e).

“Refinanced Term Loans” shall have the meaning set forth in Section 10.08(e).

“Regional Airline” shall mean Envoy Aviation Group Inc., Piedmont Airlines, Inc. and PSA Airlines, Inc. and their respective Subsidiaries.

“Register” shall have the meaning set forth in Section 10.02(b)(iv).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall have the meaning specified in Section 101(22) of the Comprehensive Environmental Response Compensation and Liability Act.

“Replaceable Lender” shall have the meaning set forth in Section 10.02(j).

“Replacement Loans” shall have the meaning set forth in Section 10.08(e).

“Replacement Revolving Loans” shall have the meaning set forth in Section 10.08(e).

“Replacement Term Loans” shall have the meaning set forth in Section 10.08(e).

“Repricing Event” shall mean (a) any prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Class B Term Loans with the proceeds of, or any conversion of Class B Term Loans into, any new or replacement Class of, or new facility of, syndicated term loans by the Borrower in the principal amount of the Class B Term Loans prepaid, repaid, refinanced, substituted, replaced or converted and secured by the Collateral

(including Replacement Term Loans or other term loans under this Agreement) having an “effective yield,” determined by the Administrative Agent in consultation with the Borrower (taking into account interest rate margin and benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over four years) paid to the lenders providing such Indebtedness, but excluding any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared ratably with all lenders or holders of such term loans in their capacities as lenders or holders of such term loans), less than the “effective yield” applicable to the Class B Term Loans being prepaid, repaid, refinanced, substituted, replaced or converted (determined on the same basis as provided in the preceding parenthetical) and (b) any amendment to this Agreement (including pursuant to a Replacement Term Loan or other term loans under this Agreement) to the Class B Term Loans or any tranche thereof which reduces the “effective yield” applicable to such Class B Term Loans (as determined on the same basis as provided in clause (a)), in each case only if the primary purpose of such prepayment, repayment, substitution, replacement or amendment was to reduce the “effective yield” applicable to such Class B Term Loans.

“Required Class Lenders” shall mean (i) with respect to any Class of Term Loans, the Term Lenders having more than 50% of all outstanding Term Loans of such Class and (ii) with respect to the Revolving Loans of a Class, the Required Revolving Lenders of such Class. The outstanding Term Loans and Term Loan Commitments of any Defaulting Lender should be disregarded for purposes of any determination with respect to a Class of Term Loans.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate principal amount of all Term Loans outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding. The Revolving Extensions of Credit, outstanding Loans and Commitments of any Defaulting Lender shall be disregarded in determining the “Required Lenders” at any time.

“Required Revolving Lenders” shall mean, at any time, Lenders holding more than 50% of the Total Revolving Commitments of a Class of Revolving Loans then in effect or, if the Revolving Commitments of such Class have been terminated, the Total Revolving Extensions of Credit then outstanding with respect to such Class. The Revolving Extensions of Credit and Revolving Commitments of any Defaulting Lender shall be disregarded in determining the “Required Revolving Lenders” at any time.

“Required Term Lenders” shall mean, at any time, Lenders holding more than 50% of (a) until the Closing Date, the Term Loan Commitments then in effect and (b) thereafter, the aggregate principal amount of all Term Loans outstanding. The outstanding Term Loans and Term Loan Commitments of any Defaulting Lender shall be disregarded in determining the “Required Term Lenders” at any time.

“Responsible Officer” shall mean, with respect to any Person, the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, the President, the Chief Financial Officer, any Executive Vice President, any Senior Vice President, any Vice President, the Secretary, any Assistant Corporate Secretary, the Treasurer or any Assistant Treasurer.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payments” shall have the meaning set forth in Section 6.01(a)(iv).

“Restricted Subsidiary” of a Person shall mean any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Revolver Extension” shall have the meaning set forth in Section 2.28(b).

“Revolver Extension Offer” shall have the meaning set forth in Section 2.28(b).

“Revolver Extension Offer Date” shall have the meaning set forth in Section 2.28(b)(i).

“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the Revolving Facility Termination Date with respect to the applicable Revolving Commitments.

“Revolving Commitment” shall mean the commitment of each Revolving Lender to make Revolving Loans and participate in Letters of Credit hereunder in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite its name in Annex A hereto or in the Assignment and Acceptance pursuant to which such Revolving Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Total Revolving Commitments is $500,000,000.

“Revolving Commitment Percentage” shall mean, at any time, with respect to each Revolving Lender, the percentage obtained by dividing its Revolving Commitment at such time by the Total Revolving Commitment or, if the Revolving Commitments have been terminated, the Revolving Commitment Percentage of each Revolving Lender that existed immediately prior to such termination.

“Revolving Extension of Credit” shall mean, as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s Revolving Commitment Percentage of the LC Exposure then outstanding.

“Revolving Facility” shall mean the Revolving Commitments and the Revolving Loans made and Letters of Credit issued thereunder.

“Revolving Facility Maturity Date” shall mean, with respect to (a) Revolving Commitments that have not been extended pursuant to Section 2.28, October 10, 2019, and (b) with respect to Extended Revolving Commitments, the final maturity date therefor as specified in the applicable Extension Offer accepted by the respective Revolving Lender or Revolving Lenders.

“Revolving Facility Termination Date” shall mean the earlier to occur of (a) the Revolving Facility Maturity Date with respect to the applicable Revolving Commitments, (b) the acceleration of the Loans (if any) and the termination of the Commitments in accordance with the terms hereof and (c) the termination of the applicable Revolving Commitments as a whole pursuant to Section 2.11.

“Revolving Lender” shall mean each Lender having a Revolving Commitment.

“Revolving Loans” shall have the meaning set forth in Section 2.01(a).

“Route Authorities” shall have the meaning set forth in the SGR Security Agreement.

“S&P” shall mean Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Sale of a Grantor” shall mean, with respect to any Collateral, an issuance, sale, lease, conveyance, transfer or other disposition of the Capital Stock of the applicable Grantor that owns such Collateral other than (1) an issuance of Equity Interests by a Grantor to Parent or another Restricted Subsidiary of Parent and (2) an issuance of directors’ qualifying shares.

“Scheduled Services” shall have the meaning set forth in the SGR Security Agreement.

“Screen Rate” shall have the meaning set forth in the definition of “LIBO Rate”.

“SEC” shall mean the United States Securities and Exchange Commission.

“Secured Parties” shall mean each Agent, any trustee appointed pursuant to Section 8.01(d) with respect to an Aircraft Security Agreement, the Issuing Lenders, the Lenders and all other holders of Obligations.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“SGR Security Agreement” shall have the meaning set forth in Section 4.01(c).

“Significant Subsidiary” shall mean any Restricted Subsidiary of Parent that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Agreement.

“Slot” shall have the meaning set forth in the SGR Security Agreement.

“Solvent” shall mean, with respect to any Person, that as of the date of determination, (1) the sum of such Person’s debt and liabilities (including contingent and subordinated liabilities) does not exceed the fair value of such Person’s present assets; (2) such Person’s capital is not unreasonably small in relation to its business as contemplated on the date of determination; (3) such Person is able to pay its debts and liabilities as they become due

(whether at maturity or otherwise) and (4) the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5 or any other analogous criteria in any jurisdiction).

“Standard Securitization Undertakings” shall mean all representations, warranties, covenants, indemnities, performance Guarantees and servicing obligations entered into by Parent or any Subsidiary (other than a Receivables Subsidiary), which are customary in connection with any Qualified Receivables Transaction.

“Stated Maturity” shall mean, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Closing Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in reserve percentage.

“Subject Company” shall have the meaning set forth in Section 6.10(a).

“Subsidiary” shall mean, with respect to any Person:

(1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(2) any partnership, joint venture or limited liability company of which (A) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (B) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Syndication Agent” shall have the meaning set forth in the preamble to this Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, assessments, fees, deductions, charges or withholdings imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.

“Term B Lender” shall mean each Lender having a Term Loan Commitment for Class B Term Loans or, as the case may be, an outstanding Class B Term Loan.

“Term Lender” shall mean each Lender having a Term Loan Commitment or, as the case may be, an outstanding Term Loan.

“Term Loan” shall mean the Class B Term Loans and any other Class of Term Loan hereunder.

“Term Loan Commitment” shall mean the commitment of each Term Lender to make Term Loans hereunder and, in the case of the Class B Term Loans, in an aggregate principal amount not to exceed the amount set forth under the heading “Class B Term Loan Commitment” opposite its name in Annex A hereto or in the Assignment and Acceptance pursuant to which such Term Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Term Loan Commitments as of the Closing Date is $750,000,000. The Term Loan Commitments as of the Closing Date are for Class B Term Loans.

“Term Loan Extension” shall have the meaning set forth in Section 2.28(a).

“Term Loan Extension Offer” shall have the meaning set forth in Section 2.28(a).

“Term Loan Facility” shall mean the Term Loan Commitments and the Term Loans made thereunder.

“Term Loan Maturity Date” shall mean, with respect to (a) Class B Term Loans that have not been extended pursuant to Section 2.28, October 10, 2021 and (b) with respect to Extended Term Loans, the final maturity date therefor as specified in the applicable Extension Offer accepted by the respective Term Lenders (as the same may be further extended pursuant to Section 2.28).

“Term Loan Termination Date” shall mean the earlier to occur of (a) the Term Loan Maturity Date and (b) the acceleration of the Term Loans in accordance with the terms hereof.

“Termination Date” shall mean (i) with respect to the Revolving Loans, the Revolving Facility Termination Date applicable to the related Revolving Commitments and (ii) with respect to the Term Loans, the Term Loan Termination Date.

“Title 14” shall have the meaning set forth in the SGR Security Agreement.

“Title 49” shall have the meaning set forth in the SGR Security Agreement.

“Total Obligations” shall have the meaning provided in the definition of “Collateral Coverage Ratio.”

“Total Revolving Commitment” shall mean, at any time, the sum of the Revolving Commitments at such time.

“Total Revolving Extensions of Credit” shall mean, at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transactions” shall mean the execution, delivery and performance by the Borrower and Guarantors of this Agreement and the other Loan Documents to which they may be a party, the creation of the Liens in the Collateral in favor of the Collateral Agent for the benefit of the Secured Parties, the borrowing of Loans and the use of the proceeds thereof, and the request for and issuance of Letters of Credit hereunder.

“Transfer Restriction” shall have the meaning set forth in the SGR Security Agreement.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a Term Loan Commitment.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“United States Citizen” shall have the meaning set forth in Section 3.02.

“Unrestricted Subsidiary” shall mean any Subsidiary of Parent (other than the Borrower or US Airways) that is designated by Parent as an Unrestricted Subsidiary in compliance with Section 5.05 or any Subsidiary of an Unrestricted Subsidiary, but only if such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by Section 6.05, is not party to any agreement, contract, arrangement or understanding with Parent or any Restricted Subsidiary of Parent unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Parent;

(3) is a Person with respect to which neither Parent nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Parent or any of its Restricted Subsidiaries; and

(5) does not own any assets or properties that constitute Collateral.

“Unused Total Revolving Commitment” shall mean, at any time, (a) the Total Revolving Commitment less (b) the Total Revolving Extensions of Credit.

“US Airways” shall mean US Airways, Inc., a Delaware corporation.

“US Airways Closing Date” shall mean May 24, 2013.

“US Airways Indenture” shall mean the Indenture, dated as of May 24, 2013, between US Airways and Wilmington Trust, National Association, as trustee, as amended or supplemented from time to time.

“Use or Lose Rule” shall mean with respect to Slots, any applicable utilization requirements issued by the FAA, other Governmental Authorities, any Foreign Aviation Authorities or any Airport Authorities.

“Voting Stock” of any specified Person as of any date shall mean the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (A) the amount of each then remaining Installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Withholding Agent” shall mean any of the Borrower, a Guarantor and the Administrative Agent.

“Working Capital” shall mean, as of any date, (i) the current assets (excluding cash and Cash Equivalents) of Parent minus (ii) the current liabilities of Parent (other than the current portion of long term debt), in each case, determined on a consolidated basis and otherwise, in accordance with GAAP as of such date.

“Yield Differential” shall have the meaning set forth in Section 2.27(c)(iv).

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, extended, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless expressly provided otherwise, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) “knowledge” or “aware” or words of similar import shall mean, when used in reference to the Borrower or the Guarantors, the actual knowledge of any Responsible Officer of the Borrower or such Guarantors, as applicable.

SECTION 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders or Required Class Lenders, as applicable, request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Upon any such request for an amendment, the Borrower, the Required Lenders and the Administrative Agent agree to consider in good faith any such amendment in order to amend the provisions of this Agreement so as to reflect equitably such accounting changes so that the criteria for evaluating Parent’s consolidated financial condition shall be the same after such accounting changes as if such accounting changes had not occurred.

ARTICLE II

AMOUNT AND TERMS OF CREDIT

SECTION 2.01. Commitments of the Lenders; Term Loans.

(a) Revolving Commitments.

(i) Each Revolving Lender severally, and not jointly with the other Revolving Lenders, agrees, upon the terms and subject to the conditions herein set forth, to make revolving credit loans denominated in Dollars (each a “Revolving Loan” and collectively, the “Revolving Loans”) to the Borrower at any time and from time to time during the Revolving Availability Period in an aggregate principal amount not to exceed, when added to such Revolving Lender’s LC Exposure, the Revolving Commitment of such Revolving Lender, which Revolving Loans may be repaid and reborrowed in accordance with the provisions of this Agreement. At no time shall the sum of the then outstanding aggregate principal amount of the Revolving Loans plus the LC Exposure exceed the Total Revolving Commitment.

(ii) Each Borrowing of a Revolving Loan shall be made from the Revolving Lenders pro rata in accordance with their respective Revolving Commitments; provided, however, that the failure of any Revolving Lender to make any Revolving Loan shall not in itself relieve the other Revolving Lenders of their obligations to lend.

(b) Closing Date Term Loan Commitments. Each Term B Lender severally, and not jointly with the other Term B Lenders, agrees, upon the terms and subject to the conditions herein set forth, to make a term loan denominated in Dollars (each a “Class B Term Loan” and collectively the “Class B Term Loans”) to the Borrower on the Closing Date in an aggregate principal amount not to exceed the Term Loan Commitment for Class B Term Loans of such Term B Lender, which Class B Term Loans shall constitute Term Loans for all purposes of this Agreement and shall be repaid in accordance with the provisions of this Agreement. Any amount borrowed under this Section 2.01(b) and subsequently repaid or prepaid may not be reborrowed. Each Term B Lender’s Term Loan Commitment for Class B Term Loans shall terminate immediately and without further action on the Closing Date after giving effect to the funding by such Term B Lender of the Class B Term Loans to be made by it on such date.

(c) Type of Borrowing. Each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. There may be multiple Borrowings incurred, converted or continued on the same day.

(d) Amount of Borrowing. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is in an integral multiple of $1,000,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire Unused Total Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.02(e). Borrowings of more than one Type may be outstanding at the same time.

(e) Limitation on Interest Period. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, (i) any Borrowing of a Revolving Loan if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date with respect to the applicable Revolving Commitments or (ii) any Borrowing of a Term Loan if the Interest Period requested with respect thereto would end after the applicable Term Loan Maturity Date.

SECTION 2.02. Letters of Credit.

(a) LC Commitment. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of and (subject to the representation in the second sentence of clause (b) below being true and correct) each Issuing Lender agrees to issue Letters of Credit in Dollars upon request of the Borrower at any time and from time to time from the Closing Date to but excluding the date that is five (5) Business Days prior to the Revolving Facility Maturity Date, for the Borrower’s own account or the account of any other Subsidiary of Parent; provided that no Issuing Lender shall issue (or amend, renew or extend) any Letter of Credit if, after giving effect to such issuance (or amendment, renewal or extension), (i) the LC Exposure in respect of Letters of Credit issued by it would exceed its LC Commitment or (ii) the aggregate amount of the Unused Total Revolving Commitment would be less than zero.

(b) Notice of Issuance, Amendment, Renewal, Extension. The Borrower may request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit) by delivering (i) telephonic notice promptly followed by written Letter of Credit Request or (ii) hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Lender (which approval shall not be unreasonably withheld, delayed or conditioned)) to the applicable Issuing Lender and the Administrative Agent (at least two (2) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a written Letter of Credit Request requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying (1) the date of issuance, amendment, renewal or extension (which shall be a Business Day), (2) the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.02), (3) the amount of such Letter of Credit, (4) the name and address of the beneficiary thereof and (5) such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. Upon the issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension, (x) the LC Exposure shall not exceed the LC Commitment and (y) the aggregate amount of the Unused Total Revolving Commitment shall not be less than zero. If requested by the applicable Issuing Lender, the Borrower also shall submit a letter of credit application on such Issuing Lender’s standard form in connection with any request for a Letter of Credit; provided that, to the extent such standard form (and/or any related reimbursement agreement) is inconsistent with the Loan Documents, the Loan Documents shall control. Upon receipt of a written notice from the Administrative Agent that the applicable conditions in Section 4.02 have been satisfied, the Issuing Lender shall issue the requested Letter of Credit in accordance with its usual and customary procedures. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is (x) one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) or (y) such later date as may be agreed by the Borrower and the Issuing Lender, and (ii) the date that is five (5) Business Days prior to the Revolving Facility Maturity Date with respect to the applicable Revolving Commitments (provided that, to the extent that all of the participations in such Letter of Credit held by the holders of such Revolving Commitments have been re-allocated or Cash Collateralized pursuant to the terms of any Extension Amendment, such Revolving Commitments shall be disregarded for purposes of this clause (ii)).

(d) Participations. By the issuance of a Letter of Credit (or an amendment, renewal or extension of a Letter of Credit, including any amendment increasing the amount thereof), and without any further action on the part of the applicable Issuing Lender or the Revolving Lenders, such Issuing Lender hereby grants to each Revolving Lender (other than such Issuing Lender), and each Revolving Lender (other than such Issuing Lender) hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Revolving Lender’s Revolving Commitment Percentage of the amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender (other than the applicable Issuing Lender) hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Lender, such Revolving Lender’s Revolving Commitment Percentage of the amount of each LC Disbursement made by such Issuing Lender and not reimbursed by the Borrower on the date due as provided in Section 2.02(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender (other than the applicable Issuing Lender) acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence of an Event of Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.

(i) If an Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement (whether or not such Letter of Credit was issued for the Borrower’s own account or in its name for the account or name of any other Subsidiary of the Parent) by paying to the Administrative Agent an amount equal to the amount of such LC Disbursement not later than the first Business Day following the date the

Borrower receives notice from the Issuing Lender of such LC Disbursement; provided that, in the case of any LC Disbursement, to the extent not reimbursed and, subject to the satisfaction (or waiver) of the conditions to borrowing set forth herein, including, without limitation, making a request in accordance with Section 2.03(a) that such payment shall be financed with a Borrowing of ABR Revolving Loans, as the case may be, in an equivalent amount, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of ABR Revolving Loans.

(ii) If the Borrower fails to make any payment due under the preceding paragraph (i) with respect to a Letter of Credit when due (including by a Borrowing), the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Revolving Commitment Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Revolving Commitment Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.04 with respect to Revolving Loans made by such Revolving Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.02(e) with respect to any LC Disbursement, the Administrative Agent shall distribute such payment to the applicable Issuing Lender or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Revolving Lenders and such Issuing Lender as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the applicable Issuing Lender for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Revolving Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.02(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.02, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders, nor the applicable Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Lender. Nothing in the preceding two sentences shall be construed to excuse an Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower (i) that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) that result from such Issuing Lender’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit (as finally determined by a court of competent jurisdiction). The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the applicable Issuing Lender (as finally determined by a court of competent jurisdiction), the applicable Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Lender shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment, whether the applicable Issuing Lender has made or will make an LC Disbursement thereunder and the amount of such LC Disbursement; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the applicable Issuing Lender and the Revolving Lenders with respect to any such LC Disbursement in accordance with the terms herein.

(h) Interim Interest. If the applicable Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse (including by a Borrowing) such LC Disbursement in full not later than the first Business Day following the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse (including by a Borrowing) such LC Disbursement when due pursuant to Section 2.02(e), then Section 2.08 shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Lender, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.02(e) to reimburse the applicable Issuing Lender shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Lender. Any Issuing Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2.21. From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Replacement of Letters of Credit; Cash Collateralization. The Borrower shall (i) upon or prior to the occurrence of the earlier of (A) the Revolving Facility Maturity Date with respect to all Revolving Commitments and (B) the acceleration of the Revolving Loans (if any) and the termination of the Revolving Commitments in accordance with the terms hereof, (x) cause all Letters of Credit which expire after the earlier to occur of (A) the Revolving Facility Maturity Date with respect to all Revolving Commitments and (B) the acceleration of the Revolving Loans (if any) and the termination of the Revolving Commitments in accordance with the terms hereof (the “Outstanding Letters of Credit”) to be returned to the applicable Issuing Lender undrawn and marked “cancelled” or (y) if the Borrower does not do so in whole or in part either (A) provide one or more “back-to-back” letters of credit to each applicable Issuing Lender with respect to any such Outstanding Letters of Credit in a form reasonably satisfactory to each such Issuing Lender and the Administrative Agent, issued by a bank reasonably satisfactory to each such Issuing Lender and the Administrative Agent, and/or (B) deposit cash in the Letter of Credit Account, as collateral security for the Borrower’s reimbursement obligations in connection with any such Outstanding Letters of Credit, such cash (or any applicable portion thereof) to be promptly remitted to the Borrower upon the expiration, cancellation or other termination or satisfaction of the Borrower’s reimbursement obligations with respect to such Outstanding Letters of Credit, in whole or in part, in an aggregate principal amount for all such “back-to-back” letters of credit and any such Cash Collateralization equal to 102% of the then outstanding amount of all LC Exposure (less the amount, if any, on deposit in the Letter of Credit Account prior to taking any action pursuant to clauses (A) or (B) above), and (ii) if required pursuant to Section 2.02(l), 2.12(c), 2.12(d), 2.12(e), 2.12(g), 2.26(d)(ii), 2.26(e)(ii), 2.26(f) or 7.01 or pursuant to any Extension Amendment, deposit in the Letter of Credit Account an amount required pursuant to Section 2.02(l), 2.12(c), 2.12(d), 2.12(e), 2.12(g), 2.26(d)(ii), 2.26(e)(ii), 2.26(f) or 7.01, or pursuant to any such Extension Amendment, as applicable (any such deposit or provision of “back-to-back” letters of credit described in the preceding clause (i) or clause (ii), “Cash Collateralization” (it being understood that any LC Exposure shall be deemed to be “Cash Collateralized” only to the extent a deposit or provision of “back-to-back” letters of credit as described above is made in an amount equal to 102% of the amount of such LC Exposure)). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Letter of Credit Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent (in accordance with its usual and customary practices for investments of this type) and at the Borrower’s risk and reasonable expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account and shall be paid to the Borrower on its request. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time. If the Borrower is required to provide Cash Collateralization hereunder pursuant to Section 2.02(l), 2.12(c), 2.12(d), 2.12(e), 2.12(g), 2.26(d)(ii), 2.26(e)(ii) or 2.26(f), or the terms of any Extension Amendment, such Cash Collateralization (to the extent not applied as contemplated by the applicable section) shall be returned to the Borrower within three (3) Business Days after the applicable section (or Extension Amendment) no longer requires the provision of such Cash Collateralization.

(k) Issuing Lender Agreements. Unless otherwise requested by the Administrative Agent, each Issuing Lender shall report in writing to the Administrative Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Lender expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, the aggregate face amount of the Letters of Credit to be issued, amended, renewed, or extended by it (and whether, subject to Section 2.02(b), the face amount of any such Letter of Credit was changed thereby) and the aggregate face amount of such Letters of Credit outstanding after giving effect to such issuance, amendment, renewal or extension, (iii) on each Business Day on which such Issuing Lender makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Lender on such day, the date of such failure, and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request. The Issuing Lender shall furnish a copy of each Letter of Credit to the Borrower and the Administrative Agent promptly following the issuance, amendment, renewal and extension thereof.

(l) Provisions Related to Extended Revolving Commitments. If the Revolving Facility Maturity Date in respect of any tranche of Revolving Commitments occurs prior to the expiration of any Letter of Credit with respect to which Lenders holding such Revolving Commitments hold participation interests, then (i) if one or more other tranches of Revolving Commitments in respect of which the Revolving Facility Maturity Date shall not have occurred are then in effect, such Letters of Credit automatically shall be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make payments in respect thereof pursuant to Section 2.02(d) or (e) and for any reallocations required pursuant to Section 2.26(d)(i)) under (and ratably participated in by Revolving Lenders pursuant to) the Revolving Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the Unused Total Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.02(j). For the avoidance of doubt, commencing with the Revolving Facility Maturity Date of any tranche of Revolving Commitments, the sublimit for Letters of Credit under any tranche of Revolving Commitments that has not so then matured shall be as agreed in the relevant Extension Amendment with such Revolving Lenders (to the extent such Extension Amendment so provides).

SECTION 2.03. Requests for Loans.

(a) Revolving Loans. Unless otherwise agreed to by the Administrative Agent in connection with making the initial Revolving Loans, to request a Revolving Loan, the Borrower shall notify the Administrative Agent of such request by (i) telephone or (ii) by hand or by facsimile delivery of a written Loan Request (A) in the case of a Eurodollar Loan, not later than 2:00 p.m., New York City time, three (3) Business Days before proposed Borrowing Date and (B) in the case of an ABR Loan, not later than 11:00 a.m., New York City time, on the proposed Borrowing Date. Each such telephonic Revolving Loan request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Loan Request signed by the Borrower. Each such telephonic Revolving Loan request and written Loan Request shall specify the following information in compliance with Section 2.01:

(i) the aggregate amount of the requested Revolving Loan (which shall comply with Section 2.01(d));

(ii) the Borrowing Date of such Revolving Loan, which shall be a Business Day;

(iii) whether such Revolving Loan is to be an ABR Loan or a Eurodollar Loan; and

(iv) in the case of a Eurodollar Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Revolving Loan is specified, then the requested Revolving Loan shall be an ABR Loan. If no Interest Period is specified with respect to any requested Eurodollar Loan, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Loan Request in accordance with this Section 2.03(a), the Administrative Agent shall advise each Revolving Lender of the details thereof and of the amount of such Revolving Lender’s Loan to be made as part of the requested Revolving Loan.

(b) Term Loans. Unless otherwise agreed to by the Administrative Agent, to request the Term Loans, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurodollar Loan, not later than 2:00 p.m., New York City time, two (2) Business Days before the Closing Date and (ii) in the case of an ABR Loan, not later than 1:00 p.m., New York City time one (1) Business Day before the Closing Date. Each such telephonic Term Loan request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Loan Request signed by the Borrower. Each such telephonic and written Loan Request shall specify the following information in compliance with Section 2.01:

(i) the aggregate amount of the requested Term Loan (which shall comply with Section 2.01(d));

(ii) the Borrowing Date of such Term Loan, which shall be a Business Day;

(iii) whether such Term Loan is to be an ABR Loan or a Eurodollar Loan; and

(iv) in the case of a Eurodollar Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Term Loan is specified, then the requested Term Loan shall be an ABR Loan. If no Interest Period is specified with respect to any requested Eurodollar Loan, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Loan Request in accordance with this Section 2.03(b), the Administrative Agent shall advise each Term Lender of the details thereof and of the amount of such Term Lender’s Loan to be made as part of the requested Term Loan.

SECTION 2.04. Funding of Loans.

(a) Each Revolving Lender shall make each Revolving Loan to be made by it hereunder on the proposed Borrowing Date by wire transfer of immediately available funds by 12:00 noon, New York City time, or such earlier time as may be reasonably practicable, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Loan Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.02(e) shall be remitted by the Administrative Agent to the relevant Issuing Lender.

(b) Each Term Lender shall make each Term Loan to be made by it hereunder on the Borrowing Date by wire transfer of immediately available funds by 12:00 p.m., New York City time, or such earlier time as may be reasonably practicable, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Loan Request.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed Borrowing Date (or, with respect to any ABR Loan made on same-day notice, prior to 11:00 a.m., New York City time, on the Borrowing Date of such Loan) that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such Borrowing Date in accordance with paragraph (a) and/or (b) of this Section 2.04 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the

Administrative Agent forthwith upon written demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate otherwise applicable to such Loan. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Loan and the Borrower shall not be obligated to repay such amount pursuant to the preceding sentence if not previously repaid.

SECTION 2.05. Interest Elections.

(a) The Borrower may elect from time to time to (i) convert ABR Loans to Eurodollar Loans, (ii) convert Eurodollar Loans to ABR Loans; provided that any such conversion of Eurodollar Loans may be made only on the last day of an Interest Period with respect thereto or (iii) continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto.

(b) To make an Interest Election Request pursuant to this Section 2.05, the Borrower shall notify the Administrative Agent of such election by telephone or by hand or facsimile delivery or by electronic mail of a written Interest Election Request by the time that a Loan Request would be required under Section 2.03(a) or Section 2.03(b) if the Borrower were requesting a Loan of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, electronic mail or telecopy to the Administrative Agent of a written Interest Election Request in substantially the same form as a Loan Request signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.01:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a one-month Eurodollar Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, and upon the request of the Required Lenders, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06. Limitation on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than twenty Eurodollar Tranches shall be outstanding at any one time.

SECTION 2.07. Interest on Loans.

(a) Subject to the provisions of Section 2.08, each ABR Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days or 366 days in a leap year) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b) Subject to the provisions of Section 2.08, each Eurodollar Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the LIBO Rate for such Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Accrued interest on all Loans shall be payable in arrears on each Interest Payment Date applicable thereto, on the Termination Date with respect to such Loans and thereafter on written demand and upon any repayment or prepayment thereof (on the amount repaid or prepaid); provided that in the event of any conversion of any Eurodollar Loan to an ABR Loan, accrued interest on such Loan shall be payable on the effective date of such conversion.

SECTION 2.08. Default Interest. If the Borrower or any Guarantor, as the case may be, shall default in the payment of the principal of or interest on any Loan or in the payment of any other amount becoming due hereunder (including, without limitation, the reimbursement pursuant to Section 2.02(e) of any LC Disbursements), whether at Stated Maturity, by acceleration or otherwise, the Borrower or such Guarantor, as the case may be, shall on written demand of the Administrative Agent from time to time pay interest, to the extent permitted by law, on all overdue amounts up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days or, when the Alternate Base Rate is applicable, a year of 365 days or 366 days in a leap year) equal to (a) with respect to the principal amount of any Loan, the rate then applicable for such Borrowings plus 2.0%, and (b) in the case of all other amounts, the rate applicable for ABR Loans plus 2.0%.

SECTION 2.09. Alternate Rate of Interest. In the event, and on each occasion, that on the date that is two (2) Business Days prior to the commencement of any Interest Period for a Eurodollar Loan, the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that reasonable means do not exist for ascertaining the applicable LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written, facsimile or telegraphic notice of such determination to the Borrower and the Lenders and, until the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Borrowing of Eurodollar Loans hereunder (including pursuant to a refinancing with Eurodollar Loans and including any request to continue, or to convert to, Eurodollar Loans) shall be deemed a request for a Borrowing of ABR Loans.

SECTION 2.10. Amortization of Term Loans; Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the ratable account of each Revolving Lender the then unpaid principal amount of each Revolving Loan then outstanding on the Revolving Facility Termination Date applicable to such Revolving Loan.

(b) The principal amounts of the Class B Term Loans shall be repaid in consecutive annual installments (each, an “Installment”) of 1.00% of the sum of (i) the original aggregate principal amount of the Class B Term Loans made on the Closing Date plus (ii) the original aggregate principal amount of any Incremental Term Loans of the same Class as the Class B Term Loans from time to time after the Closing Date, on each anniversary of the Closing Date occurring prior to the Term Loan Maturity Date with respect to such Class B Term Loans. Notwithstanding the foregoing, (1) such Installments shall be reduced in connection with any mandatory or voluntary prepayments of the Class B Term Loans in accordance with Sections 2.12 and 2.13, as applicable, and (2) the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the applicable Term Loan Termination Date.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The Borrower shall have the right, upon reasonable notice, to request information regarding the accounts referred to in the preceding sentence.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall promptly execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns in a form furnished by the Administrative Agent and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.02) be represented by one or more promissory notes in such form payable to such payee and its registered assigns.

SECTION 2.11. Optional Termination or Reduction of Revolving Commitments. Upon at least one (1) Business Day prior written notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate the Total Revolving Commitment (subject to compliance with Section 2.12(e)), or from time to time in part permanently reduce the Unused Total Revolving Commitment; provided that each such notice shall be revocable at any time prior to such reduction or termination, as the case may be, or to the extent such termination or reduction would have resulted from a refinancing of the Obligations, which refinancing shall not be consummated or shall otherwise be delayed. Each such reduction of the Unused Total Revolving Commitment shall be in the principal amount not less than $1,000,000 and in an integral multiple of $1,000,000. Simultaneously with each reduction or termination of the Revolving Commitment, the Borrower shall pay to the Administrative Agent for the account of each Revolving Lender the Commitment Fee accrued and unpaid on the amount of the Revolving Commitment of such Revolving Lender so terminated or reduced through the date thereof. Any reduction of the Unused Total Revolving Commitment pursuant to this Section 2.11 shall be applied to reduce the Revolving Commitment of each Revolving Lender on a pro rata basis.

SECTION 2.12. Mandatory Prepayment of Loans; Commitment Termination.

(a) If, as a result of a Disposition of Collateral or Recovery Event (which for the purposes of Section 6.04 shall be deemed to be a Disposition that is not a voluntary Disposition), the Borrower is not in compliance with Section 6.04 within the time periods set forth in Section 6.04, the Borrower shall deposit, on the next Business Day (or, if later, within five (5) Business Days of Parent or any of its Subsidiaries receiving any Net Proceeds as a result of such Disposition of Collateral or Recovery Event), cash in an amount (the “Net Proceeds

Amount”) equal to the amount of such received Net Proceeds (solely to the extent necessary to maintain compliance with Section 6.04) into the Collateral Proceeds Account that is maintained with the Collateral Agent for such purpose and subject to an Account Control Agreement and thereafter such Net Proceeds Amount shall be applied (to the extent not otherwise applied pursuant to the immediately succeeding proviso and solely to the extent the Borrower is not in compliance with Section 6.04) in accordance with the requirements of Section 2.12(c); provided that (i) the Borrower may use such Net Proceeds Amount to replace with Qualified Replacement Assets or, solely in the case of any Net Proceeds Amount in respect of any Recovery Event, repair the assets which are the subject of such Disposition of Collateral or Recovery Event within 365 days after such deposit is made, (ii) all such Net Proceeds Amounts shall be subject to release as provided in Section 6.09(c) or, at the option of the Borrower at any time, may be applied in accordance with the requirements of Section 2.12(c) and (iii) upon the occurrence of an Event of Default, the amount of any such deposit may be applied by the Administrative Agent in accordance with Section 2.12(c); provided, further that any release of any Net Proceeds Amount pursuant to clause (ii) of this Section 2.12(a) shall be conditioned on the Borrower being in compliance with Section 6.04 after giving effect thereto (it being understood that the failure to be in compliance with Section 6.04 shall not prevent the release of any Net Proceeds Amount in connection with any repair or replacement of assets permitted hereunder so long as no decrease in the Collateral Coverage Ratio will result therefrom).

(b) The Borrower shall prepay the Loans (without, in the case of any Revolving Loan, any corresponding reduction in Revolving Commitments) when and in an amount necessary to comply with Section 6.09(b)(y).

(c) Amounts required to be applied to the prepayment of Loans pursuant to Sections 2.12(a) and (b) shall be applied to prepay the outstanding Term Loans in accordance with Section 2.17(e)(i) and/or the outstanding Revolving Loans in accordance with Section 2.17(e)(ii) (and to provide Cash Collateralization for the outstanding LC Exposure following the repayment of all outstanding Revolving Loans), in an amount necessary to comply with Section 6.04 or 6.09(b), as the case may be, in each case as directed by the Borrower. Any such prepayments of Revolving Loans (and Cash Collateralization of the outstanding LC Exposure) shall not result in a corresponding permanent reduction in the Revolving Commitments. Any Cash Collateralization of outstanding LC Exposure shall be consummated in accordance with Section 2.02(j). The application of any prepayment pursuant to this Section 2.12 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Term Loans prepaid pursuant to this Section 2.12 may not be reborrowed.

(d) If at any time the Total Revolving Extensions of Credit for any reason exceed the Total Revolving Commitment at such time, the Borrower shall prepay Revolving Loans on a pro rata basis in an amount sufficient to eliminate such excess. If, after giving effect to the prepayment of all outstanding Revolving Loans, the Total Revolving Extensions of Credit exceed the Total Revolving Commitment then in effect, the Borrower shall Cash Collateralize outstanding Letters of Credit to the extent of such excess.

(e) Upon the Revolving Facility Termination Date applicable to any Revolving Commitment, such Revolving Commitment shall be terminated in full and the Borrower shall repay the applicable Revolving Loans in full and, except as the Administrative Agent may otherwise agree in writing, if any Letter of Credit remains outstanding, comply with Section 2.02(j) in accordance therewith.

(f) All prepayments under this Section 2.12 shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to (but not including) the date of prepayment, plus, if applicable, any accrued and unpaid Fees and any losses, costs and expenses, as more fully described in Section 2.15.

(g) If a Change of Control occurs within thirty (30) days following the occurrence of such Change of Control, the Borrower (or Parent (or any third party on behalf of the Borrower)) shall (i) prepay all of the outstanding Loans at a prepayment price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of prepayment, (ii) discharge all of the LC Exposure, if any, by Cash Collateralizing such LC Exposure and (iii) terminate all of the Unused Total Revolving Commitment, if any, in accordance with this Section 2.12.

SECTION 2.13. Optional Prepayment of Loans.

(a) The Borrower shall have the right, at any time and from time to time, to prepay any Loans, in whole or in part, (i) with respect to Eurodollar Loans, upon (A) telephonic notice (followed promptly by written or facsimile notice or notice by electronic mail) (which notice may be conditional notice) to the Administrative Agent or (B) written or facsimile notice (or notice by electronic mail) (which notice may be conditional notice) to the Administrative Agent, in any case received by 1:00 p.m., New York City time, three (3) Business Days prior to the proposed date of prepayment and (ii) with respect to ABR Loans, upon written or facsimile notice (or notice by electronic mail) (which notice may be conditional notice) to the Administrative Agent received by 1:00 p.m., New York City time, one (1) Business Day prior to the proposed date of prepayment; provided that ABR Loans may be prepaid on the same day notice is given if such notice is received by the Administrative Agent by 12:00 noon, New York City time; provided, further, that any revocation of such conditional notice occurs within the applicable notice period plus 5 Business Days; provided, further, however, that (A) each such partial prepayment shall be in an amount not less than $1,000,000 and in integral multiples of $1,000,000 in the case of Eurodollar Loans and integral multiples of $100,000 in the case of ABR Loans, (B) no prepayment of Eurodollar Loans shall be permitted pursuant to this Section 2.13(a) other than on the last day of an Interest Period applicable thereto unless such prepayment is accompanied by the payment of the amounts described in Section 2.15, and (C) no partial prepayment of a Eurodollar Tranche shall result in the aggregate principal amount of the Eurodollar Loans remaining outstanding pursuant to such Eurodollar Tranche being less than $1,000,000.

(b) Any prepayments under Section 2.13(a) shall be applied, at the option of the Borrower, to (i) repay the outstanding Revolving Loans of the Revolving Lenders (without any reduction in the Total Revolving Commitment) until all Revolving Loans shall have been paid in full (plus any accrued but unpaid interest and fees thereon) and/or (ii) prepay the Term Loans, in each case as the Borrower shall specify. All such prepayments of Term Loans shall be applied in the manner directed by the Borrower (or, if no such direction is given, in direct order of maturity) to the remaining scheduled Installments of the applicable Class of Term Loans being prepaid. All prepayments under Section 2.13(a) shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to (but not including) the date of prepayment, plus, if applicable, any Fees and any losses, costs and expenses, as more fully described in Section 2.15. Term Loans prepaid pursuant to Section 2.13(a) may not be reborrowed.

(c) Each notice of prepayment shall specify the prepayment date, the principal amount of the Loans to be prepaid and, in the case of Eurodollar Loans, the Borrowing or Borrowings to be prepaid and shall commit the Borrower to prepay such Loan by the amount and on the date stated therein; provided that the Borrower may revoke any notice of prepayment under this Section 2.13 if such prepayment would have resulted from a refinancing of any or all of the Obligations hereunder, which refinancing shall not be consummated or shall otherwise be delayed, or in accordance with Section 2.13(a) if the notice of prepayment was a conditional notice. The Administrative Agent shall, promptly after receiving notice from the Borrower hereunder, notify each Lender of the principal amount of the Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

(d) In the event that, prior to the date that is six months after the Closing Date, there shall occur any Repricing Event, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the Term Lenders holding Class B Term Loans subject to such Repricing Event, (i) in the case of a Repricing Event of the type described in clause (a) of the definition thereof, a prepayment premium of 1% of the aggregate principal amount of the Class B Term Loans subject to such Repricing Event and (ii) in the case of a Repricing Event of the type described in clause (b) of the definition thereof, an amount equal to 1 % of the aggregate principal amount of the Class B Term Loans subject to such Repricing Event outstanding immediately prior to the effectiveness thereof, in each case unless such fee is waived by the applicable Term Lender. Any Term Lender that is a non-consenting Lender in respect of a Repricing Event may be replaced in accordance with Section 10.08(d) to the extent permitted thereby; provided that any such Term Lender so replaced shall be entitled to the prepayment premium set forth in clause (i) of the preceding sentence with respect to its Class B Term Loans so assigned unless such fee is waived by such Term Lender.

SECTION 2.14. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Lender (except any such reserve requirement subject to Section 2.14(c)); or

(ii) impose on any Lender or Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into, continuing or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Lender hereunder with respect to any Eurodollar Loan or Letter of Credit (whether of principal, interest or otherwise), then, upon the request of such Lender or Issuing Lender, the Borrower will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Lender reasonably determines in good faith that any Change in Law affecting such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Eurodollar Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts, in each case as documented by such Lender or Issuing Lender to the Borrower as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered; it being understood that this Section 2.14(b) shall not apply to Taxes.

(c) Solely to the extent arising from a Change in Law, the Borrower shall pay to each Lender (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error) and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided that the Borrower shall have received at least fifteen (15) days’ prior written notice (with a copy to the Administrative Agent, and which notice shall specify the Statutory Reserve Rate, if any, applicable to such Lender) of such additional interest or cost from such Lender. If a Lender fails to give written notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) A certificate of a Lender or Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.14 and the basis for calculating such amount or amounts shall be delivered to the Borrower and shall be prima facie evidence of the amount due. The Borrower shall pay such Lender or Issuing Lender, as the case may be, the amount due within fifteen (15) days after receipt of such certificate.

(e) Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this Section 2.14 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Lender’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The protection of this Section 2.14 shall be available to each Lender regardless of any possible contention as to the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

(f) The Borrower shall not be required to make payments under this Section 2.14 to any Lender or Issuing Lender if (A) a claim hereunder arises solely through circumstances peculiar to such Lender or Issuing Lender and which do not affect commercial banks in the jurisdiction of organization of such Lender or Issuing Lender generally, (B) the claim arises out of a voluntary relocation by such Lender or Issuing Lender of its applicable lending office (it being understood that any such relocation effected pursuant to Section 2.18 is not “voluntary”), or (C) such Lender or Issuing Lender is not seeking similar compensation for such costs to which it is entitled from its borrowers generally in commercial loans of a similar size.

(g) Notwithstanding anything herein to the contrary, regulations, requests, rules, guidelines or directives implemented after the Closing Date pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or Basel III shall be deemed to be a Change in Law; provided, however, that any determination by a Lender or Issuing Lender of amounts owed pursuant to this Section 2.14 to such Lender or Issuing Lender due to any such Change in Law shall be made in good faith in a manner generally consistent with such Lender’s or Issuing Lender’s standard practice.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of the occurrence and continuance of an Event of Default), (b) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto or (c) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, Section 2.27(d) or Section 10.08(d), then, in any such event, at the request of such Lender, the Borrower shall compensate such Lender for the loss, cost and expense sustained by such Lender attributable to such event; provided that in no case shall this Section 2.15 apply to any payment of an Installment pursuant to Section 2.10(b). Such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined in good faith by such Lender or Issuing Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the applicable rate of interest for such Loan (excluding, however the Applicable Margin included therein, if any), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest (as reasonably determined by such Lender) which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts (and the basis for requesting such amount or amounts) that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and shall be prima facie evidence of the amount due. The Borrower shall pay such Lender the amount due within fifteen (15) days after receipt of such certificate.

SECTION 2.16. Taxes.

(a) Any and all payments by or on account of any Obligation of the Borrower or any Guarantor hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes except as required by applicable law; provided that if any Taxes are required to be withheld from any amounts payable to the Administrative Agent, any Lender or any Issuing Lender, as determined in good faith by the applicable Withholding Agent, then (i) if such Taxes are Indemnified Taxes or Other Taxes, the sum payable by the Borrower or applicable Guarantor shall be increased as necessary so that after making all required deductions for any Indemnified Taxes or Other Taxes (including deductions for any Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 2.16), the Administrative Agent, Lender, Issuing Lender or any other recipient of such payments (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Withholding Agent shall make such deductions and (iii) the applicable Withholding Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower or any Guarantor, as applicable, shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by or on behalf of or withheld or deducted from payments owing to the Administrative Agent, such Lender or such Issuing Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or Issuing Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment to the extent available, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender shall, within ten (10) days after written demand therefor, indemnify the Administrative Agent (to the extent the Administrative Agent has not been reimbursed by the Borrower) for the full amount of any Taxes imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(f) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and as reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law or requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate; provided that a Foreign Lender shall not be required to deliver any documentation pursuant to this Section 2.16(f) that such Foreign Lender is not legally able to deliver. For purposes of this paragraph (f) and paragraphs (g) and (h), the term “Lender” includes any Issuing Lender.

(g) (1) Without limiting the generality of the foregoing, each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter when the previously delivered certificates and/or forms expire, or upon request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(i) two (2) duly executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;

(ii) two (2) duly executed originals of Internal Revenue Service Form W-8ECI;

(iii) two (2) duly executed originals of Internal Revenue Service Form W 8IMY, together with the forms for its beneficiaries, partners or members described in clauses (i), (ii), (iii) or (iv) of this subparagraph (g)(1) or in subparagraph (g)(2) and other applicable attachments;

(iv) in the case of a Foreign Lender claiming the benefits of exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (D) conducting a trade or business in the United States with which the relevant interest payments are effectively connected and (y) two (2) duly executed originals of the Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable; or

(v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax and reasonably requested by the Borrower or the Administrative Agent to permit the Borrower to determine the withholding or required deduction to be made.

A Foreign Lender shall not be required to deliver any form or statement pursuant to this Section 2.16(g) that such Foreign Lender is not legally able to deliver.

(2) Any Lender that is a “United States Person” (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Administrative Agent and the Borrower, on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter when the previously delivered certificates and/or forms expire, or upon request of the Borrower or the Administrative Agent), two (2) copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such Lender is entitled to an exemption from United States backup withholding tax.

(3) The Administrative Agent shall deliver to the Borrower on or prior to the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter when the previously delivered forms expire, or upon request of the Borrower) executed originals of Internal Revenue Service Form W-9. The Administrative Agent represents that it is a financial institution within the meaning of U.S. Treasury Regulation § 1.1441-1(c)(5).

(4) If a payment made to a Lender under this Agreement or any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(h) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes from the Governmental Authority to which such Taxes or Other Taxes were paid and as to which it has been indemnified by the Borrower or a Guarantor or with respect to which the Borrower or a Guarantor has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower or such Guarantor (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or such Guarantor under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender incurred in obtaining such refund (including Taxes imposed with respect to such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower or such Guarantor, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower or such Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (h) if, and then only to the extent, the payment of such amount would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.16 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.17. Payments Generally; Pro Rata Treatment.

(a) The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14 or 2.15, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the reasonable discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 1615 Brett Road, Ops III, New Castle, DE 19720, pursuant to wire instructions to be provided by the Administrative Agent, except payments to be made directly to an Issuing Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15 and 10.04 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it (including, subject to the terms of any Intercreditor Agreement or any Other Intercreditor Agreement, any payment received from the sale or disposal of Collateral pursuant to any Collateral Document) for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Obligations then due hereunder, such funds shall be applied, subject to the terms of any Intercreditor Agreement or any Other Intercreditor Agreement, as applicable, (i) first, towards payment of Fees and expenses then due under

Sections 2.19 and 10.04 payable to each Agent and any trustee appointed pursuant to Section 8.01(d), to the extent applicable, (ii) second, towards payment of Fees and expenses then due under Sections 2.20, 2.21 and 10.04 payable to the Lenders and the Issuing Lenders and towards payment of interest then due on account of the Revolving Loans, Term Loans and Letters of Credit, ratably among the parties entitled thereto in accordance with the amounts of such Fees and expenses and interest then due to such parties and (iii) third, towards payment of (A) principal of the Revolving Loans, Term Loans and unreimbursed LC Disbursements then due hereunder, (B) any Designated Banking Product Obligations then due, to the extent such Designated Banking Product Obligations constitute “Obligations” hereunder, and (C) any Designated Hedging Obligations then due, to the extent such Designated Hedging Obligations constitute “Obligations” hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal, unreimbursed LC Disbursements, Designated Banking Product Obligations constituting Obligations and Designated Hedging Obligations constituting Obligations then due to such parties. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustment shall be made with respect to payments from the Borrower or other Guarantors to preserve the allocations to Obligations otherwise set forth above in this Section 2.17(b).

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d) If any Lender shall fail to make any payment or Extension of Credit required to be made by it pursuant to Section 2.02(d), 2.02(e), 2.04(a), 2.04(b), 2.04(c), 8.04 or 10.04(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(e) Pro Rata Treatment.

(i) Each payment (including each prepayment) by the Borrower on account of principal of and interest on any Class of Term Loans shall be made pro rata according to the respective outstanding principal amounts of such Class of Term Loans then held by the applicable Term Lenders (except that assignments to the Borrower pursuant to Section 10.02(g) shall not be subject to this Section 2.17(e)(i)). All such prepayments of Term Loans shall be applied in the manner directed by the Borrower (or, if no such direction is given, in direct order of maturity) to the remaining scheduled Installments of the applicable Class of Term Loans being prepaid.

(ii) Each payment (including each prepayment) by the Borrower on account of principal of and interest on any Class of Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of such Class of Revolving Loans then held by the Revolving Lenders.

For the avoidance of doubt, the provisions of this Section 2.17 shall not be constructed to apply to (A) Cash Collateralization provided for in this Agreement, (B) assignments and participations (including by means of a Dutch Auction or open-market purchase) described in Section 10.02, (C) any circumstance contemplated by Section 2.18(b), 2.26, 2.27, 2.28, 10.08(d), 10.08(e) or 10.08(f), (D) the application of funds resulting from the existence of a Defaulting Lender, or (E) any other circumstance expressly provided for herein.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders.

(a) If the Borrower is required to pay any additional amount to any Lender under Section 2.14 or to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder, to assign its rights and obligations hereunder to another of its offices, branches or affiliates, to file any certificate or document reasonably requested by the Borrower or to take other reasonable measures, if, in the judgment of such Lender, such designation, assignment, filing or other measures (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. Nothing in this Section 2.18 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.14 or 2.16.

(b) If, after the date hereof, any Lender requests compensation under Section 2.14 or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (i) terminate such Lender’s Revolving Commitment, prepay such Lender’s outstanding Loans and provide Cash Collateralization for such Lender’s LC Exposure, as applicable, or (ii) require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.02), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), in any case as of a Business Day specified in such notice from the Borrower; provided that (i) such terminated or assigning Lender shall have received payment of an amount equal to the outstanding principal of its Loans and unreimbursed payments attributable to its participations in LC Disbursements, as applicable, accrued interest thereon, accrued fees and all other amounts due, owing and payable to it hereunder at the time of such termination or assignment, from the assignee (to the extent of such outstanding principal and accrued interest and fees in the case of an assignment) or the Borrower (in the case of all other amounts) and (ii) in the case of an assignment due to payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments.

SECTION 2.19. Certain Fees. The Borrower shall pay (i) to the Administrative Agent the fees set forth in that certain Administrative Agent Fee Letter, dated as of September 10, 2014, between the Administrative Agent and the Borrower as amended, restated, modified, supplemented or replaced from time to time (the “Administrative Agent Fee Letter”) and (ii) to the Administrative Agent on behalf of the Administrative Agent and the Joint Lead Arrangers and Bookrunners the fees set forth in that certain Joint Lead Arranger Fee Letter dated as of September 10, 2014, as amended, restated, modified, supplemented or replaced from time to time and between the Administrative Agent, the Joint Lead Arrangers and Bookrunners, and the Borrower (the “Joint Lead Arranger Fee Letter”) at the times set forth therein.

SECTION 2.20. Commitment Fee.

The Borrower shall pay to the Administrative Agent for the accounts of the Revolving Lenders a commitment fee (the “Commitment Fee”) for the period commencing on the Closing Date to the Revolving Facility Termination Date with respect to the applicable Revolving Commitments or the earlier date of termination of the applicable Revolving Commitment, computed (on the basis of the actual number of days elapsed over a year of 360 days) at the Commitment Fee Rate on the average daily Unused Total Revolving Commitment. Such Commitment Fee, to the extent then accrued, shall be payable quarterly in arrears (a) following the Closing Date on the last Business Day of each March, June, September and December, (b) on the Revolving Facility Termination Date with respect to the applicable Revolving Commitments and (c) as provided in Section 2.11, upon any reduction or termination in whole or in part of the Total Revolving Commitment.

SECTION 2.21. Letter of Credit Fees. The Borrower shall pay with respect to each Letter of Credit (i) to the Administrative Agent for the account of the Revolving Lenders a fee calculated (on the basis of the actual number of days elapsed over a year of 360 days) at the per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility on the daily average LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), to be shared ratably among the Revolving Lenders and (ii) to each Issuing Lender (with respect to each Letter of Credit issued by it), such Issuing Lender’s customary and reasonable fees as may be agreed by the Issuing Lender and the Borrower for issuance, amendments and processing referred to in Section 2.02. In addition, the Borrower agrees to pay each Issuing Lender for its account a fronting fee of 0.125% per annum in respect of each Letter of Credit issued by such Issuing Lender, for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit. Accrued fees described in this paragraph in respect of each Letter of Credit shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date with respect to the applicable Revolving Commitments. Fees accruing on any Letter of Credit outstanding after the applicable Revolving Facility Termination Date shall be payable quarterly in the manner described in the immediately preceding sentence and on the date of expiration or termination of any such Letter of Credit.

SECTION 2.22. Nature of Fees. All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent, the Issuing Lenders and the Joint Lead Arrangers and Bookrunners, as provided herein and in the Fee Letters. Once paid, none of the Fees shall be refundable or creditable under any circumstances, except as otherwise provided in the Fee Letters.

SECTION 2.23. Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default pursuant to Section 7.01(b), the Administrative Agent, the Collateral Agent, each Issuing Lender and each Lender (and their respective banking Affiliates) are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding deposits in the Escrow Accounts, Payroll Accounts and other accounts, in each case, held in trust for an identified beneficiary) at any time held and other Indebtedness at any time owing by the Administrative Agent, each such Issuing Lender and each such Lender (or any of such banking Affiliates) to or for the credit or the account of the Borrower or any Guarantor against any and all of any such overdue amounts owing under the Loan Documents, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under any Loan Document; provided that in the event that any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.26(g) and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders and (y) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender, each Issuing Lender and the Administrative Agent agree promptly to notify the Borrower and Guarantors after any such set-off and application made by such Lender, such Issuing Lender or the Administrative Agent (or any of such banking Affiliates), as the case may be; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender, each Issuing Lender and the Administrative Agent under this Section 2.23 are in addition to other rights and remedies which such Lender and the Administrative Agent may have upon the occurrence and during the continuance of any Event of Default.

SECTION 2.24. Security Interest in Letter of Credit Account. The Borrower and the Guarantors hereby pledge to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, and hereby grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a first priority security interest, senior to all other Liens, if any, in all of the Borrower’s and the Guarantors’ right, title and interest in and to the Letter of Credit Account, any direct investment of the funds contained therein and any proceeds thereof. Cash held in the Letter of Credit Account shall not be available for use by the Borrower, and shall be released to the Borrower only as described in Section 2.02(j).

SECTION 2.25. Payment of Obligations. Subject to the provisions of Section 7.01, upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents of the Borrower and the Guarantors, the Lenders shall be entitled to immediate payment of such Obligations.

SECTION 2.26. Defaulting Lenders.

(a) If at any time any Lender becomes a Defaulting Lender, then the Borrower may, provided no Event of Default shall have occurred and be continuing, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, (i) terminate such Lender’s Revolving Commitment, prepay such Lender’s outstanding Loans and provide Cash Collateralization for such Lender’s LC Exposure, as applicable, or (ii) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.02(b) (with the assignment fee to be waived in such instance and subject to any consents required by such Section) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person.

(b) Any Lender being replaced pursuant to Section 2.26(a) shall (i) execute and deliver an Assignment and Acceptance with respect to such Lender’s outstanding Commitments, Loans and participations in Letters of Credit and (ii) deliver any documentation evidencing such Loans to the Borrower or the Administrative Agent. Pursuant to such Assignment and Acceptance, (A) the assignee Lender shall acquire all or a portion, as specified by the Borrower and such assignee, of the assigning Lender’s outstanding Commitments, Loans and participations in Letters of Credit, (B) all obligations of the Borrower owing to the assigning Lender relating to the Commitments, Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Acceptance (including, without limitation, any amounts owed under Section 2.15 due to such replacement occurring on a day other than the last day of an Interest Period), and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate documentation executed by the Borrower in connection with previous Borrowings, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Commitments, Loans and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender; provided that an assignment contemplated by this Section 2.26(b) shall become effective notwithstanding the failure by the Lender being replaced to deliver the Assignment and Acceptance contemplated by this Section 2.26(b), so long as the other actions specified in this Section 2.26(b) shall have been taken.

(c) Anything herein to the contrary notwithstanding, if a Revolving Lender becomes, and during the period it remains, a Defaulting Lender, during such period, such Defaulting Lender shall not be entitled to any fees accruing during such period pursuant to Section 2.20 and 2.21 (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees); provided that (a) to the extent that all or a portion of the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.26(d)(i), such fees that would have accrued for the benefit of such Defaulting Lender shall instead accrue for the benefit of and be payable to such Non-Defaulting Lenders and (b) to the extent that all or any portion of such LC Exposure cannot be so reallocated and is not Cash Collateralized in accordance with Section 2.26(d)(ii), such fees shall instead accrue for the benefit of and be payable to the Issuing Lenders as their interests appear (and the applicable pro rata payment provisions under this Agreement shall automatically be deemed adjusted to reflect the provisions of this Section 2.26).

(d) If any LC Exposure exists at the time a Revolving Lender becomes a Defaulting Lender then:

(i) the LC Exposure of such Defaulting Lender will, upon at least two (2) Business Days prior notice to the Borrower and the Non-Defaulting Lenders by the Administrative Agent, and subject in any event to the limitation in the first proviso below, automatically be reallocated (effective on the day specified in such notice) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Commitments; provided that (A) the Revolving Extensions of Credit of each such Non-Defaulting Lender may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation, (B) such reallocation will not constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Lenders or any other Lender may have against such Defaulting Lender, (C) at the time of such reallocation, no Event of Default pursuant to Section 7.01(b), (e)(B), (f) or (g) has occurred and is continuing and (D) neither such reallocation nor any payment by a Non-Defaulting Lender as a result thereof will cause such Defaulting Lender to be a Non-Defaulting Lender; and

(ii) to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s LC Exposure cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Borrower will, not later than three (3) Business Days after demand by the Administrative Agent, (A) Cash Collateralize the obligations of the Borrower to the Issuing Lenders in respect of such LC Exposure in an amount at least equal to the aggregate amount of the unreallocated portion of such LC Exposure or (B) make other arrangements satisfactory to the Administrative Agent and the Issuing Lenders in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.

(e) In addition to the other conditions precedent set forth in this Agreement, if any Revolving Lender becomes, and during the period it remains, a Defaulting Lender, no Issuing Lender shall be required to issue any Letter of Credit or to amend any outstanding Letter of Credit, unless:

(i) in the case of a Defaulting Lender, the LC Exposure of such Defaulting Lender is reallocated, as to outstanding and future Letters of Credit, to the Non-Defaulting Lenders as provided in Section 2.26(d)(i), except as provided in clause (ii) below, and

(ii) to the extent full reallocation does not occur as provided in clause (i) above, without limiting the provisions of Section 2.26(f), the Borrower shall Cash Collateralize the obligations of the Borrower in respect of such Letter of Credit in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit, or makes other arrangements satisfactory to the Administrative Agent and such Issuing Lenders in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender, or

(iii) to the extent that neither reallocation nor Cash Collateralization occurs pursuant to clauses (i) or (ii), then in the case of a proposed issuance of a Letter of Credit, by an instrument or instruments in form and substance reasonably satisfactory to the Administrative Agent, and to such Issuing Lender, as the case may be, (A) the Borrower agrees that the face amount of such requested Letter of Credit will be reduced by an amount equal to the portion thereof as to which such Defaulting Lender would otherwise be liable, and (B) the Non-Defaulting Lenders’ obligations in respect of such Letter of Credit shall be on a pro rata basis in accordance with the Revolving Commitments of the Non-Defaulting Lenders, and that the applicable pro rata payment provisions under this Agreement will be deemed adjusted to reflect this provision (provided that nothing in this clause (iii) will be deemed to increase the Revolving Commitments of any Lender, nor to constitute a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Lender or any other Lender may have against such Defaulting Lender, nor to cause such Defaulting Lender to be a Non-Defaulting Lender).

(f) If any Revolving Lender becomes, and during the period it remains, a Defaulting Lender and if any Letter of Credit is at the time outstanding, the applicable Issuing Lender may (except to the extent the Revolving Commitments of such Defaulting Lender have been fully reallocated pursuant to Section 2.26(d)(i)), by notice to the Borrower and such Defaulting Lender through the Administrative Agent, require the Borrower to Cash Collateralize, not later than three (3) Business Days after receipt by the Borrower of such notice, the obligations of the Borrower to such Issuing Lender in respect of such Letter of Credit in an amount equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect thereof, or to make other arrangements satisfactory to the Administrative Agent and such Issuing Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.

(g) Any amount paid by the Borrower or otherwise received by the Administrative Agent for the account of any Lender that is a Defaulting Lender (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but shall instead be retained by the Administrative Agent in a segregated account until (subject to Section 2.26(i)) the termination of the Revolving Commitments and payment in full of all obligations of the Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority:

first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent;

second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lenders under this Agreement;

third, to the payment of the default interest and then current interest due and payable to the Revolving Lenders which are Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such interest then due and payable to them;

fourth, to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them;

fifth, to pay principal and unreimbursed LC Disbursements then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them;

sixth, to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders;

seventh, to the funding of any Loan or the funding or Cash Collateralization of any participation in any Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

eighth, if so determined by the Administrative Agent and the Borrower, held in such account as Cash Collateral for future funding obligations of the Defaulting Lender under this Agreement;

ninth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by a Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

tenth, after the termination of the Revolving Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(h) The Borrower may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than ten (10) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.26(g) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Lender, or any Lender may have against such Defaulting Lender.

(i) If the Borrower, the Administrative Agent and (in the case of Revolving Lender) the Issuing Lenders agree in writing that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.26(g)), such Lender, to the extent applicable, shall purchase at par such portions of outstanding Loans of the other Lenders, and/or make such other adjustments, as the Administrative Agent may determine to be necessary to cause the Lenders to hold Loans on a pro rata basis in accordance with their ratable shares, whereupon such Lender shall cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and the LC Exposure of each Revolving Lender shall automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments shall be made retroactively with respect to fees accrued while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender shall constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(j) Notwithstanding anything to the contrary herein, any Lender that is an Issuing Lender hereunder may not be replaced in its capacity as an Issuing Lender at any time that it has a Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Issuing Lender have been made with respect to such outstanding Letters of Credit.

SECTION 2.27. Increase in Commitment.

(a) Borrower Request. The Borrower may by written notice to the Administrative Agent request (x) prior to the Revolving Facility Maturity Date, an increase to the existing Revolving Commitments and/or LC Commitment or to establish one or more new Revolving Commitments and/or LC Commitments (each, an “Incremental Revolving Commitment”) and/or (y) at any time the establishment of one or more new Term Loan Commitments (each, an “Incremental Term Loan Commitment”, and together with the Incremental Revolving Commitments, the “Incremental Commitments”) by an amount not less than $50,000,000 individually. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Borrower proposes that the Incremental Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent (or such earlier date agreed by the Administrative Agent) and (ii) the identity of each Eligible Assignee or other lender reasonably acceptable to the Administrative Agent (and, in the case of any Incremental Revolving Commitment that contains an LC Commitment, each Issuing Lender) to whom the Borrower proposes any portion of such Incremental Commitments be allocated (each, a “New Lender”) and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide such Incremental Commitment.

(b) Conditions. The Incremental Commitments shall become effective, as of such Increase Effective Date; provided that:

(i) each of the conditions set forth in Section 4.02 shall be satisfied on or prior to such Increase Effective Date before and after giving effect to such Incremental Commitments;

(ii) no Default or Event of Default shall have occurred and be continuing or would result from giving effect to the Incremental Commitments on, or the making of any new Loans on, such Increase Effective Date; and

(iii) the Borrower shall provide an Officer’s Certificate demonstrating in reasonable detail that, after giving pro forma effect to (1) the Incremental Commitments, (2) any new Loans to be made on such Increase Effective Date and (3) the pledge of any Additional Collateral, the Collateral Coverage Ratio shall be no less than 1.6 to 1.0 and the aggregate amount of Liquidity shall be no less than $2,000,000,000.

(c) Terms of New Loans and Commitments. The terms and provisions of Loans made pursuant to the new Commitments shall be as follows:

(i) terms and provisions with respect to interest rates, maturity date and amortization schedule of Loans made pursuant to any Incremental Term Loan Commitments (“Incremental Term Loans”) shall be as agreed upon between the Borrower and the applicable Lenders providing such Loans (it being understood that the Incremental Term Loans may be part of the Class B Term Loans or any other Class of Term Loans);

(ii) the maturity date of any Loans made pursuant to Incremental Term Loan Commitments shall be no earlier than the Term Loan Maturity Date applicable to the Class B Term Loans that have not been extended pursuant to Section 2.28;

(iii) the Weighted Average Life to Maturity of any Loans made pursuant to Incremental Term Loan Commitments shall be no shorter than the Weighted Average Life to Maturity of the Term Loan Commitments made on the Closing Date;

(iv) the interest rate margins for the Incremental Term Loans shall be determined by the Borrower and the applicable Lenders providing such Loans; provided, however, that, with respect to any Class of Incremental Term Loans, if the All-In Initial Yield on such Class of Incremental Term Loans exceeds the All-In Initial Yield on the initial Term Loans funded hereunder (the “Original Term Loans”) by more than 50 basis points (the amount of such excess, if any, above 50 basis points being referred to herein as the “Yield Differential”), then the interest rate margin (and, as provided in the following proviso, the LIBO Rate floor) then in effect for the Original Term Loans shall be increased to eliminate such Yield Differential; provided that, to the extent any portion of the Yield Differential is attributable to any LIBO Rate floor applicable to such Class of Incremental Term Loans exceeding the LIBO Rate floor applicable to the Original Term Loans, the LIBO Rate floor applicable to the Original Term Loans shall first be increased to eliminate such Yield Differential to an amount not to exceed the LIBO Rate floor applicable to such Class of Incremental Term Loans prior to any increase in the interest rate margin applicable to such Original Term Loans;

(v) the maturity date of any Revolving Loans extended pursuant to such new Commitments shall be no earlier than the Revolving Facility Maturity Date applicable to the Revolving Commitments that have not been extended pursuant to Section 2.28;

(vi) any Revolving Commitments established pursuant to such Incremental Revolving Commitments shall not require any scheduled amortization or mandatory commitment reduction prior to the Revolving Facility Maturity Date; and

(vii) to the extent that the terms and provisions of Incremental Term Loans or the Revolving Loans made pursuant to Incremental Revolving Commitments are not consistent with an outstanding Class of Term Loans or to the outstanding Revolving Loans, as applicable (except to the extent permitted by clauses (i), (ii), (iii), (iv), (v) and (vi) above), such terms and conditions shall be reasonably satisfactory to the Administrative Agent and the Borrower.

The Incremental Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrower, the Administrative Agent and each Lender making such Incremental Commitment, in form and substance reasonably satisfactory to each of them. Notwithstanding anything else to the contrary in this Agreement or the other Loan Documents, the Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.27. In addition, unless otherwise specifically provided herein, all references in the Loan Documents to Revolving Loans or Term Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to any increased Revolving Commitments and any Incremental Term Loans that are Term Loans, respectively, made pursuant to this Agreement.

(d) Adjustment of Revolving Loans. To the extent the Commitments being increased on the relevant Increase Effective Date are Revolving Commitments, each of the existing Revolving Lenders shall assign to each of the applicable New Lenders, and each of the New Lenders shall purchase from each of the existing Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by the existing Revolving Lenders and New Lenders ratably in accordance with their Revolving Commitments after giving effect to the increased Revolving Commitments on such Increase Effective Date. If there is a new Borrowing of Revolving Loans on such Increase Effective Date, the Revolving Lenders after giving effect to such increased Revolving Commitments shall make such Revolving Loans in accordance with Section 2.01(a).

(e) Making of New Term Loans. On any Increase Effective Date on which one or more Incremental Term Loan Commitments becomes effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such Incremental Term Loan Commitment shall make an Incremental Term Loan to the Borrower in an amount equal to its Incremental Term Loan Commitment.

(f) Security and Guaranty. The Incremental Commitments will be secured on a pari passu or (at the Borrower’s option) junior basis by the same Collateral securing the obligations under the Facilities, and the Incremental Commitments and any incremental loans drawn thereunder shall rank pari passu in right of payment with or (at the Borrower’s option) junior to the obligations under the Facilities (it being understood any such junior liens shall be subject to any Intercreditor Agreement or any Other Intercreditor Agreement). Incremental Commitments shall benefit from the same guarantees as the Facilities.

SECTION 2.28. Extension of Term Loans; Extension of the Revolving Facility.

(a) Extension of Term Loans. Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, a “Term Loan Extension Offer”), made from time to time by the Borrower to all Term Lenders holding Term Loans with like maturity date, on a pro rata basis (based on the aggregate Term Loan Commitments with like maturity date) and on the same terms to each such Term Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Term Lenders that accept the terms contained in such Term Loan Extension Offers to extend the scheduled maturity date with respect to all or a portion of any outstanding principal amount of such Term Lender’s Term Loans and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Term Loan Extension Offer (including, without limitation, by changing the interest rate or fees payable in respect of such Term Loan Commitments) (each, a “Term Loan Extension,” and each group of Term Loans, as so extended, as well as the original Term Loans not so extended, being a “tranche of Term Loans,” and subject to the last sentence of the definition of “Class,” any Extended Term Loan shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted), so long as the following terms are satisfied:

(i) no Event of Default pursuant to Section 7.01(b), (e)(B), (f) or (g) shall have occurred and be continuing at the time the offering document in respect of a Term Loan Extension Offer is delivered to the applicable Term Lenders;

(ii) except as to interest rates, fees, scheduled amortization payments of principal and final maturity (which shall be as set forth in the relevant Term Loan Extension Offer), the Term Loan of any Term Lender that agrees to a Term Loan Extension with respect to such Term Loan extended pursuant to an Extension Amendment (an “Extended Term Loan”), shall be a Term Loan with the same terms as the original Class of Term Loans being extended; provided that (1) the permanent repayment of Extended Term Loans after the applicable Term Loan Extension shall be made on a pro rata basis with all other Term Loans, except that the Borrower shall be permitted to permanently repay any such tranche of Term Loans on a better than a pro rata basis as compared to any other tranche of Term Loans with a later maturity date than such tranche of Term Loans (it being understood that amortization payments and prepayments of Term Loans shall not be required to be on a pro rata basis), (2) assignments and participations of Extended Term Loans shall be governed by the same assignment and participation provisions applicable to Term Loans or, at the Borrower’s discretion, governed by more restrictive assignment and participation provisions, (3) the relevant Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of such Extension Amendment (immediately prior to the establishment of such Extended Term Loans), (4) Extended Term Loans may have call protection as may be agreed by the Borrower and the applicable Term Lenders of such Extended Term Loans, (5) no Extended Term Loans may be optionally prepaid prior to the date on which all Term Loans with an earlier Term Loan Maturity Date are repaid in full, unless such optional prepayment is accompanied by a pro rata optional prepayment of such other Term Loans and (6) at no time shall there be Term Loans hereunder (including Extended Term Loans and any original Term Loans) which have more than five different maturity dates;

(iii) all documentation in respect of such Term Loan Extension shall be consistent with the foregoing;

(iv) the Borrower may amend, revoke or replace a Term Loan Extension Offer at any time prior to the date on which Lenders under the tranche of Term Loans are requested to respond to the offer; and

(v) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower. For the avoidance of doubt, no Term Lender shall be obligated to accept any Term Loan Extension Offer.

(b) Extension of the Revolving Facility. Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, a “Revolver Extension Offer”) made from time to time by the Borrower to all Revolving Lenders holding Revolving Commitments with a like maturity date, on a pro rata basis (based on the aggregate Revolving Commitments with a like maturity date) and on the same terms to each such Revolving Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Revolving Lenders that accept the terms contained in such Revolver Extension Offers to extend the maturity date of all or a portion of each such Revolving Lender’s Revolving Commitments and otherwise modify the terms of such Revolving Commitments pursuant to the terms of the relevant Revolver Extension Offer (including, without limitation, by the changing interest rate or fees payable in respect of such Revolving Commitments (and related outstandings)) (each, a “Revolver Extension,” and each group of Revolving Commitments, as so extended, as well as the original Revolving Commitments not so extended, being a “tranche of Revolving Loans,” and any subject to the last sentence of the definition of “Class,” Extended Revolving Commitments shall constitute a separate tranche of Revolving Commitments from the tranche of Revolving Commitments from which they were converted), so long as the following terms are satisfied:

(i) No Event of Default pursuant to Section 7.01(b), (e)(B), (f) or (g) shall have occurred and be continuing at the time the offering document in respect of a Revolver Extension Offer is delivered to the applicable Revolving Lenders (the “Revolver Extension Offer Date”);

(ii) except as to interest rates, fees and final maturity (which shall be set forth in the relevant Revolver Extension Offer), the Revolving Commitment of any Revolving Lender that agrees to a Revolver Extension with respect to such Revolving Commitment extended pursuant to an Extension Amendment (an “Extended Revolving Commitment”), and the related outstandings, shall be a Revolving Commitment (or related outstandings, as the case may be) with the same terms as the original Class of Revolving Commitments being extended (and related outstandings); provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extending Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Revolving

Loans with respect to Extended Revolving Commitments after the applicable Revolver Extension Offer Date shall be made on a pro rata basis with all other Revolving Commitments (it being understood that (a) prepayments of Revolving Loans other than in connection with a termination of commitments shall not be required to be on a pro rata basis and (b) the Borrower shall be permitted to permanently repay and terminate commitments of any such tranche of Revolving Loans on a better than pro rata basis as compared to any other tranche of Revolving Loans with a later maturity date than such tranche of Revolving Loans), (2) assignments and participations of Extended Revolving Commitments and extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans or, at the Borrower’s discretion, governed by more restrictive assignment and participation provisions and (3) at no time shall there be Revolving Commitments hereunder (including Extended Revolving Commitments and any original Revolving Commitments) which have more than five different maturity dates;

(iii) if the aggregate principal amount of Revolving Commitments in respect of which Revolving Lenders shall have accepted the relevant Revolver Extension Offer shall exceed the maximum aggregate principal amount of Revolving Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Revolver Extension Offer, then the Revolving Loans of such Revolving Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Revolving Lenders have accepted such Revolver Extension Offer;

(iv) if the aggregate principal amount of Revolving Commitments in respect of which Revolving Lenders shall have accepted the relevant Revolver Extension Offer shall be less than the maximum aggregate principal amount of Revolving Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Revolver Extension Offer, then the Borrower may require each Revolving Lender that does not accept such Revolver Extension Offer to assign pursuant to Section 10.02 its pro rata share (or any portion thereof) of the outstanding Revolving Commitments, Revolving Loans and/or participations in Letters of Credit (as applicable) offered to be extended pursuant to such Revolver Extension Offer to one or more assignees which have agreed to such assignment and to extend the applicable Revolving Facility Maturity Date; provided that (1) each Revolving Lender that does not respond affirmatively by the deadline set forth in the Revolver Extension Offer shall be deemed not to have accepted such Revolver Extension Offer, (2) each assigning Revolving Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans and unreimbursed funded participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees or portion thereof that has been assigned pursuant to this Section 2.28(b)(iv), if applicable) or the Borrower (in the case of all other amounts), (3) the processing and recordation fee specified in Section 10.02(b)(ii)(D) shall be paid by the Borrower or such assignee and (4) the assigning Revolving Lender shall continue to be entitled to the rights under Section 10.04 for any period prior to the effectiveness of such assignment;

(v) all documentation in respect of such Revolver Extension shall be consistent with the foregoing unless otherwise agreed by the Administrative Agent and the Borrower;

(vi) the Borrower may amend, revoke or replace a Revolver Extension Offer at any time prior to the date on which Lenders under the tranche of Revolving Loans are requested to respond to the offer; and

(vii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower. For the avoidance of doubt, no Revolving Lender shall be obligated to accept any Revolver Extension Offer.

(c) Minimum Extension Condition. With respect to all Extensions consummated by the Borrower pursuant to this Section 2.28, (i) such Extensions shall not constitute mandatory or voluntary payments or prepayments for purposes of Section 2.12 or Section 2.13 and (ii) each Extension Offer shall specify the minimum amount of Term Loans or Revolving Commitments (if any), as the case may be, to be tendered, which shall be a minimum amount approved by the Administrative Agent (a “Minimum Extension Condition”). The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.28 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans or Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.11, 2.12, 2.17 and 8.08) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.28.

(d) Extension Amendment. The consent of the Administrative Agent shall be required to effectuate any Extension, such consent not to be unreasonably withheld. No consent of any Lender shall be required to effectuate any Extension, other than (A) in the case of a Revolver Extension, (i) the consent of each Lender agreeing to such Extension with respect to all or a portion of its Revolving Commitments (or, in the case of an Extension pursuant to clause (iv) of Section 2.28(b), the consent of the assignee agreeing to the assignment of one or more Revolving Commitments, Revolving Loans and/or participations in Letters of Credit) and (ii) the consent of each Issuing Lender, which consent shall not be unreasonably withheld or delayed and (B) in the case of a Term Loan Extension, the consent of each Lender agreeing to such Extension with respect to all or a portion of its Term Loans, as applicable. All Extended Term Loans and Extended Revolving Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. Notwithstanding anything else to the contrary set forth in this Agreement or the other Loan Documents, the Lenders hereby irrevocably authorize each Agent to enter into amendments to this Agreement and the other Loan Documents (each, an “Extension Amendment”) with the Borrower as may be necessary in order to establish new tranches or sub-tranches or Classes in respect of Term Loans or Revolving Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches or Classes, in each case on terms consistent with this Section 2.28. In addition, if so provided in such Extension Amendment relating to a Revolver Extension and with the consent of the Issuing Lenders, participations in Letters of Credit expiring on or after the Revolving Facility Maturity Date with respect to Revolving Commitments not so extended shall be re-allocated from Revolving Lenders holding Revolving Commitments to Revolving Lenders holding Extended Revolving Commitments in accordance with the terms of such Extension Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Extended Revolving Commitments, be deemed to be participation interests in respect of such Extended Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly; and provided, further, that the Borrower shall have the right (without limitation of its rights pursuant to Section 2.28(b)(iv) above) to (i) replace any non-extending Lender with respect to all or a portion of its Loans or Commitments, as applicable, in connection with either a Revolver Extension or a Term Loan Extension by having such Loans or Revolving Commitments (or any portion thereof) assigned, in accordance with Sections 2.28(b)(iv) and Section 10.02, at par, to one or more other Eligible Assignees or (ii) terminate all or a portion of the Commitments of, and repay the Obligations owing to any such non-extending Lender.

(e) In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.28.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Lenders and any Issuing Lender to make Extensions of Credit requested by the Borrower to be made on the Closing Date and on each Borrowing Date (if any) thereafter, each of the Borrower and the Guarantors jointly and severally represents and warrants, on the Closing Date and, other than with respect to Sections 3.05(b), 3.06, 3.09(a) and 3.19 on each Borrowing Date (if any) thereafter, as follows:

SECTION 3.01. Organization and Authority. The Borrower and each Guarantor (a) is duly organized, validly existing and in good standing (to the extent such concept is applicable in the applicable jurisdiction) under the laws of the jurisdiction of its organization and is duly qualified and in good standing in each other jurisdiction in which the failure to so qualify would have a Material Adverse Effect and (b) has the requisite corporate or limited liability company power and authority under the laws of the jurisdiction of its organization to effect the Transactions, to own or lease and operate its properties and to conduct its business as now or currently proposed to be conducted.

SECTION 3.02. Air Carrier Status. As of the date hereof, the Borrower is an “air carrier” within the meaning of Section 40102 of Title 49 and holds a certificate under Section 41102 of Title 49. The Borrower holds or co-holds an air carrier operating certificate issued pursuant to Chapter 447 of Title 49. The Borrower is a “citizen of the United States” as defined in Section 40102(a)(15) of Title 49 and as that statutory provision has been interpreted by the DOT pursuant to its policies (a “United States Citizen”). The Borrower possesses or co-possesses all necessary certificates, franchises, licenses, permits, rights, designations, authorizations, exemptions, concessions, frequencies and consents of any Governmental Authority which relate to the operation of the Scheduled Services and the conduct of its business and operations as currently conducted, except where failure to so possess would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.03. Due Execution. Except (other than with respect to clause (a)(i) below) for any Transfer Restriction, the execution, delivery and performance by each of the Borrower and the Guarantors of each of the Loan Documents to which it is a party (a) are within the respective corporate or limited liability company powers of each of the Borrower and the Guarantors, have been duly authorized by all necessary corporate or limited liability company action, including the consent of shareholders or members where required, and do not (i) contravene the charter, by-laws or limited liability company agreement (or equivalent documentation) of any of the Borrower or the Guarantors, (ii) violate any applicable law (including, without limitation, the Exchange Act) or regulation (including, without limitation, Regulations T, U or X of the Board), or any order or decree of any court or Governmental Authority, other than violations by the Borrower or the Guarantors which would not reasonably be expected to have a Material Adverse Effect, (iii) conflict with or result in a breach of, or constitute a default under, any material indenture, mortgage or deed of trust or any material lease, agreement or other instrument binding on the Borrower or the Guarantors or any of their properties, which, in the aggregate, would reasonably be expected to have a Material Adverse Effect or (iv) result in or require the creation or imposition of any Lien upon any of the property of any of the Borrower or the other Grantors other than the Liens granted pursuant to this Agreement or the other Loan Documents and (b) do not require the consent, authorization by or approval of or notice to or filing or registration with any Governmental Authority or any other Person, other than (i) the filing of financing statements under the UCC, (ii) such as may be required in order to perfect and register the security interests and liens purported to be created by the Collateral Documents, (iii) approvals, consents and exemptions that have been obtained on or prior to the Closing Date and remain in full force and effect, (iv) consents, approvals and exemptions that the failure to obtain in the aggregate would not be reasonably expected to result in a Material Adverse Effect and (v) routine reporting obligations. Each Loan Document to which the Borrower or any Guarantor is a party has been duly executed and delivered by each of the Borrower and the Guarantors party thereto. Each of this Agreement and the other Loan Documents to which the Borrower or any of the Guarantors is a party, is a legal, valid and binding obligation of the Borrower and each Guarantor party thereto, enforceable against the Borrower and the Guarantors, as the case may be, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.04. Statements Made.

(a) The written information furnished by or on behalf of the Borrower or any Guarantor to the Administrative Agent or any Lender in connection with the negotiation of this Agreement (as modified or supplemented by other written information so furnished), together with the Annual Report on Form 10-K for 2013 of Parent filed with the SEC and all Quarterly Reports on Form 10-Q or Current Reports on Form 8-K that have been filed after December 31, 2013, by Parent with the SEC (as amended), taken as a whole as of the Closing Date did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein not misleading in light of the circumstances in which such information was provided; provided that, with respect to projections, estimates or other forward-looking information the Borrower and the Guarantors represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time that such forward-looking information was prepared.

(b) The Annual Report on Form 10-K of Parent most recently filed with the SEC, and each Quarterly Report on Form 10-Q and Current Report on Form 8-K of Parent filed with the SEC subsequently and prior to the date that this representation and warranty is being made, did not as of the date filed with the SEC (giving effect to any amendments thereof made prior to the date that this representation and warranty is being made) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

SECTION 3.05. Financial Statements; Material Adverse Change.

(a) (i) The audited consolidated financial statements of Parent and its Subsidiaries for the fiscal year ended December 31, 2013, included in Parent’s Annual Report on Form 10-K for 2013 filed with the SEC, as amended and (ii) the unaudited consolidated financial statement of Parent and its Subsidiaries for the fiscal quarters ending March 31, 2014 and June 30, 2014, each present fairly, in all material respects, in accordance with GAAP, the financial condition, results of operations and cash flows of Parent and its Subsidiaries on a consolidated basis as of such date and for such period (except that any unaudited consolidated financial statements are subject to normal year-end audit adjustments and the absence of footnotes).

(b) Except as disclosed in Parent’s Annual Report on Form 10-K for 2013 or any subsequent report filed by Parent on Form 10-Q or Form 8-K with the SEC, since December 31, 2013, there has been no Material Adverse Change.

SECTION 3.06. Ownership of Subsidiaries. As of the Closing Date, other than as set forth on Schedule 3.06, (a) each of the Persons listed on Schedule 3.06 is a wholly-owned, direct or indirect Subsidiary of Parent and (b) Parent owns no other Subsidiaries (other than Immaterial Subsidiaries), whether directly or indirectly.

SECTION 3.07. Liens. There are no Liens of any nature whatsoever on any Collateral, except for Permitted Liens.

SECTION 3.08. Use of Proceeds. The proceeds of the Loans, and the Letters of Credit, shall be used for general corporate purposes.

SECTION 3.09. Litigation and Compliance with Laws.

(a) Except as disclosed in Parent’s Annual Report on Form 10-K for 2013 or any subsequent report filed by Parent on Form 10-Q or Form 8-K with the SEC since December 31, 2013, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower or the Guarantors, threatened against the Borrower or the Guarantors or any of their respective properties (including any properties or assets that constitute Collateral under the terms of the Loan Documents), before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that (i) are likely to have a Material Adverse Effect or (ii) could reasonably be expected to affect the legality, validity, binding effect or enforceability of the Loan Documents.

(b) Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, the Borrower and each Guarantor to its knowledge is currently in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and ownership of its property.

SECTION 3.10. Slots. The Borrower holds each of the Pledged Slots pursuant to authority granted by the applicable Governmental Authorities and Foreign Aviation Authorities, and there exists no material violation by the Borrower of the terms, conditions or limitations of any rule, regulation or order of the applicable Governmental Authorities or Foreign Aviation Authorities regarding such Pledged Slots or any provisions of law applicable to such Pledged Slots that gives any applicable Governmental Authority or Foreign Aviation Authority the right to modify in any material respect, terminate, cancel or withdraw the rights of the Borrower in any such Pledged Slots to the extent such Governmental Authority or Foreign Aviation Authority would not have such right in the absence of such violation.

SECTION 3.11. Routes. With respect to the Pledged Route Authorities relating to the Scheduled Services, the Borrower holds or co-holds the requisite authority to operate over such Pledged Route Authorities pursuant to Title 49 and all rules and regulations promulgated thereunder, subject only to the regulations of the DOT, the FAA and the applicable Foreign Aviation Authorities and applicable treaties and bilateral and multilateral air transportation agreements, and there exists no material violation by the Borrower of any certificate or order issued by the DOT authorizing the Borrower to operate over such Pledged Route Authorities, the rules and regulations of any applicable Foreign Aviation Authority with respect to such Pledged Route Authorities or the provisions of Title 49 and rules and regulations promulgated thereunder applicable to such Pledged Route Authorities that gives the FAA, DOT or any applicable Foreign Aviation Authority the right to modify in any material respect, terminate, cancel or withdraw the rights of the Borrower in any such Pledged Route Authorities.

SECTION 3.12. Margin Regulations; Investment Company Act.

(a) Neither the Borrower nor any Guarantor is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board, “Margin Stock”), or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loans will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in violation of Regulation U.

(b) Neither the Borrower nor any Guarantor is, or after the making of the Loans will be, or is required to be, registered as an “investment company” under the Investment Company Act of 1940, as amended.

SECTION 3.13. Holding of Collateral. The Borrower is, and as to Collateral acquired by it from time to time after the date hereof the Borrower will be, the holder or a co-holder, of all such Collateral free from any Lien except for (1) the Lien and security interest created by the Collateral Documents and (2) Permitted Liens.

SECTION 3.14. Perfected Security Interests. All UCC filings necessary or reasonably requested by the Collateral Agent to create, preserve, protect and perfect the security interests granted by the Borrower or any Guarantor, as applicable, to the Collateral Agent for the benefit of the Secured Parties in respect of the Collateral (other than the Account Collateral) under the SGR Security Agreement have been accomplished by the Borrower or the relevant Grantor to the extent that such security interests can be perfected by filings under the UCC and all actions necessary to obtain control of the Account Collateral as provided in Sections 9-104 and 9-106 of the UCC have been taken by such Grantor to the extent that such security interests can be perfected on or before the date hereof by execution and delivery of the Account Control Agreement. Subject to any Intercreditor Agreement and any Other Intercreditor Agreement, the security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to the SGR Security Agreement in and to the Collateral described therein constitute and hereafter at all times shall constitute a perfected security interest therein superior and prior to the rights of all other Persons therein (subject, in the case of priority only, only to Permitted Liens) to the extent such perfection and priority can be obtained by filings under the UCC and by the execution and delivery of the Account Control Agreement, and the Collateral Agent is entitled with respect to such perfected security interest to all the rights, priorities and benefits afforded by the UCC to perfected security interests.

SECTION 3.15. Payment of Taxes. Each of Parent and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed by it through the date hereof, except for such exceptions as would not individually or collectively have a Material Adverse Effect, and has paid or caused to be paid when due all Taxes required to have been paid by it, except such as are being contested in good faith by appropriate proceedings or as would not individually or collectively have a Material Adverse Effect.

SECTION 3.16. No Unlawful Payments. Neither of the Borrower, the Guarantors nor any of their respective subsidiaries nor, to the knowledge of the Borrower or the Guarantors, any director, officer, agent, employee or other person associated with or acting on behalf of the Borrower, the Guarantors or any of their respective subsidiaries has materially violated in the past five years or is in material violation of (1) laws relating to the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (2) laws relating to direct or indirect unlawful payments to any foreign or domestic government official or employee from corporate funds, (3) the Foreign Corrupt Practices Act of 1977, as amended, or the rules and regulations thereunder or (4) laws relating to bribes, rebates, payoffs, influence payments, kickbacks or other unlawful payments. The Borrower and each Guarantor has implemented compliance programs for purposes of (a)

informing the appropriate officers and employees of the Borrower, such Guarantor and their respective subsidiaries of the Borrower’s and such Guarantor’s policies to ensure compliance with the laws described under (1) through (4) above, and (b) requiring such officers and employees to report to the Borrower and such Guarantor any knowledge they may have of violations of the Borrower’s and such Guarantor’s policies referred to above and no such reports have been made. The Borrower and each Guarantor will not directly or indirectly use the proceeds of the Borrowings and Letter of Credit issuances hereunder, or lend, contribute or otherwise make available such proceeds to any of its subsidiaries or joint venture partners or any other person or entity, for any purpose in breach of any laws described in clause (1) – (4) above.

SECTION 3.17. OFAC. None of the Borrower, any Guarantor, any of their respective subsidiaries or, to the knowledge of the Borrower and the Guarantors, any director, officer, agent, employee, affiliate or other person acting on behalf of the Borrower, any Guarantor or any of their respective subsidiaries is currently the subject of any U.S. sanctions administered by the U.S. federal government (including the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”)); and the Borrower and each Guarantor will not directly or indirectly use the proceeds of the Borrowings and Letter of Credit issuances hereunder, or lend, contribute or otherwise make available such proceeds to any of its subsidiaries or joint venture partners or any other person or entity, for the purpose of financing the activities of any person currently the subject of any U.S. sanctions administered by the U.S. federal government (including OFAC).

SECTION 3.18. Compliance with Anti-Money Laundering Laws. The operations of the Borrower, the Guarantors and their respective subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by the Patriot Act, and the applicable anti-money laundering statutes of jurisdictions where the Borrower, the Guarantors and their respective subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower, the Guarantors or any of their respective subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Borrower and the Guarantors, threatened.

SECTION 3.19. Solvency. As of the Closing Date, after giving effect to the Loans made on the Closing Date and the payment of all costs and expenses in connection therewith, that the Borrower and the Guarantors, taken as a whole, are Solvent.

ARTICLE IV

CONDITIONS OF LENDING

SECTION 4.01. Conditions Precedent to Closing. This Agreement shall become effective on the date on which the following conditions precedent shall have been satisfied (or waived by the Lenders in accordance with Section 10.08 and by the Administrative Agent):

(a) Supporting Documents. The Administrative Agent shall have received with respect to each of the Borrower and the Guarantors in form and substance reasonably satisfactory to the Administrative Agent:

(i) a certificate of the Secretary of State of the state of such entity’s incorporation or formation, dated as of a recent date, as to the good standing of that entity (to the extent available in the applicable jurisdiction);

(ii) a certificate of the Secretary or an Assistant Secretary (or similar officer), of such entity dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the certificate of incorporation or formation and the by-laws or limited liability company or other operating agreement (as the case may be) of that entity as in effect on the date of such certification, (B) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors, board of managers or members of that entity authorizing the Borrowings and Letter of Credit issuances hereunder, the execution, delivery and performance in accordance with their respective terms of this Agreement, the other Loan Documents and any other documents required or contemplated hereunder or thereunder, and the granting of the security interest in the Letter of Credit Account and other Liens contemplated hereby or the other Loan Documents (in each case to the extent applicable to such entity), (C) that the certificate of incorporation or formation of that entity has not been amended since the date of the last amendment thereto indicated on the certificate of the Secretary of State furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each Responsible Officer of that entity executing this Agreement and the Loan Documents or any other document delivered by it in connection herewith or therewith (such certificate to contain a certification by another Responsible Officer of that entity as to the incumbency and signature of the Responsible Officer signing the certificate referred to in this clause (ii)); and

(iii) an Officer’s Certificate certifying (A) as to the truth in all material respects of the representations and warranties set forth in Article III hereunder and in the other Loan Documents and made by it as though made on the Closing Date, except to the extent that any such representation or warranty relates to a specified date, in which case as of such date (provided that any representation or warranty that is qualified by materiality (it being understood that any representation or warranty that excludes circumstances that would not result in a “Material Adverse Change” or “Material Adverse Effect” shall not be considered (for purposes of this proviso) to be qualified by materiality) shall be true and correct in all respects as of the applicable date, before and after giving effect to the Closing Date Transactions) and (B) as to the absence of any event occurring and continuing, or resulting from the Closing Date Transactions, that constitutes a Default or an Event of Default.

(b) Credit Agreement. Each party hereto shall have duly executed and delivered to the Administrative Agent this Agreement.

(c) Loan Documents. The Borrower shall have duly executed and delivered to the Administrative Agent the Security Agreement (Slots, Foreign Gate Leaseholds and Route Authorities), in substantially the form of Exhibit A-1 (the “SGR Security Agreement”), the Debenture, in substantially the form of Exhibit A-2 (the “UK Debenture”), the other Collateral Documents and the other Loan Documents, and has delivered all UCC financing statements in form and substance reasonably acceptable to the Collateral Agent, as may be required to grant, continue and maintain an enforceable security interest in the applicable Collateral (subject to the terms hereof and of the other Loan Documents) in accordance with the UCC as enacted in all relevant jurisdictions.

(d) Initial Appraisal. The Administrative Agent shall have received (x) the Initial Appraisal in form reasonably satisfactory to the Administrative Agent, and (y) an Officer’s Certificate from a Responsible Officer of the Borrower demonstrating that, using the Appraised Value listed in the Initial Appraisal, on the Closing Date and after giving effect to the Extensions of Credit to be made on such date, the Collateral Coverage Ratio shall be no less than 1.6 to 1.0.

(e) Opinions of Counsel. The Administrative Agent shall have received:

(i) a written opinion of Latham & Watkins LLP, counsel for the Borrower and the Guarantors, dated the Closing Date, in a form and substance reasonably satisfactory to the Administrative Agent;

(ii) a written opinion of Pillsbury Winthrop Shaw & Pittman LLP, special regulatory counsel to the Borrower and the Guarantors, dated the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent; and

(iii) a written opinion of White & Case LLP, UK counsel for the Administrative Agent and the Lenders, dated the Closing Date, in a form and substance reasonably satisfactory to the Administrative Agent.

(f) Payment of Fees and Expenses. The Borrower shall have paid to the Administrative Agent, the Joint Lead Arrangers and Bookrunners and the Lenders the then-unpaid balance of all accrued and unpaid Fees due, owing and payable under and pursuant to this Agreement, as referred to in Section 2.19, and all reasonable and documented out-of-pocket expenses of the Administrative Agent (including reasonable attorneys’ fees of White & Case LLP) for which invoices have been presented at least one Business Day prior to the Closing Date.

(g) Lien Searches. The Administrative Agent shall have received UCC searches conducted in the jurisdictions in which the Borrower is incorporated or such other jurisdictions as the Administrative Agent may reasonably require, reflecting the absence of Liens and encumbrances on the assets of the Borrower constituting Collateral on the Closing Date, other than Permitted Liens.

(h) Consents. All material governmental and third-party consents and approvals necessary in connection with the financing contemplated hereby shall have been obtained, in form and substance reasonably satisfactory to the Administrative Agent, and be in full force and effect.

(i) Representations and Warranties. All representations and warranties of the Borrower and the Guarantors contained in this Agreement and the other Loan Documents executed and delivered on the Closing Date shall be true and correct in all material respects on and as of the Closing Date, before and after giving effect to the Closing Date Transactions, as though made on and as of such date (except to the extent any such representation or warranty by its terms is made as of a different specified date, in which case as of such specified date); provided that any representation or warranty that is qualified by materiality (it being understood that any representation or warranty that excludes circumstances that would not result in a “Material Adverse Change” or “Material Adverse Effect” shall not be considered (for purposes of this proviso) to be qualified by materiality) shall be true and correct in all respects, as though made on and as of the applicable date, before and after giving effect to the Closing Date Transactions.

(j) No Event of Default; No Material Adverse Change. No Default or Event of Default shall have occurred and be continuing. Except as disclosed in Parent’s Annual Report on Form 10-K for 2013 or any subsequent report filed by Parent on Form 10-Q or Form 8-K with the SEC, since December 31, 2013, there shall not have occurred a Material Adverse Change.

(k) Patriot Act. The Lenders shall have received at least ten (10) days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, that such Lenders shall have requested from the Borrower or Guarantor prior to such date.

(l) Financial Deliverables. The Administrative Agent shall have received the most recent financial statements required to be delivered pursuant to Sections 5.01(a) and (b) and reports of the Borrower and Parent, which have been filed with the SEC.

(m) Perfected Liens. The Collateral Agent, for the benefit of the Secured Parties, shall have obtained a valid and perfected first priority lien on and security interest in the Collateral to the extent such security interests can be perfected under the UCC, and all UCC financing statements to be filed in the Borrower’s jurisdiction of organization and the Account Control Agreement in connection with the perfection of such security interests shall have been executed and delivered or made, or shall be delivered or made substantially concurrently with the initial funding.

(n) Solvency. The Administrative Agent shall have received an Officer’s Certificate certifying that as of the Closing Date, after giving effect to the Loans made on the Closing Date and the payment of all costs and expenses in connection therewith, that the Borrower and the Guarantors, taken as a whole, are Solvent.

The execution by each Lender of this Agreement shall be deemed to be confirmation by such Lender that any condition relating to such Lender’s satisfaction or reasonable satisfaction with any documentation set forth in this Section 4.01 has been satisfied as to such Lender.

SECTION 4.02. Conditions Precedent to Each Loan and Each Letter of Credit. The obligation of the Lenders to make each Loan and of the Issuing Lenders to issue each Letter of Credit, including the initial Loans and the initial Letters of Credit, is subject to the satisfaction (or waiver in accordance with Section 10.08) of the following conditions precedent (provided, that any condition precedent to drawing of a Revolving Loan may be waived only by the Required Revolving Lenders):

(a) Notice. The Administrative Agent shall have received a Loan Request pursuant to Section 2.03 with respect to such borrowing or a Letter of Credit Request for issuance of such Letter of Credit pursuant to Section 2.02, as the case may be.

(b) Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents (other than in the case of each Borrowing Date, after the Closing Date, the representations and warranties set forth in Sections 3.05(b), 3.06, 3.09(a) and 3.19) shall be true and correct in all material respects on and as of the date of such Loan or the issuance of such Letter of Credit hereunder (both before and after giving effect thereto and, in the case of each Loan, the application of proceeds therefrom) with the same effect as if made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date and in such case as of such date; provided that any representation or warranty that is qualified by materiality (it being understood that any representation or warranty that excludes circumstances that would not result in a “Material Adverse Change” or “Material Adverse Effect” shall not be considered (for purposes of this proviso) to be qualified by materiality) shall be true and correct in all respects, as though made on and as of the applicable date, before and after giving effect to such Loan or the issuance of such Letter of Credit hereunder.

(c) No Default. On the date of such Loan or the issuance of such Letter of Credit hereunder, no (i) Event of Default or (ii) Default with respect to Section 7.01(b), (e), (f) or (g) shall have occurred and be continuing nor shall any such Default or Event of Default, as the case may be, occur by reason of the making of the requested Borrowing or the issuance of the requested Letter of Credit and, in the case of each Loan, the application of proceeds thereof.

(d) Collateral Coverage Ratio. On the date of such Loan or the issuance of such Letter of Credit hereunder (and after giving pro forma effect thereto), the Collateral Coverage Ratio shall not be less than 1.6 to 1.0 as evidenced by the delivery of a Collateral Coverage Ratio Certificate to the Administrative Agent demonstrating such compliance.

(e) No Going Concern Qualification. For any Loan made or Letter of Credit issued after the filing by Parent of its Annual Report on Form 10-K for the fiscal year ended on December 31, 2014, on the date of such Loan or the issuance of such Letter of Credit hereunder, the opinion of the independent public accountants (after giving effect to any reissuance or revision of such opinion) on the most recent audited consolidated financial statements delivered by Parent pursuant to Section 5.01(a) shall not include a “going concern” qualification under GAAP as in effect on the date of this Agreement or, if there is a change in the relevant provisions of GAAP thereafter, any like qualification or exception under GAAP after giving effect to such change.

The acceptance by the Borrower of each Extension of Credit hereunder shall be deemed to be a representation and warranty by the Borrower that the conditions specified in this Section 4.02 have been satisfied at that time.

ARTICLE V

AFFIRMATIVE COVENANTS

From the date hereof and for so long as the Commitments remain in effect, any Letter of Credit remains outstanding (in a face amount in excess of the sum of (i) the amount of cash then held in the Letter of Credit Account and (ii) the face amount of back-to-back letters of credit delivered pursuant to Section 2.02(j)), or the principal of, or interest on, any Loan or reimbursement of any LC Disbursement is owing (or any other amount that is due and unpaid on the first date that none of the foregoing is in effect, outstanding or owing, respectively, is owing) to any Lender or the Administrative Agent hereunder:

SECTION 5.01. Financial Statements, Reports, etc. The Borrower shall deliver to the Administrative Agent on behalf of the Lenders:

(a) within ninety (90) days after the end of each fiscal year, Parent’s consolidated balance sheet and related statement of income and cash flows, showing the financial condition of Parent and its Subsidiaries on a consolidated basis as of the close of such fiscal year and the results of their respective operations during such year, such consolidated financial statements of Parent to be audited for Parent by independent public accountants of recognized national standing and to be accompanied by an opinion of such accountants (which opinion shall be unqualified as to scope of such audit) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP; provided that the foregoing delivery requirement shall be satisfied if Parent shall have filed with the SEC its Annual Report on Form 10-K for such fiscal year, which is available to the public via EDGAR or any similar successor system;

(b) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, Parent’s consolidated balance sheets and related statements of income and cash flows, showing the financial condition of Parent and its Subsidiaries on a consolidated basis as of the close of such fiscal quarter and the results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year, each certified by a Responsible Officer of Parent as fairly presenting in all material respects the financial condition and results of operations of Parent and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; provided that the foregoing delivery requirement shall be satisfied if Parent shall have filed with the SEC its Quarterly Report on Form 10-Q for such fiscal quarter, which is available to the public via EDGAR or any similar successor system;

(c) within the time period under Section 5.01(a), a certificate of a Responsible Officer of the Borrower certifying that, to the knowledge of such Responsible Officer, no Event of Default has occurred and is continuing, or, if, to the knowledge of such Responsible Officer, such an Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(d) within the time period under (a) and (b) of this Section 5.01, an Officer’s Certificate demonstrating in reasonable detail compliance with Section 6.08 as of the end of the preceding fiscal quarter;

(e) promptly after the occurrence thereof, written notice of the termination of a Plan of the Borrower or an ERISA Affiliate pursuant to Section 4042 of ERISA, to the extent such termination would constitute an Event of Default under Section 7.01(k);

(f) a Collateral Coverage Ratio Certificate, as and when required under Section 6.09(a);

(g) so long as any Commitment, Loan or Letter of Credit is outstanding, promptly after the Chief Financial Officer or the Treasurer of Parent becoming aware of the occurrence of a Default or an Event of Default that is continuing, an Officer’s Certificate specifying such Default or Event of Default and what action Parent and its Subsidiaries are taking or propose to take with respect thereto;

(h) promptly after a Responsible Officer of Parent or the Borrower obtains knowledge thereof, written notice of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Parent or any Subsidiary that would reasonably be expected to result in a Material Adverse Effect under clause (a) (with respect to any such action, suit or proceeding that is described by the Company or the Parent in a current report on Form 8-k filed with the SEC), (b) or (c) of the definition thereof;

(i) a Collateral Coverage Ratio Certificate as and when required under Section 6.04(ii)(D); and

(j) reasonably promptly following a request, all documentation and information reasonably requested by the Administrative Agent on behalf of a Lender, Agent or Issuing Lender solely to the extent such Lender, Agent or Issuing Lender is required to obtain such information pursuant to “know your customer” and similar laws and regulations.

Any certificate to be delivered under this Section 5.01 may, at the Borrower’s option, be combined with any other certificate to be delivered under this Section 5.01 within the same time period.

Subject to the next succeeding sentence, information delivered pursuant to this Section 5.01 to the Administrative Agent may be made available by the Administrative Agent to the Lenders by posting such information on the Intralinks website on the Internet at http://www.intralinks.com. Information required to be delivered pursuant to this Section 5.01 by the Borrower (and solely in the case of Section 5.01(a) or (b) above to the extent not made available on EDGAR) shall be delivered pursuant to Section 10.01 or as set forth the in the following sentence. Information required to be delivered pursuant to this Section 5.01 (to the extent not made available as set forth above) shall be deemed to have been delivered to the

Administrative Agent on the date on which the Borrower provides written notice to the Administrative Agent that such information has been posted on the Borrower’s general commercial website on the Internet (to the extent such information has been posted or is available as described in such notice), as such website may be specified by the Borrower to the Administrative Agent from time to time. Information required to be delivered pursuant to this Section 5.01 shall be in a format which is suitable for transmission.

Any notice or other communication delivered pursuant to this Section 5.01, or otherwise pursuant to this Agreement, shall be deemed to contain material non-public information unless (i) expressly marked by the Borrower or a Guarantor as “PUBLIC,” (ii) such notice or communication consists of copies of the Borrower’s public filings with the SEC or (iii) such notice or communication has been posted on the Borrower’s general commercial website on the Internet, as such website may be specified by the Borrower to the Administrative Agent from time to time.

SECTION 5.02. Taxes. Parent shall pay, and shall cause each of its Subsidiaries to pay, all material taxes, assessments and governmental levies imposed or assessed on any of them or any of their assets before the same shall become more than 90 days delinquent, other than taxes, assessments and levies (i) being contested in good faith by appropriate proceedings or (ii) the failure to effect such payment of which are not reasonably be expected to have, individually or collectively, a Material Adverse Effect on Parent.

SECTION 5.03. Corporate Existence. Parent shall do or cause to be done all things reasonably necessary to preserve and keep in full force and effect:

(1) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of Parent or any such Restricted Subsidiary; and

(2) the rights (charter and statutory) and material franchises of Parent and its Restricted Subsidiaries; provided, however, that Parent shall not be required to preserve any such right or franchise, or the corporate, partnership or other existence of it or any of its Restricted Subsidiaries, if a Responsible Officer of the Borrower or Parent shall, in such officer’s reasonable judgment, determine that the preservation thereof is no longer desirable in the conduct of the business of Parent and its Subsidiaries, taken as a whole, and that the loss thereof would not, individually or in the aggregate, have a Material Adverse Effect.

For the avoidance of doubt, this Section 5.03 shall not prohibit any actions permitted by Section 6.10 or described in Section 6.10(b).

SECTION 5.04. Compliance with Laws. Except for laws, rules, regulations and orders applicable to Route Authorities, Slots and Foreign Gate Leaseholds (it being understood that Section 5.09 applies, to the extent set forth therein, to laws, rules, regulations and orders applicable to Route Authorities, Slots and Foreign Gate Leaseholds), Parent shall comply, and cause each of its Restricted Subsidiaries to comply, with all applicable laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where such noncompliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Designation of Restricted and Unrestricted Subsidiaries.

(a) Parent may designate any Restricted Subsidiary of it (other than the Borrower) to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Parent and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation. That designation will be permitted only if the Investment would be permitted at that time under Section 6.01 and if the Restricted Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary.” Parent may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

(b) Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Parent; provided that such designation will be permitted only if no Default or Event of Default would be in existence following such designation.

(c) In connection with the designation of an Unrestricted Subsidiary as provided in Section 5.05(a), (x) such designated Unrestricted Subsidiary shall be released from its Guarantee of the Obligations and (y) any Liens on such designated Unrestricted Subsidiary and any of the Collateral of such designated Unrestricted Subsidiary shall be released.

SECTION 5.06. Delivery of Appraisals. Within:

(1) the 30 day period prior to May 31 of each year commencing May 31, 2015; and

(2) the 45 day period following a request by the Administrative Agent if an Event of Default has occurred and is continuing,

the Borrower will deliver to the Administrative Agent one or more Appraisals establishing the Appraised Value of the Collateral (other than any cash or Cash Equivalents in the Collateral).

For the avoidance of doubt, the Appraised Value of any Qualified Replacement Assets or Additional Collateral (other than any cash or Cash Equivalents) pledged by the Borrower or another Grantor that has not previously been included in an Appraisal shall be deemed to be zero until an Appraisal of such Qualified Replacement Assets or Additional Collateral has been delivered to the Administrative Agent.

Subject to the next succeeding sentence, the Borrower shall deliver the Appraisals described above to the Administrative Agent and the Administrative Agent shall make such Appraisals available to the Lenders by posting such information on the confidential, non-public portion of Intralinks website on the Internet at http://www.intralinks.com. Information required to be delivered pursuant to this Section 5.06 by the Borrower shall be delivered pursuant to Section 10.01 and shall be deemed to contain material non-public information.

SECTION 5.07. Regulatory Matters; Utilization; Reporting.

(a) The Borrower will:

(1) maintain at all times its status as an “air carrier” within the meaning of Section 40102(a)(2) of Title 49 and hold or co-hold a certificate under Section 41102(a)(1) of Title 49;

(2) maintain at all times its status at the FAA as an “air carrier” and hold or co-hold an air carrier operating certificate under Section 44705 of Title 49 and operations specifications issued by the FAA pursuant to Parts 119 and 121 of Title 14;

(3) possess and maintain all certificates, exemptions, licenses, permits, designations, authorizations, frequencies and consents required by the FAA, the DOT or any applicable Foreign Aviation Authority or Airport Authority or any other Governmental Authority that are material to the operation of the Pledged Route Authorities and Pledged Slots operated by it, and to the conduct of its business and operations as currently conducted, in each case, to the extent necessary for the Borrower’s operation of the Scheduled Services, except to the extent that any failure to possess or maintain would not reasonably be expected to result in a Material Adverse Effect;

(4) maintain Pledged Foreign Gate Leaseholds sufficient to ensure its ability to operate the Scheduled Services and to preserve its right in and to its Pledged Slots, except to the extent that any failure to maintain would not reasonably be expected to result in a Material Adverse Effect;

(5) utilize its Pledged Slots in a manner consistent with applicable regulations, rules, foreign law and contracts in order to preserve its right to hold and use its Pledged Slots, taking into account any waivers or other relief granted to it by the FAA, the DOT, any Foreign Aviation Authority or any Airport Authority, except to the extent that any failure to utilize would not reasonably be expected to result in a Material Adverse Effect;

(6) cause to be done all things reasonably necessary to preserve and keep in full force and effect its rights in and to use its Pledged Slots, including, without limitation, satisfying any applicable Use or Lose Rule, except to the extent that any failure to do so would not reasonably be expected to result in a Material Adverse Effect;

(7) utilize its Pledged Route Authorities in a manner consistent with Title 49, applicable foreign law, the applicable rules and regulations of the FAA, the DOT and any applicable Foreign Aviation Authorities, and any applicable treaty in order to preserve its rights to operate the Scheduled Services, except to the extent that any failure to utilize would not reasonably be expected to result in a Material Adverse Effect; and

(8) cause to be done all things reasonably necessary to preserve and keep in full force and effect its authority to operate the Scheduled Services, except to the extent that any failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b) Without in any way limiting Section 5.07(a), the Borrower will promptly take all such steps as may be necessary to obtain renewal of its Pledged Route Authorities from the DOT and any applicable Foreign Aviation Authorities, in each case to the extent necessary to operate the Scheduled Services, within a reasonable time prior to the expiration of such authority (as prescribed by law or regulation, if any), and promptly notify the Administrative Agent if it has been informed that such authority will not be renewed, except to the extent that any failure to take such steps would not reasonably be expected to result in a Material Adverse Effect. The Borrower will pay any applicable filing fees and other expenses related to the submission of applications, renewal requests, and other filings as may be reasonably necessary to maintain or obtain its rights in its Pledged Route Authorities and have access to its Pledged Foreign Gate Leaseholds in each case to the extent necessary to operate the Scheduled Services.

Notwithstanding any provision of this Section 5.07 or anything else in this Agreement or any other Loan Document to the contrary, (x) for the avoidance of doubt, any Disposition of Collateral permitted by Section 6.04 shall be permitted by the provisions described above, and nothing herein shall prohibit the Borrower or any Grantor from reducing the frequency of flight operations over any Scheduled Service or suspending or cancelling any Scheduled Service, (y) nothing shall restrict or prohibit or require the Borrower to contest any retiming or other adjustment of the time or time period for landing or takeoff or any adjustment with respect to terminal access or seating capacity, in each case, with respect to any Pledged Slot (whether accomplished by modification, substitution or exchange) for which no consideration is received by the Borrower or any of its Affiliates; provided that any other Slot received by the Borrower or any of its Affiliates in connection with any such retiming or other adjustment of the time or time period for landing or takeoff with respect to any Pledged Slot shall not constitute consideration and (z) the Borrower shall have no obligation to contest the application of, challenge the interpretation of, or take or refrain from taking any action to influence the enactment or the implementation of any legislation, regulation, policy or other action of the FAA, the DOT, any applicable Foreign Aviation Authority, Airport Authority or any other Governmental Authority that affects the existence, availability or value of properties or rights of the same type as the Route Authorities, Slots or Foreign Gate Leaseholds to air carriers generally (and not solely to the Borrower), including any such legislation, regulation, policy or action relating to the applicability of Foreign Slots or FAA Slots to flight operations at any airport.

SECTION 5.08. Maintenance of Ratings. The Borrower will use commercially reasonable efforts to maintain a rating of the Facilities by each of S&P and Moody’s after such ratings are obtained (but not to obtain or maintain a specific rating).

SECTION 5.09. Additional Guarantors; Additional Collateral.

(a) If (x) Parent or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the Closing Date or (y) Parent, in its sole discretion, elects to cause a Domestic Subsidiary that is not a Guarantor to become a Guarantor, then Parent will promptly cause such Domestic Subsidiary to become a party to the Guaranty by executing an Instrument of Assumption and Joinder substantially in the form attached hereto as Exhibit B; provided, that any Domestic Subsidiary that constitutes an Immaterial Subsidiary, a Receivables Subsidiary or an Excluded Subsidiary need not become a Guarantor unless and until 30 Business Days after such time as it ceases to be (and is no longer any of) an Immaterial Subsidiary, a Receivables Subsidiary or an Excluded Subsidiary or such time as it guarantees, or pledges any property or assets to secure, any other Obligations.

(b) If any Domestic Subsidiary that constitutes an Immaterial Subsidiary, a Receivables Subsidiary or an Excluded Subsidiary on the Closing Date ceases to be (and is no longer any of) an Immaterial Subsidiary, a Receivables Subsidiary or an Excluded Subsidiary or at such time as it guarantees, or pledges any property or assets to secure, any Obligations hereunder, then Parent will promptly cause such Domestic Subsidiary to become a party to the Guaranty by executing an Instrument of Assumption and Joinder substantially in the form attached hereto as Exhibit B within 30 Business Days after such time as it ceases to be (and is no longer any of ) an Immaterial Subsidiary, a Receivables Subsidiary or an Excluded Subsidiary or such time as it guarantees, or pledges any property or assets to secure, any other Obligations.

(c) Notwithstanding the provisions in Section 5.09(a) and 5.09(b), no Regional Airline shall be required to become a Guarantor hereunder at any time. A Regional Airline may become a Guarantor at the sole discretion of the Borrower.

(d) At any time, with prior written notice to the Administrative Agent and the Collateral Agent, the Borrower may, and may cause any other Guarantor to, at its sole discretion, pledge additional assets as Additional Collateral.

SECTION 5.10. Access to Books and Records.

(a) The Borrower and the Guarantors will make and keep books, records and accounts in which full, true and correct entries in conformity with GAAP are made of all financial dealings and transactions in relation to its business and activities, including, without limitation, an accurate and fair reflection of the transactions and dispositions of the assets of the Borrower and the Guarantors.

(b) The Borrower and the Guarantors will permit, to the extent not prohibited by applicable law or contractual obligations, any representatives designated by the Administrative Agent or any Governmental Authority that is authorized to supervise or regulate the operations of a Lender, as designated by such Lender, upon reasonable prior written notice and, so long as no Event of Default has occurred and is continuing, at no out-of-pocket cost to the Borrower and the Guarantors, to visit and inspect the properties of each of the Borrower and the Guarantors, to examine its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested (it being understood that a representative of the Borrower will be present); provided that if an Event of Default has occurred and is continuing, the Borrower and the Guarantors shall be responsible for the reasonable costs and expenses of any visits of the Administrative Agent and the Lenders, acting together (but not separately) provided, further that with respect to Collateral and matters relating thereto, the rights of Administrative Agent and the Lenders under this Section 5.10 shall be limited to the following: upon request of the Administrative Agent, the applicable Grantor will permit the Administrative Agent, or any of its agents or representatives, at reasonable times and intervals upon reasonable prior notice, to visit during normal business hours its offices and sites and inspect any documents relating to (i) the existence of such Collateral, (ii) with respect to Collateral other than Pledged Route Authorities, Pledged Slots and Pledged Foreign Gate Leaseholds, the condition of such Collateral, and (iii) the validity, perfection and priority of the Liens on such Collateral, and to discuss such matters with its officers, except to the extent the disclosure of any such document or any such discussion shall result in the applicable Grantor’s violation of its contractual or legal obligations. All confidential or proprietary information obtained in connection with any such visit, inspection or discussion shall be held confidential by the Administrative Agent and each agent or representative thereof and shall not be furnished or disclosed by any of them to anyone other than their respective bank examiners, auditors, accountants, agents and legal counsel, and except as may be required by an order of any court or administrative agency or by any statute, rule, regulation or order of any Governmental Authority.

SECTION 5.11. Further Assurances.

(a) With respect to Pledged Route Authorities, Pledged Slots and Pledged Foreign Gate Leaseholds, upon the reasonable request of the Collateral Agent, the Borrower or the applicable Grantor shall take, or cause to be taken, such actions with respect to the due and timely recording, filing, re-recording and refiling of any financing statements and any continuation statements under the UCC as are necessary to maintain, so long as such SGR Security Agreement or other applicable Collateral Document is in effect, the perfection of the security interests created by such SGR Security Agreement or such Collateral Document, as applicable, in such Pledged Route Authorities, Pledged Slots and Pledged Foreign Gate Leaseholds, subject, in each case, to Permitted Liens, or at the reasonable request of the Collateral Agent will furnish the Collateral Agent, together with such financing statements and continuation statements, as may be required to enable the Collateral Agent to take such action.

(b) With respect to Collateral constituting aircraft or spare engines, each of the applicable Aircraft Security Agreements will provide that the Borrower or the applicable Grantor shall take, or cause to be taken, upon the reasonable request of the Collateral Agent, such actions with respect to the due and timely recording, filing, re-recording and refiling of such Aircraft Security Agreement, and any financing statements and any continuation statements or other instruments as are necessary to maintain, so long as such Aircraft Security Agreement is in effect, the perfection of the security interests created by such Aircraft Security Agreement in such aircraft or spare engines, subject in each case, to Permitted Liens, or at the reasonable request of the trustee appointed pursuant to Section 8.01(d) will furnish such trustee with such instruments, in execution form, and such other information, as may be required to enable such trustee to take such action.

(c) With respect to Collateral constituting Real Property Assets, each of the applicable Collateral Documents relating to such Collateral will provide that the Borrower or the applicable Grantor shall provide, or cause to be provided to the Collateral Agent each document (including title policies or marked-up unconditional insurance binders (in each case, together with copies of all exception documents referred to therein), maps, ALTA (or TLTA, if applicable) as-built surveys (in form and as to date that is sufficiently acceptable to the title insurer issuing title insurance to the Administrative Agent for such title insurer to deliver endorsements to such title insurance as reasonably requested by the Administrative Agent), environmental assessments, flood certifications and flood insurance (if applicable) and reports and evidence regarding recording and payment of fees, insurance premium and taxes) that the Administrative Agent may reasonably request, to create, register, perfect, maintain, evidence the existence, substance, form or validity of or enforce a valid lien on such parcel of or leasehold interest in real property subject only to Permitted Liens.

(d) With respect to Collateral other than Pledged Route Authorities, Pledged Slots, Pledged Foreign Gate Leaseholds, aircraft or spare engines, each of the applicable Collateral Documents relating to such Collateral will provide that the Borrower or the applicable Grantor shall take, or cause to be taken, upon the reasonable request of the Collateral Agent, such commercially reasonable actions as are necessary to maintain, so long as such Collateral Document is in effect, the perfection of the security interests created by such Collateral Document in such Collateral, subject, in each case, to Permitted Liens, or at the reasonable request of the Collateral Agent, will furnish the Collateral Agent with such instruments, in execution form, and such other information, as may be required to enable the Collateral Agent to take such action.

ARTICLE VI

NEGATIVE AND FINANCIAL COVENANTS

From the date hereof and for so long as the Commitments remain in effect, any Letter of Credit remains outstanding (in a face amount in excess of the sum of (i) the amount of cash then held in the Letter of Credit Account and (ii) the face amount of back-to-back letters of credit delivered pursuant to Section 2.02(j)) or principal of or interest on any Loan or reimbursement of any LC Disbursement is owing (or any other amount that is due and unpaid on the first date that none of the foregoing is in effect, outstanding or owing, respectively, is owing) to any Lender or the Administrative Agent hereunder:

SECTION 6.01. Restricted Payments.

(a) Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of Parent’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Parent or any of its Restricted Subsidiaries) or to the direct or indirect holders of Parent’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than (A) dividends, distributions or payments payable in Qualifying Equity Interests or in the case of preferred stock of Parent, an increase in the liquidation value thereof and (B) dividends, distributions or payments payable to Parent or a Restricted Subsidiary of Parent);

(ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Parent;

(iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value (collectively for purposes of this clause (iii), a “purchase”) any Indebtedness of the Borrower or any Guarantor that is contractually subordinated in right of payment to the Loans (excluding any intercompany Indebtedness between or among Parent and any of its Restricted Subsidiaries), except any scheduled payment of interest and any purchase within two years of the Stated Maturity thereof; or

(iv) make any Restricted Investment (all such payments and other actions set forth in these clauses (i) through (iv) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(x) (A) no Default or Event of Default is continuing as of such date and (B) Liquidity as at such time (after (1) excluding from the calculation thereof an amount equal to 75% of the aggregate committed principal amount under all revolving credit facilities (whether drawn or undrawn) of the Parent and its Restricted Subsidiaries as of such date and (2) giving pro forma effect to any Restricted Payment to be made on such date) is at least equal to $4,000,000,000, or

(y) the aggregate amount of all Restricted Payments made by Parent and its Restricted Subsidiaries since the Closing Date and together with such Restricted Investments outstanding at the time of giving effect to such Restricted Payment (excluding, in each case, Restricted Payments permitted by clauses (2) through (22) of Section 6.01(b)), is less than the greater of (i) $0 and (ii) the sum, without duplication, of:

(A) 50% of the Consolidated Net Income of Parent for the period (taken as one accounting period) from June 30, 2013 to the end of Parent’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus 50% of the Consolidated Net Income (as such term is defined in the US Airways Indenture) of US Airways for the period (taken as one accounting period) from October 1, 2011 to December 9, 2013 (or, if such Consolidated Net Income (as such term is defined in the US Airways Indenture) for such period is a deficit, less 100% of such deficit); plus

(B) 100% of the aggregate net cash proceeds and the Fair Market Value of non-cash consideration received by Parent since the Closing Date as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests (other than Qualifying Equity Interests sold to a Subsidiary of Parent and excluding Excluded Contributions and other than proceeds from any Permitted Warrant Transaction); plus

(C) (x) 100% of the aggregate net cash proceeds and the Fair Market Value of non-cash consideration received by Parent or a Restricted Subsidiary of Parent from the issue or sale of convertible or exchangeable Disqualified Stock of Parent or a Restricted Subsidiary of Parent or convertible or exchangeable debt securities of Parent or a

Restricted Subsidiary of Parent (regardless of when issued or sold) or in connection with the conversion or exchange thereof, in each case that have been converted into or exchanged since the Closing Date for Qualifying Equity Interests (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of Parent); plus (y) 100% of the aggregate net cash proceeds and the Fair Market Value (as such term is defined in the US Airways Indenture) of non-cash consideration received by US Airways or a Restricted Subsidiary (as such term is defined in the US Airways Indenture) of US Airways from the issue or sale of convertible or exchangeable Disqualified Stock (as such term is defined in the US Airways Indenture) of US Airways or a Restricted Subsidiary (as such term is defined in the US Airways Indenture) of US Airways or convertible or exchangeable debt securities of US Airways or a Restricted Subsidiary (as such term is defined in the US Airways Indenture) of US Airways (regardless of when issued or sold) or in connection with the conversion or exchange thereof, in each case that have been converted into or exchanged since the US Airways Closing Date for Qualifying Equity Interests (as such term is defined in the US Airways Indenture) (other than Qualifying Equity Interests (as such term is defined in the US Airways Indenture) and convertible or exchangeable Disqualified Stock (as such term is defined in the US Airways Indenture) or debt securities sold to a Subsidiary of US Airways); plus

(D) to the extent that any Restricted Investment that was made after the Closing Date is (i) sold for cash or otherwise cancelled, liquidated or repaid for cash or (ii) made in an entity that subsequently becomes a Restricted Subsidiary of Parent, the initial amount of such Restricted Investment (or, if less, the amount of cash received upon repayment or sale); plus

(E) to the extent that any Unrestricted Subsidiary (other than any Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) of Parent designated as such after the Closing Date is redesignated as a Restricted Subsidiary after the Closing Date, the greater of (i) the Fair Market Value of Parent’s Restricted Investment in such Subsidiary as of the date of such redesignation and (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Closing Date; plus

(F) 100% of any dividends received in cash by Parent or a Restricted Subsidiary of Parent after the Closing Date from an Unrestricted Subsidiary (other than any Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) of Parent, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Parent for such period.

(b) The provisions of Section 6.01(a) will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or distribution or redemption payment would have complied with the provisions of this Agreement;

(2) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Parent) of, Qualifying Equity Interests or from the substantially concurrent contribution of common equity capital to Parent; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (a)(3)(B) of Section 6.01 and will not be considered to be Excluded Contributions;

(3) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution), distribution or payment by a Restricted Subsidiary of Parent to the holders of its Equity Interests on a pro rata basis;

(4) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Borrower or any Guarantor that is contractually subordinated in right of payment to the Loans with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(5) the repurchase, redemption, acquisition or retirement for value of any Equity Interests of Parent or any Restricted Subsidiary of Parent held by any current or former officer, director, consultant or employee (or their estates or beneficiaries of their estates) of Parent or any of its Restricted Subsidiaries pursuant to any management equity or compensation plan or equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $60,000,000 in any 12-month period (except to the extent such repurchase, redemption, acquisition or retirement is in connection with (x) the acquisition of a Permitted Business or merger, consolidation or amalgamation otherwise permitted by this Agreement and in such case the aggregate price paid by Parent and its Restricted Subsidiaries may not exceed $150,000,000 in connection with such acquisition of a Permitted Business or merger, consolidation or amalgamation); provided, further, that Parent or any of its Restricted Subsidiaries may carry over and make in subsequent 12-month periods, in addition to the amounts permitted for such 12-month period, up to $30,000,000 of unutilized capacity under this clause (5) attributable to the immediately preceding 12-month period;

(6) the repurchase of Equity Interests or other securities deemed to occur upon (A) the exercise of stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities, to the extent such Equity Interests or other securities represent a portion of the exercise price of those stock options, warrants or other securities convertible or exchangeable into Equity Interests or any other securities or (B) the withholding of a portion of Equity Interests issued to employees and other participants under an equity compensation program of Parent or its Subsidiaries to cover withholding tax obligations of such persons in respect of such issuance;

(7) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends, distributions or payments to holders of any class or series of Disqualified Stock or subordinated debt of Parent or any preferred stock of any Restricted Subsidiary of Parent;

(8) payments of cash, dividends, distributions, advances, common stock or other Restricted Payments by Parent or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares;

(9) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Parent or any Disqualified Stock or preferred stock of any Restricted Subsidiary of Parent to the extent such dividends are included in the definition of “Fixed Charges” for such Person;

(10) Restricted Payments made with Excluded Contributions;

(11) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Parent or any of its Restricted Subsidiaries by, any Unrestricted Subsidiary;

(12) any Restricted Payment in connection with any full or partial “spin-off” of a Subsidiary or similar transactions; provided that no Default or Event of Default has occurred and is continuing; provided, further, that the assets distributed or dividended do not include, directly or indirectly, any property or asset that constitutes Collateral;

(13) the distribution or dividend of assets or Capital Stock of any Person in connection with any full or partial “spin-off” of a Subsidiary or similar transactions having an aggregate Fair Market Value not to exceed $600,000,000 since the Closing Date; provided that the assets distributed or dividended do not include, directly or indirectly, any property or asset that constitutes Collateral;

(14) so long as no Default or Event of Default has occurred and is continuing, any (x) Restricted Payment (other than a Restricted Investment) made on or after the Closing Date and (y) Restricted Investments outstanding at any such time, in an aggregate amount not to exceed $900,000,000, such aggregate amount to be calculated from the Closing Date;

(15) the payment of any amounts in respect of any restricted stock units or other instruments or rights whose value is based in whole or in part on the value of any Equity Interests issued to any directors, officers or employees of Parent or any Restricted Subsidiary of Parent;

(16) the making of cash payments in connection with any conversion of Convertible Indebtedness in an aggregate amount since the Closing Date not to exceed the sum of (a) the principal amount of such Convertible Indebtedness plus (b) any payments received by Parent or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction;

(17) (a) any payments in connection with a Permitted Bond Hedge Transaction and (b) the settlement of any related Permitted Warrant Transaction (i) by delivery of shares of Parent’s common stock upon settlement thereof or (ii) by (A) set-off against the related Permitted Bond Hedge Transaction or (B) payment of an early termination amount thereof upon any early termination thereof in common stock or, in the case of a nationalization, insolvency, merger event (as a result of which holders of such common stock are entitled to receive cash or other consideration for their shares of such common stock) or similar transaction with respect to Parent or such common stock, cash and/or other property;

(18) [Reserved];

(19) so long as no Default or Event of Default has occurred and is continuing, Restricted Payments (i) made to purchase or redeem Equity Interests of Parent or (ii) consisting of payments in respect of any Indebtedness (whether for purchase or prepayment thereof or otherwise);

(20) payment of dividends in respect of Parent’s Capital Stock in each fiscal year in an amount up to 50% of Excess Cash Flow for the immediately preceding fiscal year, so long as, both immediately before and after giving effect to such payment, (A) no Default or Event of Default has occurred and is continuing at the time of and immediately after giving effect to the payment of such dividends, and (B) the Borrower is in pro forma compliance with the financial covenants in Section 6.09 at such times;

(21) Restricted Payments with assets or properties that (i) do not consist of Collateral or Capital Stock of Parent or any of its Restricted Subsidiaries and (ii) have an aggregate Fair Market Value as of the date each such Restricted Payment is made (without giving effect to subsequent changes in value), when taken together with all other (x) Restricted Payments (other than Investments) and (y) Restricted Investments that remain outstanding, in each case, made pursuant to this clause (21), do not exceed 5.0% of the Consolidated Tangible Assets of Parent and its Restricted Subsidiaries; and

(22) any repurchase of Accounts and/or related assets pursuant to a Receivables Repurchase Obligation.

In the case of any Restricted Payment that is not cash, the amount of such non-cash Restricted Payment will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Parent or such Restricted Subsidiary of Parent, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 6.01 will be determined by a Responsible Officer of the Borrower and, if greater than $10,000,000, set forth in an Officer’s Certificate delivered to the Administrative Agent.

For purposes of determining compliance with this Section 6.01, if a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (22) of subparagraph (b) of this Section 6.01, or is entitled to be made pursuant to subparagraph (a) of this Section 6.01, Parent will be entitled to classify on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this Section 6.01.

For the avoidance of doubt, the payment on or with respect to, or purchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness (including any Convertible Indebtedness) of Parent or any Restricted Subsidiary of Parent that is not contractually subordinated in right of payment to the Obligations, shall not constitute Restricted Payment and therefore will not be subject to any of the restrictions described in this Section 6.01.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, if a Restricted Payment is made (or any other action is taken or omitted under this Agreement or any other Loan Document) at a time when a Default or Event of Default has occurred and is continuing and such Default or Event of Default is subsequently cured, any Default or Event of Default arising from the making of such Restricted Payment (or the taking or omission of such other action) during the existence of such Default or Event of Default shall simultaneously be deemed cured.

SECTION 6.02. Restrictions on Ability of Restricted Subsidiaries to Pay Dividends and Make Certain Other Payments.

(a) Parent will not, and will not permit any of its Restricted Subsidiaries other than the Borrower to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Parent or any of its Restricted Subsidiaries or with respect to any other interest or participation in the profits of such Restricted Subsidiary, or measured by the profits of such Restricted Subsidiary;

(2) pay any Indebtedness owed to Parent or any of its Restricted Subsidiaries;

(3) make loans or advances to Parent or any of its Restricted Subsidiaries; or

(4) sell, lease or transfer any of its properties or assets to Parent or any of its Restricted Subsidiaries.

(b) The restrictions in Section 6.02(a) will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements (A) governing Existing Indebtedness, Credit Facilities and any other obligations, in each case as in effect on (or required by agreements in effect on) the Closing Date or (B) in effect on the Closing Date;

(2) this Agreement and the Collateral Documents, including any Intercreditor Agreement and any Other Intercreditor Agreement;

(3) agreements governing other Indebtedness or shares of preferred stock; provided, that if such Restricted Subsidiary incurring or issuing such Indebtedness or shares of preferred stock is not a Guarantor, the restrictions therein are either (in each case, as determined in good faith by a senior financial officer of Parent or the Borrower)

(A) not materially more restrictive, taken as a whole, than those contained in this Agreement or (B)(i) customary for instruments of such type and (ii) will not materially adversely impact the ability of the Borrower to make required principal and interest payments on the Loans or any reimbursement obligation with respect to LC Disbursements;

(4) applicable law, rule, regulation or order;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by Parent or any of its Restricted Subsidiaries (including by way of merger, consolidation or amalgamation of Parent or any of its Restricted Subsidiaries) as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; customary provisions in contracts, licenses, leases and asset sale agreements entered into in the Ordinary Course of Business;

(6) purchase money obligations for property acquired in the Ordinary Course of Business and Capital Lease Obligations that impose restrictions on the property (or proceeds thereof) purchased or leased of the nature described in clause (4) of Section 6.02(a);

(7) any contract or agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions, asset sales or loans by that Restricted Subsidiary pending its sale or other disposition;

(8) [Reserved];

(9) Permitted Liens and Liens that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions limiting the disposition or distribution of assets or property or loans or advances in joint venture agreements, asset sale agreements, sale-leaseback and other lease agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with any Investment), which limitation is applicable only to the assets or the joint venture entity, as applicable, that are the subject of such agreements or otherwise in the Ordinary Course of Business;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the Ordinary Course of Business;

(12) any instrument or agreement entered into in connection with (or in anticipation of) any full or partial “spin-off” or similar transactions;

(13) any encumbrance or restriction of the type referred to in clauses (1), (2), (3) and (4) of Section 6.02(a) imposed by any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) of this Section 6.02(b); provided that such amendment, modification, restatement, renewal, extension, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of a senior financial officer of the Borrower, taken together as a whole, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in (A) the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, extension, increase, supplement, refunding, replacement or refinancing or (B) this Agreement; and

(14) any encumbrance or restriction existing under or by reason of Indebtedness or other contractual requirements of a Receivables Subsidiary or any Standard Securitization Undertaking, in each case, in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Subsidiary.

SECTION 6.03. [Reserved].

SECTION 6.04. Disposition of Collateral. Neither the Borrower nor any Grantor shall Dispose of any Collateral (including, without limitation, by way of any Sale of a Grantor) except that any Disposition shall be permitted (i) in the case of a Permitted Disposition or (ii) in the case of any Disposition of Collateral that is not a Permitted Disposition; provided that in the case of any Disposition of Collateral that is not a Permitted Disposition (A) upon consummation of any such Disposition, no Event of Default shall have occurred and be continuing, (B) either (I) the Collateral Coverage Ratio is not less than 1.6 to 1.0 after giving effect to such Disposition (including any deposit of any Net Proceeds received upon consummation thereof in the Collateral Proceeds Account subject to an Account Control Agreement); (II) the Borrower shall (1) grant (or cause another Grantor to grant) a security interest on additional assets pledged as Additional Collateral to secure the Obligations and/or (2) prepay or cause to be prepaid the Loans and (if required by its terms) any Pari Passu Senior Secured Debt (on a ratable basis with the Loans) such that following such actions in clauses (1) and/or (2) above, the Collateral Coverage Ratio, recalculated by adding the Appraised Value of any such Additional Collateral and any such Net Proceeds in clause (i) of the definition of Collateral Coverage Ratio and subtracting any such prepaid Loans and prepaid Pari Passu Senior Secured Debt from clause (ii) of the definition of Collateral Coverage Ratio, shall be no less than 1.6 to 1.0; provided that in the case of any Disposition that is not a voluntary Disposition of Collateral by the Borrower or such Grantor, the Borrower shall have up to 45 days after such Disposition to accomplish the actions contemplated by this clause (II) or (III) the Borrower shall comply with its obligations set forth in Section 2.12(a), (C) with respect to any voluntary Disposition of Collateral consisting of Pledged Route Authorities, Pledged Slots utilized by the Borrower to provide any Scheduled Service or Pledged Foreign Gate Leaseholds necessary for the Borrower to provide any Scheduled Service that is not a Permitted Disposition, the Borrower shall have received the prior written consent of the Required Lenders and (D) the Borrower shall promptly provide to the Administrative Agent a Collateral Coverage Ratio Certificate calculating the Collateral Coverage Ratio giving effect to such Disposition and any actions taken pursuant to clause (B)(II) above. For the avoidance of doubt, none of (v) the reduction of the frequency of flight operations over any Scheduled Service, (w) the suspension or cancellation of any Scheduled Service, (x) the expiration, termination or suspension of any Pledged Route Authority,

Pledged Slot or Pledged Foreign Gate Leasehold in accordance with the terms under which the applicable Grantor was granted such Pledged Route Authority, Pledged Slot or Pledged Foreign Gate Leasehold, as applicable, and (y) the release of any Pledged Slot or Pledged Foreign Gate Leasehold from the Collateral pursuant to Section 16(c) of the SGR Security Agreement or the equivalent provision of any other Collateral Document relating to such Pledged Slot or Pledged Foreign Gate Leasehold, as applicable, shall constitute a Disposition.

SECTION 6.05. Transactions with Affiliates.

(a) Parent will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Parent (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $60,000,000, unless:

(1) the Affiliate Transaction is on terms that are not materially less favorable to Parent or the relevant Restricted Subsidiary (taking into account all effects Parent or such Restricted Subsidiary expects to result from such transaction whether tangible or intangible) than those that would have been obtained in a comparable transaction by Parent or such Restricted Subsidiary with an unrelated Person; and

(2) the Borrower delivers to the Administrative Agent:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $150,000,000, an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 6.05(a); and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $300,000,000, an opinion as to the fairness to Parent or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 6.05(a):

(1) any employment agreement, confidentiality agreement, non-competition agreement, incentive plan, employee stock option agreement, long-term incentive plan, profit sharing plan, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Parent or any of its Restricted Subsidiaries in the Ordinary Course of Business and payments pursuant thereto;

(2) transactions between or among any of Parent and/or its Restricted Subsidiaries (including without limitation in connection with (or in anticipation of) any full or partial “spin-off” or similar transactions);

(3) transactions with a Person (other than an Unrestricted Subsidiary of Parent) that is an Affiliate of Parent solely because Parent owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of fees, compensation, reimbursements of expenses (pursuant to indemnity arrangements or otherwise) and reasonable and customary indemnities provided to or on behalf of officers, directors, employees or consultants of Parent or any of its Restricted Subsidiaries;

(5) any issuance of Qualifying Equity Interests or any increase in the liquidation preference of preferred stock of Parent;

(6) transactions with customers, clients, suppliers or purchasers or sellers of goods or services in the Ordinary Course of Business or transactions with joint ventures, alliances, alliance members or Unrestricted Subsidiaries entered into in the Ordinary Course of Business;

(7) Permitted Investments and Restricted Payments that do not violate Section 6.01;

(8) loans or advances to employees in the Ordinary Course of Business not to exceed $30,000,000 in the aggregate at any one time outstanding;

(9) (i) transactions pursuant to agreements or arrangements in effect on the Closing Date or any amendment, modification or supplement thereto or replacement thereof and any payments made or performance under any agreement as in effect on the Closing Date or any amendment, replacement, extension or renewal thereof (so long as such agreement as so amended, replaced, extended or renewed is not materially less advantageous, taken as a whole, to the Lenders than the original agreement as in effect on the Closing Date) and (ii) with respect to US Airways and any of its Restricted Subsidiaries, transactions pursuant to agreements or arrangements in effect on the date of any amendment, modification or supplement thereto or replacement thereof and any payments made or performance under any agreement as in effect on the date of any amendment, replacement, extension or renewal thereof (so long as such agreement as so amended, replaced, extended or renewed is not materially less advantageous, taken as a whole, to the Lenders than the original agreement);

(10) transactions between or among any of Parent and/or its Subsidiaries or transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment;

(11) any transaction effected as part of a Qualified Receivables Transaction;

(12) any purchase by Parent’s Affiliates of Indebtedness of Parent or any of its Restricted Subsidiaries, the majority of which Indebtedness is offered to Persons who are not Affiliates of Parent;

(13) transactions contemplated by the Marketing and Service Agreements;

(14) transactions between Parent or any of its Restricted Subsidiaries with any employee labor unions or other employee groups of Parent or such Restricted Subsidiary provided such transactions are not otherwise prohibited by this Agreement;

(15) transactions with captive insurance companies of Parent or any of its Restricted Subsidiaries; and

(16) transactions between or among any of Parent and/or its Subsidiaries or transactions between a Non-Recourse Financing Subsidiary and any Person in which the Non-Recourse Financing Subsidiary has an Investment.

SECTION 6.06. Liens. Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any property or asset that constitutes Collateral, except Permitted Liens.

SECTION 6.07. Business Activities. Parent will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Parent and its Restricted Subsidiaries taken as a whole.

SECTION 6.08. Liquidity. Parent will not permit the aggregate amount of Liquidity at the close of any Business Day to be less than $2,000,000,000.

SECTION 6.09. Collateral Coverage Ratio.

(a) Within ten (10) Business Days after May 31 of each year (such day, a “Reference Date,” and the tenth Business Day after a Reference Date, the “Certificate Delivery Date”), the Borrower will deliver to the Administrative Agent a Collateral Coverage Ratio Certificate calculating the Collateral Coverage Ratio with respect to such Reference Date.

(b) If the Collateral Coverage Ratio with respect to any Reference Date is less than 1.6 to 1.0, the Borrower shall, no later than forty-five (45) days after the Certificate Delivery Date, (x) grant (or cause another Grantor to grant) a security interest on additional assets pledged as Additional Collateral to secure the Obligations and/or (y) prepay or cause to be prepaid the Loans and (if required by its terms) any Pari Passu Senior Secured Debt (on a ratable basis with the Loans) such that following such actions in clauses (x) and/or (y) above, the Collateral Coverage Ratio with respect to such Reference Date, recalculated by adding the Appraised Value of any such Additional Collateral in clause (i) of the definition of Collateral Coverage Ratio and subtracting any such prepaid Loans and prepaid Pari Passu Senior Secured Debt from clause (ii) of the definition of Collateral Coverage Ratio shall be no less than 1.6 to 1.0.

(c) In addition to the release of any Lien otherwise contemplated by any other provision of any Loan Document, at the Borrower’s request, the Lien of the applicable Collateral Documents on any asset or type or category of asset (including after-acquired assets of that type or category) included in the Collateral will be promptly released; provided, in each case, that the following conditions are satisfied or waived: (A) no Event of Default shall have occurred and be continuing, (B) either (x) after giving effect to such release, the Collateral Coverage Ratio is not less than 1.6 to 1.0 or (y) the Borrower shall (1) grant (or cause another Grantor to grant) a security interest on additional assets pledged as Additional Collateral to secure the Obligations and/or (2) prepay or cause to be prepaid the Loans and (if required by its terms) any Pari Passu Senior Secured Debt (on a ratable basis with the Loans) such that following such actions in clauses (1) and/or (2) above, the Collateral Coverage Ratio, calculated by adding the Appraised Value of any such Additional Collateral in clause (i) of the definition of Collateral Coverage Ratio and subtracting any such prepaid Loans and prepaid Pari Passu Senior Secured Debt from clause (ii) of the definition of Collateral Coverage Ratio, shall be no less than 1.6 to 1.0, (C) with respect to any Borrower request under this Section 6.09(c) to release from such Lien any Pledged Route Authorities, Pledged Slots utilized by the Borrower to provide any Scheduled Service or Pledged Foreign Gate Leaseholds necessary for the Borrower to provide any Scheduled Service, the Borrower shall have received the prior written consent of the Required Lenders, and (D) the Borrower shall deliver an Officer’s Certificate and a Collateral Coverage Ratio Certificate (which may be delivered in a combined certificate) demonstrating compliance with this Section 6.09(c) following such release. In connection herewith, the Collateral Agent agrees to promptly provide any documents or releases reasonably requested by the Borrower to evidence such release.

SECTION 6.10. Merger, Consolidation, or Sale of Assets.

(a) Neither Parent nor the Borrower (whichever is applicable, the “Subject Company”) shall directly or indirectly: (i) consolidate or merge with or into another Person or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Subject Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either:

(A) the Subject Company is the surviving corporation; or

(B) the Person formed by or surviving any such consolidation or merger (if other than the Subject Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Subject Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Subject Company under the Loan Documents by operation of law (if the surviving Person is the Borrower) or pursuant to agreements reasonably satisfactory to the Administrative Agent;

(3) immediately after such transaction, no Event of Default exists; and

(4) the Subject Company shall have delivered to the Administrative Agent an Officer’s Certificate stating that such consolidation, merger or transfer complies with this Agreement.

In addition, a Subject Company will not, directly or indirectly, lease all or substantially all of the properties and assets of such Subject Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

(b) Section 6.10(a) will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Parent and/or its Restricted Subsidiaries.

Clauses (3) and (4) of Section 6.10(a) will not apply to any merger, consolidation or transfer of assets:

(1) between or among Parent and any of Parent’s Restricted Subsidiaries;

(2) between or among any of Parent’s Restricted Subsidiaries or by a Restricted Subsidiary that is not a Guarantor; or

(3) with or into an Affiliate solely for the purpose of reincorporating a Subject Company in another jurisdiction.

(c) Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of any Subject Company in a transaction that is subject to, and that complies with the provisions of, Section 6.10(a), the successor Person formed by such consolidation or into or with which such Subject Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Agreement referring to such Subject Company shall refer instead to the successor Person and not to such Subject Company), and may exercise every right and power of such Subject Company under this Agreement with the same effect as if such successor Person had been named as such Subject Company herein; provided, however, that the predecessor Subject Company, if applicable, shall not be relieved from the obligation to pay the principal of, and interest, if any, on the Loan except in the case of a sale of all or substantially all of such Subject Company’s assets in a transaction that is subject to, and that complies with the provisions of, Section 6.10(a).

(d) Upon any merger of the Borrower with US Airways, where US Airways is the surviving entity, US Airways shall grant a security interest in, to and under all Collateral in which the Borrower had previously granted a security interest.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default. In the case of the happening of any of the following events and the continuance thereof beyond the applicable grace period if any (each, an “Event of Default”):

(a) any representation or warranty made by the Borrower or any Guarantor in this Agreement or in any other Loan Document shall prove to have been false or incorrect in any material respect when made and such representation, to the extent capable of being corrected, is not corrected within ten (10) Business Days after the earlier of (A) a Responsible Officer of the Borrower obtaining knowledge of such default or (B) receipt by the Borrower of notice from the Administrative Agent of such default; or

(b) default shall be made in the payment of (i) any principal of the Loans or reimbursement obligations or Cash Collateralization in respect of Letters of Credit when and as the same shall become due and payable; (ii) any interest on the Loans and such default shall continue unremedied for more than five (5) Business Days or (iii) any other amount payable hereunder when due and such default shall continue unremedied for more than ten (10) Business Days after receipt of written notice by the Borrower from the Administrative Agent of the default in making such payment when due; or

(c) (A) default shall be made by Parent in the due observance of the covenant contained in Section 5.03(1) or 6.09(b), or (B) default shall be made by Parent in the due observance of the covenant contained in Section 6.08 and such default shall continue unremedied for more than ten (10) Business Days; or

(d) default shall be made by the Borrower, Parent or any Restricted Subsidiary of Parent in the due observance or performance of any other covenant, condition or agreement to be observed or performed by it pursuant to the terms of this Agreement or any of the other Loan Documents and such default shall continue unremedied for more than sixty (60) days after receipt of written notice by the Borrower from the Administrative Agent of such default; or

(e) (A) any Loan Document ceases to be in full force and effect (except as permitted by the terms of this Agreement or the Loan Documents or other than as a result of the action or inaction of any Agent) for a period of 60 consecutive days after the Borrower receives notice thereof or (B) any of the Collateral Documents ceases to give the Collateral Agent or trustee (as applicable) a valid, perfected (subject to any Permitted Liens) security interest (other than (w) any release or termination of the security interest with respect to any Collateral permitted by the terms of this Agreement or any Collateral Document (x) as a result of any action by any Agent, (y) as a result of the failure of any Agent to take any action within its control or (z) as a result of any delay by any Agent in taking any action within its control) for a period of 60 consecutive days after the Borrower receives notice thereof in each case with respect to Qualifying Collateral having an Appraised Value in excess of $100,000,000 in the aggregate at any time with respect to clauses (A) and (B) above (as determined in good faith by a responsible financial or accounting officer of the Borrower); or

(f) the Borrower, any Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(1) commences a voluntary case, or

(2) consents to the entry of an order for relief against it in an involuntary case, or

(3) consents to the appointment of a custodian of it or for all or substantially all of its property, or

(4) makes a general assignment for the benefit of its creditors, or

(5) admits in writing its inability generally to pay its debts; or

(g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) is for relief against Parent, the Borrower, any Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(2) appoints a custodian of Parent, the Borrower, any Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of Parent, the Borrower, any Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary; or

(3) orders the liquidation of Parent, the Borrower, any Significant Subsidiary or any group of Restricted Subsidiaries of Parent that, taken together, would constitute a Significant Subsidiary;

and in each case the order or decree remains unstayed and in effect for sixty (60) consecutive days;

(h) there is entered by a court or courts of competent jurisdiction against Parent, the Borrower or any of Parent’s Restricted Subsidiaries final judgments for the payment of any post-petition obligations aggregating in excess of $150,000,000 (determined net of amounts covered by insurance policies issued by creditworthy insurance companies or by third-party indemnities or a combination thereof), which judgments are not paid, discharged, bonded, satisfied or stayed for a period of sixty (60) consecutive days;

(i) (1) the Borrower or any Guarantor shall default in the performance of any obligation relating to Material Indebtedness and any applicable grace periods shall have expired and any applicable notice requirements shall have been complied with, and as a result of such default the holder or holders of such Material Indebtedness or any trustee or agent on behalf of such holder or holders caused such Material Indebtedness to become due prior to its scheduled final maturity date or (2) the Borrower or any Guarantor shall default in the payment of the outstanding principal amount due on the scheduled final maturity date of any Indebtedness outstanding under one or more agreements of the Borrower or a Guarantor, any applicable grace periods shall have expired and any applicable notice requirements shall have been complied with and such failure to make payment when due shall be continuing for a period of more than five (5) consecutive Business Days following the applicable scheduled final maturity date thereunder and the applicable creditors have exercised remedies, in an aggregate principal amount at any single time unpaid exceeding $150,000,000; or

(j) a termination of a Plan of the Borrower or an ERISA Affiliate pursuant to Section 4042 of ERISA and such termination would reasonably be expected to result in a Material Adverse Effect;

then, and in every such event and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders, the Administrative Agent shall, by written notice to the Borrower, take one or more of the following actions, at the same or different times:

(i) terminate forthwith the Commitments;

(ii) declare the Loans or any portion thereof then outstanding to be forthwith due and payable, whereupon the principal of the Loans and other Obligations (other than Designated Hedging Obligations) together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding;

(iii) require the Borrower and the Guarantors promptly upon written demand to deposit in the Letter of Credit Account Cash Collateralization for the LC Exposure (and to the extent the Borrower and the Guarantors shall fail to furnish such funds as demanded by the Administrative Agent, the Administrative Agent shall be authorized to debit the accounts of the Borrower and the Guarantors (other than Escrow Accounts, Payroll Accounts or other accounts held in trust for an identified beneficiary) maintained with the Administrative Agent in such amounts);

(iv) set-off amounts in the Letter of Credit Account or any other accounts (other than Escrow Accounts, Payroll Accounts or other accounts held in trust for an identified beneficiary) maintained with the Administrative Agent (or any of its affiliates) and apply such amounts to the obligations of the Borrower and the Guarantors hereunder and in the other Loan Documents; and

(v) exercise any and all remedies under the Loan Documents and under applicable law available to the Administrative Agent and the Lenders.

In case of any event with respect to Parent, the Borrower, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary described in clause (f) or (g) of this Section 7.01, the actions and events described in clauses (i), (ii) and (iii) above shall be required or taken automatically, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Any payment received as a result of the exercise of remedies hereunder shall be applied in accordance with Section 2.17(b).

ARTICLE VIII

THE AGENTS

SECTION 8.01. Administration by Agents.

(a) Each of the Lenders and each Issuing Lender hereby irrevocably appoints each Agent as its agent and irrevocably authorizes such Agent, in such capacity, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to each Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, employees or affiliates.

(b) Each of the Lenders and each Issuing Lender hereby authorizes each of the Administrative Agent and the Collateral Agent, in its sole discretion, where applicable:

(i) (A) in connection with the sale or other disposition or request for release in compliance with Section 6.09(c) of any asset that is part of the Collateral of the Borrower or any other Grantor, as the case may be, to the extent permitted by the terms of this Agreement, to release a Lien granted to the Collateral Agent, for the benefit of the Secured Parties, on such asset and (B) (x) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, (y) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by this Agreement) or (z) as otherwise may be expressly provided in the relevant Collateral Documents, to release a Lien granted to the Collateral Agent, for the benefit of the Secured Parties, on any asset that is part of the Collateral of the Borrower or any other Grantor, as the case may be;

(ii) to determine that the cost to the Borrower or any other Grantor, as the case may be, is disproportionate to the benefit to be realized by the Secured Parties by perfecting a Lien in a given asset or group of assets included in the Collateral and that the Borrower or such other Grantor, as the case may be, should not be required to perfect such Lien in favor of the Collateral Agent, for the benefit of the Secured Parties;

(iii) to enter into the other Loan Documents on terms acceptable to the Administrative Agent or the Collateral Agent, as applicable, and to perform its respective obligations thereunder;

(iv) to execute any documents or instruments necessary to release any Guarantor from the guarantees provided herein pursuant to Section 9.05;

(v) to enter into the Collateral Documents, any Intercreditor Agreement or any Other Intercreditor Agreement (and/or subordination agreements on terms reasonably acceptable to the Collateral Agent and the Administrative Agent) and in each case to perform its obligations thereunder and to take such action and to exercise the powers, rights and remedies granted to it thereunder and with respect thereto; and

(vi) to enter into any other agreements in the forms contemplated hereby or otherwise reasonably satisfactory to the Administrative Agent granting Liens to the Collateral Agent, for the benefit of the Secured Parties, on any assets of the Borrower or any other Grantor to secure the Obligations.

(c) The Collateral Agent may appoint the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the Collateral as such Agents may from time to time agree.

(d) In the event any property described in clause (c) of the definition of “Additional Collateral” is to be pledged by the Borrower or any other Grantor as Additional Collateral, the Collateral Agent will appoint Wilmington Trust Company or another trustee designated by the Borrower and reasonably acceptable to the Collateral Agent to serve as the security trustee under the applicable Aircraft Security Agreement with respect to such Additional Collateral, and in such event, references herein to the “Collateral Agent” with respect to such Additional Collateral and such Aircraft Security Agreement, as the context requires, shall be deemed to refer to such security trustee. The Collateral Agent will cause such trustee to join any Intercreditor Agreements and/or any Other Intercreditor Agreements.

SECTION 8.02. Rights of Agents. Each institution serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its respective Affiliates may accept deposits from, lend money to, act in any advisor capacity, and generally engage in any kind of business with the Borrower, Parent or any Subsidiary or other Affiliate of Parent as if it were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03. Liability of Agents.

(a) No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (i) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08 or in the other Loan Documents), (iii) except as expressly set forth herein, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, Parent or any of Parent’s Subsidiaries that is communicated to or obtained by the institution serving as an Agent or any of its respective Affiliates in any capacity and (iv) no Agent will be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.08 or in the other Loan Documents) or in the absence of its own gross negligence, bad faith or willful misconduct, as determined in a final non-appealable judgment by a court of competent jurisdiction. No Agent shall be deemed to have knowledge of any Event of Default unless and until written notice thereof is given to such Agent by the Borrower, Parent or a Lender, and no Agent shall be responsible for, or have any duty to ascertain or inquire into, (A) any statement, warranty or representation made in or in connection with this Agreement, (B) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (D) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or (E) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to each Agent.

(b) Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower or Parent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(c) Each Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it (including the Collateral Agent, in the case of the Administrative Agent). Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through its Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent.

(d) Anything herein to the contrary notwithstanding, none of the Left Lead Arranger, Syndication Agent, Documentation Agents or Joint Lead Arrangers and Bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, Collateral Agent, a Lender or the Issuing Lender.

(e) No Agent shall have any obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by the applicable Grantor or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this Article VIII or in any of the Collateral Documents, it being understood and agreed that (as between the Collateral Agent and the Lenders) in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct, as determined in a final non-appealable judgment by a court of competent jurisdiction.

(f) Any assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment and Acceptance or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution. No Agent shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Institutions.

SECTION 8.04. Reimbursement and Indemnification. Each Lender agrees (a) to reimburse on demand each Agent for such Lender’s Aggregate Exposure Percentage of any expenses and fees incurred for the benefit of the Lenders under this Agreement and any of the Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the operations or enforcement thereof, not reimbursed by the Borrower or the Guarantors and (b) to indemnify and hold harmless each Agent and any of its Related Parties, on demand, in the amount equal to such Lender’s Aggregate Exposure Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the Loan Documents to the extent not reimbursed by the Borrower or the Guarantors (except such as shall result from its gross negligence or willful misconduct, as determined in a final non-appealable judgment by a court of competent jurisdiction). Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, the Borrower shall not be responsible for the fees and expenses of more than one primary counsel for the Administrative Agent, the Collateral Agent or the Joint Lead Arrangers and Bookrunners and, only with respect to fees and expenses incurred in connection with the enforcement of the Loan Documents, one local counsel for each relevant jurisdiction, and, in each case, if necessary in the case of an actual conflict of interest, an additional counsel in each such applicable jurisdiction.

SECTION 8.05. Successor Agents. Subject to the appointment and acceptance of a successor agent as provided in this paragraph, (i) each Agent may be removed by the Borrower or the Required Lenders if such Agent or a controlling affiliate of such Agent is a Defaulting Lender and (ii) any Agent may resign upon ten (10) days’ notice to the Lenders, the Issuing Lenders and the Borrower. Upon any such removal or resignation by any Agent, the

Required Lenders shall appoint, with the consent (provided that no Event of Default or Default has occurred and is continuing) of the Borrower (such consent not to be unreasonably withheld or delayed if such successor is a commercial bank with consolidated combined capital and surplus of at least $5,000,000,000), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, with the consent (provided that no Event of Default or Default has occurred or is continuing) of the Borrower (such consent not to be unreasonably withheld or delayed), appoint a successor Agent which shall be a bank institution with an office in New York, New York, or an Affiliate of any such bank, in each case, with consolidated combined capital and surplus of at least $5,000,000,000). Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent.

SECTION 8.06. Independent Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

SECTION 8.07. Advances and Payments.

(a) On the date of each Loan, the Administrative Agent shall be authorized (but not obligated) to advance, for the account of each of the Lenders, the amount of the Loan to be made by it in accordance with its Term Loan Commitment or Revolving Commitment, as applicable, hereunder. Should the Administrative Agent do so, each of the Lenders agrees forthwith to reimburse the Administrative Agent in immediately available funds for the amount so advanced on its behalf by the Administrative Agent, together with interest at the Federal Funds Effective Rate if not so reimbursed on the date due from and including such date but not including the date of reimbursement.

(b) Any amounts received by the Administrative Agent in connection with this Agreement (other than amounts to which the Administrative Agent is entitled pursuant to Sections 2.19, 2.20, 8.04 and 10.04), the application of which is not otherwise provided for in this Agreement, shall be applied in accordance with Section 2.17(b). All amounts to be paid to a Lender by the Administrative Agent shall be credited to that Lender, after collection by the Administrative Agent, in immediately available funds either by wire transfer or deposit in that Lender’s correspondent account with the Administrative Agent, as such Lender and the Administrative Agent shall from time to time agree.

SECTION 8.08. Sharing of Setoffs. Each Lender agrees that, except to the extent this Agreement expressly provides for payments to be allocated to a particular Lender, if it shall, through the exercise either by it or any of its banking Affiliates of a right of banker’s lien, setoff or counterclaim against the Borrower or a Guarantor, including, but not limited to, a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender (or any of its banking Affiliates) under any applicable bankruptcy, insolvency or other similar law, or otherwise, obtain payment in respect of its Loans or LC Exposure as a result of which the unpaid portion of its Loans or LC Exposure is proportionately less than the unpaid portion of the Loans or LC Exposure of any other Lender (a) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lender a participation in the Loans or LC Exposure of such other Lender, so that the aggregate unpaid principal amount of each Lender’s Loans and LC Exposure and its participation in Loans and LC Exposure of the other Lenders shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding and LC Exposure as the principal amount of its Loans and LC Exposure prior to the obtaining of such payment was to the principal amount of all Loans outstanding and LC Exposure prior to the obtaining of such payment and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro rata; provided that if any such non-pro-rata payment is thereafter recovered or otherwise set aside, such purchase of participations shall be rescinded (without interest). The provisions of this Section 8.08 shall not be construed to apply to (a) any payment made by the Borrower or a Guarantor pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

SECTION 8.09. Withholding Taxes. To the extent required by any applicable law, each Agent may withhold from any payment to any Lender an amount equivalent to any withholding tax applicable to such payment. If the Internal Revenue Service or any other Governmental Authority asserts a claim that any Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason, or any Agent has paid over to the Internal Revenue Service applicable withholding tax relating to a payment to a Lender but no deduction has been made from such payment, without duplication of any indemnification obligations set forth in Section 8.04, such Lender shall indemnify such Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred.

SECTION 8.10. Appointment by Secured Parties. Each Secured Party that is not a party to this Agreement shall be deemed to have appointed each of the Administrative Agent and the Collateral Agent as its agent under the Loan Documents in accordance with the terms of this Article VIII and to have acknowledged that the provisions of this Article VIII apply to such Secured Party mutatis mutandis as though it were a party hereto (and any acceptance by such Secured Party of the benefits of this Agreement or any other Loan Document shall be deemed an acknowledgment of the foregoing).

SECTION 8.11. Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Loan Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) subject to all confidentiality provisions and other obligations of the Lenders under the Loan Documents, as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

ARTICLE IX

GUARANTY

SECTION 9.01. Guaranty.

(a) Each of the Guarantors unconditionally and irrevocably guarantees the due and punctual payment by the Borrower of the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the obligor whether or not post filing interest is allowed in such proceeding) (collectively, the “Guaranteed Obligations” and the obligations of each Guarantor in respect thereof, its “Guaranty Obligations”). Each of the Guarantors further agrees that, to the extent permitted by applicable law, the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from such Guarantor, and it will remain bound upon this Guaranty notwithstanding any extension or renewal of any of the Obligations. The Obligations of the Guarantors shall be joint and several. Each of the Guarantors further agrees that its guaranty hereunder is a primary obligation of such Guarantor and not merely a contract of surety.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount that can be guaranteed by such Guarantor under applicable law, including applicable federal and state laws relating to the insolvency of debtors; provided that, to the maximum extent permitted under applicable law, it is the intent of the parties hereto that the rights of contribution of each Guarantor provided in Section 9.02 be included as an asset of the respective Guarantor in determining the maximum liability of such Guarantor hereunder.

(c) To the extent permitted by applicable law, each of the Guarantors waives presentation to, demand for payment from and protest to the Borrower or any other Guarantor, and also waives notice of protest for nonpayment. The obligations of the Guarantors hereunder shall not, to the extent permitted by applicable law, be affected by (i) the failure of any Agent or a Lender to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Guarantor under the provisions of this Agreement or any other Loan Document or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of any of the Loan Documents other than pursuant to a written agreement in compliance with

Section 10.08; (iv) the release, exchange, waiver or foreclosure of any security held by the Collateral Agent for the Obligations or any of them; (v) by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Guarantors or would otherwise operate as a discharge of the Guarantors as a matter of law; or (vi) the release or substitution of any Collateral or any other Guarantor. To the extent permitted by applicable law, each of the Guarantors further agrees that this Guaranty constitutes a guaranty of payment when due and not just of collection.

(d) To the extent permitted by applicable law, each of the Guarantors hereby waives any defense that it might have based on a failure to remain informed of the financial condition of the Borrower and of any other Guarantor and any circumstances affecting the ability of the Borrower to perform under this Agreement, and waives any right to require that any resort be had by any Agent or a Lender to any security held for payment of the Obligations or to any balance of any deposit, account or credit on the books of any Agent or a Lender in favor of the Borrower or any other Guarantor, or to any other Person.

(e) To the extent permitted by applicable law, each Guarantor’s guaranty shall not be affected by the genuineness, validity, legality, regularity or enforceability of the Obligations or any other instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Obligations which might otherwise constitute a defense to this Guaranty (other than payment in full in cash of the Obligations in accordance with the terms of this Agreement (other than those that constitute unasserted contingent indemnification obligations)). Neither the Administrative Agent nor any of the Lenders makes any representation or warranty in respect to any such circumstances or shall have any duty or responsibility whatsoever to any Guarantor in respect of the management and maintenance of the Obligations.

(f) Upon the occurrence of the Obligations becoming due and payable (by acceleration or otherwise), the Lenders shall be entitled to prompt and complete payment of such Obligations by the Guarantors upon written demand by the Administrative Agent.

SECTION 9.02. Right of Contribution. Each Guarantor hereby agrees amongst themselves only that to the extent that a Guarantor shall have paid more than its proportionate share (based, to the maximum extent permitted by law, on the respective Adjusted Net Worths (as defined below) of the Guarantors on the date the respective payment is made) of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder that has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 9.04. The provisions of this Section 9.02 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder. “Adjusted Net Worth” of any Guarantor shall mean at any time, the greater of (x) $0 and (y) the amount by which the fair saleable value of such Guarantor’s assets on the date of the respective payment hereunder exceeds its debts and other liabilities (including contingent liabilities, but without giving effect to any of its obligations under this Agreement or any other Loan Documents) on such date.

SECTION 9.03. Continuation and Reinstatement, etc. Each Guarantor further agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, the Issuing Lenders, any Lender or any other Secured Party upon the bankruptcy or reorganization of the Borrower or a Guarantor, or otherwise.

SECTION 9.04. Subrogation. Upon payment by any Guarantor of any sums to the Administrative Agent or a Lender hereunder, all rights of such Guarantor against the Borrower arising as a result thereof by way of right of subrogation or otherwise, shall in all respects be subordinate and junior in right of payment to the prior payment in full of all the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of an obligor whether or not post-filing interest is allowed in such proceeding). If any amount shall be paid to such Guarantor for the account of the Borrower relating to the Obligations prior to payment in full of the Obligations, such amount shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent and the Lenders to be credited and applied to the Obligations, whether matured or unmatured.

SECTION 9.05. Discharge of Guaranty.

(a) In the event of any sale or other disposition of all or substantially all of the assets of any Guarantor (other than Parent), by way of merger, consolidation or otherwise, or a sale or other disposition of all Capital Stock of any Guarantor (other than Parent), in each case to a Person that is not (either before or after giving effect to such transactions) Parent or a Restricted Subsidiary of Parent or the merger or consolidation of a Guarantor with or into the Borrower or another Guarantor, in each case, in a transaction permitted under this Agreement, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be automatically released and relieved of any obligations under its Guarantee of the Guaranteed Obligations.

(b) Upon designation of any Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Agreement, such Guarantor will be automatically released and relieved of any obligations under its Guarantee of the Guaranteed Obligations. In addition, upon the request of the Borrower, the guarantee of any Guarantor that is or becomes an Immaterial Subsidiary, a Receivables Subsidiary or an Excluded Subsidiary shall be promptly released; provided that (i) no Event of Default shall have occurred and be continuing or shall result therefrom and (ii) the Borrower shall have delivered an Officer’s Certificate certifying that such Subsidiary is an Immaterial Subsidiary, a Receivables Subsidiary or an Excluded Subsidiary, as applicable; provided, further that a Subsidiary that is considered not to be an Immaterial Subsidiary solely pursuant to clause (1) of the proviso of the definition thereof shall, solely for purposes of this clause (b), be considered an Immaterial Subsidiary so long as any applicable guarantee, pledge or other obligation of such Subsidiary with respect to any Junior Secured Debt shall be irrevocably released and discharged substantially simultaneously with the release of such guarantee hereunder.

(c) The Administrative Agent shall use commercially reasonable efforts to execute and deliver, at the Borrower’s expense, such documents as the Borrower or any such Guarantor may reasonably request to evidence the release of the guaranty of such Guarantor provided herein.

(d) Each Guarantor will be automatically released and relieved of any obligations under its Guarantee of the Guaranteed Obligations upon the first date on which all of the Loans and Obligations (other than any Obligations owing to a Non-Lender Secured Party) then due and owing shall have been satisfied by payment in full in cash, no Letter of Credit shall be outstanding (except for Letters of Credit that have been Cash Collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent) and the Commitments shall be terminated.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein or under any other Loan Document shall be in writing, and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to the Borrower or any Guarantor, to it at American Airlines, Inc., 4333 Amon Carter Boulevard, Mail Drop 5662, Fort Worth, TX 76155, facsimile: (817) 967-4318; Attention: Treasurer and, in respect of notices of proposed assignments of Loans or Commitments to the Borrower by email at Debt.Notifications@aa.com; with copies (which shall not constitute notice) to: Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022, facsimile: (212) 751-4864; Attention: Kevin T. Fingeret;

(ii) if to the Administrative Agent, to it at 1615 Brett Road, Ops III, New Castle, DE 19720, facsimile: (646) 274-5080, and by email at Global.Loans.Support@Citi.com;

(iii) if to the Collateral Agent, to it at CRMS Documentation Unit, 580 Crosspoint Pkwy, Getzville, NY 14068, and by email at CRMS.NA.Documentation@citi.com;

(iv) if to an Issuing Lender that is a Lender, to it at its address determined pursuant to clause (v) below or, if to an Issuing Lender that is not a Lender, to it at the address most recently specified by it in notice delivered by it to the Administrative Agent and the Borrower, unless no such notice has been received, in which case to it in care of its Affiliate that is a Lender at its address determined pursuant to clause (v); and

(v) if to any other Lender, to it at its address (or telecopy number) set forth in Annex A hereto or, if subsequently delivered, an Assignment and Acceptance.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications; provided, further, that no such approval shall be required for any notice delivered to the Administrative Agent by electronic mail pursuant to Section 2.05(b) or Section 2.13(a).

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), except that (i) neither Parent nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Parent or the Borrower without such consent shall be null and void); provided that the foregoing shall not restrict any transaction permitted by Section 6.10 and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.02. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (d) of this Section 10.02) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender, in the ordinary course of business and in accordance with applicable law, may assign (other than to any Defaulting Lender, Disqualified Institution or natural person) to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it), pursuant to an Assignment and Acceptance with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment (I) if the assignee is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender, in each case so long as such assignee is an Eligible Assignee, (II) of Term Loans to the Borrower pursuant to Section 10.02(g) and (III) of Loans made pursuant to Section 2.18(b) or 2.26(a);

(B) the Borrower; provided that no consent of the Borrower shall be required for an assignment (I) other than with respect to an assignment to any Defaulting Lender, Disqualified Institution or natural person, if an Event of Default under Section 7.01(b), (f) or (g) has occurred and is continuing or (II) if the assignee is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender, in each case so long as such assignee is an Eligible Assignee; provided, further, that the Borrower’s consent will be deemed given with respect to a proposed assignment if no response is received within ten (10) Business Days after having received a written request from such Lender pursuant to this Section 10.02(b)(i)(B); and

(C) each Issuing Lender; provided that no consent of any Issuing Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) any assignment of any portion of the Total Revolving Commitment, Revolving Loans, LC Exposure and Term Loans shall be made to an Eligible Assignee;

(B) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans, the amount of such Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, and after giving effect to such assignment, the portion of the Loan or Commitment held by the assigning Lender of the same tranche as the assigned portion of the Loan or Commitment shall not be less than $5,000,000, in each case unless the Borrower and the Administrative Agent otherwise consent; provided that no consent of the Borrower shall be required with respect to such assignment if an Event of Default has occurred and is continuing; provided, further, that any such assignment shall be in increments of $500,000 in excess of the minimum amount described above;

(C) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(D) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent in any given case) for the account of the Administrative Agent; provided that for concurrent assignments to two or more Approved Funds such assignment fee shall be required to be paid only once in respect of and at the time of such assignment;

(E) the assignee, if it was not a Lender immediately prior to such assignment, shall deliver to the Administrative Agent an administrative questionnaire in a form as the Administrative Agent may require; and

(F) notwithstanding anything to the contrary herein, any assignment of any Term Loans to the Borrower shall be subject to the requirements of Section 10.02(g).

For the purposes of this Section 10.02(b), the term “Approved Fund” shall mean, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the Ordinary Course of Business and that is administered or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers or manages such Lender. Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Defaulting Lender, Disqualified Institution or natural person and any such assignment shall be void ab initio, except to the extent the Borrower, the Administrative Agent and each Issuing Lender have consented to such assignment in writing (in which case such Lender will not be considered a Defaulting Lender, Disqualified Institution or natural person solely for that particular assignment).

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 10.02, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Revolving Lender and/or a Term Lender, as the case may be, under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16 and 10.04). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.02 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.02.

(iv) The Administrative Agent shall maintain at its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Guarantors, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lenders and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Notwithstanding anything to the contrary contained herein no assignment may be made hereunder to any Defaulting Lender, Disqualified Institution or natural person or any of their respective subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v). Any assignment by a Lender to any of the foregoing Persons described in this clause (v) shall be deemed null and void ab initio and the Register shall be modified to reflect a reversal of such assignment, and the Borrower shall be entitled to pursue any remedy available to it (whether at law or in equity, including specific performance to unwind such assignment) against the Lender and such Person.

(vi) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Borrower, the Administrative Agent, the Issuing Lender and each other Revolving Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Aggregate Exposure Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed administrative questionnaire in a form as the Administrative Agent may require (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.02 and any written consent to such assignment required by paragraph (b) of this Section 10.02, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.02(d) or (e), 2.04(a) or (b), 8.04 or 10.04(d), the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(d) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Lender, sell participations (other than to any Defaulting Lender, Disqualified Institution or natural person) to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents and (D) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.08(a) that affects such Participant. Subject to Section 10.02(d)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) Sections 2.14 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.02(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender; provided that such Participant agrees to be subject to the requirements of Section 8.08 as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any Loan Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, the Borrower, a Guarantor and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary. Notwithstanding the foregoing, no Lender shall be permitted to sell participations under this Agreement to any Defaulting Lender, Disqualified Institution or natural person and any such participation shall be void ab initio, except to the extent that the Borrower has consented to such participation in writing (in which case such Lender will not be considered a Defaulting Lender, Disqualified Institution or natural person solely for that particular participation). Any attempted participation which does not comply with Section 10.02 shall be null and void.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant and shall be subject to the terms of Section 2.18(a). The Lender selling the participation to such Participant shall be subject to the terms of Section 2.18(b) if such Participant requests compensation or additional amounts pursuant to Section 2.14 or 2.16. A Participant shall not be entitled to the benefits of Section 2.16 unless such Participant agrees, for the benefit of the Borrower, to comply with Sections 2.16(f), 2.16(g) and 2.16(h) as though it were a Lender.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 10.02 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.02, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower or any of the Guarantors furnished to such Lender by or on behalf of the Borrower or any of the Guarantors; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant provides to the Administrative Agent its agreement in writing to be bound for the benefit of the Borrower by either the provisions of Section 10.03 or other provisions at least as restrictive as Section 10.03.

(g) Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans of any Class to the Borrower in accordance with Section 10.02(b) pursuant to a Dutch Auction or open market purchase by the Borrower; provided that:

(i) the assigning Lender and the Borrower purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an Assignment and Acceptance;

(ii) any Term Loans assigned to the Borrower shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(iii) no Event of Default has occurred or is continuing; and

(iv) the assignment to the Borrower and cancellation of Term Loans shall not constitute a mandatory or voluntary payment for purposes of Section 2.12 or 2.13 and shall not be subject to Section 8.08, but the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased pursuant to this Section 10.02(g), and each principal repayment installment with respect to the Term Loans of such Class shall be reduced pro rata by the aggregate principal amount of Term Loans of such Class purchased hereunder.

Each Lender making an assignment to the Borrower acknowledges and agrees that in connection with such assignment, (1) the Borrower then may have, and later may come into possession of, information regarding the Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to assign the Term Loans (“Excluded Information”), (2) such Lender has independently and, without reliance on the Borrower, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of the Borrower, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender entering into such an assignment further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

(h) No assignment or participation made or purported to be made to any assignee or Participant shall be effective without the prior written consent of the Borrower if it would require the Borrower to make any filing with any Governmental Authority or qualify any Loan under the laws of any jurisdiction, and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

(i) If the Borrower wishes to replace any Loans under any Facility hereunder with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three (3) Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loan to be replaced, to (i) require the Lenders under such Facility to assign such Loans to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 10.08. Pursuant to any such assignment, all Loans to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 10.04(b). By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans under such Facility pursuant to the terms of the form of the Assignment and Acceptance, the Administrative Agent shall record such assignment in the Register and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this clause (i) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(j) In connection with any replacement of a Lender pursuant to Section 2.18, 2.26(a), 10.08(b) or other provision hereof (collectively, a “Replaceable Lender”), if any such Replaceable Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Acceptance reflecting such replacement within one (1) Business Day of the date on which the assignee Lender executes and delivers such Assignment and Acceptance to such Replaceable Lender, then such Replaceable Lender shall be deemed to have executed and delivered such Assignment and Acceptance without any action on the part of the Replaceable Lender.

SECTION 10.03. Confidentiality. Each Agent and each Lender agrees to keep confidential any information (i) delivered or made available by Parent, the Borrower or any of the Guarantors or any of their respective Subsidiaries or (ii) obtained by any Agent or such Lender based on a review of the books and records of Parent or the Borrower or any of their respective Subsidiaries to them, in accordance with their customary procedures, from anyone other than persons employed or retained by each Agent or such Lender who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans, and who are advised by such Lender of the confidential nature of such information; provided that nothing herein shall prevent any Agent or any Lender from disclosing such information (a) to any of its Affiliates and their respective agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information under this Section 10.03 and instructed to keep such information confidential) or to any other Lender, (b) upon the order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority (including any self-regulatory authority), (d) which has been publicly disclosed other than as a result of a disclosure by any Agent or any Lender which is not permitted by this Agreement, (e) in connection with any litigation to which any Agent, any Lender or their respective Affiliates may be a party to the extent reasonably required under applicable rules of discovery, (f) to the extent reasonably required in connection with the exercise of any remedy hereunder, (g) to such Lender’s legal counsel and independent auditors, (h) on a confidential basis to any rating agency in connection with rating Parent and its Subsidiaries or any Facility, (i) with the consent of the Borrower, (j) to any actual or proposed participant or assignee of all or part of its rights hereunder or to any direct or indirect contractual counterparty (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations, in each case, subject to the proviso in Section 10.02(f) (with any reference to any assignee or participant set forth in such proviso being deemed to include a reference to such contractual counterparty for purposes of this Section 10.03(j)), (k) to the extent that such information is or was received by such Lender from a third party that is not, to such Lender’s knowledge, subject to confidentiality obligations to the Borrower and (l) to the extent that such information is independently developed by such Lender. If any Lender is in any manner requested or required to disclose any of the information delivered or made available to it by the Borrower or any of the Guarantors under clauses (b), (c) (unless such disclosure is made in connection with a routine examination or audit) or (e) of this Section 10.03, such Lender will, to the extent permitted by law, provide the Borrower or Guarantor with prompt notice, to the extent reasonable, so that the Borrower or Guarantor may seek, at its sole expense, a protective order or other appropriate remedy or may waive compliance with this Section 10.03.

SECTION 10.04. Expenses; Indemnity; Damage Waiver.

(a) (i) The Borrower shall pay or reimburse: (A) all reasonable fees and reasonable and documented out-of-pocket expenses of each Agent and the Joint Lead Arrangers and Bookrunners (including the reasonable fees, disbursements and other charges of White & Case LLP, special counsel to the Agents) associated with the syndication of the credit facilities provided for herein, and the preparation, execution and delivery of the Loan Documents and (in the case of the Administrative Agent) any amendments, modifications or supplements of the provisions hereof requested by the Borrower (whether or not the transactions contemplated hereby or thereby shall be consummated) and the reasonable fees and expenses of any trustee appointed pursuant to Section 8.01(d) in connection with its services under the applicable Aircraft Security Agreement, as separately agreed between the Borrower and such trustee; and (B) in connection with any enforcement of the Loan Documents, all fees and documented out-of-pocket expenses of each Agent and any trustee appointed pursuant to Section 8.01(d) (including the reasonable fees, disbursements and other charges of counsel for the Agents and such trustee and one local counsel and one regulatory counsel, in each case, for each relevant jurisdiction, and, in each case, if necessary in the case of an actual or perceived conflict of interest, an additional local and regulatory counsel in each such applicable jurisdiction) and each Lender (including the reasonable fees, disbursements and other charges of counsel for such Lender) incurred during the continuance of a Default and (C) all reasonable, documented, out-of-pocket costs, expenses, taxes, assessments and other charges (including the reasonable fees, disbursements and other charges of counsel for the Collateral Agent) incurred by the Collateral Agent or any trustee appointed pursuant to Section 8.01(d) in connection with any filing, registration, recording or perfection of any security interest as required by the applicable

Collateral Document or incurred in connection with any release or addition of Collateral after the Closing Date; provided, however, that, so long as no Event of Default shall have occurred and be continuing, the Borrower shall not, in connection with this Section 10.04(a), be responsible hereunder for the reasonable fees and expenses of more than one such firm of separate counsel and one regulatory counsel, in addition to any local counsel.

(ii) All payments or reimbursements pursuant to the foregoing clause (a)(i) shall be paid within thirty (30) days of written demand together with back-up documentation supporting such reimbursement request.

(b) The Borrower shall indemnify each Agent, any trustee appointed pursuant to Section 8.01(d), the Issuing Lenders and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of one firm counsel for all Indemnitees and, if necessary, one regulatory counsel and one firm of local counsel in each appropriate jurisdiction, arising out of, in connection with, or as a result of any actual or prospective claim, litigation, investigation or proceeding (including any investigating, preparing for or defending any such claims, actions, suits, investigations or proceedings, whether or not in connection with pending or threatened litigation in which such Indemnitee is a party), whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not any such claim, litigation, investigation or proceeding is brought by the Borrower, its equity holders, its Affiliates, its creditors or any other person, relating to (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by Parent or any of its Subsidiaries, or any Environmental Liability related in any way to, or asserted against, Parent or any of its Subsidiaries; provided that the foregoing indemnity will not, as to any Indemnitee (or any of its Related Parties), be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of, or material breach of any Loan Document by, such Indemnitee (or of any of its Related Parties), and in such case such Indemnitee (and its Related Parties) shall repay the Borrower the amount of any expenses previously reimbursed by the Borrower in connection with any such loss, claims, damages, expenses or liability to such Indemnitee and, to the extent not repaid by any of them, such Indemnitee’s Related Parties not a party to this Agreement or (y) result from any proceeding between or among Indemnitees that does not involve an action or omission by the Borrower or its Affiliates (other than claims against any Indemnitee in its capacity or in fulfilling its role as an Agent, trustee or Joint Lead Arranger or any other similar role under the Facilities (excluding its role as a Lender)). This Section 10.04(b) shall not apply with respect to Taxes other than Taxes that represent losses or damages arising from any non-Tax claim. Neither the Borrower nor any Indemnitee shall be liable for any indirect, special, punitive or consequential damages hereunder; provided that nothing contained in this sentence shall limit the Borrower’s indemnity or reimbursement obligations under this Section 10.04 to the extent such indirect, special, punitive or consequential damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder.

(c) In case any action or proceeding shall be brought or asserted against an Indemnitee in respect of which indemnity may be sought against the Borrower under the provisions of any Loan Document, such Indemnitee shall promptly notify the Borrower in writing and the Borrower shall, if the Borrower desires to do so, assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnitee but only if (i) no Event of Default shall have occurred and be continuing and (ii) such action or proceeding does not involve any risk of criminal liability or material risk of material civil money penalties being imposed on such Indemnitee. The Borrower shall not enter into any settlement of any action or proceeding unless such settlement (x) includes an unconditional release of such Indemnitees from all liability or claims that are the subject matter of such action or proceeding and (y) does not include any statement as to fault or culpability. The failure to so notify the Borrower shall not affect any obligations the Borrower may have to such Indemnitee under the Loan Documents or otherwise other than to the extent that the Borrower is materially adversely affected by such failure. The Indemnitees shall have the right to employ separate counsel in such action or proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitees unless: (i) the Borrower has agreed to pay such fees and expenses or (ii) the Indemnitees shall have been advised in writing by counsel that under prevailing ethical standards there may be a conflict between the positions of the Borrower and the Indemnitees in conducting the defense of such action or proceeding or that there may be legal defenses available to the Indemnitees different from or in addition to those available to the Borrower, in which case, if the Indemnitees notify the Borrower in writing that they elect to employ separate counsel at the expense of the Borrower, the Borrower shall not have the right to assume the defense of such action or proceeding on behalf of the Indemnitees; provided, however, that the Borrower shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the reasonable fees and expenses of more than one such firm of separate counsel, in addition to any regulatory counsel and any local counsel. The Borrower shall not be liable for any settlement of any such action or proceeding effected without the written consent of the Borrower (which shall not be unreasonably withheld or delayed).

(d) To the extent that the Borrower fails to pay any amount required to be paid to an Issuing Lender under paragraph (a) or (b) of this Section 10.04, each Lender severally agrees to pay to the applicable Issuing Lender, as the case may be, such portion of the unpaid amount equal to such Lender’s Aggregate Exposure Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the applicable Issuing Lender in its capacity as such.

(e) To the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

SECTION 10.05. Governing Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York and appellate courts from either of them, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall, to the extent permitted by law, be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 10.05(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.06. No Waiver. No failure on the part of the Administrative Agent or any of the Lenders to exercise, and no delay in exercising, any right, power or remedy hereunder or any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

SECTION 10.07. Extension of Maturity. Should any payment of principal of or interest or any other amount due hereunder become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of principal, interest shall be payable thereon at the rate herein specified during such extension.

SECTION 10.08. Amendments, etc.

(a) Except as set forth in clause (d)(iii) below, no modification, amendment or waiver of any provision of this Agreement or any Collateral Document (other than the Account Control Agreement), and no consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders or Required Class Lenders (as applicable) (or signed by the Administrative Agent with the consent of the Required Lenders), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given; provided, however, that no such modification or amendment shall without the prior written consent of:

(i) each Lender directly and adversely affected thereby, (A) increase the Commitment of any Lender or extend the termination date of the Commitment of any Lender (it being understood that a waiver of an Event of Default shall not constitute an increase in or extension of the termination date of the Commitment of a Lender), or (B) reduce the principal amount of any Loan, any reimbursement obligation in respect of any Letter of Credit, or the rate of interest payable on any Loan (provided that only the consent of the Required Lenders shall be necessary for a waiver of default interest referred to in Section 2.08), or extend any date for the payment of principal, interest or Fees hereunder or reduce any Fees payable hereunder or extend the final maturity of the Borrower’s obligations hereunder, (C) amend this Section 10.08 with the effect of changing the number or percentage of Lenders that must approve any modification, amendment, waiver or consent, or (D) amend or modify the terms of Section 2.17(e) in any manner that would alter the pro rata sharing of payments required thereby;

(ii) all of the Lenders, (A) amend or modify any provision of this Agreement which provides for the unanimous consent or approval of the Lenders, (B) release all or substantially all of the Liens granted to the Collateral Agent hereunder or under any other Loan Document (except to the extent contemplated by Section 6.09(c) on the date hereof or by the terms of the Collateral Documents), or release all or substantially all of the Guarantors (except to the extent contemplated by Section 9.05) or (C) amend or modify the definition of “Required Lenders”; and

(iii) all Revolving Lenders, change the definition of the term “Required Revolving Lenders” or the percentage of Lenders which shall be required for Revolving Lenders to take any action hereunder.

(b) No such amendment or modification shall adversely affect the rights and obligations of the Administrative Agent or any Issuing Lender hereunder without its prior written consent.

(c) No notice to or demand on the Borrower or any Guarantor shall entitle the Borrower or any Guarantor to any other or further notice or demand in the same, similar or other circumstances. Each assignee under Section 10.02(b) shall be bound by any amendment, modification, waiver, or consent authorized as provided herein, and any consent by a Lender shall bind any Person subsequently acquiring an interest on the Loans held by such Lender. No amendment to this Agreement shall be effective against the Borrower or any Guarantor unless signed by the Borrower or such Guarantor, as the case may be.

(d) Notwithstanding anything to the contrary contained in Section 10.08(a), (i) in the event that the Borrower requests that this Agreement be modified or amended in a manner which would require the unanimous consent of all of the Lenders or the consent of all Lenders directly and adversely affected thereby or all the Lenders with respect to a certain class of Loans and, in each case, such modification or amendment is agreed to by the Required Lenders, Required Revolving Lenders or Required Class Lenders, as applicable, or the relevant affected Lender, as the case may be, then the Borrower (A) may replace any non-consenting Lender with respect to all or a portion of its Loans or Commitments, as applicable, in accordance with Section 10.02; provided that such amendment or modification can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this clause (i)); provided, further, that any assignment made pursuant to this Section 10.08(d) shall be subject to the processing and recordation fee specified in Section 10.02(b)(ii)(D) or (B) upon notice to the Administrative Agent, prepay the Loans and, at the Borrower’s option, terminate all or a portion of the Commitments of such non-consenting Lender in whole or in part, without premium or penalty, subject to Sections 2.13(d) and 10.04(b) and reallocate the LC Exposure of such non-consenting Lender under Section 2.26(d) (as if such Lender were a Defaulting Lender); provided that all obligations of the Borrower owing to the non-consenting Lender relating to such Commitments, Loans and participations so prepaid or terminated shall be paid in full by the Borrower to such non-consenting Lender concurrently with such prepayment and termination; and provided, further, that no such termination of Commitments shall be permitted pursuant to this clause (B) if, after giving effect thereto and to any Revolving Extension of Credit, any prepayment of any Loan and any maturity of any Letter of Credit on the effective date thereof, the aggregate principal amount of Revolving Loans then outstanding, when added to the sum of the then outstanding LC Exposure (other than Commitments that have been Cash Collateralized in accordance with Section 2.02(j)), would exceed the Revolving Commitments then in effect; (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that the Commitment and the outstanding Loans or other extensions of credit held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders); (iii) notwithstanding anything to the contrary herein, any modifications or amendments under any Increase Joinder entered into in connection with Section 2.27 or any Extension Amendment entered in accordance with Section 2.28 or any Replacement Loans entered into in accordance with Section 10.08(e) may be made without the consent of the Required Lenders and (iv) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days after written notice thereof to the Lenders.

(e) Notwithstanding anything to the contrary contained in Section 10.08(a), this Agreement and, as appropriate, the other Loan Documents may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Loans (as defined below) as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower (x) to permit the refinancing, replacement or modification of all or a portion of the outstanding Term Loans of any tranche (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) or the refinancing, replacement or modification of all or a portion of the outstanding Revolving Loans of any tranche (“Refinanced Revolving Loans” and, together with the Refinanced Term Loans, the “Refinanced Loans”) with a replacement revolving loan tranche (“Replacement Revolving Loans” and, together with the “Replacement Term Loans,” the “Replacement Loans”) hereunder and (y) to include appropriately the Lenders holding such credit facilities in any determination of Required Lenders, Required Class Lenders, Required Term Lenders in Required Revolving Lenders, as applicable; provided that (a) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Refinanced Loans, (b) the Applicable Margin for such Replacement Loans shall not be higher than the Applicable Margin for such Refinanced Loans, (c) in the case of Replacement Term Loans, the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (d) all other terms applicable to such Replacement Loans shall be substantially identical to or less favorable to the Lenders providing such Replacement Loans than those applicable to the Lenders of such Refinanced Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date in effect immediately prior to such refinancing. Notwithstanding anything to the contrary set forth in this Agreement or the other Loan Documents, the Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Replacement Loans and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such Replacement Loans.

(f) Notwithstanding anything to the contrary contained in Section 10.08(a), this Agreement and, as appropriate, the other Loan Documents, may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement (whether pursuant to Section 2.27 or otherwise) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, Required Revolving Lenders and/or Required Term Lenders, as applicable.

(g) In addition, notwithstanding anything to the contrary contained in Section 7.01 or Section 10.08(a), following the consummation of any Extension pursuant to Section 2.28, no modification, amendment or waiver (including, for the avoidance of doubt, any forbearance agreement entered into with respect to this Agreement) shall limit the right of any non-extending Lender (each, a “Non-Extending Lender”) to enforce its right to receive payment of amounts due and owing to such Non-Extending Lender on the applicable Revolving Facility

Maturity Date and/or Term Loan Maturity Date, as the case may be, applicable to the Loans of such Non-Extending Lenders without the prior written consent of Non-Extending Lenders that would constitute the Required Class Lenders with respect to any affected Class of such Loans if the Non-Extending Lenders were the only Lenders hereunder at the time.

(h) It is understood that the amendment provisions of this Section 10.08 shall not apply to extensions of the Revolving Facility Maturity Date, the Term Loan Maturity Date or the maturity date of any tranche of Revolving Commitments, in each case, made in accordance with Section 2.28.

(i) Notwithstanding anything to the contrary contained in Section 10.08(a), this Agreement and, as appropriate, the other Loan Documents, may be amended (or amended and restated) by each Agent and the Borrower to comply with any collateral trust agreement entered into after the Closing Date among the Borrower, the other Grantors, the Administrative Agent, the collateral trustee party thereto and the other financial institutions party thereto, including, without limitation, amending (or amending and restating) this Agreement and the other Loan Documents to provide for the assignment of the security interest in the Collateral from the Collateral Agent to such collateral trustee.

(j) Notwithstanding anything to the contrary contained in Section 10.08(a), any Collateral Document may be amended, supplemented or otherwise modified without the consent of any Lender (i) to add assets (or categories of assets) to the Collateral covered by such Collateral Document, as contemplated by the definition of “Additional Collateral” set forth in Section 1.01 or (ii) to remove any asset or type or category of asset (including after-acquired assets of that type or category) from the Collateral covered by such Collateral Document to the extent the release thereof is permitted by Section 6.09(c) or constitutes a Permitted Disposition.

SECTION 10.09. Severability. To the extent permitted by applicable law, any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.10. Headings. Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

SECTION 10.11. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder. The provisions of Sections 2.14, 2.15, 2.16 and 10.04 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments, or the termination of this Agreement or any provision hereof.

SECTION 10.12. Execution in Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic .pdf copy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.13. USA Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower and each Guarantor that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the Patriot Act.

SECTION 10.14. New Value. It is the intention of the parties hereto that any provision of Collateral by a Grantor as a condition to, or in connection with, the making of any Loan or the issuance of any Letter of Credit hereunder, shall be made as a contemporaneous exchange for new value given by the Lenders or Issuing Lenders, as the case may be, to the Borrower.

SECTION 10.15. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

SECTION 10.16. No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower, its stockholders and/or its affiliates. The Borrower agrees that nothing in the Loan Documents or otherwise related to the Transactions will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its affiliates, on the other hand. The parties hereto acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower and the Guarantors, on the other hand, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, affiliates, creditors or any other Person. The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

SECTION 10.17. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against the Borrower, any Guarantor or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of the Borrower or any Guarantor, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 10.17 are solely as between the Lenders and shall not afford any right to, or constitute a defense available to, the Borrower or any Guarantor and shall not limit any right or defense available to the Borrower or any Guarantor.

SECTION 10.18. Intercreditor Agreements. Notwithstanding anything to the contrary contained in this Agreement, if at any time the Administrative Agent or the Collateral Agent shall enter into any Intercreditor Agreement, pursuant to and as permitted by the terms of this Agreement or any Other Intercreditor Agreement and such Intercreditor Agreement or such Other Intercreditor Agreement shall remain outstanding, the rights granted to the Secured Parties hereunder and under the other Loan Documents, the Liens and security interest granted to the Collateral Agent pursuant to this Agreement or any other Loan Document and the exercise of any right or remedy by any Agent hereunder or under any other Loan Document shall be subject to the terms and conditions of such Intercreditor Agreement or such Other Intercreditor Agreement. In the event of any conflict between the terms of this Agreement, any other Loan Document and such Intercreditor Agreement or such Other Intercreditor Agreements, the terms of such Intercreditor Agreement or such Other Intercreditor Agreement shall govern and control with respect to any right or remedy, and no right, power or remedy granted to any Agent hereunder or under any other Loan Document shall be exercised by such Agent, and no direction shall be given by such Agent, in contravention of such Intercreditor Agreement or such Other Intercreditor Agreement.

IN WITNESS WHEREOF, the signatories hereto have caused this Credit and Guaranty Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

AMERICAN AIRLINES, INC., as the Borrower

By:	/s/ Thomas T. Weir
Name: Thomas T. Weir
Title: Vice President and Treasurer

AMERICAN AIRLINES GROUP INC., as Parent and a Guarantor

By:	/s/ Thomas T. Weir
Name: Thomas T. Weir
Title: Vice President and Treasurer

US AIRWAYS GROUP, INC., as a Guarantor

By:	/s/ Thomas T. Weir
Name: Thomas T. Weir
Title: Vice President and Treasurer

US AIRWAYS, INC., as a Guarantor

By:	/s/ Thomas T. Weir
Name: Thomas T. Weir
Title: Vice President and Treasurer

CITIBANK N.A., as Administrative Agent and Collateral Agent

By:	/s/ Matthew Burke
Name: Matthew Burke
Title: Vice President and Director

CITIBANK, N.A., as Lender and as Issuing Lender

By:	/s/ Matthew Burke
Name: Matthew Burke
Title: Vice President

BANK OF AMERICA, N.A., as Lender

By:	/s/ Kenneth J. Beck
Name: Kenneth J. Beck
Title: Director

BARCLAYS BANK PLC, as Lender

By:	/s/ Ronnie Glenn
Name: Ronnie Glenn
Title: Vice President

BNP PARIBAS, as Lender

By:	/s/ Robert Papas
	Name:	Robert Papas
	Title:	Director—Transportation Group—Aviation Finance

By:	/s/ Olivier Trauchessec
	Name:	Olivier Trauchessec
	Title:	Managing Director—Aviation Finance Group—Americas

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Lender

By:	/s/ Yevgeniya Levitin
	Name:	Yevgeniya Levitin
	Title:	Managing Director

By:	/s/ Charles Moran
	Name:	Charles Moran
	Title:	Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Lender

By:	/s/ Vipul Dhadda
	Name:	Vipul Dhadda
	Title:	Authorized Signatory

By:	/s/ D. Andrew Maletta
	Name:	D. Andrew Maletta
	Title:	Authorized Signatory

DEUTSCHE BANK AG, NEW YORK BRANCH, as Lender

By:	/s/ Kirk L. Tashjian
Name: Kirk L. Tashjian
Title: Vice President

By:	/s/ Peter Cucchiara
Name: Peter Cucchiara
Title: Vice President

GOLDMAN SACHS BANK USA, as Lender

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Matthew H. Massie
Name: Matthew H. Massie
Title: Managing Director

MORGAN STANLEY BANK, N.A., as Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

ANNEX A

Lenders and Commitments

Name of Bank	Revolving Commitment	LC Commitment	Class B Term Loan Commitment
Citibank, N.A.	$44,444,400.00	$300,000,000	$750,000,000
Bank of America, N.A.	$44,444,400.00	—	—
Barclays Bank PLC	$44,444,400.00	—	—
BNP Paribas	$22,222,400.00	—	—
Credit Agricole Corporate and Investment Bank	$22,222,400.00	—	—
Credit Suisse AG, Cayman Islands Branch	$44,444,400.00	—	—
Deutsche Bank AG New York Branch	$44,444,400.00	—	—
Goldman Sachs Bank USA	$44,444,400.00	—	—
JPMorgan Chase Bank, N.A.	$44,444,400.00	—	—
Morgan Stanley Bank, N.A.	$44,444,400.00	—	—

Total	$400,000,000	$300,000,000	$750,000,000

EXHIBIT A-1 TO

CREDIT AND GUARANTY AGREEMENT

[FORM OF]

SECURITY AGREEMENT

(SLOTS, FOREIGN GATE LEASEHOLDS AND ROUTE AUTHORITIES)

Between

AMERICAN AIRLINES, INC.,

and

CITIBANK N.A.,

as Collateral Agent

Dated as of October 10, 2014

Schedule I - Slots

Schedule II – Scheduled Services

Exhibit A – Form of SGR Security Agreement Supplement

i

SECURITY AGREEMENT

(SLOTS, FOREIGN GATE LEASEHOLDS AND ROUTE AUTHORITIES)

SECURITY AGREEMENT (Slots, Foreign Gate Leaseholds and Route Authorities), dated as of October 10, 2014 (this “SGR Security Agreement”), between AMERICAN AIRLINES, INC., a Delaware corporation (together with its permitted successors and assigns, the “Grantor”) and CITIBANK N.A., as collateral agent (in such capacity, and together with its successors and permitted assigns in such capacity, the “Collateral Agent”), for its benefit and the benefit of the other Secured Parties. Capitalized terms used herein without other definition are used as defined and interpreted in Section 17.

W I T N E S S E T H:

WHEREAS, the Grantor and the Collateral Agent are parties to that certain Credit and Guaranty Agreement dated as of October 10, 2014 (the “Credit Agreement”), by and among the Grantor, American Airlines Group Inc., (“Parent”), as guarantor party thereto, the other guarantors from time to time party thereto, the lenders from time to time party thereto (collectively, the “Lenders”), the Collateral Agent and the Administrative Agent;

WHEREAS the Grantor may establish accounts for cash and to hold securities and other financial assets (each an “Account”) that will be subject to an Account Control Agreement;

WHEREAS, in order to secure the Grantor’s obligations, the Grantor has agreed to grant a continuing Lien on the Collateral (as defined below) to secure the Obligations; and

WHEREAS, the Collateral Agent and one or more Additional Agents may in the future enter into one or more Intercreditor Agreements and/or Other Intercreditor Agreements;

NOW, THEREFORE, in consideration of the premises, the mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this SGR Security Agreement hereby agree as follows:

Section 1. Grant of Security Interest. To secure all of the Obligations, the Grantor hereby pledges, grants and creates a security interest and mortgage in favor of the Collateral Agent for its benefit and the benefit of the other Secured Parties in all of the following assets, rights and properties, whether real or personal and whether tangible or intangible (the “Collateral”):

(a) all of the right, title and interest of the Grantor in, to and under the Route Authorities, the Slots and the Foreign Gate Leaseholds, whether now owned or held or hereafter acquired and whether such assets, rights or properties constitute General Intangibles or another type or category of collateral under the NY UCC or any other type of asset, right or property;

(b) all of the right, title and interest of the Grantor in, to and under each Account and all cash, checks, money orders and other items of value of the Grantor now or hereafter paid, deposited, credited or held (whether for collection, provisionally or otherwise) in each Account (the “Account Collateral”); and

(c) all of the right, title and interest of the Grantor in, to and under all Proceeds of any and all of the foregoing (including, without limitation, all Proceeds (of any kind) received or to be received by the Grantor upon the transfer or other disposition of any of the assets, rights and properties described in clause (a), notwithstanding whether the mortgage, pledge and grant of the security interest in any such asset, right or property is legally effective under applicable law);

provided, however, that notwithstanding the foregoing or any other provision of this SGR Security Agreement, (1) (x) if a Transfer Restriction would be applicable to the pledge, grant or creation of a security interest in or mortgage on any asset, right or property described above (other than in the Route Authorities or Proceeds thereof), then so long as such Transfer Restriction is in effect, or (y) if any asset, right or property is at any time subject to a security interest or mortgage in favor of any secured party pursuant to that certain Security Agreement (Slots, Foreign Gate Leaseholds and Route Authorities), dated as of June 27, 2013 between American Airlines, Inc., and Deutsche Bank AG New York Branch pursuant to the terms thereof in effect as of the date hereof (and not pursuant to a specific election made by the Grantor after the date hereof to add any such asset, right or property as collateral thereunder pursuant to any supplement or amendment thereto), then, this SGR Security Agreement shall not pledge, grant or create any security interest in or mortgage on, and the term “Collateral” shall not include, any such asset, right or property, and (2) if any Transfer Restriction applies to the transfer or assignment (other than the pledge, grant or creation of a security interest or mortgage) of any Collateral, any provision of this SGR Security Agreement permitting the Collateral Agent to cause the Grantor to transfer or assign to it or any other Person any of such Collateral (and any right the Collateral Agent may have under applicable law to do so by virtue of the security interest and mortgage pledged or granted to it under this SGR Security Agreement) shall be subject to such Transfer Restriction; provided, however, that following an Event of Default, at the direction of the Collateral Agent, the Grantor shall use commercially reasonable efforts to obtain all approvals and consents that would be required to transfer or assign Collateral subject to such a

Transfer Restriction referred to in clause (2) of the preceding proviso. As used herein, “Transfer Restriction” means any prohibition, restriction or consent requirement, whether arising under contract, applicable law, rule or regulation, or otherwise, relating to the transfer or assignment by the Grantor of, or the pledge, grant, or creation by the Grantor of a security interest or mortgage in, any right, title or interest in any asset, right or property, or any claim, right or benefit arising thereunder or resulting therefrom, if any such transfer or assignment thereof (or any pledge, grant or creation of a security interest or mortgage therein) or any attempt to so transfer, assign, pledge, grant or create, in contravention or violation of any such prohibition or restriction or without any required consent of any Person would (i) constitute a violation of the terms under which the Grantor was granted such right, title or interest or give rise to a default, breach, right of recoupment, claim, defense, termination, right of termination or remedy with respect thereto, (ii) entitle any Governmental Authority or other Person to terminate or suspend any such right, title or interest (or the Grantor’s interest in any agreement or license related thereto), or (iii) be prohibited by or violate any applicable law, rule or regulation, except, in any case, to the extent such “Transfer Restriction” shall be rendered ineffective (both to the extent that it (x) prohibits, restricts or requires consent and (y) gives rise to a default, breach, right of recoupment, claim, defense, termination, right of termination or remedy) by virtue of any applicable law, including, but not limited to Sections 9-406, 9-407, 9-408 or 9-409 of the NY UCC, to the extent applicable (or any corresponding sections of the UCC in a jurisdiction other than the State of New York to the extent applicable).

Section 2. Security for Obligations; Intercreditor Relations.

(a) This SGR Security Agreement secures, and the Collateral is collateral security for, the Obligations.

(b) Notwithstanding anything herein to the contrary, it is the understanding of the parties hereto that the Liens granted pursuant to Section 1 shall, prior to the Discharge of Additional Obligations that are Senior Priority Obligations, be pari passu and equal in priority to the Liens granted to any Additional Agent for the benefit of the holders of the applicable Additional Obligations that are Senior Priority Obligations to secure such Additional Obligations that are Senior Priority Obligations pursuant to the applicable Additional Collateral Documents (except as may be separately otherwise agreed between the Collateral Agent, on behalf of itself and the Secured Parties, and any Additional Agent, on behalf of itself and the Additional Credit Facility Secured Parties represented thereby). The Collateral Agent acknowledges and agrees that, in the event that it enters into an Intercreditor Agreement or an Other Intercreditor Agreement, the relative priority of the Liens granted to the Collateral Agent, the Administrative Agent and any Additional Agent shall be determined solely (as between the parties to such Intercreditor Agreement or Other Intercreditor Agreement and except as otherwise provided therein) pursuant to the applicable Intercreditor Agreements and Other Intercreditor Agreements, and not by priority as a matter of law or otherwise. Notwithstanding anything herein to the contrary, the Liens granted to the Collateral Agent pursuant to this SGR Security Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the applicable Intercreditor Agreements and Other Intercreditor Agreements. In the event of any conflict between the terms of any Intercreditor Agreement or any Other Intercreditor Agreement and this SGR Security Agreement, the terms of such Intercreditor Agreement or Other Intercreditor Agreement, as applicable, shall govern and control as among (i) the Collateral Agent and any Additional Agent, in the case of the Intercreditor Agreement, and (ii) the Collateral Agent and any other secured creditor (or agent therefor) party thereto, in the case of any Other Intercreditor Agreement. In the event of any such conflict, the Grantor may act (or omit to act) in accordance with such Intercreditor Agreement or such Other Intercreditor Agreement, as applicable, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so. Notwithstanding any other provision hereof, for so long as any Additional Obligations that are Senior Priority Obligations remain outstanding, any obligation hereunder to deliver, transfer or assign to the Collateral Agent any Collateral shall be satisfied by causing such Collateral to be delivered, transferred or assigned to the applicable Senior Priority Representative to be held in accordance with the Intercreditor Agreement.

Section 3. No Release.

(a) Other than as provided in clause (2) of the proviso to Section 1, nothing set forth in this SGR Security Agreement shall relieve the Grantor from the performance of any term, covenant, condition or agreement on the Grantor’s part to be performed or observed under or in respect of any of the Collateral or from any liability to any Person under or in respect of any of the Collateral.

(b) Nothing set forth in this SGR Security Agreement shall impose any obligation on the Collateral Agent or any Secured Party to perform or observe any such term, covenant, condition or agreement on the Grantor’s part to be so performed or observed or impose any liability on the Collateral Agent or any Secured Party for any act or omission on the part of the Grantor relating thereto or for any breach of any representation or warranty on the part of the Grantor contained in this SGR Security Agreement, or in respect of the Collateral or made in connection herewith or therewith. This Section 3(b) shall survive the termination of this SGR Security Agreement and the discharge of the Grantor’s obligations hereunder and under the Loan Documents.

Section 4. Representations and Warranties. The Grantor represents and warrants as follows as of the date hereof:

(a) All UCC filings necessary or reasonably requested by the Collateral Agent to create, preserve, protect and perfect the security interests granted by the Grantor to the Collateral Agent for the benefit of the Secured Parties in respect of the Collateral (other than the Account Collateral) have been accomplished by the Grantor to the extent that such security interests can be perfected by filings under the UCC and all actions necessary to obtain control of the Account Collateral as provided in Sections 9-104 and 9-106 of the UCC have been taken by the Grantor to the extent that such security interests can be perfected on or before the date hereof by execution and delivery of the Account Control Agreement. Subject to any Intercreditor Agreement and any Other Intercreditor Agreement, the security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this SGR Security Agreement in and to the Collateral constitute and hereafter at all times shall constitute a perfected security interest therein superior and prior to the rights of all other Persons therein (subject, in the case of priority only, only to Permitted Liens) to the extent such perfection and priority can be obtained by filings under the UCC and by the execution and delivery of the Account Control Agreement, and the Collateral Agent is entitled with respect to such perfected security interest to all the rights, priorities and benefits afforded by the UCC to perfected security interests.

(b) There are no filings, registrations or recordings under Title 49 necessary to create, preserve, protect or perfect the security interests granted by the Grantor to the Collateral Agent for the benefit of the Secured Parties in respect of the Collateral.

(c) The Grantor is, and as to Collateral acquired by it from time to time after the date hereof the Grantor will be, the holder of all such Collateral free from any Lien except for (1) the Lien and security interest created by this SGR Security Agreement and (2) Permitted Liens.

(d) There is no UCC financing statement (or, to the knowledge of the Grantor, any similar statement or instrument of registration of a security interest under the law of any jurisdiction) in effect on the date hereof, covering or purporting to cover any security interest in the Collateral (other than those relating to Permitted Liens).

(e) The chief executive offices of the Grantor as of the date of this SGR Security Agreement are located at 4333 Amon Carter Boulevard, Fort Worth, Texas 76155.

(f) With respect to its Pledged Route Authorities relating to the Scheduled Services, the Grantor holds the requisite authority to operate over such Pledged Route Authorities pursuant to Title 49 and all rules and regulations promulgated thereunder, subject only to the regulations of the DOT, the FAA and the applicable Foreign Aviation Authorities and applicable treaties and bilateral and multilateral air transportation agreements, and there exists no material violation by the Grantor of any certificate or order issued by the DOT authorizing the Grantor to operate over such Pledged Route Authorities, the rules and regulations of any applicable Foreign Aviation Authority with respect to such Pledged Route Authorities or the provisions of Title 49 and rules and regulations promulgated thereunder applicable to such Pledged Route Authorities that gives the FAA, DOT or any applicable Foreign Aviation Authority the right to modify in any material respect, terminate, cancel or withdraw the rights of the Grantor in any such Pledged Route Authorities.

(g) Set forth on Schedule I is a true, correct and complete list of the Slots at IATA Level 3 airports as of the last calendar week prior to the date hereof. Set forth on Schedule II is a true, correct and complete list of the Scheduled Services as of the last calendar week prior to the date hereof.

(h) The Grantor holds each of the Pledged Slots pursuant to authority granted by the applicable Governmental Authorities and Foreign Aviation Authorities, and there exists no material violation by the Grantor of the terms, conditions or limitations of any rule, regulation or order of the applicable Governmental Authorities or Foreign Aviation Authorities regarding such Pledged Slots or any provisions of law applicable to such Pledged Slots that gives any applicable Governmental Authority or Foreign Aviation Authority the right to modify in any material respect, terminate, cancel or withdraw the rights of the Grantor in any such Pledged Slots.

(i) The Grantor holds each of the Pledged Foreign Gate Leaseholds pursuant to authority granted by the applicable Airport Authority or Foreign Aviation Authority, and there exists no material violation by the Grantor of the regulations, terms, conditions or limitations of the relevant Airport Authority or Foreign Aviation Authority applicable to any such Pledged Foreign Gate Leasehold or any provision of law applicable to any such Pledged Foreign Gate Leasehold that gives any applicable Airport Authority or Foreign Aviation Authority the right to modify in any material respect, terminate, cancel or withdraw the rights of the Grantor in any such Pledged Foreign Gate Leasehold.

(j) The Grantor is an “air carrier” within the meaning of Section 40102 of Title 49 and holds a certificate under Section 41102 of Title 49. The Grantor holds an air carrier operating certificate issued pursuant to Chapter 447 of Title 49. The Grantor is a United States Citizen. The Grantor possesses all necessary certificates, franchises, licenses, permits, rights, designations, authorizations, exemptions, concessions, frequencies and consents of any Governmental Authority which relate to the operation of the Scheduled Services and the conduct of its business and operations as currently conducted, except where failure to so possess would not, individually or in the aggregate, have a Material Adverse Effect.

(k) The Grantor has full corporate power and authority and legal right to pledge all of the Collateral pursuant to, and as provided in, this SGR Security Agreement.

(l) Except for any Transfer Restriction, the execution, delivery and performance by the Grantor of this SGR Security Agreement do not require the consent, authorization by or approval of or notice to or filing or registration with any Governmental Authority or any other Person, other than (i) the filing of financing statements under the UCC or any continuation statement required or contemplated to be filed hereby, (ii) such as may be required in order to perfect and register the security interests and liens purported to be created by this SGR Security Agreement, (iii) approvals, consents and exemptions that have been obtained on or prior to the Closing Date and remain in full force and effect, (iv) consents, approvals and exemptions that the failure to obtain in the aggregate would not be reasonably expected to result in a Material Adverse Effect and (v) routine reporting obligations.

(m) This SGR Security Agreement is made with full recourse to the Grantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of the Grantor contained herein.

Section 5. Covenants. The Grantor covenants and agrees with the Collateral Agent that so long as this SGR Security Agreement is in effect:

(a) The Grantor shall use commercially reasonable efforts to defend the Collateral against any and all claims and demands of all Persons at any time claiming any interest therein adverse to the Collateral Agent or any Secured Party (other than Permitted Liens); provided that, for the avoidance of doubt, the Grantor’s only obligations with respect to any Transfer Restriction described in clause (2) of the first proviso to Section 1 shall be as stated in the second proviso to Section 1.

(b) The Grantor shall not execute or authorize to be filed in any public office any UCC financing statement (or similar statement or instrument of registration of a security interest under the law of any jurisdiction) relating to the Collateral, except UCC financing statements (or similar statements or instruments of registration of a security interest under the law of any jurisdiction) filed or to be filed in respect of and covering the security interests granted hereby by the Grantor and except with respect to Permitted Liens.

(c) The Grantor shall give to the Collateral Agent timely written notice (but in any event not later than 30 days prior to the expiration of the period of time specified under applicable law to prevent lapse of perfection) of any (i) change in its jurisdiction of incorporation, or (ii) change in its name, identity or corporate or other organizational structure to such an extent that any UCC financing statement filed by the Collateral Agent in connection with this SGR Security Agreement would become seriously misleading; and the Grantor shall, in each case, provide such other information in connection therewith as the Collateral Agent may reasonably request and shall make all filings under the UCC reasonably requested by the Collateral Agent to maintain the perfection and priority of the security interests of the Collateral Agent on behalf of the Secured Parties in the Collateral intended to be granted hereby.

Section 6. Supplements, Further Assurances.

(a) The Grantor may, at any time and from time to time, execute and deliver to the Collateral Agent, and upon receipt the Collateral Agent shall execute and deliver, a supplement to this SGR Security Agreement in substantially the form of Exhibit A hereto (each such supplement, an “SGR Security Agreement Supplement”) designating any non-stop scheduled air carrier service being operated by the Grantor at such time (each, a “Designated Service”) as an additional Scheduled Service, identifying one or more airports outside the United States that is an origin and/or destination point for such Designated Service as an Additional Foreign Airport and, if applicable, identifying one or more route authorities to operate such Designated Service as an additional Route Authority. Upon the execution and delivery of such SGR Security Agreement Supplement, (i) each such Designated Service shall be included in the definition of “Scheduled Services”, (ii) each such airport outside the United States shall be included in the definition of “Additional Foreign Airports”, (iii) each such route authority shall be included in the definition of “Route Authorities” and (iv) the Additional Collateral (as defined in such SGR Security Agreement Supplement) shall be Collateral hereunder.

(b) The Grantor agrees that at any time and from time to time, upon the reasonable request of the Collateral Agent and at the reasonable expense of the Grantor, the Grantor will (i) take, or cause to be taken, such action with respect to the due and timely recording, filing, re-recording and re-filing of any financing statements and any continuation statements under the UCC as are necessary to maintain the perfection of any security interest granted or purported to be granted or intended to be granted hereby, subject, in each case, to Permitted Liens, or (ii) furnish the Collateral Agent with such financing statements and continuation statements, as may be required to enable the Collateral Agent to take such action.

Section 7. Provisions Concerning Collateral.

(a) UCC Financing Statements. The Grantor hereby authorizes the Collateral Agent, at any time and from time to time, to file or record such UCC financing statements which reasonably describe the Collateral and amendments thereto, in the form provided to it by the Grantor, as may from time to time be required or necessary to grant, continue and maintain a valid, enforceable, first priority security interest in the Collateral as provided herein, subject to Permitted Liens (to the extent such perfection and priority can be obtained by filing a UCC financing statement), all in accordance with the UCC. The Grantor shall pay any applicable filing fees and other reasonable out-of-pocket expenses related to the filing of such UCC financing statements and amendments thereto. The Collateral Agent hereby authorizes the Grantor to file (i) UCC financing statements and amendments to UCC financing statements filed on the date hereof in each case adding Collateral pursuant to an SGR Security Agreement Supplement and (ii) continuation statements of any UCC financing statement naming the Collateral Agent, as secured party, and the Grantor, as debtor, in each case filed pursuant to the terms of this SGR Security Agreement, any SGR Security Agreement Supplement and the other Loan Documents. Notwithstanding the foregoing and for the avoidance of doubt, the Grantor shall not be responsible for the filing of any continuation statements of any UCC financing statements referred to herein unless such filing is requested by, and expressly authorized by, the Collateral Agent.

(b) Compliance with Laws and Regulations. Except for matters that would not reasonably be expected to result in a Material Adverse Effect, the Grantor shall comply with all laws, ordinances, orders, rules, regulations, and requirements of all federal, state, municipal or other governmental or quasi-governmental authorities or bodies including, without limitation, Foreign Aviation Authorities, then applicable to the Collateral (or any part thereof) and/or the use thereof by the Grantor, of every nature and kind (the “Requirements”), whether or not such Requirements shall now exist or shall hereafter be enacted or promulgated and whether or not the same may be said to be within the present contemplation of the parties hereto. Notwithstanding the foregoing, if the Grantor in good faith contests a Requirement, it shall not be obligated to comply with such Requirement to the extent such non-compliance or deferral is consistent with law and does not have a Material Adverse Effect.

(c) Notice of Violations. The Grantor agrees to give the Collateral Agent notice of any violations of any Requirement with respect to the Collateral or the Grantor’s use thereof that may reasonably be expected to have a Material Adverse Effect within fifteen (15) Business Days after a Responsible Officer of the Grantor obtains knowledge of such violation.

(d) Disposition of Collateral. Any or all of the Collateral may be sold, leased, conveyed, transferred or otherwise disposed of by the Grantor, subject to the terms of the Credit Agreement and each applicable Intercreditor Agreement and Other Intercreditor Agreement.

Section 8. Collateral Agent Appointed Attorney-in-Fact. The Grantor hereby appoints the Collateral Agent as the Grantor’s attorney-in-fact, with full authority in the place and stead of the Grantor and in the name of the Grantor or otherwise, from time to time in the Collateral Agent’s discretion, upon the occurrence and during the continuation of an Event of Default, and in accordance with and subject to any Intercreditor Agreement and any Other Intercreditor Agreement, to take any action and to execute any instrument which the Collateral Agent may reasonably deem necessary or advisable to accomplish the purposes of this SGR Security Agreement, which appointment as attorney-in-fact is coupled with an interest.

Section 9. Collateral Agent May Perform. If the Grantor fails to perform any agreement contained herein within a reasonable time after receipt of a written request to do so from the Collateral Agent, upon two (2) Business Days prior written notice the Collateral Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Collateral Agent, including, without limitation, the reasonable fees and out-of-pocket expenses of its counsel, incurred in connection therewith, shall be payable by the Grantor in accordance with Section 10.04 of the Credit Agreement and shall constitute Obligations.

Section 10. The Collateral Agent. The Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this SGR Security Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this SGR Security Agreement or any amendment, supplement or other modification of this SGR Security Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantor, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and the Grantor shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.

Section 11. Events of Default, Remedies.

(a) Remedies: Obtaining the Collateral Upon Event of Default. In each case, subject to the requirements of applicable law (including without limitation the UCC and Title 49) and subject to the approval of all necessary Governmental Authorities, Foreign Aviation Authorities and Airport Authorities, if any Event of Default shall have occurred and be continuing, then and in every such case, the Collateral Agent may, subject to any Intercreditor Agreement and any Other Intercreditor Agreement, at any time or from time to time during the continuance of such Event of Default:

(i) Declare the entire right, title and interest of the Grantor in and to the Collateral (other than the Account Collateral) vested, in which event such rights, title and interest shall immediately vest in the Collateral Agent, in which case the Grantor agrees to execute and deliver such deeds of conveyance, assignments and other documents or instruments (including any notices or applications to the DOT, the FAA, applicable Foreign Aviation Authorities, Governmental Authorities or Airport Authorities having jurisdiction over any such Collateral or the use thereof) as shall be requested by the Collateral Agent in order to effectuate the transfer of such Collateral, together with copies of the certificates or orders issued by the DOT and the Foreign Aviation Authorities representing same and any other rights of the Grantor with respect thereto, to any designee or designees selected by the Collateral Agent and approved by all necessary Governmental Authorities, Foreign Aviation Authorities and Airport Authorities (provided that if any of the foregoing is not permitted under applicable law or by the DOT or applicable Governmental Authority, Foreign Aviation Authority and/or Airport Authority, the Collateral Agent for the benefit of the Secured Parties shall nevertheless continue to have all of the Grantor’s right, title and interest in and to all of the Proceeds (of any kind) received or to be received by the Grantor upon the transfer or other disposition of such Collateral); it being understood that the Grantor’s obligation to deliver such Collateral and such documents and instruments with respect thereto, subject to the aforesaid limitations, is of the essence of this SGR Security Agreement;

(ii) Sell or otherwise liquidate, or direct the Grantor to sell or otherwise liquidate, any or all of the Collateral or any part thereof and take possession of the Proceeds of any such sale or liquidation; and

(iii) Without notice to the Grantor except as required by law and at any time or from time to time, deliver a Notice of Exclusive Control (as defined in the Account Control Agreement), and charge, set off and otherwise apply all or any part of the Obligations against any funds held with respect to the Account Collateral.

(b) Remedies; Disposition of the Collateral. In each case, subject to the requirements of applicable law (including without limitation the UCC and Title 49), subject to the Credit Agreement, and subject to any Intercreditor Agreement and any Other Intercreditor Agreement, and subject to the approval of all necessary Governmental Authorities, Foreign Aviation Authorities and Airport Authorities, if any Event of Default shall have occurred and be continuing:

(i) (A) the Collateral Agent may from time to time exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, and all the rights and remedies of a secured party on default under the UCC at the time of such Event of Default, and the Collateral Agent may also in its sole discretion, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable, (B) the Collateral Agent or any other Secured Party may be the purchasers of any or all of the Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at such sale, to use and apply any of the Obligations owed to such Person as a credit on account of the purchase price of any Collateral payable by such Person at such sale, (C) each purchaser at any such sale shall acquire the property sold absolutely free from any claim or right on the part of the Grantor, and the Grantor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted, (D) the Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to the Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification, (E) the Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given, (F) the Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned and (G) the Grantor hereby waives, to the full extent permitted by law, any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale;

(ii) (A) except as otherwise provided herein, the Grantor hereby waives, to the fullest extent permitted by applicable law: (w) notice or judicial hearing in connection with the Collateral Agent’s taking possession or the Collateral Agent’s disposition of any of the Collateral, including, without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which the Grantor would otherwise have under law; (x) all damages occasioned by such taking of possession; (y) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder; and (z) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law and (B) any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the Grantor therein and thereto, and shall be a perpetual bar both at law and in equity against the Grantor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under the Grantor; and

(iii) With respect to any Collateral other than Account Collateral, in connection with any foreclosure, collection, sale or other enforcement of Liens granted to the Collateral Agent in this SGR Security Agreement, the Grantor will reasonably cooperate in good faith with the Collateral Agent in transferring the right to use such Collateral to any designee of the Collateral Agent that is an air carrier or any other Person otherwise permitted to hold and use properties or rights as such Collateral and will, at the reasonable request of the Collateral Agent and in good faith, continue to operate and manage such Collateral and maintain the Grantor’s applicable regulatory licenses with respect to such Collateral until such time as such designee obtains such licenses and governmental approvals as may be necessary or (in the reasonable opinion of the Collateral Agent or its designee specified above) advisable to conduct aviation operations with respect to such Collateral.

Section 12. Non-Lender Secured Parties.

(a) Rights to Collateral.

(i) The Non-Lender Secured Parties shall not have any right whatsoever to do any of the following: (A) exercise any rights or remedies with respect to the Collateral or to direct the Collateral Agent to do the same, including, without limitation, the right to (1) enforce any Liens or sell or otherwise foreclose on any portion of the Collateral, (2) request any action, institute any proceedings, exercise any voting rights, give any instructions, make any election or make collections with respect to all or any portion of the Collateral or (3) release the Grantor under this SGR Security Agreement or release any Collateral from the Liens of any Collateral Document or consent to or otherwise approve any such release; (B) demand, accept or obtain any Lien on any Collateral (except for Liens arising under, and subject to the terms of, this SGR

Security Agreement); (C) vote in any Bankruptcy Case or similar proceeding in respect of Parent or any of its Subsidiaries (any such proceeding, for purposes of this clause (i), a “Bankruptcy”) with respect to, or take any other actions concerning the Collateral; (D) receive any proceeds from any sale, transfer or other disposition of any of the Collateral (except in accordance with this SGR Security Agreement); (E) oppose any sale, transfer or other disposition of the Collateral; (F) object to any debtor-in-possession financing in any Bankruptcy which is provided by one or more Lenders among others (including on a priming basis under Section 364(d) of the Bankruptcy Code); (G) object to the use of cash collateral in respect of the Collateral in any Bankruptcy; or (H) seek, or object to the Lenders, the Administrative Agent or the Collateral Agent seeking on an equal and ratable basis, any adequate protection or relief from the automatic stay with respect to the Collateral in any Bankruptcy.

(ii) Each Non-Lender Secured Party, by its acceptance of the benefits of this SGR Security Agreement and the other Collateral Documents, agrees that in exercising rights and remedies with respect to the Collateral, the Collateral Agent and the Lenders, with the consent of the Collateral Agent, may enforce the provisions of the Collateral Documents and exercise remedies thereunder and under any other Loan Documents (or refrain from enforcing rights and exercising remedies), all in such order and in such manner as they may determine in the exercise of their sole business judgment and subject to the terms of any Intercreditor Agreement and any Other Intercreditor Agreement. Such exercise and enforcement shall include, without limitation, the rights to collect, sell, dispose of or otherwise realize upon all or any part of the Collateral, to incur expenses in connection with such collection, sale, disposition or other realization and to exercise all the rights and remedies of a secured lender under the UCC. The Non-Lender Secured Parties by their acceptance of the benefits of this SGR Security Agreement and the other Collateral Documents hereby agree not to contest or otherwise challenge any such collection, sale, disposition or other realization of or upon all or any of the Collateral. Whether or not a Bankruptcy Case has been commenced, the Non-Lender Secured Parties shall be deemed to have consented to any sale or other disposition of any property, business or assets of Parent or any of its Subsidiaries and the release of any or all of the Collateral from the Liens of any Collateral Document in connection therewith.

(iii) Notwithstanding any provision of this Section 12(a), the Non-Lender Secured Parties shall be entitled, subject to any Intercreditor Agreement and any Other Intercreditor Agreement, to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleadings (A) in order to prevent any Person from seeking to foreclose on the Collateral or supersede the Non-Lender Secured Parties’ claim thereto or (B) in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Non-Lender Secured Parties. Each Non-Lender Secured Party, by its acceptance of the benefits of this SGR Security Agreement, agrees to be bound by and to comply with any Intercreditor Agreement and any Other Intercreditor Agreement and authorizes the Collateral Agent to enter into the Intercreditor Agreements and Other Intercreditor Agreements on its behalf.

(iv) Each Non-Lender Secured Party, by its acceptance of the benefits of this SGR Security Agreement, agrees that the Collateral Agent and the Lenders may deal with the Collateral, including any exchange, taking or release of Collateral, may change or increase the amount of the Obligations, and may release any Grantor from its Obligations hereunder, all without any liability or obligation (except as may be otherwise expressly provided herein) to the Non-Lender Secured Parties.

(b) Appointment of Agent. Each Non-Lender Secured Party, by its acceptance of the benefits of this SGR Security Agreement and the other Collateral Documents, shall be deemed irrevocably to make, constitute and appoint the Collateral Agent, as agent under the Credit Agreement (and all officers, employees or agents designated by the Collateral Agent) as such Person’s true and lawful agent and attorney-in-fact, and in such capacity, the Collateral Agent shall have the right, with power of substitution for the Non-Lender Secured Parties and in each such Person’s name or otherwise, to effectuate any sale, transfer or other disposition of the Collateral. It is understood and agreed that the appointment of the Collateral Agent as the agent and attorney-in-fact of the Non-Lender Secured Parties for the purposes set forth herein is coupled with an interest and is irrevocable. It is understood and agreed that the Collateral Agent has appointed the Administrative Agent as its agent for purposes of perfecting certain of the security interests created hereunder and for otherwise carrying out certain of its obligations hereunder.

(c) Waiver of Claims. To the maximum extent permitted by law, each Non-Lender Secured Party waives any claim it might have against the Collateral Agent or the Lenders with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the Collateral Agent or the Lenders or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies under the Loan Documents or any transaction relating to the Collateral (including, without limitation, any such exercise described in Section 12(a)(ii)), except for any such action or failure to act that constitutes willful misconduct or gross negligence of such Person. To the maximum extent permitted by applicable law, none of the Collateral Agent or any Lender or any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Parent, any Subsidiary of Parent, any Non-Lender Secured Party or any other Person or to take any other action or forbear from doing so whatsoever with regard to the Collateral or any part thereof, except for any such action or failure to act that constitutes willful misconduct or gross negligence of such Person.

Section 13. Application of Proceeds.

(a) Any cash held by the Collateral Agent as Collateral and all cash Proceeds received (including a distribution of Collateral in connection with any Bankruptcy Case or similar proceeding) by the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies as a secured creditor as provided in Section 11 of this SGR Security Agreement shall, subject to the terms of any Intercreditor Agreement and any Other Intercreditor Agreement, be applied from time to time by the Collateral Agent in accordance with the terms of the Credit Agreement.

(b) It is understood that, to the extent permitted by applicable law, the Grantor shall remain liable to the extent of any deficiency between the amount of the Proceeds of the Collateral and the aggregate amount of the outstanding Obligations.

Section 14. No Waiver; Discontinuance of Proceeding.

(a) Each and every right, power and remedy hereby specifically given to the Collateral Agent or otherwise in this SGR Security Agreement shall be cumulative and shall be in addition to every other right, power and remedy specifically given under this SGR Security Agreement or the other Loan Documents now or hereafter existing at law, in equity or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Collateral Agent. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of the exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission of the Collateral Agent in the exercise of any such right, power or remedy and no renewal or extension of any of the Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any default or Event of Default or an acquiescence therein. No notice to or demand on the Grantor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Collateral Agent to any other or further action in any circumstances without notice or demand. In the event that the Collateral Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Collateral Agent may recover reasonable out-of-pocket expenses, including reasonable attorneys’ fees, and the amounts thereof shall be included in such judgment.

(b) In the event the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this SGR Security Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case the Grantor, the Collateral Agent and each Secured Party shall, to the extent permitted by applicable law, be restored to their respective former positions and rights hereunder with respect to the Collateral, and all rights, remedies and powers of the Collateral Agent and the Secured Parties shall continue as if no such proceeding had been instituted.

Section 15. Amendments, etc. This SGR Security Agreement may not be amended, modified or waived except with the written consent of the Grantor and the Collateral Agent (who shall act pursuant to and in accordance with the terms of Section 10.08 of the Credit Agreement); provided that unless separately agreed in writing between the Grantor and any Non-Lender Secured Party, no such waiver and no such amendment or modification shall amend, modify or waive Section 13 (or the definition of “Non-Lender Secured Party” or “Secured Party” to the extent relating thereto) if such waiver, amendment, or modification would disproportionately directly and adversely affect a Non-Lender Secured Party as compared to the Lenders without the written consent of such affected Non-Lender Secured Party. Any amendment, modification or supplement of or to any provision of this SGR Security Agreement, any termination or waiver of any provision of this SGR Security Agreement and any consent to any departure by the Grantor from the terms of any provision of this SGR Security Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. No notice to or demand upon the Grantor in any instance hereunder shall entitle the Grantor to any other or further notice or demand in similar or other circumstances. For the avoidance of doubt, it is understood and agreed that any amendment, amendment and restatement, waiver, supplement or other modification of or to any Intercreditor Agreement or any Other Intercreditor Agreement that would have the effect, directly or indirectly, through any reference herein to any Intercreditor Agreement or any Other Intercreditor Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying this SGR Security Agreement, or any term or provision hereof, or any right or obligation of the Grantor hereunder or in respect hereof, shall not be given such effect except pursuant to a written instrument executed by the Grantor and the Collateral Agent in accordance with this Section 15.

Section 16. Termination; Release.

(a) At such time as the Obligations (other than any Obligations owing to a Non-Lender Secured Party) then due and owing shall have been paid in full, the Commitments under the Credit Agreement have been terminated and no Letters of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent), all Collateral shall be automatically released from the Liens created hereby, and this SGR Security Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and the Grantor shall automatically terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantor. At the request and sole expense of the Grantor following any such termination, the Collateral Agent shall promptly execute, acknowledge and deliver to the Grantor such releases, instruments or other documents (including without limitation UCC termination statements), and do or cause to be done all other acts, as the Grantor shall reasonably request to evidence such termination.

(b) Upon any Permitted Disposition of Collateral (whether by way of the sale of assets or the sale of Capital Stock of the Grantor of such assets) of the type described in items (1), (2) (provided the requirements set forth in the first proviso to such section are satisfied), (4) and (5) of the definition of “Permitted Disposition” or any other type of Permitted Disposition involving divestiture of the Grantor’s title to the related Collateral under the Credit Agreement, the Lien pursuant to this SGR Security Agreement on such sold or disposed of Collateral shall be automatically released. In connection with any other Disposition of Collateral not covered by the preceding sentence (whether by way of the sale of assets or the sale of Capital Stock of the Grantor of such assets) permitted under the Credit Agreement, the Collateral Agent shall, upon receipt from the Grantor of a written request for the release of the Collateral subject to such sale or other disposition (or in the case of a sale of Capital Stock of the Grantor, the release of the Grantor’s Collateral), at the Grantor’s sole cost and expense, promptly execute, acknowledge and deliver to the Grantor such releases, instruments or other documents (including without limitation UCC termination statements), and do or cause to be done all other acts, as the Grantor shall reasonably request to evidence or effect the release of the Liens created hereby (if any) on such Collateral.

(c) For the avoidance of doubt, (i) if any Slot ceases to be included in the Collateral because it ceases to be actually utilized in connection with the Scheduled Services or any Foreign Gate Leasehold ceases to be included in the Collateral because it ceases to be used for servicing the Scheduled Services relating to the airport at which such Foreign Gate Leasehold is located, such Slot or Foreign Gate Leasehold shall be automatically released from the Lien of this SGR Security Agreement and (ii) subject to clause (1) of the first proviso to Section 1 hereof, if any FAA Slot or Foreign Slot now held or hereafter acquired by the Grantor becomes an FAA Route Slot or Foreign Route Slot, respectively, or any right, title, privilege, interest and authority now held or hereafter acquired by the Grantor in connection with the right to use or occupy space in an airport terminal becomes a Foreign Gate Leasehold, such FAA Slot, Foreign Slot or right, title, privilege, interest and authority shall be automatically subject to the Lien of this SGR Security Agreement.

(d) The Liens on any Account Collateral that is withdrawn from the Account (in each case, in compliance with the Credit Agreement) prior to receipt of a Notice of Exclusive Control (as defined in the Account Control Agreement) by the Securities Intermediary or after receipt of a Rescission Notice (as defined in the Account Control Agreement) by the Securities Intermediary shall be automatically released upon such withdrawal.

(e) At any time that the Grantor desires to obtain from the Collateral Agent UCC termination statements or other instruments or evidence of release with respect to any Collateral (including Account Collateral) released as provided in this Section 16, it shall deliver to the Collateral Agent an Officer’s Certificate stating that the release of the respective Collateral is permitted pursuant to this Section 16. The Collateral Agent shall have no liability whatsoever to any Secured Party as the result of any release of Collateral by it as permitted by this Section 16.

Section 17. Definitions; Rules of Interpretation.

(a) Defined Terms. The following terms shall have the following meanings:

“Account” shall have the meaning provided in the recitals hereof.

“Account Collateral” shall have the meaning provided in Section 1(b) hereof.

“Account Control Agreement” shall have the meaning provided in the Credit Agreement.

“Additional Agent” shall have the meaning provided in the Intercreditor Agreement.

“Additional Collateral Documents” shall have the meaning provided in the Intercreditor Agreement.

“Additional Credit Facility Secured Parties” shall have the meaning provided in the Intercreditor Agreement.

“Additional Foreign Airport” shall mean any airport outside the United States identified in any SGR Security Agreement Supplement as the origin and/or destination point with respect to any additional Scheduled Service being designated by such SGR Security Agreement Supplement.

“Additional Obligations” shall have the meaning provided in the Intercreditor Agreement.

“Administrative Agent” shall have the meaning provided in the Credit Agreement.

“Airport Authority” shall mean any city or any public or private board or other body or organization chartered or otherwise established for the purpose of administering, operating or managing an airport or related facilities.

“Banking Product Provider” shall mean any Person that has entered into a Designated Banking Product Agreement with Parent or the Grantor.

“Bankruptcy Case” shall mean (a) pursuant to or within the meaning of Bankruptcy Law, (i) a voluntary case commenced by Parent or any of its Subsidiaries, (ii) an involuntary case in which Parent or any of its Subsidiaries consent to the entry of an order for relief against it, (iii) an appointment consented to by Parent or any of its Subsidiaries of a custodian of it or for all or substantially all of its property, (iv) the making of a general assignment for the benefit of its creditors by Parent or any of its Subsidiaries or (v) the admission in writing of Parent’s or any of its Subsidiaries’ inability generally to pay its debts or (b) an order or decree under any Bankruptcy Law entered by a court of competent jurisdiction that (i) is for relief against Parent or any of its Subsidiaries in an involuntary case, (ii) appoints a custodian of Parent or any of its Subsidiaries for all or substantially all of the property of Parent or any of its Subsidiaries, (iii) orders the liquidation of Parent or any of its Subsidiaries, and in each case of this clause (b) the order or decree remains unstayed and in effect for 60 consecutive days.

“Bankruptcy Code” shall have the meaning provided in the Credit Agreement.

“Bankruptcy Law” shall have the meaning provided in the Credit Agreement.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

“Capital Stock” shall have the meaning provided in the Credit Agreement.

“Closing Date” shall have the meaning provided in the Credit Agreement.

“Collateral” shall have the meaning provided in Section 1 hereof.

“Collateral Agent” shall have the meaning provided in the preamble hereof.

“Collateral Documents” shall have the meaning provided in the Credit Agreement.

“Commitments” shall have the meaning provided in the Credit Agreement.

“Credit Agreement” shall have the meaning provided in the recitals hereof.

“Designated Banking Product Agreement” shall have the meaning provided in the Credit Agreement.

“Designated Hedging Agreement” shall have the meaning provided in the Credit Agreement.

“Designated Service” shall have the meaning provided in Section 6(a) hereof.

“Discharge of Additional Obligations” shall have the meaning provided in the Intercreditor Agreement.

“DOT” shall mean the United States Department of Transportation and any successor thereto.

“Event of Default” shall have the meaning provided in the Credit Agreement.

“FAA” shall mean the United States Federal Aviation Administration and any successor thereto.

“FAA Route Slot” shall mean, at any time of determination, any FAA Slot of the Grantor at any airport in the United States that is an origin and/or destination point with respect to any Scheduled Service, in each case only to the extent such FAA Slot is being utilized by the Grantor to provide such Scheduled Service, but in each case excluding any Temporary FAA Slot.

“FAA Slot” shall mean, at any time of determination, in the case of airports in the United States at which landing or take-off operations are restricted, the right and operational authority to conduct a landing or take-off operation at a specific time or during a specific time period at such airport, including, without limitation, slots, arrival authorizations and operating authorizations, whether pursuant to FAA or DOT regulations or orders pursuant to Title 14, Title 49 or other federal statutes or regulations now or hereinafter in effect, and including but not limited to, with respect to John F. Kennedy International Airport, operating authorizations at John F. Kennedy International Airport, as defined in the

Operating Limitations at John F. Kennedy International Airport, Order Limiting Scheduled Operations at John F. Kennedy International Airport, 73 Fed. Reg. 3510 (Jan. 18, 2008), extended by 79 Fed. Reg. 16,854 (March 26, 2014), as such order may be amended or recodified from time to time.

“Foreign Aviation Authority” shall mean any non-U.S. governmental, quasi-governmental, regulatory or other agency, public corporation or private entity that exercises jurisdiction over the issuance or authorization (i) to serve any non-U.S. point on any Scheduled Service that the Grantor is serving at any time and/or to conduct operations related to any Scheduled Service and Foreign Gate Leaseholds at any time and/or (ii) to hold and operate any Foreign Route Slots at any time.

“Foreign Gate Leasehold” shall mean, at any time of determination, all of the right, title, privilege, interest and authority of the Grantor to use or occupy space in an airport terminal at (i) Narita International Airport, Japan, (ii) Beijing Capital International Airport, China, (iii) Shanghai Pudong International Airport, China, (iv) Heathrow Airport, England and (v) any Additional Foreign Airport, in each case only to the extent necessary for the Grantor to provide any Scheduled Service.

“Foreign Route Slot” shall mean, at any time of determination, any Foreign Slot of the Grantor at (i) Narita International Airport, Japan, (ii) Beijing Capital International Airport, China, (iii) Shanghai Pudong International Airport, China, (iv) Heathrow Airport, England and (v) any Additional Foreign Airport, in each case only to the extent such Foreign Slot is being utilized by the Grantor to provide any Scheduled Service, but in each case excluding any Temporary Foreign Slot.

“Foreign Slot” shall mean, at any time of determination, in the case of airports outside the United States, the right and operational authority to conduct one landing or take-off operation at a specific time or during a specific time period at such airport.

“General Intangible” shall have the meaning provided in the NY UCC.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency (including without limitation the DOT and the FAA), authority, instrumentality, regulatory body, court, central bank organization, or other entity exercising executive, legislative, judicial, taxing or regulatory powers or functions of or pertaining to government (including any supra-national bodies such as the European Union). Governmental Authority shall not include any Person in its capacity as an Airport Authority.

“Grantor” shall have the meaning provided in the preamble hereof.

“Hedging Provider” shall mean any Person that has entered into a Designated Hedging Agreement with Parent or the Grantor.

“Indebtedness” shall have the meaning provided in the Credit Agreement.

“Intercreditor Agreement” shall have the meaning provided in the Credit Agreement.

“Lenders” shall have the meaning provided in the recitals hereof.

“Letter of Credit” shall have the meaning provided in the Credit Agreement.

“Liens” shall have the meaning provided in the Credit Agreement.

“Loan Documents” shall have the meaning provided in the Credit Agreement.

“Material Adverse Effect” shall have the meaning provided in the Credit Agreement.

“Non-Lender Secured Parties” shall mean, collectively, all Banking Product Providers and Hedging Providers and their respective successors, assigns and transferees. For the avoidance of doubt, “Non-Lender Secured Parties” shall exclude Banking Product Providers and Hedging Providers in their capacities as Lenders, if applicable.

“NY UCC” shall mean the Uniform Commercial Code, as in effect in the state of New York from time to time.

“Obligations” shall have the meaning provided in the Credit Agreement. For the avoidance of doubt, “Obligations” does not include any Indebtedness or other obligations under any Pari Passu Notes (as defined in the Credit Agreement).

“Officer’s Certificate” shall have the meaning provided in the Credit Agreement.

“Other Intercreditor Agreement” shall have the meaning provided in the Credit Agreement.

“Parent” shall have the meaning provided in the recitals hereof.

“Permitted Disposition” shall have the meaning provided in the Credit Agreement.

“Permitted Liens” shall have the meaning provided in the Credit Agreement.

“Person” shall mean any person, including any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity and, for the avoidance of doubt, includes the DOT, the FAA, any Airport Authority, any Foreign Aviation Authority and any other Governmental Authority.

“Pledged Foreign Gate Leaseholds” shall mean, as of any date, the Foreign Gate Leaseholds included in the Collateral as of such date.

“Pledged Route Authorities” shall mean, as of any date, the Route Authorities included in the Collateral as of such date.

“Pledged Slots” shall mean, as of any date, the Slots included in the Collateral as of such date.

“Proceeds” shall have the meaning assigned to that term under the NY UCC or under other relevant law and, in any event, shall include, but not be limited to, any and all (i) proceeds of any insurance, indemnity, warranty or guarantee payable to the Collateral Agent or to the Grantor from time to time with respect to physical damage to any of the Collateral, (ii) payments (in any form whatsoever), made or due and payable to the Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of Governmental Authority), and (iii) instruments representing obligations to pay amounts to the Grantor in respect of the Collateral.

“Requirements” shall have the meaning provided in Section 7(b) hereof.

“Responsible Officer” shall have the meaning provided in the Credit Agreement.

“Route Authorities” shall mean, at any time of determination:

(a) the route authority or authorities (including any applicable certificate, exemption and frequency authorities, or portion thereof) granted by the DOT and held by the Grantor pursuant to (x) the Air Transport Agreement between the United States of America and the European Community and its Member States signed on April 25 and 30, 2007, as amended or modified from time to time, to operate air carrier service between points in the United States and points in the European Union, or (y) such other agreements or treaties entered into by the applicable U.S. Governmental Authority and as in effect from time to time that permit the Grantor to operate air carrier service between points in the United States and Heathrow Airport, England;

(b) the route authority or authorities (including any applicable certificate, exemption and frequency authorities, or portion thereof) granted by the DOT and held by the Grantor pursuant to (x) the 1952 Civil Air Transport Agreement between Japan and the United States as incorporated in and implemented by 2010 Memorandum of Understanding between the Government of the United States and the Government of Japan, as amended or modified from time to time, to operate air carrier service between points in the United States and points in Japan, or (y) such other agreements or treaties entered into by the applicable U.S. Governmental Authority and as in effect from time to time that permit the Grantor to operate air carrier service between points in the United States and Narita International Airport, Japan;

(c) the route authority or authorities (including any applicable certificate, exemption and frequency authorities, or portion thereof) granted by the DOT and held by the Grantor pursuant to (x) the Air Transport Agreement between the Government of the United States of America and the Government of the People’s Republic of China Relating to Civil Air Transport, signed September 17, 1980, as amended or modified from time to time, to operate air carrier service between (a) Chicago, Illinois and Beijing, China and (b) Chicago, Illinois and Shanghai, China, or (y) such other agreements or treaties entered into by the applicable U.S. Governmental Authority that permit the Grantor to operate air carrier service between (a) Chicago, Illinois and Beijing, China and (b) Chicago, Illinois and Shanghai, China; and

(d) any other route authority identified in any SGR Security Agreement Supplement as the route authority with respect to any additional Scheduled Service being designated by such SGR Security Agreement Supplement, and “Route Authority” shall mean any of such route authorities as the context requires;

in each case whether or not such route authority is utilized at such time by the Grantor and including, without limitation, any other route authority held by the Grantor pursuant to certificates, orders, notices and approvals issued to Grantor from time to time, but in each case solely to the extent relating to such route authority.

“Scheduled Services” shall mean, at any time of determination, (i) the non-stop scheduled air carrier services being operated by the Grantor at such time between (a) any airport in the United States and Narita International Airport, Japan, (b) any airport in the United States and Heathrow Airport, England, (c) Chicago O’Hare International Airport, Illinois and Beijing Capital International Airport, China, (d) Chicago O’Hare International Airport, Illinois and Shanghai Pudong International Airport, China and (ii) any other non-stop scheduled air carrier service being operated by the Grantor at such time that has been designated as an additional “Scheduled Service” pursuant to any SGR Security Agreement Supplement, and “Scheduled Service” shall mean any of such Scheduled Services as the context requires.

“Secured Parties” shall have the meaning provided in the Credit Agreement.

“Securities Intermediary” shall mean Citibank N.A., together with its successors and permitted assigns.

“Senior Priority Obligations” shall have the meaning provided in the Intercreditor Agreement.

“Senior Priority Representative” shall have the meaning provided in the Intercreditor Agreement.

“SGR Security Agreement” shall have the meaning provided in the preamble hereof.

“SGR Security Agreement Supplement” shall have the meaning provided in Section 6(a) hereof.

“Slots” shall mean each FAA Route Slot and each Foreign Route Slot, or any of them.

“Temporary FAA Slot” shall mean an FAA Slot that was obtained by the Grantor from another air carrier pursuant to an agreement (including but not limited to a loan agreement, lease agreement or a slot release agreement) and is held by the Grantor on a temporary basis.

“Temporary Foreign Slot” shall mean a Foreign Slot that was obtained by the Grantor from another air carrier pursuant to an agreement (including but not limited to a loan agreement, lease agreement or a slot release agreement) and is held by the Grantor on a temporary basis.

“Title 14” shall mean Title 14 of the United States Code of Federal Regulations, including Part 93, Subparts K and S thereof, as amended from time to time or any subsequent regulation that amends, supplements or supersedes such provisions.

“Title 49” shall mean Title 49 of the United States Code, which, among other things, recodified and replaced the U.S. Federal Aviation Act of 1958, and the rules and regulations promulgated pursuant thereto, as amended from time to time or any subsequent legislation that amends, supplements or supersedes such provisions.

“Transfer Restriction” shall have the meaning provided in Section 1 hereof.

“UCC” shall mean the Uniform Commercial Code, as in effect from time to time in any applicable jurisdiction.

“United States Citizen” shall mean a “citizen of the United States” as defined in Section 40102(a)(15) of Title 49 and as that statutory provision has been interpreted by the DOT pursuant to its policies.

(b) Rules of Interpretation.

(i) The definitions stated herein shall be equally applicable to the singular and plural forms of the terms defined.

(ii) For the avoidance of doubt, references herein to any airport shall, in the event of a name change with respect to any such airport, include such renamed airport.

(iii) The parties to this SGR Security Agreement agree that the rules of interpretation set out in Section 1.02 of the Credit Agreement shall apply to this SGR Security Agreement mutatis mutandis as if set out in this SGR Security Agreement.

Section 18. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing (including by facsimile or electronic mail), and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to the Grantor, to it at American Airlines, Inc., 4333 Amon Carter Boulevard, Mail Drop 5662, Fort Worth, TX 76155, facsimile: (817) 967-4318; Attention: Treasurer and, in respect of notices of proposed assignments of Loans or Commitments to the Borrower by email at Debt.Notifications@aa.com; with copies (which shall not constitute notice) to: Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022, facsimile: (212) 751-4864; Attention: Kevin T. Fingeret;

(ii) if to Citibank N.A. as Collateral Agent, to it at 580 Crosspoint Pkwy, Getzville, NY 14068; email: CRMS.NA.Documentation@citi.com; Attention: CRMS Documentation Unit.

(b) The Collateral Agent or the Grantor may, in its reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this SGR Security Agreement shall be deemed to have been given on the date of receipt.

Section 19. Continuing Security Interest; Transfer of Indebtedness. This SGR Security Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the termination of this SGR Security Agreement in accordance with Section 16(a), (ii) be binding upon the Grantor, its successors and assigns, and (iii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and each other Secured Party and each of their respective successors, permitted transferees and permitted assigns; no other persons (including, without limitation, any other creditor of the Grantor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (iii) and subject to the provisions of the applicable Loan Documents (including any Intercreditor Agreement and any Other Intercreditor Agreement), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this SGR Security Agreement to any other Person, and following such assignment or transfer, the Collateral Agent shall hold the security interest and mortgage of this SGR Security Agreement for the benefit of such other Person, subject, however, to the provisions of the applicable Loan Documents (including any Intercreditor Agreement and any Other Intercreditor Agreement).

Section 20. Governing Law. THIS SGR SECURITY AGREEMENT HAS BEEN DELIVERED IN THE STATE OF NEW YORK, AND THIS SGR SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SGR SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 21. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SGR SECURITY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SGR SECURITY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 21.

Section 21. Consent to Jurisdiction and Service of Process.

(a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property in any legal action or proceeding relating to this SGR Security Agreement and the other Loan Documents to which it is a party, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York and appellate courts from either of them and any appellate court from any thereof, in any action or proceeding arising out of or relating to this SGR Security Agreement, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall, to the extent permitted by law, be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this SGR Security Agreement in any court referred to in Section 21(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 18. Nothing in this SGR Security Agreement will affect the right of any party to this SGR Security Agreement to serve process in any other manner permitted by law.

Section 22. Security Interest Absolute. To the extent permitted by applicable law, the obligations of the Grantor hereunder shall remain in full force and effect without regard to, and shall not be impaired by (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of the Grantor, except to the extent that the enforceability thereof may be limited by any such event; (b) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect of this SGR Security Agreement or any other Loan Documents, except as specifically set forth in a waiver granted pursuant to Section 15; (c) any lack of validity or enforceability of the Liens granted hereunder; or (d) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Grantor (other than payment or performance in accordance with the terms of the Loan Documents (including any Intercreditor Agreement and any Other Intercreditor Agreement)).

Section 23. Severability of Provisions. To the extent permitted by applicable law, any provision of this SGR Security Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 24. Headings. Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this SGR Security Agreement.

Section 25. Execution in Counterparts. This SGR Security Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this SGR Security Agreement by facsimile or electronic .pdf copy shall be effective as delivery of a manually executed counterpart of this SGR Security Agreement.

Section 26. Successors and Assigns. This SGR Security Agreement shall be binding upon the Grantor and its successors and assigns and shall inure to the benefit of the Collateral Agent and each Secured Party and their respective successors and permitted assigns; provided that the Grantor may not transfer or assign any or all of its rights or obligations hereunder without the prior written consent of the Collateral Agent, unless otherwise permitted by the applicable Loan Documents. All agreements, statements, representations and warranties made by the Grantor herein or in any certificate or other instrument delivered by the Grantor or on its behalf under this SGR Security Agreement shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of this SGR Security Agreement and the other Loan Documents regardless of any investigation made by the Secured Parties or on their behalf.

Section 27. Limited Obligations. It is the desire and intent of the Grantor, the Collateral Agent and the Secured Parties that this SGR Security Agreement shall be enforced against the Grantor to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If and to the extent that the obligations of the Grantor under this SGR Security Agreement shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers, which laws would determine the solvency of the Grantor by reference to the full amount of the Obligations at the time of the execution and delivery of this SGR Security Agreement), then the amount of the Obligations of the Grantor shall be deemed to be reduced and the Grantor shall pay the maximum amount of the Obligations which would be permissible under the applicable law.

Section 28. Construction of Schedules. It is understood and agreed that Schedule I is intended to be descriptive of the Slots listed on such Schedule as of the last calendar week prior to the date hereof and that Schedule II is intended to be descriptive of the Scheduled Services listed on such Schedule as of the date hereof, and such Schedules shall not be construed as expanding or limiting in any way the Collateral subject to this SGR Security Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Grantor and the Collateral Agent each has caused this SGR Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

AMERICAN AIRLINES, INC.

By:
Name:
Title:

Security Agreement (Slots, Foreign Gate Leaseholds and Route Authorities)

CITIBANK N.A., as Collateral Agent

By:
Name:
Title:

Security Agreement (Slots, Foreign Gate Leaseholds and Route Authorities)

Schedule I

SLOTS

AMERICAN AIRLINES SLOTS AT NARITA INTERNATIONAL AIRPORT, JAPAN

IATA SUMMER 2014 SEASON

	Day-of-Week
Arvl/Dptr	Mon	Tue	Wed	Thu	Fri	Sat	Sun
A	1355	1355	1355	1355	1355	1355	1355
A	1615	1615	1615	1615	1615	1615	1615
A	1600	1600	1600	1600	1600	1600	1600
A	1645		1645		1645	1645	1645
D	1130	1130	1130	1130	1130	1130	1130
D	1820	1820	1820	1820	1820	1820	1820
D	1555	1555	1555	1555	1555	1555	1555
D	1820		1820		1820	1820	1820

Slot times are historic times and do not reflect ‘ad-hoc’ seasonal re-timings made in the ordinary course of business to facilitate operational requirements.

AMERICAN AIRLINES SLOTS AT SHANGHAI PUDONG INTERNATIONAL AIRPORT, CHINA

IATA SUMMER 2014 SEASON

	Day-of-Week
Arvl/Dptr	Mon	Tue	Wed	Thu	Fri	Sat	Sun
A	1405	1405	1405	1405	1405	1405	1405
D	1610	1610	1610	1610	1610	1610	1610

Slot times are historic times and do not reflect ‘ad-hoc’ seasonal re-timings made in the ordinary course of business to facilitate operational requirements.

AMERICAN AIRLINES SLOTS AT BEIJING CAPITAL INTERNATIONAL AIRPORT, CHINA

IATA SUMMER 2014 SEASON

	Day-of-Week
Arvl/Dptr	Mon	Tue	Wed	Thu	Fri	Sat	Sun
A	2145	2145	2145	2145	2145	2145	2145
D	0710	0710	0710	0710	0710	0710	0710

Slot times are historic times and do not reflect ‘ad-hoc’ seasonal re-timings made in the ordinary course of business to facilitate operational requirements.

AMERICAN AIRLINES SLOTS AT HEATHROW AIRPORT, ENGLAND

IATA SUMMER 2014 SEASON

	Day-of-Week
Arvl/Dptr	Mon	Tue	Wed	Thu	Fri	Sat	Sun
A	0805	0805	0805	0805	0805	0805	0805
A	1115	1115	1115	1115	1115	1115	1115
A	1315	1315	1315	1315	1315	1315	1315
A	0620	0620	0620	0620	0620	0620	0620
A	0745	0745	0745	0745	0745	0745	0745
A	0900	0900	0900	0900	0900	0900	0900
A	1420	1420	1420	1420	1420	1420	1420
A	0810	0810	0810	0655	0810	0810	0810
A	1100	1100	1100	1100	1100	1100	1100
A	0650	0650	0650	0650	0650	0650	0650
A	0900	0900	0900	0900	0900	0900	0900
A	1225	1225	1225	1225	1225	1225	1225
A	2245	2245	2245	2245	2245	2245	2245
A	0655	0655	0655	0655	0655	0655	0655
D	0930	0930	0930	0930	0930	0930	0930
D	1225	1225	1225	1225	1225	1225	1225
D	1500	1500	1500	1500	1500	1500	1500
D	1030	1030	1030	1030	1030	1030	1030
D	1515	1515	1515	1515	1515	1515	1515
D	1700	1700	1700	1700	1700	1700	1700
D	1400	1400	1400	1400	1400	1400	1400
D	0945	0945	0945	0945	0945	0945	0945
D	1215	1215	1215	1215	1215	1215	1215
D	0745	0745	0745	0745	0745	0745	0745
D	1015	1015	1015	1015	1015	1015	1015
D	1250	1250	1250	1250	1250	1250	1250
D	1715	1715	1715	1715	1715	1715	1715
D	1100	1100	1100	1100	1100	1100	1100

Slot times are historic times and do not reflect ‘ad-hoc’ seasonal re-timings made in the ordinary course of business to facilitate operational requirements

2

AMERICAN AIRLINES SLOTS AT JOHN F. KENNEDY INTERNATIONAL AIRPORT, NEW YORK

IATA SUMMER 2014 SEASON

	Day-of-Week
Arvl/Dptr	Mon	Tue	Wed	Thu	Fri	Sat	Sun
A	1330	1330	1330	1330	1330	1330	1330
A	1815	1815	1815	1815	1815	1815	1815
A	2005	2005	2005	2005	2005	2005	2005
D	1820	1820	1820	1820	1820	1820	1820
D	1940	1940	1940	1940	1940	1940	1940
D	2105	2105	2105	2105	2105	2105	2105

Slot times are historic times and do not reflect ‘ad-hoc’ seasonal re-timings made in the ordinary course of business to facilitate operational requirements.

3

Schedule II

SCHEDULED SERVICES

Non-stop scheduled air carrier services being operated by American between:

(1) any airport in the United States and Narita International Airport, Japan;

(2) any airport in the United States and Heathrow Airport, England;

(3) Chicago O’Hare International Airport, Illinois and Beijing Capital International Airport, China; and

(4) Chicago O’Hare International Airport, Illinois and Shanghai Pudong International Airport, China.

Exhibit A

FORM OF SGR SECURITY AGREEMENT SUPPLEMENT

SGR Security Agreement Supplement No. __

SGR SECURITY AGREEMENT SUPPLEMENT NO.             , dated             ,             (“SGR Security Agreement Supplement”), between AMERICAN AIRLINES, INC., a Delaware corporation (together with its permitted successors and assigns, the “Grantor”) and CITIBANK N.A., as Collateral Agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

A. Reference is made to the SGR Security Agreement, dated as of October 10, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “SGR Security Agreement”), between the Grantor and the Collateral Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the SGR Security Agreement.

C. Section 6(a) of the SGR Security Agreement provides that the Grantor may, at any time and from time to time, designate additional non-stop scheduled air carrier services being operated by the Grantor at such time as additional Scheduled Services by execution and delivery of supplements thereto.

Accordingly, the Grantor and the Collateral Agent agree as follows:

In accordance with Section 6(a) of the SGR Security Agreement:

(x) the non-stop scheduled air carrier service[s] listed below (the “Designated Service[s]”) [is][are] hereby designated as [a] Scheduled Service[s] under the SGR Security Agreement, and the definition of “Scheduled Services” set forth in Section 17 of the SGR Security Agreement is hereby amended and supplemented to include such Designated Service[s] for all purposes of the SGR Security Agreement.

Designated Services

[list Designated Service(s)];1

[1]	To list airport-to-airport Designated Services.

1

[and]

(y) [each of][            ] (the “Designated Additional Foreign Airport[s]”) is identified as an origin and/or destination point for the related Designated Services, and the definition of “Additional Foreign Airport” set forth in Section 17 of the SGR Security Agreement is hereby amended and supplemented to include the Designated Additional Foreign Airport[s] for all purposes of the SGR Security Agreement[.]2

[; and]

(z) [[each of][            ] (the “Additional Route Authority[ies]”), [in each case] as more specifically described in Schedule I hereto, is identified as a route authority to operate the related Designated Services, and the definition of “Route Authorities” set forth in Section 17 of the SGR Security Agreement is hereby amended and supplemented to include the Additional Route Authority[ies] for all purposes of the SGR Security Agreement.]3

NOW, THEREFORE, to secure all of the Obligations, the Grantor hereby pledges, grants and creates a security interest and mortgage in favor of the Collateral Agent for its benefit and the benefit of the other Secured Parties in all of the following assets, rights and properties, whether real or personal and whether tangible or intangible (the “Additional Collateral”):

(i) all of the right, title and interest of the Grantor in, to and under [the Additional Route Authorities,] [the Additional Slots] and [the Additional Foreign Gate Leaseholds], whether now owned or held or hereafter acquired and whether such assets, rights or properties constitute General Intangibles or another type or category of collateral under the NY UCC or any other type of asset, right or property; and

(ii) all of the right, title and interest of the Grantor in, to and under all Proceeds of any and all of the foregoing (including, without limitation, all Proceeds (of any kind) received or to be received by the Grantor upon the transfer or other disposition of any of the assets, rights and properties described in clause (i), notwithstanding whether the mortgage, pledge and grant of the security interest in any such asset, right or property is legally effective under applicable law);

[2]	To list any foreign airport that is an origin and/or destination point with respect to the Designated Service(s).
[3]

To describe the route authority(ies) used by the Grantor to operate the Designated Service(s), if such route authority(ies) have not already been pledged under the SGR Security Agreement or any previously executed SGR Security Agreement Supplement.

2

provided, however, that notwithstanding the foregoing or any other provision of any provision of the SGR Security Agreement, (x) if a Transfer Restriction would be applicable to the pledge, grant or creation of a security interest in or mortgage on any asset, right or property described above [(other than in the Additional Route Authorities or Proceeds thereof)]4, then so long as such Transfer Restriction is in effect, or (y) if any asset, right or property is at any time subject to a security interest or mortgage in favor of any secured party pursuant to that certain Security Agreement (Slots, Foreign Gate Leaseholds and Route Authorities), dated as of June 27, 2013 between American Airlines, Inc., and Deutsche Bank AG New York Branch pursuant to the terms thereof in effect as of the date hereof (and not pursuant to a specific election made by the Grantor after the date hereof to add any such asset, right or property as collateral thereunder pursuant to any supplement or amendment thereto), then, this SGR Security Agreement shall not pledge, grant or create any security interest in or mortgage on, and the term “Collateral” shall not include, any such asset, right or property.

The following terms shall have the following meanings:

[“Additional Slots” shall mean, at any time of determination, (x) any Foreign Slot of the Grantor at [            ]5, in each case only to the extent such Foreign Slot is being utilized by the Grantor to provide any Scheduled Service, but in each case excluding any Temporary Foreign Slot, and (y) any FAA Slot of the Grantor at any airport in the United States that is an origin and/or destination point with respect to any Scheduled Service, in each case only to the extent such FAA Slot is being utilized by the Grantor to provide such Scheduled Service, but in each case excluding any Temporary FAA Slot.]

[“Additional Foreign Gate Leaseholds” shall mean, at any time of determination, all of the right, title, privilege, interest and authority of the Grantor to use or occupy space in an airport terminal at [            ]6, in each case only to the extent necessary for the Grantor to provide any Scheduled Service.]

Each reference to “Collateral” in the SGR Security Agreement shall be deemed to include the Additional Collateral.

This SGR Security Agreement Supplement shall be construed as supplemental to the SGR Security Agreement and shall form a part thereof, and the SGR Security Agreement as so supplemented is hereby ratified, approved and confirmed.

[4]	Delete if no Additional Route Authorities are being pledged under the SGR Security Agreement Supplement.
[5]	To list any foreign airport that is an origin and/or destination point with respect to the Designated Service(s).
[6]	To list any foreign airport that is an origin and/or destination point with respect to the Designated Service(s).

3

THIS SGR SECURITY AGREEMENT SUPPLEMENT HAS BEEN DELIVERED IN THE STATE OF NEW YORK, AND THIS SGR SECURITY AGREEMENT SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SGR SECURITY AGREEMENT SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow.]

4

IN WITNESS WHEREOF, the Grantor and the Collateral Agent each has caused this SGR Security Agreement Supplement
No.         to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

AMERICAN AIRLINES, INC.

By:
Name:
Title:

CITIBANK N.A., as Collateral Agent

By:
Name:
Title:

5

Schedule I

ROUTE AUTHORITIES

6

EXHIBIT A-2 TO

CREDIT AND GUARANTY AGREEMENT

[FORM OF]

Dated                      2014

Debenture

between

American Airlines, Inc.

as Chargor

and

Citibank N.A.

as Collateral Agent

This Debenture is entered into subject to

the terms of a Credit Agreement

dated on or about the date of this Debenture

White & Case LLP

5 Old Broad Street

London EC2N 1DW

(1)

This Debenture is dated             2014

Between:

(1)	American Airlines, Inc., a Delaware corporation having its registered office at 4333 Amon Carter Blvd., MD5675, Fort Worth, Texas 76155, as chargor (the “Chargor”); and

(2)	Citibank N.A., acting through its office at CRMS Documentation Unit, 580 Crosspoint Pkwy, Getzville, NY 14068 as collateral agent for the Secured Parties (as defined in the Credit Agreement referred to below) (the “Collateral Agent”).

Background:

(A)	The Chargor enters into this Debenture in connection with the Credit Agreement (as defined below).

(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

It is agreed as follows:

1.	Interpretation

1.1	Definitions

In this Debenture:

“Act” means the Law of Property Act 1925.

“Authorised Signatory” means a duly authorised signatory of the Chargor recognised by the Coordinator as being authorised to approve an exchange or transfer of LHR Slots.

“Banking Product Provider” means any Person that has entered into a Designated Banking Product Agreement with the Parent or the Chargor.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York City.

“Collateral” means the LHR Slots and the Proceeds.

“Coordinator” means Airport Coordination Limited and any successor or other body set up to regulate or facilitate the allocation of slots (as defined in the European Slot Regulations).

“Credit Agreement” means the credit and guaranty agreement dated on or about the date of this Debenture between, amongst others, the Chargor and the Collateral Agent.

“Dispute” means a dispute arising out of or in connection with this Debenture (including a dispute regarding the existence, validity or termination of this Debenture) (whether arising in contract, tort or otherwise).

“Enforcement Event” means an Event of Default has occurred and is continuing.

“European Slot Regulations” mean Council Regulation (EEC) 95/93 of 18 January 1993, on common rules of the allocation of slots at Community airports, as amended by Regulation (EC) No. 894/2002, Regulation (EC) No. 1554/2003, Regulation (EC) No. 793/2004 and Regulation No. 545/2009, in each case, as the same may be further amended, revised, supplemented, re-enacted or substituted from time to time, and any replacement or equivalent regulations and laws.

LHR Slots Debenture

“Hedging Provider” means any Person that has entered into a Designated Hedging Agreement with the Parent or the Chargor.

“LHR Slot Regulations” means the European Slots Regulations and the UK Slot Regulations.

“LHR Slot” shall mean, at any time of determination, any Slot of the Chargor at Heathrow Airport, England, in each case only to the extent such Slot is being utilized by the Chargor to provide any Scheduled Service, but in each case excluding any Temporary Slot.

“Non-Lender Secured Parties” means, collectively, all Banking Product Providers and Hedging Providers and their respective successors, assigns and transferees. For the avoidance of doubt, “Non-Lender Secured Parties” shall exclude Banking Product Providers and Hedging Providers in their capacities as Lenders, if applicable.

“Party” means a party to this Debenture.

“Proceeds” means:

(a)	whatever is acquired upon the sale, lease, licence, exchange or other disposition of the LHR Slots or any of them;

(b)	whatever is distributed on account of the LHR Slots;

(c)	all other rights arising out of or otherwise attributable to the LHR Slots or any of them;

(d)	to the extent of the value of the relevant LHR Slots, claims arising out of the loss of the LHR Slots or any of them (or any interference with the use thereof or any infringement of rights therein); or

(e)	to the extent of the value of the relevant LHR Slots and to the extent payable to the Chargor or any Secured Party, insurance payable by reason of the loss of the LHR Slots or any of them (or any infringement of rights therein), provided that for the avoidance of doubt “Proceeds” shall not include revenues generated from passenger or other flights operated by the Chargor or any of its affiliates using any Slot.

“Receiver” means a receiver and manager or any other receiver of all or any of the Collateral, and shall, where permitted by law, include an administrative receiver in each case, appointed under this Debenture.

“Rights” means rights, permissions, entitlements, expectations, benefits, powers, privileges, authorities, discretions, remedies, indemnities, covenants, liberties, easements, quasi-easements and appurtenances (in each case, of any nature).

“Scheduled Services” shall mean, at any time of determination, (i) the non-stop scheduled air carrier services being operated by the Chargor at such time between any airport in the United States of America and Heathrow Airport, England and (ii) any other non-stop scheduled air carrier service being operated by the Chargor at such time that has been designated as an additional “Scheduled Service” pursuant to any SGR Security Agreement Supplement, and “Scheduled Service” shall mean any of such Scheduled Services as the context requires.

“Secured Obligations” has the meaning given to the term “Obligations” in the Credit Agreement, but excludes any obligation or liability which, if it were so included, would result in this Debenture contravening any law (including, without limitation, sections 678 and 679 of the Companies Act 2006).

LHR Slots Debenture

2

“Secured Parties” has the meaning given to that term in the Credit Agreement.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Period” means the period beginning on the date of this Debenture and ending on the date on which all the Secured Obligations (other than any Secured Obligations owing to a Non-Lender Secured Party) have been unconditionally and irrevocably paid and discharged in full and no further Secured Obligations (other than any Secured Obligations owing to a Non-Lender Secured Party) are capable of being outstanding.

“SGR Security Agreement Supplement” means any supplement to the SGR Security Agreement executed by the Chargor at any time and from time to time designating any non-stop scheduled air carrier service being operated by the Chargor at such time as an additional Scheduled Service.

“Slot” means all permissions given by the Coordinator in accordance with the LHR Slot Regulations to use the full range of airport infrastructure necessary to operate an air service at Heathrow Airport, England on a specific date and time for the purpose of landing or take off as allocated by the Coordinator in accordance with the LHR Slot Regulations.

“Temporary Slot” means, at any time of determination, a Slot that was obtained by the Chargor from another air carrier pursuant to an agreement (including but not limited to a loan agreement, lease agreement or a slot release agreement) and is held by the Chargor on a temporary basis.

“Trust Property” means (a) the Security and all other powers, rights and guarantees (both present and future) granted to the Collateral Agent under or pursuant to this Debenture (other than any given solely for its own benefit in its capacity as Collateral Agent); (b) all monies received or recovered by the Collateral Agent from time to time as trustee for the Secured Parties under, pursuant to or in connection with this Debenture and (c) all investments, property, money and other assets at any time representing or derived from any of the foregoing, including without limitation all interest, income and other sums at any time received or receivable by the Collateral Agent (or any agent of the Collateral Agent) in respect of the same (or any part thereof).

“UK Slot Regulations” means The Airport Slot Allocation Regulations 2006, as the same may be amended, revised, supplemented, re-enacted or substituted from time to time.

1.2	Construction

(a)	Capitalised terms defined in the Credit Agreement have, unless expressly defined in this Debenture, the same meaning in this Debenture.

(b)	The provisions of section 1.02 (Terms Generally) of the Credit Agreement apply to this Debenture as though they were set out in full in this Debenture, except that references to the Credit Agreement will be construed as references to this Debenture.

(c)	All security made with “full title guarantee” is made with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994.

(d)	Unless the context otherwise requires, a reference to the Collateral includes any part of the Collateral, any proceeds of the Collateral and any present and future asset of that type.

LHR Slots Debenture

3

1.3	Trust

(a)	The Collateral Agent hereby agrees to hold the Trust Property as trustee for and on behalf of the Secured Parties on the basis of the duties, obligations and responsibilities set out in the Credit Agreement.

(b)	Section 1 of the Trustee Act 2000 shall not apply to the duties of the Collateral Agent in relation to the trusts constituted by this Debenture. Where there are any inconsistencies between the Trustee Act 1925 and the Trustee Act 2000 and the provisions of this Debenture, the provisions of this Debenture shall, to the extent allowed by law, prevail and, in the case of any such inconsistency with the Trustee Act 2000, the provisions of these presents shall constitute a restriction or exclusion for the purposes of that Act. In performing or carrying out its duties, obligations and responsibilities, the Collateral Agent shall be considered to be acting only in a mechanical and administrative capacity (save as expressly provided in this Debenture) and (save for any liability it might incur as a result of gross negligence or wilful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) shall not have or be deemed to have any duty, obligation or responsibility to or relationship of trust or agency with, any Secured Party.

(c)	In acting as trustee under this Debenture for the Secured Parties, the Collateral Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any other of its divisions or departments. Notwithstanding the foregoing, any information received by some other division or department of the Collateral Agent may be treated as confidential and shall not be regarded as having been given to the Collateral Agent’s trustee division.

1.4	Third Party Rights

(a)	Unless expressly provided to the contrary in this Debenture, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Debenture.

(b)	Notwithstanding any term of any Loan Document, the consent of any person who is not a party is not required to vary, rescind or terminate this Debenture at any time.

(c)	Any Receiver may, subject to this Clause 1.4 and the Third Parties Act, rely on any Clause of this Debenture which expressly confers rights on it.

1.5	Intercreditor Relations

In the event that the Collateral Agent enters into an Intercreditor Agreement or an Other Intercreditor Agreement, the terms of such Intercreditor Agreement or Other Intercreditor Agreement shall prevail in the case of any conflict with the terms of this Debenture.

2.	Covenant to Pay

2.1	Covenant to Pay

The Chargor shall as primary obligor and not only as a surety on demand, pay to the Collateral Agent and discharge the Secured Obligations when they become due.

LHR Slots Debenture

4

3.	Fixed Charge

3.1	Creation

The Chargor with full title guarantee, and as continuing security for the payment and discharge of all Secured Obligations, charges in favour of the Collateral Agent by way of first fixed charge, all its present and future right, title and interest in and to the Collateral.

3.2	Trust Over Collateral

If the Security granted pursuant to Clause 3.1 is ineffective for any reason, the Chargor shall hold on trust by way of Security (and the Chargor hereby declares itself as a trustee as at the date hereof accordingly) the Collateral, and (without prejudice to any rights, debts, claims and/or obligations having priority to the obligations imposed by this Debenture) shall pay the Proceeds to the Collateral Agent in or towards payment and discharge of the Secured Obligations in accordance with, and to the extent required by, the terms of or as contemplated by the Credit Agreement.

4.	No Obligation

The Collateral Agent shall not be required to perform of fulfil any obligation of the Chargor in respect of the LHR Slots or make any payment, or to make any enquiry as to the nature or sufficiency of any payment received by it or the Chargor, or to present or file any claim or take any other action to collect or enforce the payment of any amount to which it may have been or to which it may be entitled under this Debenture at any time or times.

5.	When Security becomes Enforceable

5.1	When Enforceable

The Security created by this Debenture shall become immediately enforceable if an Enforcement Event occurs and is continuing.

5.2	Enforcement

After the occurrence of an Enforcement Event, the Collateral Agent may in its absolute discretion enforce all or any part of this Security in such manner as it sees fit or as the Required Lenders direct.

6.	Enforcement of Security

6.1	General

(a)	The power of sale and any other power conferred by law (including under section 101 of the Act) as varied or amended by this Debenture shall be immediately exercisable upon and at any time after the occurrence of an Enforcement Event which is continuing.

(b)	For the purposes of all powers implied by law, the Secured Obligations are deemed to have become due and payable on the date of this Debenture.

(c)	Any restriction imposed by law on the power of sale (including under section 103 of the Act) does not apply to the Security created by this Debenture.

LHR Slots Debenture

5

6.2	Appointment of Receiver

(a)	Except as provided below, the Collateral Agent may appoint any one or more persons to be a Receiver of all or any part of the Collateral if:

(i)	the Security created by this Debenture has become enforceable in accordance with Clause 6.1 (General); or

(ii)	requested to do so by the Chargor.

(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under its hand.

(c)	Except as provided below, any restriction imposed by law on the right to appoint a Receiver (including an appointment under section 109(1) of the Act) does not apply to this Debenture. If the Collateral Agent appoints more than one person as Receiver, the Collateral Agent may give those persons power to act either jointly or severally.

(d)	The Collateral Agent shall not be entitled to appoint a Receiver solely as a result of the obtaining of a moratorium (or anything done with a view to obtaining a moratorium) under section 1A to the Insolvency Act 1986.

(e)	The Collateral Agent may not appoint an administrative receiver (as defined in section 29(2) of the Insolvency Act 1986) over the Collateral if the Collateral Agent is prohibited from so doing by section 72A of the Insolvency Act 1986.

6.3	Agent of the Chargor

(a)	A Receiver shall for all purposes be deemed to be the agent of the Chargor. The Chargor is solely responsible for the contracts, engagements, acts, omissions, defaults and losses and for all liabilities incurred by a Receiver.

(b)	No Secured Party will incur any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.

6.4	Removal and Replacement

The Collateral Agent may by writing under its hand remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment has terminated.

6.5	Remuneration

The Collateral Agent may fix the remuneration of any Receiver appointed by it without the limitations imposed by section 109(6) of the Act.

6.6	Relationship with the Collateral Agent

To the fullest extent allowed by law, any right, power or discretion conferred by this Debenture (either expressly or impliedly) or by law on a Receiver may, after the Security created by this Debenture becomes enforceable, be exercised by the Collateral Agent in relation to any Collateral without first appointing a Receiver or notwithstanding the appointment of a Receiver.

6.7	No Liability as Mortgagee in Possession

Neither the Collateral Agent nor any Receiver shall, by reason of entering into possession of all or any part of the Collateral or taking any action permitted by this Debenture, be liable:

(a)	to account as mortgagee in possession or for any loss on realisation; or

LHR Slots Debenture

6

(b)	for any default or omission for which a mortgagee in possession might be liable.

6.8	Redemption of Prior Mortgages

(a)	At any time after the occurrence of an Enforcement Event, the Collateral Agent may:

(i)	redeem any prior Security against the Collateral or any part of it;

(ii)	procure the transfer of that Security to itself; and/or

(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on the Chargor.

(b)	The Chargor shall pay to the Collateral Agent, immediately on demand, the costs and expenses incurred by the Collateral Agent in connection with any such redemption and/or transfer, including the payment of any principal or interest.

6.9	Privileges

Each Receiver and the Collateral Agent is entitled to all the rights, powers, privileges and immunities conferred by law (including by the Act) on mortgagees and receivers duly appointed under any law (including the Act) save that section 103 of the Act shall not apply.

6.10	Contingencies

If the Security created by this Debenture is enforced at a time when no amount is due under the Loan Documents but at a time when amounts may or will become due, the Collateral Agent (or the Receiver) may pay the proceeds of any recoveries effected by it into such number of suspense accounts as it considers appropriate.

6.11	Protection of Third Parties

No person (including a purchaser) dealing with the Collateral Agent or a Receiver or its delegate will be concerned to enquire:

(a)	whether the Secured Obligations have become payable;

(b)	whether any power which the Collateral Agent or a Receiver is purporting to exercise has become exercisable or is being properly exercised;

(c)	whether any money remains due under the Loan Documents; or

(d)	how any money paid to the Collateral Agent or that Receiver is to be applied.

7.	Receiver

7.1	Powers of Receiver

A Receiver shall have all the rights, powers, privileges and immunities conferred from time to time on receivers by law (including the Act and the Insolvency Act 1986) and the provisions set out in Schedule 1 to the Insolvency Act 1986 shall extend to every Receiver.

7.2	Additional Powers

A Receiver shall have all the additional powers set out in Schedule 1 (Additional Rights of Receivers).

LHR Slots Debenture

7

7.3	Several Powers

If there is more than one Receiver holding office at the same time, each Receiver may (unless the document appointing him states otherwise) exercise all the powers conferred on a Receiver under this Debenture individually and to the exclusion of any other Receiver.

8.	Non-Lender Secured Parties

8.1	Rights to Collateral

The Non-Lender Secured Parties shall not be permitted to do any of the following:

(a)	exercise any rights or remedies with respect to the Collateral or direct the Collateral Agent to do the same, including, without limitation, the right to:

(i)	enforce any Security or sell or otherwise foreclose on any portion of the Collateral;

(ii)	request any action, institute any proceedings, exercise any voting rights, give any instructions, make any election or make collections with respect to all or any portion of the Collateral; or

(iii)	release the Chargor under this Debenture or release any Collateral from the Security created by this Debenture or consent to or otherwise approve any such release;

(b)	demand, accept or obtain any Security on the Collateral or any part of it (except for Security arising under, and subject to the terms of, this Debenture);

(c)	receive any proceeds from any sale, transfer or other disposition of any of the Collateral (except in accordance with this Debenture); or

(d)	oppose any sale, transfer or other disposition of the Collateral.

8.2	Each Non-Lender Secured Party, by its acceptance of the provisions of this Debenture, agrees that, in exercising rights and remedies with respect to the Collateral, the Collateral Agent and the Lenders, with the consent of the Collateral Agent, may enforce the provisions of this Debenture and exercise remedies thereunder and under any other Loan Document (or refrain from enforcing rights and exercising remedies), all in such order and in such manner as they may determine in the exercise of their sole business judgment and subject to the terms of any Intercreditor Agreement and any Other Intercreditor Agreement. Such exercise and enforcement shall include, without limitation, the rights to collect, sell, dispose of or otherwise realise all or any part of the Collateral and to incur expenses in connection with such collection, sale, disposition or other realisation. The Non-Lender Secured Parties by their acceptance of the provisions of this Debenture hereby agree not to contest or otherwise challenge any such collection, sale, disposition or other realisation of or upon all or any of the Collateral. Whether or not bankruptcy proceedings have been commenced, the Non-Lender Secured Parties shall be deemed to have consented to any sale or other disposition of any property, business or assets of the Parent or any of its Subsidiaries and the release of any or all of the Collateral from the Security in connection therewith.

8.3	Notwithstanding any provision of this Clause 8, the Non-Lender Secured Parties shall be entitled, subject to any Intercreditor Agreement and any Other Intercreditor Agreement, to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleadings:

(a)	in order to prevent any Person from seeking to foreclose on the Collateral or supersede the Non-Lender Secured Parties’ claim thereto; or

LHR Slots Debenture

8

(b)	in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Non-Lender Secured Parties.

Each Non-Lender Secured Party, by its acceptance of the provisions of this Debenture, agrees to be bound by and to comply with any Intercreditor Agreement and any Other Intercreditor Agreement and authorises the Collateral Agent to enter into the Intercreditor Agreements and Other Intercreditor Agreements on its behalf.

8.4	Each Non-Lender Secured Party, by its acceptance of the provisions of this Debenture, agrees that the Collateral Agent and the Lenders may deal with the Collateral, including any exchange, taking of or release of the Collateral, may change or increase the amount of the Secured Obligations, and may release any Grantor from its Secured Obligations hereunder, all without any liability or obligation (except as may be otherwise expressly provided herein) to the Non-Lender Secured Parties.

8.5	Appointment of Agent

Each Non-Lender Secured Party, by way of security, irrevocably and severally appoints the Collateral Agent, each Receiver and each of their respective delegates and sub delegates to be its attorney (with full power of substitution) to effectuate any sale, transfer or other disposition of the Collateral in accordance with and subject to this Debenture, any Intercreditor Agreement and any Other Intercreditor Agreement.

8.6	Waiver of Claims

To the extent permitted by law, each Non-Lender Secured Party waives any claim it might have against the Collateral Agent or the Lenders with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the Collateral Agent or the Lenders or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies under the Loan Documents or any transaction relating to the Collateral (including, without limitation, any such exercise described in Clause 8.2, except for any such action or failure to act that constitutes wilful misconduct or gross negligence of such Person. To the extent permitted by applicable law, none of the Collateral Agent or any Lender or any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realise upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Parent, any Subsidiary of the Parent, any Non-Lender Secured Party or any other Person or to take any other action or forbear from doing so whatsoever with regard to the Collateral or any part thereof, except for any such action or failure to act that constitutes wilful misconduct or gross negligence of such Person.

9.	Application of Proceeds

Any monies held or received by the Collateral Agent or a Receiver after the occurrence of an Enforcement Event shall, subject to the terms of any Intercreditor Agreement and any Other Intercreditor Agreement, be applied from time to time by the Collateral Agent in accordance with the terms of the Credit Agreement.

10.	Delegation

The Collateral Agent or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Debenture in which case such person shall be entitled to all the rights and protection of a Collateral Agent or Receiver as if it were a party to this Debenture. Neither the Collateral Agent nor any

LHR Slots Debenture

9

Receiver will be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any such delegate or sub-delegate. Any such delegation may be made upon any terms (including power to sub-delegate) which the Collateral Agent or any Receiver may think fit.

11.	Power of Attorney

11.1	Appointment

The Chargor, by way of security, irrevocably and severally appoints the Collateral Agent, each Receiver and each of their respective delegates and sub-delegates to be its attorney (with full power of substitution) to take any action which the Chargor is obliged to take under this Debenture and in accordance with and subject to any Intercreditor Agreement and any Other Intercreditor Agreement.

11.2	Ratification

The Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause 11.

12.	Preservation of Security

12.1	Continuing Security

The Security created by this Debenture is continuing security and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part.

12.2	Immediate Recourse

The Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings relative to any other Grantor or any other person before claiming from the Chargor under this Debenture. This waiver applies irrespective of any law or any provision of any Loan Document to the contrary.

12.3	Waiver of Defences

The Chargor shall be deemed to be a principal debtor, and not only a surety. The obligations of the Chargor under this Debenture shall not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Debenture (whether or not known to it or any Secured Party). This includes:

(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

LHR Slots Debenture

10

(f)	any amendment of a Loan Document or any other document or security;

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Loan Document or any other document or security or the failure by any member of the Group to enter into or be bound by any Loan Document; or

(h)	any insolvency or similar proceedings.

12.4	Appropriations

Until all amounts which may be or become payable by the Chargor under or in connection with the Loan Documents have been irrevocably paid in full, each Secured Party (or any trustee or agent on its behalf) may without affecting the liability of the Chargor under this Debenture:

(a)	(i)	refrain from applying or enforcing any other monies, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) against those amounts; or

(ii)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(b)	hold in an interest-bearing suspense account any moneys received from the Chargor or on account of the Chargor’s liability under this Debenture.

12.5	Non-Competition

Unless:

(a)	the Collateral Agent is satisfied that all amounts which may be or become payable by the Grantors under or in connection with the Loan Documents have been irrevocably paid in full; or

(b)	the Collateral Agent otherwise directs,

the Chargor will not, after a claim has been made or by virtue of any payment or performance by it under this Debenture:

(i)	be subrogated to any rights, security or monies held, received or receivable by any Secured Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or monies received on account of the Chargor’s liability under this Debenture;

(iii)	claim, rank, prove or vote as a creditor of any Grantor or its estate in competition with any Secured Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Grantor, or exercise any right of set-off as against any Grantor.

The Chargor shall hold in trust for and shall immediately pay or transfer to the Collateral Agent for the Secured Party any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Collateral Agent under this Clause.

LHR Slots Debenture

11

12.6	Additional Security

(a)	This Debenture is in addition to and is not in any way prejudiced by any other security or guarantees now or subsequently held by any Secured Party.

(b)	No other security held by any Secured Party (in its capacity as such or otherwise) or right of set-off over the Collateral or any part of it shall merge into or otherwise prejudice the Security created by this Debenture or right of set-off contained herein.

12.7	Security held by the Chargor

The Chargor may not, without the prior consent of the Collateral Agent, hold any security from any other Chargor in respect of the Chargor’s liability under this Debenture. The Chargor shall hold any security held by it in breach of this provision on trust for the Collateral Agent.

13.	Release of Security

13.1	Final Redemption

Subject to Clause 13.4 (Retention of Security), once the Collateral Agent is satisfied that all the Secured Obligations (other than any Secured Obligations owing to a Non-Lender Secured Party) have been irrevocably paid in full, that the Secured Parties have no actual or contingent obligation under the Credit Agreement and that no Letters of Credit are outstanding (except for Letters of Credit that have been cash collateralised or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent and each Issuing Lender), the Security hereunder shall be automatically discharged and such Collateral shall be released from any trust constituted by this Debenture, and in connection therewith, the Collateral Agent and each other Secured Party shall, at the request and cost of the Chargor, promptly take any action which may be necessary to evidence or give effect to any such discharge and release.

13.2	Other Releases

Upon any sale, transfer, trade, lease or other disposition of any item of Collateral of the Chargor in connection with a disposition that is not prohibited by the Credit Agreement or is otherwise permitted under the Credit Agreement and that results in the divesting of the Chargor’s title to such Collateral, the Security over such Collateral shall automatically be released and such Collateral shall be released from any trust constituted by this Debenture, and in connection therewith, the Collateral Agent and each other Secured Party will, at the cost of the Chargor, promptly take any action which may be necessary to evidence or give effect to any such release.

13.3	Avoidance of Payments

If the Collateral Agent considers that any amounts paid or credited to any Secured Party is capable of being avoided, reduced or otherwise set aside as a result of insolvency or any similar event, the liability of the Chargor under this Debenture and the Security constituted by this Debenture shall continue as if the avoidance, reduction or setting-aside had not occurred.

13.4	Retention of Security

If the Collateral Agent reasonably considers that any amount paid or credited to any Secured Party under any Loan Document is capable of being avoided or otherwise set aside, that amount shall not be considered to have been paid for the purposes of determining whether all the Secured Obligations have been irrevocably paid.

LHR Slots Debenture

12

14.	Indemnity

The Chargor shall indemnify and hold harmless the Collateral Agent and any and every Receiver, attorney, manager, agent or other person appointed by the Collateral Agent under this Debenture (each, an “Indemnified Person”) on demand from and against any and all costs, claims, losses, expenses (including legal fees) and liabilities, and any VAT thereon, which the Collateral Agent, each Receiver or such Indemnified Person may incur:

(a)	as a result of:

(i)	the occurrence of any Default;

(ii)	the enforcement of the Security;

(iii)	the exercise or enforcement by the Collateral Agent or a Receiver or any Indemnified Person of any of the rights conferred on it or them by this Debenture or by law; or

(b)	otherwise in connection with this Debenture, including, without limitation to the foregoing as a result of, any actual or alleged breach by any person of any law or regulation whether relating to the environment or otherwise.

Each Receiver and Indemnified Person may rely on and enforce this indemnity.

15.	Notices

Any demand, notice or other communication or document to be made on or delivered to the Chargor under this Debenture or in respect of the Secured Obligations shall be made or delivered in accordance with, and shall be deemed made after the applicable time period specified in, section 10.01 (Notices) of the Credit Agreement.

16.	Assignments and Transfers

16.1	No assignment by the Chargor

The Chargor shall not be entitled to assign or transfer all or any of its rights or obligations under this Debenture.

16.2	Assignment by Collateral Agent

The Collateral Agent may at any time assign all or any of its rights under this Debenture in accordance with the Loan Documents and the Chargor authorises the Collateral Agent to execute on its behalf any document required to effect the necessary assignment of rights.

17.	Amendments

This Debenture may not be amended, modified or waived except in accordance with section 10.08 (Amendments, etc.) of the Credit Agreement.

18.	Miscellaneous

18.1	Tacking

Each Secured Party shall comply with its obligations under the Loan Documents (including the obligation to make further advances).

LHR Slots Debenture

13

18.2	Covenants

Any covenant of the Chargor under this Debenture remains in force during the Security Period and is given for the benefit of each Secured Party.

18.3	Determination

Any certificate or determination as to any amount payable under this Debenture by the Collateral Agent is, in the absence of manifest error, conclusive evidence of such amount.

19.	Counterparts

This Debenture may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument.

20.	Governing Law

This Debenture and any non-contractual obligations arising out of or in connection with it are governed by English law.

21.	Enforcement

21.1	Jurisdiction of English Courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Debenture (including a dispute regarding the existence, validity or termination of this Debenture or any non-contractual obligations arising out of or in connection with this Debenture) (a “Dispute”) (whether arising in contract, tort or otherwise).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 21.1 is for the benefit of the Secured Parties only. As a result, no Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Secured Parties may take concurrent proceedings in any number of jurisdictions.

21.2	Service of Process

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Chargor:

(i)	irrevocably appoints American Airlines, Inc Waterside (HAA3), Harmondsworth, Middlesex, UB70GA, United Kingdom as its agent for service of process in relation to any proceedings before the English courts in connection with any Loan Document; and

(ii)	agrees that failure by an agent for service of process to notify the Chargor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Chargor must immediately (and in any event within 10 Business Days of such event taking place) appoint another agent on terms acceptable to the Collateral Agent. Failing this, the Collateral Agent may appoint another agent for this purpose.

LHR Slots Debenture

14

(c)	The Chargor expressly agrees and consents to the provisions of this Clause 21 and Clause 20 (Governing Law).

This Debenture has been executed and delivered as a deed on the date stated at the beginning of this Debenture.

LHR Slots Debenture

15

Schedule 1

Additional Rights of Receivers

Any Receiver appointed pursuant to Clause 6.2 (Appointment of Receiver) shall have the right, either in his own name or in the name of the Chargor or otherwise and in such manner and upon such terms and conditions as the Receiver thinks fit, and either alone or jointly with any other person:

1.	Enter into Possession

to take possession of, get in and collect the Collateral;

2.	Deal with Collateral

to sell, transfer, assign, exchange, hire out, lend or otherwise dispose of or realise the Collateral to any person either by public offer or auction, tender or private contract and for a consideration of any kind (which may be payable or delivered in one amount or by instalments spread over a period or deferred);

3.	Rights of Ownership

to manage and use the Collateral and to exercise and do (or permit the Chargor or any nominee of it to exercise and do) all such rights and things as the Receiver would be capable of exercising or doing if he were the holder of the Collateral;

4.	Insurance

to insure the Collateral on such terms as he thinks fit;

5.	Claims

to settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the Chargor or relating to the Collateral;

6.	Legal Actions

to bring, prosecute, enforce, defend and abandon actions, suits and proceedings in relation to the Collateral or any business of the Chargor;

7.	Redemption of Security

to redeem any Security (whether or not having priority to the Security) over the Collateral and to settle the accounts of any person with an interest in the Collateral;

8.	Insolvency Act 1986

to exercise all powers set out in Schedule 1, Schedule B1 or (in the case of a Scottish Receiver) Schedule 2 to the Insolvency Act 1986 as now in force (whether or not in force at the date of exercise and whether or not the Receiver is an administrative receiver) and any powers added to Schedule 1 or Schedule 2, as the case may be, after the date of this Debenture; and

9.	Other Powers

to do anything else he may think fit for the realisation of the Collateral or incidental to the exercise of any of the rights conferred on the Receiver under or by virtue of any Loan Document to which the Chargor is party, or the Insolvency Act 1986.

LHR Slots Debenture

16

10.	Delegation

to delegate his powers in accordance with this Debenture.

LHR Slots Debenture

17

Signatories

The Chargor

Executed as a Deed by American Airlines, Inc. acting by	}	By:

and	}	By:

LHR Slots Debenture

18

The Collateral Agent

Citibank N.A.	}	By:

LHR Slots Debenture

19

EXHIBIT B TO

CREDIT AND GUARANTY AGREEMENT

[FORM OF]

INSTRUMENT OF ASSUMPTION AND JOINDER

THIS INSTRUMENT OF ASSUMPTION AND JOINDER (this “Agreement”), dated as of [                    ] [        ], 20[    ] is by and among [                    ], a [                    ] (the “New Subsidiary Loan Party”), AMERICAN AIRLINES, INC., a Delaware corporation (the “Borrower”), AMERICAN AIRLINES GROUP INC., a Delaware corporation (“Parent”), the other Subsidiaries of Parent from time to time party hereto other than the Borrower (together with the Parent, the “Guarantors”), CITIBANK N.A., as administrative agent for the Lenders (together with its permitted successors in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (together with its permitted successors in such capacity, the “Collateral Agent”) under that certain Credit and Guaranty Agreement, dated as of October [    ], 2014 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), among the Borrower, Parent, the Guarantors party thereto from time to time, the Administrative Agent, the Collateral Agent, Citibank N.A., as an issuing lender (in such capacity, an “Issuing Lender”), and the Lenders party thereto from time to time. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The New Subsidiary Loan Party hereby agrees as follows:

1. The New Subsidiary Loan Party hereby acknowledges, agrees and confirms that, by its execution of this Agreement, as provided in Sections 5.09(a) and (b) of the Credit Agreement, the New Subsidiary Loan Party will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement and the Guaranty, and agrees that it is bound by the terms, conditions and obligations set forth therein as if it had been an original signatory thereto.

2. The New Subsidiary Loan Party acknowledges and confirms that it has received a copy of the Credit Agreement and the schedule and exhibits thereto.

3. The New Subsidiary Loan Party hereby agrees that at any time and from time to time, upon the written request of the Administrative Agent, it will execute and deliver any further documents and perform any further acts as the Administrative Agent may reasonably request in order to effect the purposes of this Agreement.

4. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

B-1

5. This Agreement (a) may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract and (b) may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their respective officers.

AMERICAN AIRLINES, INC.

By:

Name:
Title:

AMERICAN AIRLINES GROUP INC.

By:

Name:
Title:

US AIRWAYS, INC.

By:

Name:
Title:

US AIRWAYS GROUP, INC.

By:

Name:
Title:

[OTHER GUARANTORS]

By:

Name:
Title:

[NEW SUBSIDIARY LOAN PARTY]

By:

Name:
Title:

ACKNOWLEDGED AND ACCEPTED:

CITIBANK N.A., as Administrative Agent and Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Schedule A

Subsidiaries

EXHIBIT C TO

CREDIT AND GUARANTY AGREEMENT

[FORM OF]

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (the “Effective Date”) (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and the other Loan Documents to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Documents or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1. Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2. Assignee[s]:

3.	Borrower: AMERICAN AIRLINES, INC., a Delaware corporation (the “Borrower”)

4.	Administrative Agent: Citibank N.A., as administrative agent (together with its permitted successors, in such capacity, the “Administrative Agent”) and as collateral agent (together with its permitted successors in such capacity, the “Collateral Agent”) under the Credit Agreement

5.	Credit Agreement: Credit and Guaranty Agreement, dated as of October [ ], 2014, among the Borrower, American Airlines Group Inc., a Delaware corporation (“Parent”), the other Subsidiaries of Parent from time to time party thereto other than the Borrower (together with the Parent, the “Guarantors”), the Administrative Agent, the Collateral Agent, Citibank N.A., as an issuing lender (in such capacity, an “Issuing Lender”), and the Lenders party thereto from time to time, as amended, restated, supplemented or otherwise modified and in effect from time to time.

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Amount of Assignor’s [Term] [Revolving] Loans/ [Commitments] [7]	Amount of [Term] [Revolving] Loans/ [Commitments] Assigned	Percentage of Assignor’s [Term] [Revolving] Loans/ [Commitments] Assigned[8]	Resulting [Term] [Revolving] Loans/ [Commitments] Amount for Assignor	Resulting [Term] [Revolving] Loans/ [Commitments] Amount for Assignee
		$	$	$	$	$
		$	$	$	$	$
		$	$	$	$	$

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[8]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

[7. Trade Date:                     ]9

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[9]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][10] Accepted:

CITIBANK, N.A., as
Administrative Agent

By:
Name:
Title:

[Consented to:[11]

AMERICAN AIRLINES, INC.

By:
Name:
Title: ]

[Consented to:[12]

CITIBANK, N.A., as an Issuing Lender

By:
Name:
Title:]

[10]	To the extent required under Section 10.02(b)(i)(A) of the Credit Agreement.
[11]	To the extent required under Section 10.02(b)(i)(B) of the Credit Agreement.
[12]	To the extent required under Section 10.02(b)(i)(C) of the Credit Agreement

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit and Guaranty Agreement, dated as of October [    ], 2014 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), among American Airlines, Inc., a Delaware corporation (the “Borrower”), American Airlines Group Inc., a Delaware corporation (“Parent”), the other Subsidiaries of Parent from time to time party thereto other than the Borrower (together with the Parent, the “Guarantors”), Citibank N.A., as administrative agent (the “Administrative Agent”), as collateral agent (the “Collateral Agent”), and as an issuing lender (an “Issuing Lender”), and the Lenders party thereto from time to time.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Loan Parties or any other person obligated in respect of any Loan Document or (iv) the performance or observance by the Loan Parties or any other person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it is not a Defaulting Lender, Disqualified Institution or natural person, (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (iii) it meets all the requirements to be an Assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 10.02(b) of the Credit Agreement), (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and the other Loan Documents as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vii) it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest and (viii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including, without limitation, any such documentation required to be delivered pursuant to Sections 2.16(f) and (g)), duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon any Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued up to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be construed in accordance with and governed by the laws of the State of New York.

4. Fees. This Assignment and Acceptance shall be delivered to the Administrative Agent with a processing and recordation fee of $3,500.00, if applicable.13

5. Administrative Questionnaire. If the Assignee is not a Lender, annexed hereto as Exhibit A is a completed administrative questionnaire, in form and substance satisfactory to the Administrative Agent, which requests such information (including, without limitation, credit contact information and wiring instructions) from the Assignee as the Administrative Agent may reasonably require.

[13]	To be paid by the Assignor or the Assignee.

Exhibit A

Administrative Questionnaire

[provided by Administrative Agent]

EXHIBIT D-1 TO

CREDIT AND GUARANTY AGREEMENT

[FORM OF]

LOAN REQUEST

Reference is made to the Credit and Guaranty Agreement, dated as of October [ ], 2014 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), among American Airlines, Inc., a Delaware corporation (the “Borrower”), American Airlines Group Inc., a Delaware corporation (“Parent”), the other Subsidiaries of Parent from time to time party thereto other than the Borrower (together with the Parent, the “Guarantors”), Citibank N.A., as administrative agent (the “Administrative Agent”), as collateral agent (the “Collateral Agent”), and as an issuing lender (an “Issuing Lender”), and the Lenders party thereto from time to time. Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 2.03 of the Credit Agreement, the Borrower desires that the Lenders make the following Loans to the Borrower in accordance with the applicable terms and conditions of the Credit Agreement on             , 20            (which shall be a Business Day) (the “Borrowing Date”):

1.	Revolving Loans

	☐	ABR Loans:	$[___,___,___][1]

	☐	Eurodollar Loans, with an initial Interest

		Period of month(s):	$[___,___,___][2]

2.	Term Loans

	☐	ABR Loans:	$[___,___,___]

	☐	Eurodollar Loans, with an initial Interest

		Period of month(s):	$[___,___,___]

The Borrower hereby certifies that:

(i) [As of the Borrowing Date (both before and after giving effect to the Loan hereunder and the application of proceeds therefrom), the aggregate amount of the Unused Total Revolving Commitment shall not be less than zero.]3

[1]	In an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire Unused Total Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.02(e) of the Credit Agreement.
[2]	In an aggregate amount that is in an integral multiple of $1,000,000 and not less than $1,000,000.
[3]	To be inserted in Loan Requests for Revolving Loans only.

D-1-1

(ii) As of the Borrowing Date (both before and after giving effect to the Loan hereunder and the application of proceeds therefrom), all representations and warranties contained in the Credit Agreement and the other Loan Documents [(other than the representations and warranties set forth in Sections 3.05(b), 3.06, 3.09(a), and 3.19)]4 shall be true and correct in all material respects on and as of such Borrowing Date with the same effect as if made on and as of such Borrowing Date, except to the extent such representations and warranties expressly relate to an earlier date and in such case as of such date; provided that any representation or warranty that is qualified by materiality (it being understood that any representation or warranty that excludes circumstances that would not result in a “Material Adverse Change” or “Material Adverse Effect” shall not be considered (for purposes of this proviso) to be qualified by materiality) shall be true and correct in all respects, as though made on and as of the applicable date, before and after giving effect to such Loan hereunder.

(iii) On the Borrowing Date, no [Default or Event of Default]5 [(x) Default with respect to Section 7.01(b), (e), (f) or (g) or (y) Event of Default]6 shall have occurred and be continuing nor shall any [such]7 Default or any Event of Default, as the case may be, occur by reason of the making of the requested Borrowing and the application of proceeds thereof.

(iv) On the Borrowing Date (and after giving pro forma effect to such Loan hereunder and the application of proceeds therefrom), the Collateral Coverage Ratio shall not be less than 1.6 to 1.0.

(v) On the Borrowing Date, the opinion of the independent public accountants (after giving effect to any reissuance or revision of such opinion) on the most recent audited consolidated financial statements delivered by Parent pursuant to Section 5.01(a) do not include a “going concern” qualification under GAAP as in effect on the date hereof.

Date: __________, 20__	AMERICAN AIRLINES, INC.

By:
Name:
Title:

[4]	To be inserted in Loan Requests for Loans to be made after the Closing Date.
[5]	To be inserted in Loan Requests for Loans to be made on the Closing Date.
[6]	To be inserted in Loan Requests for Loans to be made after the Closing Date.
[7]	To be inserted in Loan Requests for Loans to be made after the Closing Date.

D-1-2

EXHIBIT D-2 TO

CREDIT AND GUARANTY AGREEMENT

[FORM OF]

LETTER OF CREDIT REQUEST

Reference is made to the Credit and Guaranty Agreement, dated as of October [    ], 2014 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), among American Airlines, Inc., a Delaware corporation (the “Borrower”), American Airlines Group Inc., a Delaware corporation (“Parent”), the other Subsidiaries of Parent from time to time party thereto other than the Borrower (together with the Parent, the “Guarantors”), Citibank N.A., as administrative agent (the “Administrative Agent”), as collateral agent (the “Collateral Agent”) and as an issuing lender (an “Issuing Lender”), and the Lenders party thereto from time to time. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 2.02 of the Credit Agreement, the Company desires a Letter of Credit to be [issued] [amended] [renewed] [extended] in accordance with the terms and conditions of the Credit Agreement on             , 20            (which shall be a Business Day) (the “Borrowing Date”) in an aggregate face amount of $[            ,            ,            ].

Attached hereto for each such Letter of Credit are the following:

1. the stated amount of such Letter of Credit;

2. the name and address of the beneficiary; [and]

3. the expiration date [; and]

4. [Insert such other information as may be relevant to prepare, amend, renew or extend the Letter of Credit].

The Borrower hereby certifies that:

(i) As of the Borrowing Date (both before and after giving effect to the issuance of such Letter of Credit hereunder), (x) the LC Exposure shall not exceed the LC Commitment and (y) the aggregate amount of the Unused Total Revolving Commitment shall not be less than zero.

(ii) As of the Borrowing Date (both before and after giving effect to the issuance of such Letter of Credit hereunder), all representations and warranties contained in the Credit Agreement and the other Loan Documents [(other than the representations and warranties set forth in Sections 3.05(b), 3.06, 3.09(a), and 3.19)]1 shall be true and correct in all material respects on and as of such Borrowing Date with the same effect as if made on and as of such Borrowing Date, except to the extent such representations and warranties expressly relate to an

[1]	To be inserted in Letter of Credit Requests for Letters of Credit to be issued after the Closing Date.

earlier date and in such case as of such date; provided that any representation or warranty that is qualified by materiality (it being understood that any representation or warranty that excludes circumstances that would not result in a “Material Adverse Change” or “Material Adverse Effect” shall not be considered (for purposes of this proviso) to be qualified by materiality) shall be true and correct in all respects, as though made on and as of the applicable date, before and after giving effect to the issuance of such Letter of Credit hereunder.

(iii) On the Borrowing Date, no [Default or Event of Default]2 [(x) Default with respect to Section 7.01(b), (e), (f) or (g) or (y) Event of Default]3 shall have occurred and be continuing nor shall any [such]4 Default or any Event of Default, as the case may be, occur by reason of the issuance of such Letter of Credit hereunder.

(iv) On the Borrowing Date (and after giving pro forma effect to the issuance of such Letter of Credit hereunder), the Collateral Coverage Ratio shall not be less than 1.6 to 1.0.

(v) On the Borrowing Date, the opinion of the independent public accountants (after giving effect to any reissuance or revision of such opinion) on the most recent audited consolidated financial statements delivered by Parent pursuant to Section 5.01(a) do not include a “going concern” qualification under GAAP as in effect on the date hereof.

Date: __________, 20__	AMERICAN AIRLINES, INC.

By:
Name:
Title:

[2]	To be inserted in Letter of Credit Requests for Letters of Credit to be issued on the Closing Date.
[3]	To be inserted in Letter of Credit Requests for Letters of Credit to be issued on the Closing Date.
[4]	To be inserted in Letter of Credit Requests for Letters of Credit to be issued on the Closing Date.

EXHIBIT E TO

CREDIT AND GUARANTY AGREEMENT

[FORM OF]

ACCOUNT CONTROL AGREEMENT

among

[        ], as PLEDGOR

[        ], as SECURED PARTY

and

CITIBANK, N.A., as BANK

THIS ACCOUNT CONTROL AGREEMENT (this “Agreement”), dated as of [            ], 20[ ], by and among [            ], a [            ] corporation (the “Pledgor”), [            ], a [            ] corporation (the “Secured Party”) and Citibank, N.A., a national banking association organized and existing under the laws of the United States (the “Bank”).

WHEREAS, the Pledgor and the Secured Party have entered into a [Pledge Agreement] (“Pledge Agreement”), dated as of [            ], 20[    ], pursuant to which the Pledgor has granted the Secured Party a security interest in account # [            ], a non-interest bearing account established and maintained by the Bank for the Pledgor (the “Account”).

WHEREAS, the parties wish that the Bank enter into this Agreement in order to provide for the “control” (as defined in Section 9-104(a) of the Uniform Commercial Code in effect in the State of New York (“UCC”), in the case of a deposit account or Section 8-106 of the UCC, in the case of a securities account) of the account as a means to perfect the security interest of the Secured Party.

WHEREAS, capitalized terms used herein without definition and that are defined in Article 8 or Article 9 of the UCC shall have the respective meanings set forth therein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby irrevocably acknowledged, the parties hereto agree as follows:

1. The Account. The Pledgor and the Bank represent and warrant to, and agree with the Secured Party that:

(a) The Bank maintains the Account for the Pledgor, and all property (including, without limitation, all funds and financial assets) held by the Bank for the account of the Pledgor are, and will continue to be, credited to the Account in accordance with instructions given by the Pledgor (unless otherwise provided herein).

(b) To the extent that cash is credited to the Account, the Account is a deposit account; and to the extent that financial assets (other than cash) are credited to the Account, the Account is a securities account. The Bank is (i) the bank with which the Account is maintained and (ii) the securities intermediary with respect to financial assets held in the Account. The Pledgor is (A) the Bank’s customer with respect to the Account and (B) the entitlement holder with respect to all financial assets credited from time to time to the Account.

(c) Notwithstanding any other agreement to the contrary, the Bank’s jurisdiction for the purposes of UCC 8-110 and 9-304 with respect to the Account for purposes of the UCC is, and will continue to be for so long as the Secured Party’s security interest shall be in effect, the State of New York.

(d) The Pledgor and the Bank do not know of any claim to or interest in the Account or any property (including, without limitation, funds and financial assets) credited to the Account, except for claims and interests of the parties referred to in this Agreement.

1

(e) [Initially, until otherwise directed by [identify party or parties], funds held in the Account will be deposited in Citibank’s Dollars on Deposit in Custody Account (“DDCA”). The Bank will make the balances in the Account available to the Bank’s treasury division on a daily basis. The Account will earn compensation at a rate that will be determined daily based on the compensation rate paid by the Bank’s treasury division to the trust and custody department. Should the calculation method no longer be available, the Bank will endeavor to notify the [Pledgor and the Secured Party] no less than 30 days prior. Compensation will be paid monthly, on the second Business Day of the following month, by a credit to the Account. Monthly compensation will be reported on a Form 1099 INT, if applicable.]

(f) In the event that any securities are deposited into the Account, the [identify party] shall provide the Bank with all information set forth on Schedule D attached hereto, and any other information necessary or requested by the Bank in order to accept delivery of the securities being deposited.

2. Control over Account. [CHECK ONE BOX ONLY]

The Bank shall comply with (a) all instructions directing disposition of the funds in the Account (b) all notifications and entitlement orders that the Bank receives directing it to transfer or redeem any financial assets in the Account and (c) all other directions concerning the Account, including, without limitation, directions to distribute proceeds of any such transfer or redemption of interest or dividends on financial assets in the Account (any such instruction, notification or direction referred to in clauses (a), (b) and (c) above being an “Account Direction”), in each case of clauses (a), (b) and (c) above originated by:

( ) the Pledgor, until the time that that Bank receives a notice, substantially in the form attached hereto as Exhibit A (a “Notice Of Exclusive Control”) from the Secured Party that the Secured Party is exercising its right to exclusive control over the Account, and after such time that the Bank receives a Notice of Exclusive Control, the Secured Party, without further consent by the Pledgor. Until the Bank receives a Notice of Exclusive Control from the Secured Party that the Secured Party will exercise exclusive control over the Account, the Bank shall distribute to the Pledgor all interest and cash dividends on property (including, without limitation, funds and financial assets) in the Account on a quarterly basis. If the Bank receives from the Secured Party a Notice of Exclusive Control, the Bank shall cease complying with Account Directions of the Pledgor, and shall cease distributing to the Pledgor any interest and dividends on property (including, without limitation, funds and financial assets) in the Account.

( ) the Secured Party. The Bank shall comply with any instruction or entitlement order of the Secured Party. None of the Pledgor, nor any other person or entity, acting through or under the Pledgor, shall have any control over the use of, or any right to withdraw any amount from, the Account.

3. Priority of Secured Party’s Security Interest.

The Bank subordinates in favor of the Secured Party any security interest, lien or right of setoff it may have, now or in the future, against the Account or assets in the Account; provided; however, that, subject to the foregoing, the Bank may set off all amounts due to it in respect of its fees and expenses (including without limitation the payment of any legal fees or expenses) or any amounts payable pursuant to Section 4 hereof.

2

4. Investment of Funds; Tax Reporting.

(a) [Initially, any funds held in the Account shall remain uninvested and no interest shall accrue thereon. Thereafter, the [identify party] may instruct the Bank in writing to invest any funds held in the Account in a money market fund, provided that such investment instructions are received by the Bank at least two (2) Business Days prior to the date of such proposed investment and such investment is available to the Bank. ]1 [Initially, until otherwise directed by [identify party], the Bank shall invest the assets in the Account in [            ]. The Bank shall invest such assets on the date of deposit provided that such assets are received on or before 11:00 a.m. New York City time.]2 Any assets or written notice to remit payment received after 11:00 a.m. New York City time shall be treated as if received on the following Business Day. For purposes of this Agreement “Business Day” shall mean any day that the Bank is open for business.

(b) Any investment direction contained herein may be executed through an affiliated broker dealer of the Bank and will be entitled to such usual and customary fee. Neither the Bank nor any of its affiliates assume any duty or liability for monitoring the investment rating.

(c) The Pledgor and the Secured Party agree that, unless otherwise specified in this Agreement, any earnings or proceeds [or compensation] received on or distributions from the assets in the Account during a calendar year period shall be treated as the income of the Pledgor and shall be reported on an annual basis by the Bank on the appropriate United States Internal Revenue Service (“IRS”) Form 1099 (or IRS Form 1042-S), as required pursuant to the Internal Revenue Code of 1986, as amended (“Code”) and the regulations thereunder.

(d) The Pledgor and the Secured Party shall upon execution of this Agreement provide the Bank with a duly completed and properly executed original IRS Form W-9 (or original applicable Form W-8, in the case of a non-U.S. person) along with any supporting documentation certifying each party’s status for U.S. tax information reporting purposes and tax identification number. In the event the payee is not a party to this Agreement, the Pledgor or the Secured Party, as the case may be, shall provide the Bank with the applicable duly completed and properly executed IRS Form along with any required supporting documentation from such payee prior to payment being made. The Pledgor and the Secured Party understand that, in the event valid U.S. tax forms or other required supporting documentation are not provided to the Bank, the tax law may require withholding of tax on any earnings, proceeds[,compensation] or distributions from the assets in the Account and further, such withholdings will be taken from the assets in the Account and deposited with the IRS in the manner prescribed for the Bank to perform its reporting obligations under the Code, the Foreign Account Tax Compliance Act and the Foreign Investment in Real Property Tax Act and any other applicable law or regulation.

[1]	To be used if funds deposited in DDCA, which is not considered an investment. Funds remain uninvested in cash and the client is paid a certain return on balances as revenue share.
[2]	To be used if default money market fund selected.

3

(e) Should the Bank become liable for the payment of taxes, including withholding taxes relating to any funds, including interest and penalties thereon, held by it pursuant to this Agreement or any payment made hereunder, the Pledgor and Secured Party agree, jointly and severally, to reimburse the Bank for such taxes, interest and penalties upon demand. Without limiting the foregoing, the Bank shall be entitled to deduct such taxes, interest and penalties from the assets in the Account.

(f) The Bank’s rights under this Section shall survive the termination of this Agreement or the resignation or removal of the Bank.

5. Concerning the Bank.

(a) Bank Duties. Each of the Pledgor and the Secured Party acknowledges and agrees that (i) the duties, responsibilities and obligations of the Bank shall be limited to those expressly set forth in this Agreement, each of which is administrative or ministerial (and shall not be construed to be fiduciary in nature), and no duties, responsibilities or obligations shall be inferred or implied, (ii) the Bank shall not be responsible for any of the agreements referred to or described herein (including without limitation the Pledge Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, and ( (iii) the Bank shall not be required to expend or risk any of its own funds to satisfy payments from the Account hereunder.

(b) Liability of Bank. The Bank shall not be liable for any damage, loss or injury resulting from any action taken or omitted in the absence of gross negligence or willful misconduct (as finally adjudicated by a court of competent jurisdiction). In no event shall the Bank be liable for indirect, incidental, consequential, punitive or special losses or damages, regardless of the form of action and whether or not any such losses or damages were foreseeable or contemplated. The Bank shall not be liable or responsible for the investment or reinvestment of any assets in the Account, or any liquidation of such investment or reinvestment, executed in accordance with the terms of this Agreement, including, without limitation, any liability for any delays in the investment or reinvestment of the assets in the Account, any loss of interest incident to any such delays, or any loss or penalty as a result of the liquidation of any investment before its stated maturity date. The Bank shall be entitled to rely upon any instruction, notice, request or other instrument delivered to it without being required to determine the authenticity or validity thereof, or the truth or accuracy of any information stated therein. The Bank may act in reliance upon any signature believed by it to be genuine and may assume that any person purporting to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. The Bank may consult with counsel satisfactory to it, and the opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it in good faith and in accordance with the opinion and advice of such counsel. The Bank shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, without limitation, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility).

(c) Reliance on Orders. The Bank is authorized to comply with final orders issued or process entered by any court with respect to the assets in the Account, without determination by the Bank of such court’s jurisdiction in the matter. If any portion of the assets in the Account are at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Bank is authorized to rely upon and comply with any such order, writ, judgment or decree which it is advised is binding upon it without the need for appeal or other action; and if the Bank complies with any such order, writ, judgment or decree, it shall not be liable to the Pledgor or the Secured Party or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

(d) Unlawful Gambling. In accordance with the Unlawful Internet Gambling Act (the “Act”), the Pledgor and the Secured Party may not use the Account or other Bank facilities in the United States to process ‘restricted transactions’ as such term is defined in 31 CFR Section 132.2(y). Therefore, neither the Pledgor, the Secured Party nor any person who has an ownership interest in or control over the Account may use it to process or facilitate payments for prohibited internet gambling transactions. For more information about the Act, including the types of transactions that are prohibited, please refer to the following link: http://www.federalreserve.gov/NEWSEVENTS/PRESS/BCREG/20081112B.HTM.

(e) Secure E-mail. Notwithstanding anything to the contrary herein, any and all e-mail communications (both text and attachments) by or from the Bank that the Bank deems to contain confidential, proprietary, and/or sensitive information shall be encrypted. The recipient (the “E-mail Recipient”) of the encrypted email communication will be required to complete a registration process. Instructions on how to register and/or retrieve an encrypted message will be included in the first secure email sent by the Bank to the E-mail Recipient. For additional information and assistance call (866) 535-2504 (in the U.S.), (904) 954-6181 (outside the U.S.), or contact the Bank.

(f) Tax Advice. The Bank, its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of the Bank and its affiliates. This Agreement and any amendments or attachments are not intended or written to be used, and cannot be used or relied upon, by any such taxpayer or for the purpose of avoiding tax penalties. Any such taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

6. Compensation, Expense Reimbursement and Indemnification.

Each of the Pledgor and Secured Party covenants and agrees, jointly and severally, to pay the Bank’s fees and expenses specified in Schedule A. Any attorney’s fees incurred in connection with the preparation and negotiation of this Agreement and any Bank acceptance fees shall be due and payable upon the execution of this Agreement. Each of the Pledgor and Secured Party covenants and agrees, jointly and severally, to indemnify the Bank and its employees, officers, directors and agents (each, an “Indemnified Party”) for, hold each Indemnified Party harmless from, and defend each Indemnified Party against, any and all claims, losses, actions, liabilities, costs, damages and expenses (collectively, “Losses”) of any nature incurred by any Indemnified Party, whether direct, indirect or consequential, arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to attorney’s fees, costs and expenses, tax liabilities (including any taxes, interest and penalties but excluding any income tax liabilities associated with the Bank’s fees), and other costs and expenses of defending or preparing to defend against any claim of liability (whether threatened or initiated), except to the extent such Losses shall have been finally adjudicated by a court of competent jurisdiction to have resulted solely from the Indemnified Party’s own gross negligence or willful misconduct. Each Indemnified Party shall have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the fees and expenses of such counsel shall be paid upon demand by the Pledgor and the Secured Party jointly and severally. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement and the resignation or removal of the Bank.

7. Statements, Confirmations and Notices of Adverse Claims.

The Bank will send copies of all statements and confirmations for the Account simultaneously to the Pledgor and the Secured Party. The Bank will use reasonable efforts promptly to notify the Secured Party and the Pledgor if any other person claims that it has a property interest in the Account or any financial asset in the Account.

8. Exclusive Benefit.

Except as specifically set forth in this Agreement, this Agreement is for the exclusive benefit of the parties to this Agreement and their respective permitted successors, and shall not be deemed to give, either expressly or implicitly, any legal or equitable right, remedy, or claim to any other entity or person whatsoever. No party may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties.

9. Resignation and Removal.

(a) The Pledgor and the Secured Party may remove the Bank at any time by giving to the Bank thirty (30) calendar days’ prior written notice of removal signed by an Authorized Person of each of the Pledgor and the Secured Party. The Bank may resign at any time by giving to each of the Pledgor and the Secured Party thirty (30) calendar days’ prior written notice of resignation.

(b) Within thirty (30) calendar days after giving the foregoing notice of removal to the Bank or within thirty (30) calendar days after receiving the foregoing notice of resignation from the Bank, the Pledgor and the Secured Party shall appoint a successor bank and give notice of such successor bank to the Bank. If a successor bank has not accepted such appointment by the end of such (i) 30-day period, in the case of the Bank’s removal, or (ii) 30-day period, in the case of the Bank’s resignation, the Bank may either (A) safe keep the assets in the Account until a successor bank is appointed, without any obligation to invest the same or continue to perform under this Agreement, or (B) apply to a court of competent jurisdiction for the appointment of a successor bank or for other appropriate relief.

(c) Upon receipt of notice of the identity of the successor bank, the Bank shall either deliver the assets in the Account then held hereunder to the successor bank, less the Bank’s fees, costs and expenses, or hold such assets in the Account (or any portion thereof) pending distribution, until all such fees, costs and expenses are paid to it.

(d) Upon delivery of the assets in the Account to the successor bank, the Bank shall have no further duties, responsibilities or obligations hereunder.

10. Governing Law; Jurisdiction; Waivers.

(a) This Agreement and the Account (including all interests, duties and obligations with respect thereto) will be governed by the laws of the State of New York, without giving effect to conflict laws rules or principles. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the federal and state courts located in the Borough of Manhattan, City, County and State of New York, for any proceedings commenced regarding this Agreement, including, but not limited to, any interpleader proceeding or proceeding for the appointment of a successor bank the Bank may commence pursuant to this Agreement. The parties irrevocably submit to the jurisdiction of such courts for the determination of all issues in such proceedings and irrevocably waive any objection to venue or inconvenient forum for any proceeding brought in any such court.

(b) To the extent that in any jurisdiction the Pledgor or the Secured Party may be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (whether before or after judgment) or other legal process, each such party hereby irrevocably agrees not to claim, and hereby waives, such immunity.

(c) The parties irrevocably and unconditionally waive any right to trial by jury with respect to any proceeding relating to this Agreement.

11. Identifying Information.

To help the U.S. government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, the Bank will ask for information that will allow the Bank to identify relevant parties. The Pledgor and the Secured Party hereby acknowledge such information disclosure requirements and agree to comply with all such information disclosure requests from time to time from the Bank.

12. Amendments.

Except as specifically set forth in this Agreement, any amendment of this Agreement shall be binding only if evidenced by a writing signed by each of the parties to this Agreement.

13. Severability.

The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision. If any provision of this Agreement is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

14. Mergers and Conversions.

Any corporation or entity into which the Bank may be merged or converted or with which it may be consolidated, or any corporation or entity resulting from any merger, conversion or consolidation to which the Bank will be a party, or any corporation or entity succeeding to the business of the Bank will be the successor of the Bank hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

15. Notices; Wiring Instructions.

(a) Any notice or instruction permitted or required hereunder shall be in writing in English, and shall be sent (i) by personal delivery, (ii) by a nationally recognized overnight courier or delivery service, (iii) by registered or certified mail, return receipt requested, postage prepaid, (iv) by confirmed facsimile, or (v) by e-mail with a PDF attachment thereto of an executed document, in each case addressed to the address and person(s) designated below their respective signature hereto (or to such other address as any such party may hereafter designate by written notice to the other parties). Notices to the Bank shall only be effective upon actual receipt by the Bank. Any notice or instruction must be executed by an authorized person of the Pledgor or the Secured Party, as applicable (the person(s) so designated from time to time, the “Authorized Persons”). The identity of such Authorized Persons, as well as their specimen signature, title, telephone number and e-mail address, shall be delivered to the Bank in the list of authorized signer forms as set forth on Schedule B and Schedule C and shall remain in effect until the applicable party notifies the Bank of any change thereto. Any instructions regarding funds transfer should contain a selected test word also evidenced on Schedule B and Schedule C. Test words must contain at least 8 alphanumeric characters, established at document execution. In addition or in lieu of test words, the Bank is authorized to seek confirmation of such notice or instruction by telephone call back to the applicable person(s) set forth on Schedule B and Schedule C and the Bank may rely upon the confirmations of anyone purporting to be the person(s) so designated, and further to ensure the accuracy of the notice or instruction it receives, the Bank may record such call backs. If the Bank is unable to verify or is not satisfied in its sole discretion with the verification it receives, it will not execute the instruction until all issues have been resolved to its satisfaction. The persons and telephone numbers for call backs may be changed only in writing, signed by an Authorized Person, actually received and acknowledged by the Bank. The Pledgor and the Secured Party agree that the above security procedures are commercially reasonable.

(b) Any funds to be paid to or by the Bank hereunder shall be sent by wire transfer pursuant to the following instructions:

If to the [Pledgor]:

Bank:

ABA#:

Account Name:

A/C#:

Ref:

If to the [Secured Party]:

Bank:

ABA#:

Account Name:

A/C#:

Ref:

If to the Bank:

CITIBANK, N.A.

ABA: 0210-0008-9

Account Name: Escrow Concentration Account

CREDIT A/C No.: 36855852

Ref:

16. Counterparts.

This Agreement may be executed in any number of counterparts, all of which will constitute one and the same instrument, and any party hereto may execute this agreement by signing and delivering one or more counterparts. Facsimile or PDF signatures on counterparts of this Agreement shall be deemed original signatures with all rights accruing thereto except in respect to any Non-US entity, whereby originals are required.

17. Use of Name.

No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank”, “Citigroup” or “Citi” by name or the rights, powers, or duties of the Bank under this Agreement shall be issued by either the Pledgor or Secured Party hereto, or on such party’s behalf, without the prior written consent of the Bank.

18. Termination.

This Agreement shall terminate upon receipt by the Bank of notice from the Secured Party that its security interest in the Account and all assets therein have terminated. Upon receipt of such notice, the Secured Party shall have no further right to originate instructions with respect to the assets in the Account. The Bank shall, upon payment of all outstanding fees and expenses hereunder, promptly forward any amounts held by the Bank in the Account to the Pledgor, and the Bank shall be relieved and discharged of any further responsibilities with respect to its duties hereunder.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by a duly authorized representative as of the day and year first written above.

CITIBANK, N.A.,
as Bank

By:
Name:
Title:
Date:

Notice to:
Citibank, N.A.
Agency & Trust
388 Greenwich Street, 14th Floor
New York, NY 10013
Attn.:
Phone:
Facsimile: (973) 461-7191 or (973) 461-7192

[PLEDGOR]

By:
Name:
Title:
Date:

Notice to:
[Name]
[Address]
[Address]
Attn.:
Phone:
Facsimile:

[SECURED PARTY]

By:
Name:
Title:
Date:

Notice to:
[Name]
[Address]
[Address]
Attn.:
Phone:
Facsimile:

List of Exhibits and Schedules

Exhibit A:	Form of Notice of Exclusive Control
Schedule A:	Bank Fee Schedule
Schedule B:	Authorized List of Signers
Schedule C:	Authorized List of Signers
Schedule D:	Delivery Instructions

EXHIBIT A

FORM OF NOTICE OF EXLUSIVE CONTROL

VIA FACSIMILE: (973) 461-7191 or (973) 461-7192

[Account Officer Name/Title]

Citibank, N.A. Agency & Trust

388 Greenwich Street, 14th Floor

New York, New York 10013

Pursuant to the Account Control Agreement dated [    ], among [    ] (the “Pledgor”), [            ] (the “Secured Party”), and Citibank, N.A. (the “Bank”), we hereby instruct you of the following:

The Secured Party hereby notifies you that (i) a default has occurred and is continuing under the [Pledge Agreement] and (ii) from and after the receipt of this notice until you receive further instruction from Secured Party, you are hereby directed to retain and hold all funds in the Account and not to [invest or] disburse the same to any party whatsoever, other than as instructed by the Secured Party.

[ ]
as Secured Party

By:
Name:
Title:
Date:

cc: Pledgor

SCHEDULE A

BANK FEE SCHEDULE

Acceptance Fee:

To cover the acceptance of the Account Bank appointment, the study and consideration of the Account Control Agreement and supporting documents submitted in connection with the execution and delivery thereof, communication with other members of the working group.

$2,500

Annual Administration Fee:

To cover maintenance of the account including safekeeping of assets, normal administrative functions of the Account Bank, including maintenance of the Account Bank’s records, follow-up of the Agreement’s provisions, disbursements, and any other duties required by the agent under the terms of the Account Control Agreement. In the event that the provisions of this Schedule of Fees are inconsistent with the terms of the agreement, the terns of the Agreement shall prevail.

$10,000

Legal Fee:

To cover review of legal documents by Citibank’s outside counsel on behalf of Citibank, N.A.

At cost (if necessary)

Schedule Assumptions:

•	Subject to internal approval and satisfactory review of the documentation.

•	Governed by New York Law.

•	Transaction will be conducted in US dollars.

•	All securities held by account bank are DTC eligible

•	Funds will be held on deposit with Citibank NA earning a rate of return of 2 bps, or invested in an Institutional Money Market fund from a list of providers we will supply/have supplied to you. These fund distributors may provide Citibank with Shareholder Servicing fees in addition to the fees being directly billed to you by Citibank. These fees are discussed in the fund’s prospectus, which has been or will be delivered to you prior to investment.

This fee schedule is offered for the program cited within and discloses all fees or charges earned by Citibank Agency and Trust. The above schedule of fees does not include charges for out-of-pocket expenses or for any services of an extraordinary nature that we may be called upon from time to time to perform in either an agency or fiduciary capacity, nor does it include the fees of our legal counsel. Fees are also subject to satisfactory review of the documentation, and we reserve the right to modify them should the characteristics of the transaction change. Our participation in this program is subject to internal approval of the third party depositing monies into the depository account. The acceptance fee is payable upon execution of this document. Should this schedule of fees be accepted and agreed upon and work commenced on this program but subsequently halted and the program is not brought to market, the Acceptance Fee and legal fees incurred, if any, will still be payable in full. This Fee Schedule is offered for, and applicable to the program cited on page one only, and is guaranteed for sixty days from the date on this proposal. After sixty days, this offer can be extended in writing only. To help the US government fight terrorism and money laundering, Federal law requires us to obtain, verify and record information that identifies each business or entity that opens an account or establishes a relationship. What this means for you: when you open an account or establish a relationship, we will ask for your business name, a street address and a tax identification number, that Federal law requires us to obtain. In accordance with the Unlawful Internet Gambling Act (the “Act”), Citibank, N.A. accounts or other Citibank, N.A. facilities in the United States may not be used to process “restricted transactions” as such term is defined in U.S. 31 CFR Section 132.2(y). We appreciate your cooperation.

SCHEDULE B

AUTHORIZED LIST OF SIGNERS

This form supplements the Agreement and related documents and applies to instructions given by facsimile (or e-mail with .pdf attachment) for securities or funds transfers and for other purposes under the Agreement. In giving any facsimile (or e-mail with ..pdf attachment) instruction as specified in the Agreement the Pledgor acknowledges that facsimile (or e-mail with .pdf attachment) present a high degree of risk or error, security and privacy. Nevertheless the Pledgor wishes to use facsimile (or e-mail with .pdf attachment) as a means of instruction. The Pledgor designates below the individuals who are authorized to initiate transfers or other instructions by facsimile (or e-mail with .pdf attachment) on behalf of the Pledgor and selects the security procedures specified herein. The Pledgor accepts the associated risks of unauthorized or erroneous instructions and agrees to be bound by such instructions whether or not actually authorized by the Pledgor, provided the Bank has complied with the stated security procedure. The Pledgor is responsible for keeping confidential the contents of this Schedule B. The Pledgor should be careful in completing this Schedule B as it may be rejected if it contains erasures or white outs.

☐    New                                         ☐    Addition                                         ☐    Supersede

[ PARTY ]
Specimen Signature
Name
Title
Phone
E-mail Address

Name
Title
Phone
E-mail Address

Name
Title
Phone
E-mail Address

Where applicable, the Bank will confirm the instructions received by return call to one of the telephone numbers listed below.

Telephone Number (including Country code)	Name

Test Word

SCHEDULE C

AUTHORIZED LIST OF SIGNERS

This form supplements the Agreement and related documents and applies to instructions given by facsimile (or e-mail with .pdf attachment) for securities or funds transfers and for other purposes under the Agreement. In giving any facsimile (or e-mail with ..pdf attachment) instruction as specified in the Agreement the Secured Party acknowledges that facsimile (or e-mail with .pdf attachment) present a high degree of risk or error, security and privacy. Nevertheless the Secured Party wishes to use facsimile (or e-mail with .pdf attachment) as a means of instruction. The Secured Party designates below the individuals who are authorized to initiate transfers or other instructions by facsimile (or e-mail with .pdf attachment) on behalf of the Secured Party and selects the security procedures specified herein. The Secured Party accepts the associated risks of unauthorized or erroneous instructions and agrees to be bound by such instructions whether or not actually authorized by the Secured Party, provided the Bank has complied with the stated security procedure. The Secured Party is responsible for keeping confidential the contents of this Schedule C. The Secured Party should be careful in completing this Schedule C as it may be rejected if it contains erasures or white outs.

☐ New                                         ☐ Addition                                         ☐ Supersede

[ PARTY ]
Specimen Signature
Name
Title
Phone
E-mail Address

Name
Title
Phone
E-mail Address

Name
Title
Phone
E-mail Address

Where applicable, the Bank will confirm the instructions received by return call to one of the telephone numbers listed below.

Telephone Number (including Country code)	Name

Test Word

SCHEDULE D

Please be advised of the following details for delivery of Fed and DTC items to Citibank:

FED Items

Citibank NYC/Cust + A/C# (XXXXXX)

Account Name:

ABA #: 021000089

Attn: (Citibank Agency & Trust, Tel #:                     )

DTC Items

Citibank Broker Participant Code: 0908

Account#: (XXXXXX)

Account Name:

Attn: (Citibank Agency & Trust, Tel #:                     )

We request the following information in your instructions to receive in securities:

Trust A/C# : (xxxxxx)

Cusip#:

Description of Security:

Maturity Date:

Trade Date:

Settlement Date:

(Face) Par Amount:

Broker Payment (Net Amount):

Name of Broker:

Broker Code:

Rate:

Price:

EXHIBIT F TO

CREDIT AND GUARANTY AGREEMENT

AIRCRAFT SECURITY AGREEMENT

Dated as of [•], 20[•]

between

[NAME OF GRANTOR]

and

[NAME OF TRUSTEE],

not in its individual capacity, except as expressly stated herein, but solely as Trustee

Aircraft Security Agreement

Table of Contents

		Page
ARTICLE I
DEFINITIONS
Section 1.01.	Definitions	6
Section 1.02.	Other Definitional Provisions	7

ARTICLE II
REPRESENTATIONS AND WARRANTIES, ETC.

Section 2.01.	Representations and Warranties of the Grantor	7

ARTICLE III
CERTAIN PAYMENTS

Section 3.01.	Payments After Event of Default	9

ARTICLE IV
REMEDIES OF TRUSTEE

Section 4.01.	Remedies	10
Section 4.02.	Remedies Cumulative	12
Section 4.03.	Discontinuance of Proceedings	13

ARTICLE V
THE TRUSTEE

Section 5.01.	Trustee May Perform	13
Section 5.02.	The Trustee	13

ARTICLE VI
OPERATING COVENANTS OF THE GRANTOR

Section 6.01.	Possession, Operation and Use, Maintenance and Registration	14
Section 6.02.	Inspection	20
Section 6.03.	Replacement and Pooling of Parts; Alterations, Modifications and Additions; Substitution of Engines	21
Section 6.04.	Loss, Destruction or Requisition	23
Section 6.05.	Insurance	27

ARTICLE VII
CERTAIN COVENANTS

Section 7.01.	Certain Covenants of the Grantor	27
Section 7.02.	Certain Covenants of the Trustee	28

Aircraft Security Agreement

F-i

Exhibit A — Form of Aircraft Security Agreement Supplement

Exhibit B — List of Permitted Countries

Annex A — Definitions Aircraft Security Agreement

F-ii

AIRCRAFT SECURITY AGREEMENT

AIRCRAFT SECURITY AGREEMENT, dated as of [•], 20[•] (as amended, modified or supplemented from time to time, the “Aircraft Security Agreement”), between [NAME OF GRANTOR], a [Delaware corporation]1 (together with its permitted successors and assigns, the “Grantor”) and [NAME OF TRUSTEE], as security trustee (together with its successors and permitted assigns, the “Trustee”), for its benefit and the benefit of the other Secured Parties. Except as otherwise defined herein, terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H:

WHEREAS, [the Grantor] [American Airlines, Inc. (“American”)]2 and the Collateral Agent are parties to that certain Credit and Guaranty Agreement dated as of October [ ], 2014 (the “Credit Agreement”), by and among [the Grantor] [American]3, American Airlines Group Inc. (“Parent”), as guarantor party thereto, the other guarantors from time to time party thereto, the lenders from time to time party thereto (collectively, the “Lenders”), the Collateral Agent, and the Administrative Agent;

WHEREAS, the Grantor has agreed to grant a continuing Lien on the Aircraft Collateral (as defined below) to the Trustee for the benefit of the Secured Parties to secure the Obligations; and WHEREAS, the Collateral Agent and one or more Additional Agents may in the future enter into one or more Intercreditor Agreements and/or Other Intercreditor Agreements;

GRANTING CLAUSE

NOW, THEREFORE, to secure all of the Obligations, and in consideration of the premises, the mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor hereby pledges, grants and creates a security interest and mortgage in favor of the Trustee for the benefit of the Collateral Agent and for the benefit of the other Secured Parties in all estate, right, title and interest of the Grantor in, to and under, all and singular, the following described properties, rights, interests and privileges, whether now owned or hereafter acquired and whether real or personal and whether tangible or intangible (the “Aircraft Collateral”):

(1) each Aircraft, including the Airframe and the Engines relating thereto, whether or not any such Engine may from time to time be installed on the related Airframe, any other Airframe or any other airframe or any other aircraft, and any and all Parts relating thereto, and, to the extent provided herein, all substitutions and replacements of, and additions, improvements, accessions and accumulations to, each such Aircraft, including the Airframe, the Engines and any and all Parts (in each case other than any substitutions, replacements, additions, improvements, accessions and accumulations that constitute items excluded from the definition of Parts by clauses (b),

[1]	Revise bracketed phrase as necessary for the applicable Grantor.
[2]	Use second alternative if American is not the Grantor
[3]	Use second alternative if American is not the Grantor

Aircraft Security Agreement

(c) and (d) thereof) relating thereto (each such Airframe and Engines as more particularly described in the applicable Aircraft Security Agreement Supplement executed and delivered with respect to the applicable Aircraft on the applicable Aircraft Closing Date for such Aircraft or with respect to any substitutions or replacements therefor), and together with all flight records, logs, manuals, maintenance data and inspection, modification and overhaul records at any time required to be maintained with respect to such Aircraft in accordance with the rules and regulations of the FAA if such Aircraft is registered under the laws of the United States or the rules and regulations of the government of the country of registry if such Aircraft is registered under the laws of a jurisdiction other than the United States;

(2) the Warranty Rights relating to each Aircraft, together with all rights, powers, privileges, options and other benefits of the Grantor under the same;

(3) all rents, revenues and other proceeds collected by the Trustee pursuant to Section 4.01(a), all moneys and securities from time to time paid or deposited or required to be paid or deposited to or with the Trustee by or for the account of the Grantor pursuant to any term of this Aircraft Security Agreement and held or required to be held by the Trustee hereunder; and

(4) all proceeds of the foregoing;

PROVIDED, HOWEVER, that notwithstanding any of the foregoing provisions, so long as no Event of Default shall have occurred and be continuing, the Grantor shall have the right, to the exclusion of the Trustee, (i) to quiet enjoyment of each Aircraft, Airframe, Part and Engine, and to possess, use, retain and control each Aircraft, Airframe, Part and Engine and all revenues, income and profits derived therefrom and (ii) with respect to any Warranty Rights relating to any Aircraft, to exercise in the Grantor’s name all rights and powers of the Grantor with respect to such Warranty Rights and to retain any recovery or benefit resulting from the enforcement of any warranty or indemnity or other obligation under such Warranty Rights; provided, further, that notwithstanding the occurrence and continuation of an Event of Default, the Trustee shall not enter into any amendment or modification of any aircraft purchase or other agreement relating to the Warranty Rights that would alter the rights, benefits or obligations of the Grantor thereunder;

TO HAVE AND TO HOLD all and singular the aforesaid property unto the Trustee, and its successors and permitted assigns, in trust for its benefit and the benefit of the other Secured Parties, except as otherwise provided in this Aircraft Security Agreement, and for the uses and purposes and in all cases and as to all property specified in paragraphs (1) through (4) inclusive above, subject to the terms and provisions set forth in this Aircraft Security Agreement.

It is expressly agreed that notwithstanding anything herein to the contrary, the Grantor shall remain liable under each aircraft purchase or other agreement in respect of any Warranty Rights to perform all of its obligations thereunder, and, except to the extent expressly provided in this Aircraft Security Agreement, the Trustee shall not be required or obligated in any manner to perform or fulfill any obligations of the Grantor under or pursuant to this Aircraft Security Agreement, or to have any obligation or liability under any aircraft purchase or other agreement in respect of any Warranty Rights by reason of or arising out of the assignment hereunder, or to make any inquiry as to the nature or sufficiency of any payment received by it, or present or file any claim or take any action to collect or enforce the payment of any amount that may have been assigned to it or to which it may be entitled at any time or times.

Notwithstanding anything herein to the contrary (but without in any way releasing the Grantor from any of its duties or obligations under any aircraft purchase or other agreement in respect of Warranty Rights), the Trustee confirms for the benefit of each manufacturer of any Aircraft that in exercising any rights under the Warranty Rights relating to such Aircraft, or in making any claim with respect to any such Aircraft or other goods and services delivered or to be delivered pursuant to the related aircraft purchase or other agreement for such Aircraft, the terms and conditions of such aircraft purchase or other agreement relating to such Warranty Rights, including, without limitation, any warranty disclaimer provisions for the benefit of such manufacturer, shall apply to and be binding upon the Trustee to the same extent as the Grantor. Subject to any Intercreditor Agreement and any Other Intercreditor Agreement, the Grantor hereby directs each manufacturer of any Aircraft, so long as an Event of Default shall have occurred and be continuing, to pay all amounts, if any, payable to the Grantor pursuant to the Warranty Rights relating to such Aircraft directly to the Trustee to be held and applied as provided herein. Nothing contained herein shall subject any manufacturer of any Aircraft to any liability to which it would not otherwise be subject under any aircraft purchase or other agreement relating thereto or modify in any respect the contract rights of such manufacturer thereunder.

Notwithstanding anything herein to the contrary, it is the understanding of the parties hereto that the Liens granted pursuant to this Aircraft Security Agreement shall, prior to the Discharge of Additional Obligations that are Senior Priority Obligations, be pari passu and equal in priority to the Liens granted to any Additional Agent for the benefit of the holders of the applicable Additional Obligations that are Senior Priority Obligations to secure such Additional Obligations that are Senior Priority Obligations pursuant to the applicable Additional Collateral Documents (except as may be separately otherwise agreed between the Trustee, on behalf of itself and the Secured Parties, and any Additional Agent, on behalf of itself and the Additional Credit Facility Secured Parties represented thereby). The Trustee acknowledges and agrees that the relative priority of the Liens granted to the Trustee, the Collateral Agent, the Administrative Agent and any Additional Agent shall be determined solely (as between the parties to such Intercreditor Agreement or Other Intercreditor Agreement and except as otherwise provided therein) pursuant to the applicable Intercreditor Agreements and Other Intercreditor Agreements, and not by priority as a matter of law or otherwise. Notwithstanding anything herein to the contrary, the Liens granted to the Trustee pursuant to this Aircraft Security Agreement and the exercise of any right or remedy by the Trustee hereunder are subject to the provisions of the applicable Intercreditor Agreements and Other Intercreditor Agreements. In the event of any conflict between the terms of any Intercreditor Agreement or any Other Intercreditor Agreement and this Aircraft Security Agreement, the terms of such Intercreditor Agreement or Other Intercreditor Agreement, as applicable, shall govern and control as among (i) the Trustee, the Collateral Agent and any Additional Agent, in the case of the Intercreditor Agreement, and (ii) the Trustee, the Collateral Agent and any other secured creditor (or agent therefor) party thereto, in the case of any Other Intercreditor Agreement. In the event of any such conflict, the Grantor may act (or omit to act) in accordance with such Intercreditor Agreement or such Other Intercreditor Agreement, as applicable, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so. Notwithstanding any other provision hereof, for so long as any Additional Obligations that are Senior Priority Obligations remain outstanding, any obligation hereunder to deliver, transfer or assign to the Collateral Agent any Collateral shall be satisfied by causing such Collateral to be delivered, transferred or assigned to the applicable Senior Priority Representative to be held in accordance with the Intercreditor Agreement.

Subject to the terms and conditions hereof, the Grantor does hereby irrevocably constitute the Trustee, on behalf of the Collateral Agent and the other Secured Parties, the true and lawful attorney of the Grantor (which appointment is coupled with an interest) with full power (in the name of the Grantor or otherwise) to ask for, require, demand and receive any and all monies and claims for monies (in each case including insurance and requisition proceeds) due and to become due to the Grantor under or arising out of any aircraft purchase or other agreement (to the extent assigned hereby as part of the Warranty Rights), and all other property which now or hereafter constitutes part of the Aircraft Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or to take any action or to institute any proceedings which the Trustee may deem to be necessary or advisable in the premises; provided that the Trustee shall not exercise any such rights except (i) as permitted by each applicable Intercreditor Agreement and Other Intercreditor Agreement and (ii) during the continuance of an Event of Default.

The Grantor does hereby warrant and represent that it has not sold, assigned or pledged, and hereby covenants and agrees that it will not sell, assign or pledge, so long as this Aircraft Security Agreement shall remain in effect and the Lien hereof shall not have been released pursuant to the provisions hereof, any of its estate, right, title or interest hereby assigned, to any Person other than the Trustee, except as otherwise provided in or permitted by the Credit Agreement, any Intercreditor Agreement and any Other Intercreditor Agreement.

The Grantor agrees that at any time and from time to time, upon the written request of the Trustee, the Grantor shall promptly and duly execute and deliver or cause to be duly executed and delivered any and all such further instruments and documents as the Trustee may reasonably deem necessary to perfect, preserve or protect the mortgage, security interests and assignments created or intended to be created hereby or to obtain for the Trustee the full benefit of the assignment hereunder and of the rights and powers herein granted; provided that any instrument or other document so executed by the Grantor will not expand any obligations or limit any rights of the Grantor in respect of the transactions contemplated by this Aircraft Security Agreement.

IT IS HEREBY COVENANTED AND AGREED by and between the parties hereto as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. For all purposes of this Aircraft Security Agreement, unless the context otherwise requires, capitalized terms used but not defined herein have the respective meanings set forth or incorporated by reference in Annex A.

Section 1.02. Other Definitional Provisions.

(a) Singular and Plural. The definitions stated herein and in Annex A apply equally to both the singular and the plural forms of the terms defined.

(b) References to Parts. All references in this Aircraft Security Agreement to designated “Articles”, “Sections”, “Subsections”, “Schedules”, “Exhibits”, “Annexes” and other subdivisions are to the designated Article, Section, Subsection, Schedule, Exhibit, Annex or other subdivision of this Aircraft Security Agreement, unless otherwise specifically stated.

(c) Reference to the Whole. The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Aircraft Security Agreement as a whole and not to any particular Article, Section, Subsection, Schedule, Exhibit, Annex or other subdivision.

(d) Including Without Limitation. Unless the context otherwise, requires, whenever the words “including”, “include” or “includes” are used herein, they shall be deemed to be followed by the phrase “without limitation”.

(e) Reference to Government. All references in this Aircraft Security Agreement to a “government” are to such government and any instrumentality or agency thereof.

(f) Reference to Persons. All references in this Aircraft Security Agreement to a Person shall include successors and permitted assigns of such Person.

(g) Rules of Interpretation in Credit Agreement. The parties to this Aircraft Security Agreement agree that the Rules of Interpretation set out in Section 1.02 of the Credit Agreement shall apply to this Aircraft Security Agreement mutatis mutandis as if set out in this Aircraft Security Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES, ETC.

Section 2.01. Representations and Warranties of the Grantor. As of the date hereof, with respect to each Aircraft subjected to the Lien of this Aircraft Security Agreement on such date, the Grantor represents and warrants that:

(a) Organization; Authority; Qualification. The Grantor is a [corporation] duly [incorporated] and validly existing in good standing under the laws of [the State of Delaware]4, is a Certificated Air Carrier, is a Citizen of the United States, has the corporate power and authority to own or hold under lease its properties and to enter into and perform its obligations under this Aircraft Security Agreement and the Aircraft Security Agreement Supplement describing such Aircraft and is duly qualified to do business as a foreign corporation in good standing in each other jurisdiction in which the failure to so qualify would have a material adverse effect on the consolidated financial condition of the Grantor and its subsidiaries, considered as a whole, and its jurisdiction of organization (as such term is used in Article 9 of the Uniform Commercial Code as in effect in the state of [Delaware]) is [Delaware].

[4]	Revise bracketed phrases in Section 2.01 as necessary for applicable Grantor.

(b) [Corporate] Action and Authorization; No Violations. The execution, delivery and performance by the Grantor of this Aircraft Security Agreement and the Aircraft Security Agreement Supplement describing such Aircraft have been duly authorized by all necessary [corporate] action on the part of the Grantor, do not require any [stockholder] approval or approval or consent of any trustee or holder of any indebtedness or obligations of the Grantor, except such as have been duly obtained and are in full force and effect, and do not contravene any law, governmental rule, regulation, judgment or order binding on the Grantor or the [certificate of incorporation or by-laws] of the Grantor or contravene or result in a breach of, or constitute a default under, or result in the creation of any Lien (other than as permitted under this Aircraft Security Agreement, the Credit Agreement, any Intercreditor Agreement or Other Intercreditor Agreement) upon the property of the Grantor under, any material indenture, mortgage, contract or other agreement to which the Grantor is a party or by which it or any of its properties may be bound or affected.

(c) Governmental Approvals. Neither the execution and delivery by the Grantor of this Aircraft Security Agreement or the Aircraft Security Agreement Supplement describing such Aircraft, nor the consummation by the Grantor of any of the transactions contemplated hereby or thereby, requires the authorization, consent, approval, notice, filing or registration of, the giving of notice to, the filing or registration with or the taking of any other action in respect of, the Department of Transportation, the FAA or any other federal or state governmental authority or agency, or the International Registry, except for (i) the orders, permits, waivers, exemptions, authorizations and approvals of the regulatory authorities having jurisdiction over the Grantor’s ownership or use of such Aircraft required to be obtained on or prior to such date, which orders, permits, waivers, exemptions, authorizations and approvals have been duly obtained and are, or on such date will be, in full force and effect, (ii) the filings referred to in Section 2.01(e), (iii) authorizations, consents, approvals, notices, filings or registrations required to be obtained, taken, given or made under securities or Blue Sky or similar laws of the various states and foreign jurisdictions, and (iv) authorizations, consents, approvals, notices, registrations and other actions required to be obtained, given, made or taken only after such date.

(d) Valid and Binding Agreements. This Aircraft Security Agreement and the Aircraft Security Agreement Supplement describing such Aircraft have been duly executed and delivered by the Grantor and constitute the legal, valid and binding obligations of the Grantor enforceable against the Grantor in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and by general principles of equity and except as limited by applicable laws that may affect the remedies provided in this Aircraft Security Agreement, which laws, however, do not make the remedies provided in this Aircraft Security Agreement inadequate for the practical realization of the rights and benefits intended to be provided thereby.

(e) Filings and Recordation. Except for (i) the registration of the Aircraft in the name of the Grantor (and renewals of such registration at periodic intervals), (ii) the filing for recordation pursuant to the Transportation Code of this Aircraft Security Agreement (with the Aircraft Security Agreement Supplement describing such Aircraft attached), (iii) with respect to the security interests created by this Aircraft Security Agreement, together with the Aircraft Security Agreement Supplement describing such Aircraft, the filing of financing statements (and continuation statements at periodic intervals) under the Uniform Commercial Code of [the State of Delaware], and (iv) the registration on the International Registry of the International Interests (or Prospective International Interests) created under this Aircraft Security Agreement (as supplemented by the Aircraft Security Supplement describing such Aircraft), no further filing or recording of any document is necessary or advisable under the laws of the United States or any state thereof as of such date in order to establish and perfect the security interest in such Aircraft created under this Aircraft Security Agreement in favor of the Trustee as against the Grantor and any third parties in any applicable jurisdiction in the United States.

(f) Title. The Grantor has good title to such Aircraft, free and clear of Liens other than Permitted Liens. Such Aircraft has been duly certified by the FAA as to type and airworthiness in accordance with the terms of the Aircraft Security Agreement. This Aircraft Security Agreement (with the Aircraft Security Agreement Supplement describing such Aircraft attached) has been duly filed for recordation (or shall be in the process of being so duly filed for recordation) with the FAA pursuant to the Transportation Code. Such Aircraft is duly registered with the FAA in the name of the Grantor.

(g) Security Interest. Subject to any Intercreditor Agreement and any Other Intercreditor Agreement, this Aircraft Security Agreement creates in favor of the Trustee, for its benefit and the benefit of the other Secured Parties, a valid and perfected Lien on such Aircraft, subject to no Lien, except Permitted Liens. There are no Liens of record with the FAA on such Aircraft on the date hereof other than the Lien of this Aircraft Security Agreement and any Permitted Liens. Other than (x) the International Interests (or Prospective International Interests) created under this Aircraft Security Agreement (as supplemented by the Aircraft Security Agreement Supplement describing such Aircraft), (y) any International Interests (or Prospective International Interests) that appear on the International Registry as having been discharged and (z) any Permitted Liens, no International Interests with respect to such Aircraft have been registered on the International Registry as of the date hereof.

ARTICLE III

CERTAIN PAYMENTS

Section 3.01. Payments After Event of Default.

(a) Any cash held by the Trustee as Aircraft Collateral and all cash proceeds received by the Trustee in respect of any sale of, collection from, or other realization upon all or any part of the Aircraft Collateral pursuant to the exercise by the Trustee of its remedies as a secured creditor as provided in Section 4.01 of this Aircraft Security Agreement shall, subject to any Intercreditor Agreement and any Other Intercreditor Agreement, be applied from time to time by the Trustee in accordance with the terms of the Credit Agreement.

(b) It is understood that, to the extent permitted by applicable law, the Grantor shall remain liable to the extent of any deficiency between the amount of the proceeds of the Aircraft Collateral and the aggregate amount of the outstanding Obligations.

ARTICLE IV

REMEDIES OF TRUSTEE

Section 4.01. Remedies.

(a) General. If an Event of Default shall have occurred and be continuing and so long as the same shall continue unremedied, then and in every such case the Trustee may do one or more of the following to the extent permitted by, and subject to compliance with the requirements of, (i) any Intercreditor Agreement and any Other Intercreditor Agreement and (ii) applicable law then in effect (provided that during any period any Airframe or any Engine is subject to the CRAF Program and is in possession of or being operated under the direction of the United States government or an agency or instrumentality of the United States, the Trustee shall not, on account of any Event of Default, be entitled to exercise or pursue any of the powers, rights or remedies described in this Section 4.01 in such manner as to limit the Grantor’s control under this Aircraft Security Agreement (or any Permitted Lessee’s control under any Lease) of such Airframe, any Engines installed thereon or any such Engine, unless at least 60 days’ (or such lesser period as may then be applicable under the CRAF Program of the United States government) prior written notice of default hereunder shall have been given by the Trustee by registered or certified mail to the Grantor (and any such Permitted Lessee) with a copy addressed to the Contracting Office Representative or other appropriate person for the Air Mobility Command of the United States Air Force under any contract with the Grantor or such Permitted Lessee relating to the applicable Aircraft):

(i) cause the Grantor, upon the written demand of the Trustee, at the Grantor’s expense, to deliver promptly, and the Grantor shall deliver promptly, all or such part of any Airframe or any Engine as the Trustee may so demand to the Trustee or its order, or, if the Grantor shall have failed to so deliver any such Airframe or any such Engine after such demand, the Trustee, at its option, may enter upon the premises where all or any part of any such Airframe or any such Engine are located and take immediate possession of and remove the same together with any engine which is not an Engine but which is installed on such Airframe, subject to all of the rights of the owner, lessor, lienor or secured party of such engine; provided that any such Airframe with an engine (which is not an Engine) installed thereon may be flown or returned only to a location within the continental United States, and such engine shall be held at the expense of the Grantor for the account of any such owner, lessor, lienor, secured party or, if such engine is owned by the Grantor, may at the option of the Grantor with the consent of the Trustee (which will not be unreasonably withheld) or at the option of the Trustee with the consent of the Grantor (which will not be unreasonably withheld), be exchanged with the Grantor for an Engine in accordance with the provisions of Section 6.04(b);

(ii) sell all or any part of any Airframe and any Engine at public or private sale, whether or not the Trustee shall at the time have possession thereof, as the Trustee may determine, or otherwise dispose of, hold, use, operate, lease to others (including the Grantor) or keep idle all or any part of any such Airframe or any such Engine as the Trustee, in its sole discretion, determines, all free and clear of any rights or claims of the Grantor, and, subject to any Intercreditor Agreement and any Other Intercreditor Agreement, the proceeds of such sale or disposition shall be distributed as set forth in the Credit Agreement; or

(iii) exercise any other remedy of a secured party under the Uniform Commercial Code of the State of New York (whether or not in effect in the jurisdiction in which enforcement is sought);

provided that, notwithstanding anything to the contrary set forth herein or in any other Loan Document, (i) as permitted by Article 15 of the Cape Town Convention, the provisions of Chapter III of the Cape Town Convention are hereby excluded and made inapplicable to this Aircraft Security Agreement and the other Loan Documents, except for those provisions of such Chapter III that cannot be derogated from; and (ii) as permitted by Article IV(3) of the Aircraft Protocol, the provisions of Chapter II of the Aircraft Protocol are hereby excluded and made inapplicable to this Aircraft Security Agreement and the other Loan Documents, except for (x) Article XVI of the Aircraft Protocol and (y) those provisions of such Chapter II that cannot be derogated from. In furtherance of the foregoing, the parties hereto agree that the exercise of remedies hereunder and under the other Loan Documents is subject to other applicable law, including without limitation, the Uniform Commercial Code (as in effect in the State of New York) and the Bankruptcy Code, and that nothing herein derogates from the rights of the Grantor or the Trustee under or pursuant to such other applicable law, including without limitation, the Uniform Commercial Code (as in effect in the State of New York) or the Bankruptcy Code.

Upon every such taking of possession of any of the Aircraft Collateral under this Section 4.01, the Trustee may, from time to time, at the expense of the Aircraft Collateral, make all such expenditures for maintenance, insurance, repairs, alterations, additions and improvements to and of the Aircraft Collateral as it deems necessary to cause the Aircraft Collateral to be in such condition as required by the provisions of this Aircraft Security Agreement. In each such case, subject to any Intercreditor Agreement and any Other Intercreditor Agreement, the Trustee may maintain, use, operate, store, insure, lease, control, manage or dispose of the Aircraft Collateral and may exercise all rights and powers of the Grantor relating to the Aircraft Collateral as the Trustee reasonably deems best, including the right to enter into any and all such agreements with respect to the maintenance, use, operation, storage, insurance, leasing, control, management or disposition of the Aircraft Collateral or any part thereof as the Trustee may reasonably determine; and the Trustee shall be entitled to collect and receive directly all tolls, rents, revenues, issues, income, products and profits of the Aircraft Collateral and every part thereof, without prejudice, however, to the rights of the Trustee under any provision of this Aircraft Security Agreement to collect and receive all cash held by, or required to be deposited with, the Trustee hereunder. Subject to any Intercreditor Agreement and any Other Intercreditor Agreement, such tolls, rents, revenues, issues, income, products and profits shall be applied to pay the expenses of the use, operation, storage, insurance, leasing, control, management or disposition of the Aircraft Collateral, and of all maintenance, repairs, replacements, alterations, additions and improvements, and to make all payments that the Trustee is required or elects to make, if any, for Taxes, insurance or other proper charges assessed against or otherwise imposed upon the Aircraft Collateral or any part thereof, and all other payments which the Trustee is required or expressly authorized to make under any provision of this Aircraft Security Agreement, as well as just and reasonable compensation for the services of the Trustee, and shall otherwise be distributed as set forth in the Credit Agreement.

Subject to any Intercreditor Agreement and any Other Intercreditor Agreement, if an Event of Default shall have occurred and be continuing and the Trustee shall be entitled to exercise rights hereunder, at the request of the Trustee, the Grantor shall promptly execute and deliver to the Trustee such instruments of title and other documents as the Trustee reasonably deems necessary or advisable to enable the Trustee or a subagent or representative designated by the Trustee, at such time or times and place or places as the Trustee may specify, to obtain possession of all or any part of the Aircraft Collateral to which the Trustee shall at the time be entitled hereunder. If the Grantor shall for any reason fail to execute and deliver such instruments and documents after such request by the Trustee, subject to any Intercreditor Agreement and any Other Intercreditor Agreement, the Trustee may seek a judgment conferring on the Trustee the right to immediate possession and requiring the Grantor to execute and deliver such instruments and documents to the Trustee, to the entry of which judgment the Grantor hereby specifically consents to the fullest extent it may lawfully do so. All actual and reasonable expenses of obtaining such judgment or of pursuing, searching for and taking such property shall, until paid, be secured by the Lien of this Aircraft Security Agreement.

(b) Notice of Sale; Bids; Etc. The Trustee shall give the Grantor at least 30 days’ prior written notice of any public sale or of the date on or after which any private sale will be held, which notice the Grantor hereby agrees to the extent permitted by applicable law is reasonable notice. The Trustee or any other Secured Party shall be entitled to bid for and become the purchaser of any Aircraft Collateral offered for sale pursuant to this Section 4.01 and to credit against the purchase price bid at such sale by such Secured Parties all or any part of the Obligations owed to such Person. The Trustee may exercise such right without possession or production of the instruments evidencing Obligations or proof of ownership thereof, and as a representative of the Secured Parties may exercise such right without notice to the Secured Parties as party to any suit or proceeding relating to the foreclosure of any Aircraft Collateral. The Grantor shall also be entitled to bid for and become the purchaser of any Aircraft Collateral offered for sale pursuant to this Section 4.01.

(c) Power of Attorney, Etc. To the extent permitted by applicable law and subject to any Intercreditor Agreement and any Other Intercreditor Agreement, the Grantor irrevocably appoints, while an Event of Default has occurred and is continuing, the Trustee, on behalf of the Collateral Agent and the other Secured Parties, the true and lawful attorney-in-fact of the Grantor (which appointment is coupled with an interest) in its name and stead and on its behalf, for the purpose of effectuating any sale, assignment, transfer or delivery for the enforcement of the Lien of this Aircraft Security Agreement, whether pursuant to foreclosure or power of sale, or otherwise, to execute and deliver all such bills of sale, assignments and other instruments as may be necessary or appropriate, with full power of substitution, the Grantor hereby ratifying and confirming all that such attorney or any substitute shall do by virtue hereof in accordance with applicable law; provided that if so requested by the Trustee or any purchaser, the Grantor shall ratify and confirm any such sale, assignment, transfer or delivery, by executing and delivering to the Trustee or such purchaser all bills of sale, assignments, releases and other proper instruments to effect such ratification and confirmation as may reasonably be designated in any such request.

Section 4.02. Remedies Cumulative. To the extent permitted under applicable law, each and every right, power and remedy specifically given to the Trustee herein or otherwise in this Aircraft Security Agreement shall be cumulative and shall be in addition to every other right, power and remedy specifically given herein or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically given herein or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Trustee, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by the Trustee in the exercise of any right, remedy or power or in the pursuance of any remedy shall, to the extent permitted by applicable law, impair any such right, power or remedy or be construed to be a waiver of any default on the part of the Grantor or to be an acquiescence therein.

Section 4.03. Discontinuance of Proceedings. In case the Trustee shall have instituted any proceedings to enforce any right, power or remedy under this Aircraft Security Agreement by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Trustee, then and in every such case the Grantor and the Trustee shall, subject to any determination in such proceedings, be restored to their former positions and rights hereunder with respect to the Aircraft Collateral, and all rights, remedies and powers of the Trustee shall continue as if no such proceedings had been undertaken (but otherwise without prejudice).

ARTICLE V

THE TRUSTEE

Section 5.01. Trustee May Perform. If the Grantor fails to perform any agreement contained herein within a reasonable time after receipt of a written request to do so from the Trustee, upon two Business Days’ prior written notice the Trustee may itself perform, or cause performance of, such agreement, and the reasonable expenses of the Trustee, including, without limitation, the reasonable fees and out-of-pocket expenses of its counsel, incurred in connection therewith, shall be payable by the Grantor in accordance with Section 10.04 of the Credit Agreement and shall constitute Obligations.

Section 5.02. The Trustee. It is expressly understood and agreed by the parties hereto, and each Secured Party, by accepting the benefits of this Aircraft Security Agreement, acknowledges and agrees, that the obligations of the Trustee as holder of the Aircraft Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Aircraft Security Agreement, are only those expressly set forth in this Aircraft Security Agreement and the Credit Agreement.

ARTICLE VI

OPERATING COVENANTS OF THE GRANTOR

The Grantor will comply with the following covenants with respect to each Aircraft or the related Airframe or any related Engine, as applicable:

Section 6.01. Possession, Operation and Use, Maintenance and Registration.

(a) Possession. The Grantor shall not, without the prior written consent of the Trustee, lease or otherwise in any manner deliver, transfer or relinquish possession of such Aircraft, such Airframe or any such Engine or install any such Engine, or permit any such Engine to be installed, on any airframe other than another Airframe; provided that, so long as the Grantor shall comply with the provisions of Section 6.05 with respect to such Aircraft, such Airframe or such Engine, the Grantor may, or may permit any Permitted Lessee to, without the prior written consent of the Trustee:

(i) subject such Airframe to interchange agreements or subject any such Engine and any appliances, Parts and other equipment removed from any Airframe or Engine to interchange or pooling agreements or arrangements, in each case as customary in the airline industry; provided that (A) no such agreement or arrangement contemplates or requires the transfer of title to such Airframe and (B) if the Grantor’s title to any such Engine shall be divested under any such agreement or arrangement, such divestiture shall be deemed to be an Event of Loss with respect to such Engine, and the Grantor shall comply with Section 6.04(b) in respect thereof;

(ii) deliver possession of such Airframe or any such Engine to any Person for testing, service, repair, reconditioning, restoration, storage, maintenance, overhaul work or other similar purposes or for alterations, modifications or additions to such Airframe or any such Engine to the extent required or permitted by the terms hereof or to any Person for transportation relating to the foregoing purposes;

(iii) transfer or permit the transfer of possession of such Airframe or any such Engine to any Government pursuant to a lease, contract or other instrument;

(iv) subject such Airframe or any such Engine to the CRAF Program or transfer possession of such Airframe or any such Engine to the United States government in accordance with applicable laws, rulings, regulations or orders (including, without limitation, any transfer of possession pursuant to the CRAF Program); provided, that the Grantor (A) shall promptly notify the Trustee upon transferring possession of such Airframe or any such Engine pursuant to this clause (iv) and (B) in the case of a transfer of possession pursuant to the CRAF Program, shall notify the Trustee of the name and address of the responsible Contracting Office Representative for the Air Mobility Command of the United States Air Force or other appropriate Person to whom notices must be given and to whom requests or claims must be made to the extent applicable under the CRAF Program;

(v) install any such Engine on an airframe owned by the Grantor (or any Permitted Lessee) free and clear of all Liens, except (A) Permitted Liens and Liens that do not apply to the Engines and the related Parts, (B) the mortgage or security interest relating to such Liens effectively provides that such Liens will not be effective with respect to such Engine at any time while such Engine is subject to the Lien of this Aircraft Security Agreement; and (C) the rights of third parties under interchange agreements or pooling or similar arrangements that would be permitted under clause (i) above;

(vi) install any such Engine on an airframe leased, purchased or owned by the Grantor (or any Permitted Lessee) subject to a lease, conditional sale and/or other security agreement; provided that (A) such airframe is free and clear of all Liens except (1) the rights of the parties to the lease or any conditional sale or security agreement covering such airframe, or their successors and assigns, and (2) Liens of the type permitted by clause (v) of this Section 6.01(a) and (B) either (1) the Grantor shall have obtained from the lessor, conditional vendor or secured party of such airframe a written agreement (which may be the lease, conditional sale or other security agreement covering such airframe), in form and substance satisfactory to the Trustee (it being understood that an agreement from such lessor, conditional vendor or secured party substantially in the form of the penultimate paragraph of this Section 6.01(a) shall be deemed to be satisfactory to the Trustee), whereby such lessor, conditional vendor or secured party expressly agrees that neither it nor its successors or assigns will acquire or claim any right, title or interest in any such Engine by reason of such Engine being installed on such airframe at any time while such Engine is subject to the Lien of this Aircraft Security Agreement or (2) such lease, conditional sale or other security agreement or other written agreement governing such conditional sale or other security interest provides that any such Engine shall not become subject to the Lien of such lease, conditional sale or other security agreement at any time while such Engine is subject to the Lien of this Aircraft Security Agreement, notwithstanding the installation thereof on such airframe;

(vii) install any such Engine on an airframe owned by the Grantor (or any Permitted Lessee) [or any Affiliate of the Grantor], leased to the Grantor (or any Permitted Lessee) or purchased by the Grantor (or any Permitted Lessee) subject to a conditional sale or other security agreement under circumstances where neither clause (v) nor clause (vi) of this Section 6.01(a) is applicable; provided that such installation shall be deemed an Event of Loss with respect to such Engine, and the Grantor shall comply with Section 6.04(b) in respect thereof, if such installation shall adversely affect the Trustee’s security interest in any such Engine, the Trustee not intending hereby to waive any right or interest it may have to or in such Engine under applicable law until compliance by the Grantor with Section 6.04(b);

(viii) lease any such Engine or such Airframe and any such Engine to any United States air carrier as to which there is in force a certificate issued pursuant to the Transportation Code (49 U.S.C. §§41101-41112) or successor provision that gives like authority, or to any manufacturer of airframes or engines (or an Affiliate thereof acting under an unconditional guarantee of such manufacturer), so long as such manufacturer and, if applicable, such Affiliate is domiciled in the United States; provided that no Event of Default shall exist at the time any such lease is entered into; and

(ix) lease any such Engine or such Airframe and any such Engine to (A) any foreign air carrier other than those set forth in clause (B), (B) any foreign air carrier that is at the inception of the lease based in and a domiciliary of a country listed in Exhibit B hereto, (C) any foreign manufacturer of airframes or engines (or a foreign Affiliate of a

United States or foreign manufacturer of airframes or engines acting under an unconditional guarantee of such manufacturer), so long as such foreign manufacturer or (if applicable) foreign Affiliate is domiciled in a country listed in Exhibit B hereto, or (D) any foreign air carrier consented to in writing by the Trustee with the consent of the Collateral Agent; provided that (w) in the case of a lease to, or guarantee by, any entity pursuant to this Section 6.01(a)(ix), (1) other than a foreign carrier principally based in Taiwan, the United States maintains diplomatic relations with the country in which such entity is based and domiciled at the time such lease is entered into, (2) no Event of Default exists at the time such lease is entered into and (3) such entity is not then subject to any bankruptcy, insolvency, liquidation, reorganization, dissolution or similar proceeding and shall not have substantially all of its property in the possession of any liquidator, trustee, receiver or similar person, (x) in the case of a lease to a foreign air carrier under clause (A) above, the Trustee receives at the time of such lease an opinion of counsel to the Grantor (such counsel to be reasonably satisfactory to the Trustee) to the effect that there exist no possessory rights in favor of the lessee under the laws of such lessee’s country which would, upon bankruptcy or insolvency of or other default by the Grantor and assuming at such time such lessee is not insolvent or bankrupt, prevent the taking of possession of any such Engine or such Airframe and any such Engine by the Trustee in accordance with and when permitted by the terms of Section 4.01 upon the exercise by the Trustee of its remedies under Section 4.01, and (y) in the case of a lease to any foreign manufacturer or foreign Affiliate under clause (C) above, the re-registration conditions set forth in Section 6.01(e) shall be satisfied notwithstanding anything to the contrary in such clause (C); provided that the rights of any lessee or other transferee who receives possession of such Aircraft, such Airframe or any such Engine by reason of a transfer permitted by this Section 6.01(a) (other than the transfer of any such Engine which is deemed an Event of Loss) shall be subject and subordinate to, and any permitted lease shall be made expressly subject and subordinate to, all the terms of this Aircraft Security Agreement, including the Trustee’s rights to repossess pursuant to Section 4.01 and to avoid such lease upon such repossession, and the Grantor shall remain primarily liable hereunder for the performance and observance of all of the terms and conditions of this Aircraft Security Agreement to the same extent as if such lease or transfer had not occurred, any such lease shall include appropriate provisions for the maintenance and insurance of such Aircraft, Airframe or Engine, and no lease or transfer or possession otherwise in compliance with this Section shall (x) result in any registration or re-registration of such Aircraft except to the extent permitted in Section 6.01(e) or the maintenance, operation or use thereof that does not comply with Section 6.01(b) and Section 6.01(c) or (y) permit any action not permitted to be taken by the Grantor with respect to such Aircraft hereunder. The Grantor shall promptly notify the Trustee of the existence of any such lease with a term in excess of one year.

Each of the Trustee and the Collateral Agent agrees, and each other Secured Party by acceptance of any instrument evidencing Obligations is deemed to have agreed, for the benefit of the Grantor (and any Permitted Lessee) and for the benefit of the lessor, conditional vendor or secured party of such Airframe or engine leased to the Grantor (or any Permitted Lessee) or leased to or purchased or owned by the Grantor (or any Permitted Lessee) subject to a conditional sale or other security agreement, that the Trustee, the Collateral Agent and the other Secured Parties will not acquire or claim, as against the Grantor (or any Permitted Lessee) or such lessor, conditional vendor or secured party, any right, title or interest in (A) any engine or engines owned by the Grantor (or any Permitted Lessee) or the lessor under such lease or subject to a security interest in favor of the secured party under any conditional sale or other security agreement as the result of such engine or engines being installed on such Airframe at any time while such engine or engines are subject to such lease or conditional sale or other security agreement or (B) any airframe owned by the Grantor (or any Permitted Lessee) or the lessor under such lease or subject to a security interest in favor of the secured party under any conditional sale or other security agreement as the result of any such Engine being installed on such airframe at any time while such airframe is subject to such lease or conditional sale or other security agreement.

The Trustee acknowledges that any charter or “wet lease” or other similar arrangement under which the Grantor maintains operational control of an Aircraft shall not constitute a delivery, transfer or relinquishment of possession for purposes of this Section 6.01(a).

(b) Operation and Use. The Grantor agrees that such Aircraft will not be maintained, used, serviced, repaired, overhauled or operated in violation of any law, rule or regulation of any government of any country having jurisdiction over such Aircraft or in violation of any airworthiness certificate, license or registration relating to such Aircraft issued by any such government, except (i) immaterial violations, (ii) to the extent the Grantor is contesting in good faith the validity or application of any such law, rule or regulation or airworthiness certificate, license or registration in any manner that does not involve any material risk of sale, forfeiture or loss of such Aircraft or impair the Lien of this Aircraft Security Agreement; or (iii) if it is not possible for the Grantor to comply with the laws of a jurisdiction other than the United States (or other than any jurisdiction in which such Aircraft is then registered) because of a conflict with the applicable laws of the United States (or such jurisdiction in which such Aircraft is then registered). The Grantor will not operate such Aircraft, or permit such Aircraft to be operated or located, (i) in any area excluded from coverage by any insurance required by Section 6.05 or (ii) in any war zone or recognized or, in the Grantor’s judgment, threatened areas of hostilities unless covered by war risk insurance, to the extent war risk insurance is required pursuant to Section 6.05, unless in the case of either clause (i) or (ii), (x) governmental indemnification in the amount of any insurance that would otherwise be required pursuant to Section 6.05 has been provided or (y) such Aircraft is only temporarily located in such area as a result of an isolated occurrence or isolated series of occurrences attributable to a hijacking, medical emergency, equipment malfunction, weather conditions, navigational error or other similar unforeseen circumstances and the Grantor is using its good faith efforts to remove such Aircraft from such area as promptly as practicable.

(c) Maintenance. The Grantor shall maintain, service, repair and overhaul such Aircraft (or cause the same to be done) (i) so as to keep such Aircraft in as good operating condition as on the applicable Aircraft Closing Date for such Aircraft, ordinary wear and tear excepted, and in such condition as may be necessary to enable the airworthiness certification of such Aircraft to be maintained in good standing at all times (other than during temporary periods of storage, during maintenance or modification permitted hereunder, or during periods of grounding by applicable governmental authorities) under the Transportation Code, during such periods in which such Aircraft is registered under the laws of the United States, or, if such Aircraft is registered under the laws of any other jurisdiction, the applicable laws of such jurisdiction and (ii) using the same standards as the Grantor or, in the case of a lease permitted pursuant to Section 6.01(a), the applicable Permitted Lessee uses with respect to similar aircraft operated by the Grantor or such Permitted Lessee, as the case may be, in similar circumstances (in any case, without limitation of the Grantor’s obligations under the preceding clause (i)).

In any case such Aircraft will be maintained in accordance with a maintenance program for such model of Aircraft, approved by the FAA or, if such Aircraft is not registered in the United States, (i) the EASA or the JAA, (ii) the central aviation authority of Australia, Canada, Japan or New Zealand, or (iii) the central aviation authority of any country with aircraft maintenance standards that are substantially similar to those of the United States or any of the foregoing authorities or countries. The Grantor shall maintain or cause to be maintained all records, logs and other documents required to be maintained in respect of such Aircraft by appropriate authorities in the jurisdiction in which such Aircraft is registered.

(d) Identification of Trustee’s Interest. The Grantor agrees to affix as promptly as practicable after the applicable Aircraft Closing Date for such Aircraft and thereafter to maintain in the cockpit of such Aircraft, in a clearly visible location, and (if not prevented by applicable law or regulations or by any government) on each such Engine, a nameplate bearing the inscription “MORTGAGED TO [NAME OF TRUSTEE], AS TRUSTEE” (such nameplate to be replaced, if necessary, with a nameplate reflecting the name of any successor Trustee). If any such nameplate is damaged beyond repair or becomes illegible, the Grantor shall as promptly as practicable replace it with a nameplate complying with the requirements of this Section.

(e) Registration. The Grantor shall cause such Aircraft to remain duly registered, under the laws of the United States, in the name of the Grantor except as otherwise required by the Transportation Code; provided that the Trustee shall, at the Grantor’s expense, execute and deliver all such documents as the Grantor may reasonably request for the purpose of continuing such registration. Notwithstanding the preceding sentence, the Grantor, at its own expense, may cause or allow such Aircraft to be duly registered under the laws of any foreign jurisdiction in which a Permitted Lessee could be principally based, in the name of the Grantor or of any nominee of the Grantor, or, if required by applicable law, in the name of any other Person (and, following any such foreign registration, may cause such Aircraft to be re-registered under the laws of the United States); provided, that in the case of jurisdictions other than those approved by the Trustee, (i) if such jurisdiction is at the time of registration listed on Exhibit B, the Trustee shall have received at the time of such registration an opinion of counsel to the Grantor to the effect that (A) this Aircraft Security Agreement and the Trustee’s right to repossession hereunder is valid and enforceable under the laws of such country, (B) after giving effect to such change in registration, the Lien of this Aircraft Security Agreement shall continue as a valid Lien and shall be duly perfected in the new jurisdiction of registration and that all filing, recording or other action necessary to perfect and protect the Lien of this Aircraft Security Agreement has been accomplished (or if such opinion cannot be given at such time, (x) the opinion shall detail what filing, recording or other action is necessary and (y) the Trustee shall have received a certificate from a Responsible Officer that all possible preparations to accomplish such filing, recording and other action shall have been done, and such filing, recording and other action shall be accomplished and a supplemental opinion to that effect shall be promptly delivered to the Trustee subsequent to the effective date of such change in registration), (C) the obligations of the Grantor under this Aircraft Security Agreement shall remain valid, binding and (subject to customary bankruptcy and equitable remedies exceptions and to other exceptions customary in foreign opinions generally) enforceable under the laws of such jurisdiction (or the laws of the jurisdiction to which the laws of such jurisdiction would refer as the applicable governing law) and (D) all approvals or consents of any government in such jurisdiction having jurisdiction required for such change in registration shall have been duly obtained and shall be in full force and effect, and (ii) if such jurisdiction is at the time of registration not listed on Exhibit B, the Trustee shall have received (in addition to the opinions set forth in clause (i) above) at the time of such registration an opinion of counsel to the Grantor to the effect that (A) the terms of this Aircraft Security Agreement are legal, valid, binding and enforceable in such jurisdiction (subject to exceptions customary in such jurisdiction; provided, that, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally, and to general principles of equity, any applicable laws limiting the remedies provided in Section 4.01 do not in the opinion of such counsel make the remedies provided in Section 4.01 inadequate for the practical realization of the rights and benefits provided thereby), (B) that it is not necessary as a result of such change of registration or for the enforcement or validity of the Aircraft Security Agreement (and without regard to any other activity of the Trustee in such jurisdiction) for the Trustee to register or qualify to do business in such jurisdiction, (C) that there is no tort liability of the lender of an aircraft not in possession thereof under the laws of such jurisdiction other than tort liability that might have been imposed on such lender under the laws of the United States or any state thereof (it being understood that such opinion shall be waived if insurance reasonably satisfactory to the Trustee is provided, at the Grantor’s expense, to cover such risk) and (D) (unless the Grantor shall have agreed to provide insurance covering the risk of requisition of use or title of such Aircraft by the government of such jurisdiction so long as such Aircraft is registered under the laws of such jurisdiction) that the laws of such jurisdiction require fair compensation by the government of such jurisdiction payable in currency freely convertible into Dollars for the loss of use or title of such Aircraft in the event of requisition by such government of such use or title. The Trustee will cooperate with the Grantor in effecting such foreign registration. Notwithstanding the foregoing, prior to any such change in the country of registry of such Aircraft, the following conditions shall be met (or waived as provided in Section 8.15):

(i) no Event of Default shall have occurred and be continuing at the effective date of the change in registration; provided, that it shall not be necessary to comply with this condition if the change in registration results in the registration of such Aircraft under the laws of the United States or if the Trustee consents to such change in registration;

(ii) the Trustee shall have received evidence of compliance with Section 6.05 with respect to such Aircraft (which may be an Officer’s Certificate to the effect that the Grantor has determined that the insurance maintained with respect to such Aircraft so complies); and

(iii) the Grantor shall have paid or made provision reasonably satisfactory to the Trustee for the payment of all reasonable expenses (including reasonable attorneys’ fees) of the Trustee in connection with such change in registration.

The Grantor shall (i) take such actions as may be required to be taken by the Grantor so that any International Interest arising in relation to this Aircraft Security Agreement, such Aircraft, any Replacement Aircraft therefor, any such Engine or any Replacement Engine therefor may be duly registered (and any such registration may be assigned, amended, extended or discharged) at the International Registry, and (ii) obtain from the International Registry all approvals as may be required duly and timely to perform the Grantor’s obligations under this Aircraft Security Agreement with respect to the registration of any such International Interest. The Trustee shall take all actions necessary with respect to the International Registry to consent to the Grantor’s initiation of any registrations required under this Aircraft Security Agreement to enable the Grantor to complete such registrations, including, without limitation, registering on the International Registry as a “transacting user entity” (as defined in the Cape Town Treaty), if not already so registered, and appointing Daugherty, Fowler, Peregrin, Haught & Jenson, a Professional Corporation, as its “professional user entity” (as defined in the Cape Town Treaty) to consent to any registrations on the International Registry with respect to such Airframe or any such Engine.

Section 6.02. Inspection. At all reasonable times, but upon at least 15 Business Days’ prior written notice to the Grantor, the Trustee or its authorized representative may, subject to the other conditions of this Section 6.02, inspect such Aircraft and may inspect the books and records of the Grantor required to be maintained by the FAA or the government of another jurisdiction in which such Aircraft is then registered relating to the maintenance of such Aircraft; provided that (i) the Trustee or its representative shall be fully insured at no cost to the Grantor in a manner satisfactory to the Grantor with respect to any risks incurred in connection with any such inspection or shall provide to the Grantor a written release satisfactory to the Grantor with respect to such risks, (ii) any such inspection shall be subject to the safety, security and workplace rules applicable at the location where such inspection is conducted and any applicable governmental rules or regulations, (iii) any such inspection of such Aircraft shall be a visual, walk-around inspection of the interior and exterior of such Aircraft and shall not include opening any panels, bays or the like without the Grantor’s express consent, which consent the Grantor may in its sole discretion withhold, and (iv) no exercise of such inspection right shall interfere with the use, operation or maintenance of such Aircraft by, or the business of, the Grantor and the Grantor shall not be required to undertake or incur any additional liabilities in connection therewith. All information obtained in connection with any such inspection of such Aircraft and of such books and records shall be held confidential by the Trustee and each agent or representative thereof and shall not be furnished or disclosed by any of them to anyone other than their respective bank examiners, auditors, accountants, agents and legal counsel, and except as may be required by an order of any court or administrative agency or by any statute, rule, regulation or order of any governmental authority. Any inspection pursuant to this Section 6.02 shall be at the sole risk (including, without limitation, any risk of personal injury or death) and expense of the Trustee (or its representative), as the case may be, making such inspection. Except during the continuance of an Event of Default, all inspections by the Trustee and its representatives provided for under this Section 6.02 shall be limited to one inspection of any kind contemplated by this Section 6.02 for all such Aircraft during any calendar year.

Section 6.03. Replacement and Pooling of Parts; Alterations, Modifications and Additions; Substitution of Engines.

(a) Replacement of Parts. The Grantor, at its own expense, shall promptly replace all Parts that may from time to time be incorporated or installed in or attached to such Airframe or any such Engine and that may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or rendered permanently unfit for use for any reason whatsoever, except as otherwise provided in Section 6.03(c) or if such Airframe or any such Engine to which a Part relates has suffered an Event of Loss. In addition, the Grantor, at its own expense, may remove in the ordinary course of maintenance, service, repair, overhaul or testing, any Parts, whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or rendered permanently unfit for use; provided that the Grantor, except as otherwise provided in Section 6.03(c), at its own expense, will replace such Parts as promptly as practicable. All replacement Parts shall be free and clear of all Liens (except for Permitted Liens and except in the case of replacement property temporarily installed on an emergency basis) and shall have a value and utility at least equal to the Parts replaced, assuming such replaced Parts were in the condition and repair required to be maintained by the terms hereof. Except as otherwise provided in Section 6.03(c), all Parts at any time removed from such Airframe or any such Engine shall remain subject to the Lien of this Aircraft Security Agreement no matter where located until such time as such Parts shall be replaced by parts that have been incorporated or installed in or attached to such Airframe or such Engine and that meet the requirements for replacement Parts specified above. Immediately upon any replacement Part becoming incorporated or installed in or attached to such Airframe or any such Engine as above provided (except in the case of replacement property temporarily installed on an emergency basis), without further act, (i) the replaced Part shall thereupon be free and clear of the Lien of this Aircraft Security Agreement and of all rights and interests of the Trustee (and the other beneficiaries hereof) and shall no longer be deemed a Part hereunder and (ii) such replacement Part shall become subject to the Lien of this Aircraft Security Agreement and be deemed a Part of such Airframe or such Engine for all purposes to the same extent as the Parts originally incorporated or installed in or attached to such Airframe or such Engine. Upon request of the Grantor from time to time, the Trustee shall execute and deliver to the Grantor an appropriate instrument confirming the release of any such replaced Part from the Lien of this Aircraft Security Agreement.

(b) Pooling of Parts. Any Part removed from such Airframe or any such Engine as provided in Section 6.03(a) may be subjected by the Grantor or a Person permitted to be in possession of such Aircraft to a pooling arrangement customary in the airline industry entered into in the ordinary course of the Grantor’s or such Person’s business; provided that the part replacing such removed Part shall be incorporated or installed in or attached to such Airframe or such Engine in accordance with Section 6.03(a) as promptly as practicable after the removal of such removed Part. In addition, any replacement Part when incorporated or installed in or attached to such Airframe or any such Engine may be owned by any third party subject to such a pooling arrangement; provided that the Grantor, at its expense, as promptly thereafter as practicable, either (i) causes title to such replacement Part to vest in the Grantor free and clear of all Liens (except Permitted Liens), or (ii) replaces such replacement Part by incorporating or installing in or attaching to such Airframe or such Engine a further replacement Part in the manner contemplated by Section 6.03(a).

(c) Alterations, Modifications and Additions. The Grantor will make (or cause to be made) such alterations and modifications in and additions to such Airframe and each such Engine as may be required from time to time to meet the applicable requirements of the FAA or any applicable government of any other jurisdiction in which such Aircraft may then be registered; provided that the Grantor may, in good faith, contest the validity or application of any such requirement in any manner that does not involve any material risk of sale, loss or forfeiture of such Aircraft and does not adversely affect the Trustee’s interest in the Aircraft Collateral. In addition, the Grantor (or any Permitted Lessee), at its own expense, may from time to time add further parts or accessories and make or cause to be made such alterations and modifications in and additions to such Airframe or any such Engine as the Grantor may deem desirable in the proper conduct of its business, including, without limitation, removal (without replacement) of Parts, provided that no such alteration, modification or addition shall materially diminish the value or utility of such Airframe or such Engine below its value or utility, immediately prior to such alteration, modification or addition, assuming that such Airframe or such Engine was then in the condition required to be maintained by the terms of this Aircraft Security Agreement, except that the value (but not the utility) of such Airframe or such Engine may be reduced by the value of any such Parts that shall have been removed that the Grantor deems obsolete or no longer suitable or appropriate for use on such Airframe or such Engine. All Parts incorporated or installed in or attached or added to such Airframe or any such Engine as the result of such alteration, modification or addition shall be free and clear of any Liens, other than Permitted Liens, and shall, without further act, be subject to the Lien of this Aircraft Security Agreement.

Notwithstanding the foregoing, the Grantor (or any Permitted Lessee) may, at any time, remove any Part from such Airframe or any such Engine if such Part: (i) is in addition to, and not in replacement of or substitution for, any Part originally incorporated or installed in or attached to such Airframe or such Engine at the time of delivery thereof to the Grantor or any Part in replacement of, or substitution for, any such Part, (ii) is not required to be incorporated or installed in or attached or added to such Airframe or such Engine pursuant to the first sentence of this Section 6.03(c) or Section 6.01(d) and (iii) can be removed from such Airframe or such Engine without materially diminishing the value or utility required to be maintained by the terms of this Aircraft Security Agreement that such Airframe or such Engine would have had had such Part never been installed on such Airframe or such Engine. Upon the removal by the Grantor of any Part as permitted by this Section 6.03(c), such removed Part shall, without further act, be free and clear of the Lien of this Aircraft Security Agreement and of all rights and interests of the Trustee (and the other beneficiaries hereof) and shall no longer be deemed a Part hereunder. Upon request of the Grantor from time to time, the Trustee shall execute and deliver to the Grantor an appropriate instrument confirming the release of any such removed Part from the Lien of this Aircraft Security Agreement.

(d) Substitution of Engines. The Grantor shall have the right at its option at any time, on at least 30 days’ prior written notice to the Trustee, to substitute a Replacement Engine for any such Engine. In such event, and prior to the date of such substitution, the Grantor shall replace such Engine hereunder by complying with the terms of Section 6.04(b) to the same extent as if an Event of Loss had occurred with respect to such Engine.

Section 6.04. Loss, Destruction or Requisition.

(a) Event of Loss with Respect to Such Airframe. Upon the occurrence of an Event of Loss with respect to such Airframe or such Airframe and any such Engine then installed thereon, the Grantor shall as promptly as practicable (and, in any event, within 15 days after such occurrence, or, in the case of an occurrence described in clause (a) of the definition of Event of

Loss, within 15 days after the determination of such) give the Trustee written notice of such Event of Loss, and, within 90 days after such Event of Loss, the Grantor may give the Trustee written notice (an “Election Notice”) of its election to substitute, on or before the applicable Substitution Date (as defined below), as replacement for such Airframe and its related Engines (whether or not such Engines were affected by such Event of Loss), a Replacement Airframe and Replacement Engines, such Replacement Airframe and Replacement Engines to be owned by the Grantor free and clear of all Liens (other than Permitted Liens); provided that (i) the Appraised Value of the Replacement Aircraft (of which such Replacement Airframe and Replacement Engines are part) shall be greater than or equal to the Appraised Value of the Aircraft (of which such Airframe and its related Engines are part); and (ii) the Appraisal used to calculate the Appraised Value of such Replacement Aircraft shall have been performed by the applicable appraiser no earlier than 45 days prior to the date of such Election Notice. If the Grantor shall not deliver such Election Notice within the time period for such Election Notice specified in the first sentence of this Section 6.04(a) or shall not perform its obligation to effect such substitution on or prior to such Substitution Date, then at such time such Event of Loss shall constitute a Disposition of Aircraft Collateral that is not a Permitted Disposition for purposes of Section 6.04 of the Credit Agreement.

The “Substitution Date,” with respect to an Event of Loss, means the Business Day next succeeding the 120th day following the date of occurrence of such Event of Loss.

If the Grantor elects to substitute a Replacement Airframe (or a Replacement Airframe and one or more Replacement Engines, as the case may be) pursuant to this Section 6.04(a), the Grantor shall, at its sole expense, not later than the applicable Substitution Date, (A) cause an Aircraft Security Agreement Supplement for such Replacement Airframe and Replacement Engines, if any, to be delivered to the Trustee for execution and, upon such execution, to be filed for recordation pursuant to the Transportation Code or the applicable laws of such other jurisdiction in which the applicable Aircraft may then be registered, (B) cause the sale of such Replacement Airframe and Replacement Engines, if any, to the Grantor (if the seller of such Replacement Airframe and Replacement Engines, if any, is “situated in” a country that has ratified the Cape Town Convention) and the International Interest created pursuant to such Aircraft Security Agreement Supplement in favor of the Trustee with respect to such Replacement Airframe and Replacement Engines, if any, each to be registered on the International Registry as a sale or an International Interest, respectively; provided that if the seller of such Replacement Airframe and Replacement Engines, if any, is not situated in a country that has ratified the Cape Town Convention, the Grantor will use its reasonable efforts to cause the seller to register the contract of sale on the International Registry, (C) cause a financing statement or statements with respect to such Replacement Airframe and Replacement Engines, if any, or other requisite documents or instruments to be filed in such place or places as necessary in order to perfect the Trustee’s interest therein in the United States, or in any other jurisdiction in which the applicable Aircraft may then be registered, (D) furnish the Trustee with an opinion of the Grantor’s counsel (which may be the Grantor’s General Counsel or such other internal counsel of the Grantor as shall be reasonably satisfactory to the Trustee) addressed to the Trustee to the effect that upon such replacement, such Replacement Airframe and Replacement Engines, if any, will be subject to the Lien of this Aircraft Security Agreement and addressing the matters set forth in clauses (A), (B) and (C), (E) furnish the Trustee with evidence of compliance with Section 6.05 with respect to such Replacement Airframe and Replacement Engines, if any

(which may be an Officer’s Certificate to the effect that the Grantor has determined that the insurance maintained with respect to such Replacement Airframe and Replacement Engines, if any, so complies); and (F) furnish the Trustee with a copy of the original bill(s) of sale or, if the bill(s) of sale are unavailable, other evidence of ownership reasonably satisfactory to the Trustee (which may be a copy of an invoice or purchase order) respecting such Replacement Airframe and Replacement Engines, if any.

In the case of each Replacement Airframe or Replacement Airframe and one or more Replacement Engines subjected to the Lien of this Aircraft Security Agreement under this Section 6.04(a), promptly upon the recordation of an Aircraft Security Agreement Supplement covering such Replacement Airframe and Replacement Engines, if any, pursuant to the Transportation Code (or pursuant to the applicable law of such other jurisdiction in which such Replacement Airframe and Replacement Engines, if any, are registered), the Grantor will cause to be delivered to the Trustee a favorable opinion of the Grantor’s counsel (which may be the Grantor’s General Counsel or such internal or external counsel to the Grantor as shall be reasonably satisfactory to the Trustee) addressed to the Trustee as to the due registration of such Replacement Aircraft and the due recordation of such Aircraft Security Agreement Supplement or such other requisite documents or instruments, the registration with the International Registry of the sale of such Replacement Airframe and Replacement Engines, if any, to the Grantor (if the seller of such Replacement Airframe and Replacement Engines, if any, is “situated in” a country that has ratified the Cape Town Convention) and of the International Interests created pursuant to such Aircraft Security Agreement Supplement with respect to such Replacement Airframe and Replacement Engines, if any, and the validity and perfection of the security interest in the applicable Replacement Aircraft granted to the Trustee under this Aircraft Security Agreement.

For all purposes hereof, upon the attachment of the Lien of this Aircraft Security Agreement thereto, such Replacement Airframe and Replacement Engine, if any, shall become part of the Aircraft Collateral, such Replacement Airframe shall be deemed an “Airframe” as defined herein, and each such Replacement Engine shall be deemed an “Engine” as defined herein.

In the event that, after an Event of Loss, (x) the Grantor complies with Section 6.04 of the Credit Agreement (if such Event of Loss constitutes a Disposition of Aircraft Collateral that is not a Permitted Disposition as provided above) or, (y) if applicable, the Grantor performs the option set forth in the first sentence of this Section 6.04(a), upon compliance with clauses (A) through (F) of the second preceding paragraph, (i) the Aircraft that suffered such Event of Loss, all proceeds, the Warranty Rights in respect of such Aircraft and all rights relating to the foregoing shall be free and clear of the Lien of this Aircraft Security Agreement and of all rights and interests of the Trustee (and the other beneficiaries hereof), (ii) the Trustee shall execute and deliver to the Grantor an appropriate instrument releasing such properties, rights, interests and privileges from the Lien of this Aircraft Security Agreement and assigning to the Grantor all claims against third Persons for damage to or loss of such Aircraft arising from such Event of Loss, and (iii) the Trustee will take such actions as may be required to be taken by the Trustee to cancel or release any International Interest of the Trustee registered with the International Registry in relation to such Aircraft with respect to which such Event of Loss occurred.

(b) Event of Loss with Respect to any such Engine. Upon the occurrence of an Event of Loss with respect to any such Engine under circumstances in which there has not occurred an Event of Loss with respect to such Airframe, the Grantor shall give the Trustee prompt written notice thereof within 15 days after the Grantor has determined that an Event of Loss has occurred with respect to such Engine and shall, within 120 days after the occurrence of such Event of Loss, cause to be subjected to the Lien of this Aircraft Security Agreement, as replacement for the Engine with respect to which such Event of Loss occurred, a Replacement Engine free and clear of all Liens (other than Permitted Liens).

Prior to or at the time of any replacement under this Section 6.04(b), the Grantor will (i) cause an Aircraft Security Agreement Supplement covering such Replacement Engine to be delivered to the Trustee for execution and, upon such execution, to be filed for recordation pursuant to the Transportation Code or the applicable laws of any other jurisdiction in which such Aircraft may be registered, (ii) furnish the Trustee with a copy of the original bill of sale or, if the bill of sale is unavailable, other evidence of ownership reasonably satisfactory to the Trustee (which may be a copy of an invoice or purchase order) respecting such Replacement Engine, (iii) cause the sale of such Replacement Engine to the Grantor (if the seller of such Replacement Engine is “situated in” a country that has ratified the Cape Town Convention) and the International Interest created pursuant to such Aircraft Security Agreement Supplement in favor of the Trustee with respect to such Replacement Engine, to be registered on the International Registry as a sale or an International Interest; provided that if the seller of such Replacement Engine is not situated in a country that has ratified the Cape Town Convention, the Grantor will use its reasonable efforts to cause the seller to register the contract of sale on the International Registry, (iv) cause a financing statement or statements with respect to such Replacement Engine or other requisite documents or instruments to be filed in such place or places as necessary in order to perfect the Trustee’s interest therein in the United States, or in such other jurisdiction in which such Engine may then be registered, (v) furnish the Trustee with an opinion of the Grantor’s counsel (which may be the Grantor’s General Counsel or such other internal counsel to the Grantor as shall be reasonably satisfactory to the Trustee) addressed to the Trustee to the effect that, upon such replacement, such Replacement Engine will be subject to the Lien of this Aircraft Security Agreement, (vi) furnish the Trustee with a certificate of an aircraft engineer or appraiser (who may be an employee of the Grantor) certifying that such Replacement Engine has a value and utility (without regard to hours or cycles) at least equal to the Engine so replaced assuming such Engine was in the condition and repair required by the terms hereof immediately prior to the occurrence of such Event of Loss, and (vii) furnish the Trustee with evidence of compliance with Section 6.05 with respect to such Replacement Engine (which may be an Officer’s Certificate to the effect that the Grantor has determined that the insurance maintained with respect to such Replacement Engine so complies). In the case of each Replacement Engine subjected to the Lien of this Aircraft Security Agreement under this Section 6.04(b), promptly upon the recordation of an Aircraft Security Agreement Supplement covering such Replacement Engine pursuant to the Transportation Code (or pursuant to the applicable law of such other jurisdiction in which such Aircraft is registered), the Grantor will cause to be delivered to the Trustee an opinion of counsel to the Grantor (which may be the Grantor’s General Counsel or such internal or external counsel of the Grantor as shall be reasonably satisfactory to the Trustee) addressed to the Trustee as to the due recordation of such Aircraft Security Agreement Supplement or such other requisite documents or instruments, the registration with the International Registry of the sale of such Replacement Engine to Grantor (if the seller of such Replacement Engine is “situated in” a country that has ratified the Cape Town Convention) and of the International Interest created pursuant to such Aircraft Security Agreement Supplement with respect to such Replacement Engine, and the validity and perfection of the security interest in the Replacement Engine granted to the Trustee under this Aircraft Security Agreement. For all purposes hereof, upon the attachment of the Lien of this Aircraft Security Agreement thereto, the Replacement Engine shall become part of the Aircraft Collateral and shall be deemed an “Engine” as defined herein. Upon compliance with clauses (i) through (vi) of this paragraph, (x) such replaced Engine, any proceeds, the Warranty Rights in respect of such replaced Engine and all rights relating to any of the foregoing shall be free and clear of the Lien of this Aircraft Security Agreement and of all rights and interests of the Trustee (and the other beneficiaries hereof), (y) the Trustee shall execute and deliver to the Grantor an appropriate instrument releasing such properties, rights, interests and privileges from the Lien of this Aircraft Security Agreement and assigning to the Grantor all claims against third Persons for damage to or loss of such Engine arising from the Event of Loss, and (z) the Trustee will take such actions as may be required to be taken by the Trustee to cancel or release any International Interest of the Trustee registered with the International Registry in relation to the Engines with respect to which such Event of Loss occurred.

(c) Requisition for Use by the Government of such Airframe and the Engines Installed Thereon. In the event of the requisition for use by any government, including, without limitation, pursuant to the CRAF Program, of such Airframe and such Engines or engines installed on such Airframe that does not constitute an Event of Loss, the Grantor shall promptly notify the Trustee and all of the Grantor’s rights and obligations under this Aircraft Security Agreement with respect to such Airframe and such Engines shall continue to the same extent as if such requisition had not occurred; provided that, notwithstanding the foregoing, the Grantor’s obligations other than payment obligations shall only continue to the extent feasible. All payments received by the Grantor or the Trustee from such government for such use of such Airframe and Engines or engines shall be paid over to, or retained by, the Grantor.

(d) Requisition for Use by the Government of any such Engine Not Installed on such Airframe. In the event of the requisition for use by any government of any such Engine not then installed on such Airframe, the Grantor will replace such Engine by complying with the terms of Section 6.04(b) to the same extent as if an Event of Loss had occurred with respect to such Engine. Upon such replacement, any payments received by the Grantor or the Trustee from such government with respect to such requisition shall be paid over to, or retained by, the Grantor.

(e) Application of Payments During Existence of Event of Default. Any amount referred to in Section 6.04 that is payable to or retainable by the Grantor shall not be paid to or retained by the Grantor if at the time of such payment or retention an Event of Default shall have occurred and be continuing, but, subject to any Intercreditor Agreement and any Other Intercreditor Agreement, shall be paid to and held by the Trustee as security for the Obligations. At such time as there shall not be continuing any such Event of Default, such amount shall be paid to the Grantor.

Section 6.05. Insurance. With respect to any Aircraft Collateral, the Grantor will:

(a) maintain insurance, against such risks, including fire and other risks, as is prudent and customary for United States-based passenger airlines of similar size insuring similar assets;

(b) maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of such Aircraft Collateral, in such amounts and with such deductibles as are prudent and customary for United States-based passenger airlines of similar size insuring against similar risks; and

(c) maintain such other insurance or self-insurance as may be required by applicable law.

ARTICLE VII

CERTAIN COVENANTS

Section 7.01. Certain Covenants of the Grantor.

(a) Further Assurances. On and after the date hereof, the Grantor will cause to be done, executed, acknowledged and delivered such further acts, conveyances and assurances as the Trustee shall reasonably request for accomplishing the purposes of this Aircraft Security Agreement; provided that any instrument or other document so executed by the Grantor will not expand any obligations or limit any rights of the Grantor in respect of the transactions contemplated by this Aircraft Security Agreement.

(b) Filing and Recordation of this Aircraft Security Agreement; Registration of International Interests. The Grantor, at its own expense, will cause this Aircraft Security Agreement (with each Aircraft Security Supplement covering an Aircraft being subjected to the Lien of this Aircraft Security Agreement attached) to be promptly filed and recorded, or filed for recording, with the FAA to the extent permitted under the Transportation Code and the rules and regulations of the FAA thereunder. In addition, on or prior to each Aircraft Closing Date, the Grantor will cause the registration of the International Interests (or Prospective International Interests) created under this Aircraft Security Agreement (as supplemented by each Aircraft Security Agreement Supplement covering an Aircraft being subjected to the Lien of this Aircraft Security Agreement on such Aircraft Closing Date) to be effected on the International Registry in accordance with the Cape Town Treaty, and shall, as and to the extent applicable, consent to such registration upon the issuance of a request for such consent by the International Registry.

(c) Maintenance of Filings. The Grantor, at its expense, will take, or cause to be taken, upon the reasonable request of the Trustee, such action with respect to the due and timely recording, filing, re-recording and refiling of this Aircraft Security Agreement and any financing statements and any continuation statements or other instruments as are necessary to maintain, so long as this Aircraft Security Agreement is in effect, the perfection of the security interests created by this Aircraft Security Agreement or will, at the reasonable request of the Trustee, will furnish the Trustee with such instruments, in execution form, and such other information as may be required to enable the Trustee to take such action. In addition, with respect to each Aircraft, the Grantor will pay any and all recording, stamp and other similar taxes payable in the United

States, and in any other jurisdiction where such Aircraft is registered, in connection with the execution, delivery, recording, filing, rerecording and refiling of this Aircraft Security Agreement or any such financing statements or other instruments. The Grantor will notify the Trustee of any change in its jurisdiction of organization (as such term is used in Article 9 of the Uniform Commercial Code as in effect in the [State of Delaware]5) promptly after making such change or in any event within the period of time necessary under applicable law to prevent the lapse of perfection (absent refiling) of financing statements filed under this Aircraft Security Agreement. Notwithstanding the foregoing and for the avoidance of doubt, the Grantor shall not be responsible for the filing of any continuation statements of any financing statements referred to herein.

Section 7.02. Certain Covenants of the Trustee.

(a) Continuing Registration and Re-Registration. The Trustee agrees to execute and deliver, at the Grantor’s expense, all such documents and consents as the Grantor may reasonably request for the purpose of continuing the registration of any Aircraft at the FAA in the Grantor’s name or for the purpose of registering or maintaining any registration on the International Registry in respect of such Aircraft. In addition, each of the Trustee agrees, for the benefit of the Grantor, to cooperate with the Grantor in effecting any foreign registration of any such Aircraft pursuant to Section 6.01(e) hereof; provided that prior to any such change in the country of registry of such Aircraft the conditions set forth in Section 6.01(e) hereof are met to the reasonable satisfaction of, or waived by, the Trustee.

(b) Quiet Enjoyment. The Trustee agrees, with respect to each Aircraft, that, unless an Event of Default shall have occurred and be continuing, it shall not (and shall not permit any Affiliate or other Person claiming by, through or under it to) take any action contrary to, or otherwise in any way interfere with or disturb (and then only in accordance with this Aircraft Security Agreement), the quiet enjoyment of the use and possession of such Aircraft, the related Airframe, any related Engine or any Part thereof by the Grantor or any transferee of any interest in any thereof permitted under this Aircraft Security Agreement.

(c) Cooperation. The Trustee will cooperate with the Grantor in connection with the recording, filing, re-recording and re-filing of this Aircraft Security Agreement and any Aircraft Security Agreement Supplements and any financing statements or other documents as are necessary to maintain the perfection hereof or otherwise protect the security interests created hereby.

Section 7.03. Subjection of Aircraft to Lien of Aircraft Security Agreement. If the Grantor has elected to subject any Additional Aircraft to the Lien of this Aircraft Security Agreement as Additional Collateral or Qualified Replacement Assets pursuant to the Credit Agreement, the Grantor shall, at its sole expense (A) cause an Aircraft Security Agreement Supplement describing the airframe and engines that constitute such Additional Aircraft to be delivered to the Trustee for execution and, upon such execution, to be filed for recordation pursuant to the Transportation Code or the applicable laws of such other jurisdiction in which such Additional Aircraft may then be registered, (B) cause the sale of such Additional Aircraft to

[5]	Revise bracketed phrase as necessary for the applicable Grantor.

the Grantor (if the seller of such Additional Aircraft is “situated in” a country that has ratified the Cape Town Convention) and the International Interest created pursuant to such Aircraft Security Agreement Supplement in favor of the Trustee with respect to such Additional Aircraft each to be registered on the International Registry as a sale or an International Interest, respectively; provided that if the seller of such Additional Aircraft is not situated in a country that has ratified the Cape Town Convention, the Grantor will use its reasonable efforts to cause the seller to register the contract of sale on the International Registry, (C) cause a financing statement or statements with respect to such Additional Aircraft or other requisite documents or instruments to be filed in such place or places as necessary in order to perfect the Trustee’s interest therein in the United States, or in any other jurisdiction in which such Additional Aircraft may then be registered, (D) furnish the Trustee with an opinion of the Grantor’s counsel (which may be the Grantor’s General Counsel or such internal or external counsel of the Grantor as shall be reasonably satisfactory to the Trustee) addressed to the Trustee to the effect that upon taking the actions described in clauses (A), (B) and (C), such Additional Aircraft will be subject to the Lien of this Aircraft Security Agreement, (E) furnish the Trustee with evidence of compliance with Section 6.05 with respect to such Additional Aircraft (which may be an Officer’s Certificate to the effect that the Grantor has determined that the insurance maintained with respect to such Additional Aircraft so complies) and (F) furnish the Trustee with a copy of the original bill(s) of sale or, if the bill(s) of sale are unavailable, other evidence of ownership reasonably satisfactory to the Trustee (which may be a copy of an invoice or purchase order) respecting the airframe and engines constituting part of such Additional Aircraft. The Trustee shall promptly execute such Aircraft Security Agreement Supplement and take such other actions reasonably requested by the Grantor to subject such Additional Aircraft to the Lien of this Aircraft Security Agreement.

In the case of any Additional Aircraft subjected to the Lien of this Aircraft Security Agreement under this Section 7.03, promptly upon the recordation of an Aircraft Security Agreement Supplement covering such Additional Aircraft pursuant to the Transportation Code (or pursuant to the applicable law of such other jurisdiction in which such Additional Aircraft is registered), the Grantor will cause to be delivered to the Trustee a favorable opinion of the Grantor’s counsel (which may be the Grantor’s General Counsel or such other internal counsel to the Grantor as shall be reasonably satisfactory to the Trustee) addressed to the Trustee as to the due registration of such Additional Aircraft and the due recordation of such Aircraft Security Agreement Supplement or such other requisite documents or instruments, the registration with the International Registry of the sale of such Additional Aircraft to the Grantor (if occurring after February 28, 2006 and if the seller of such Additional Aircraft is “situated in” a country that has ratified the Cape Town Convention) and of the International Interests created pursuant to such Aircraft Security Agreement Supplement with respect to such Additional Aircraft, and the validity and perfection of the security interest in such Additional Aircraft granted to the Trustee under this Aircraft Security Agreement.

For all purposes hereof, upon the attachment of the Lien of this Aircraft Security Agreement thereto, such Additional Aircraft shall become part of the Aircraft Collateral, the airframe constituting part of such Additional Aircraft shall be deemed an “Airframe” as defined herein, and each engine constituting part of the Additional Aircraft shall be deemed an “Engine” as defined herein.

Section 7.04. Release of Aircraft from Lien of Aircraft Security Agreement.

Upon the satisfaction of the requirements for the release of any Aircraft from the Lien of this Aircraft Security Agreement pursuant to this Aircraft Security Agreement, (i) such Aircraft, all proceeds, the Warranty Rights in respect of such Aircraft and all rights relating to the foregoing shall be free and clear of the Lien of this Aircraft Security Agreement and of all rights and interests of the Trustee (and the other beneficiaries hereof), (ii) the Trustee shall execute and deliver to the Grantor an appropriate instrument releasing such properties, rights, interests and privileges from the Lien of this Aircraft Security Agreement and assigning to the Grantor all claims against third Persons for damage to or loss of such Aircraft, and (iii) the Trustee will take such actions as may be required to be taken by the Trustee to cancel or release any International Interest of the Trustee registered with the International Registry in relation to such Aircraft.

Section 7.05. Non-Lender Secured Parties.

(a) Rights to Collateral.

(i) The Non-Lender Secured Parties shall not have any right whatsoever to do any of the following: (A) exercise any rights or remedies with respect to the Aircraft Collateral or to direct the Trustee to do the same, including, without limitation, the right to (1) enforce any Liens or sell or otherwise foreclose on any portion of the Aircraft Collateral, (2) request any action, institute any proceedings, exercise any voting rights, give any instructions, make any election or make collections with respect to all or any portion of the Aircraft Collateral or (3) release the Grantor under this Aircraft Security Agreement or release any Aircraft Collateral from the Liens of any Collateral Document or consent to or otherwise approve any such release; (B) demand, accept or obtain any Lien on any Aircraft Collateral (except for Liens arising under, and subject to the terms of, this Aircraft Security Agreement); (C) vote in any Bankruptcy Case or similar proceeding in respect of Parent or any of its Subsidiaries (any such proceeding, for purposes of this clause (i), a “Bankruptcy”) with respect to, or take any other actions concerning the Aircraft Collateral; (D) receive any proceeds from any sale, transfer or other disposition of any of the Aircraft Collateral (except in accordance with this Aircraft Security Agreement); (E) oppose any sale, transfer or other disposition of the Aircraft Collateral; (F) object to any debtor-in-possession financing in any Bankruptcy which is provided by one or more Lenders among others (including on a priming basis under Section 364(d) of the Bankruptcy Code); (G) object to the use of cash collateral in respect of the Aircraft Collateral in any Bankruptcy; or (H) seek, or object to the Lenders, the Administrative Agent, the Collateral Agent or the Trustee seeking on an equal and ratable basis, any adequate protection or relief from the automatic stay with respect to the Aircraft Collateral in any Bankruptcy.

(ii) Each Non-Lender Secured Party, by its acceptance of the benefits of this Aircraft Security Agreement and the other Collateral Documents, agrees that in exercising rights and remedies with respect to the Aircraft Collateral, the Trustee, the Collateral Agent and the Lenders, with the consent of the Collateral Agent, may enforce the provisions of the Collateral Documents and exercise remedies thereunder and under any other Loan Documents (or refrain from enforcing rights and exercising remedies), all in such order and in such manner as they may determine in the exercise of their sole business judgment and subject to the terms of any Intercreditor Agreement and any Other

Intercreditor Agreement. Such exercise and enforcement shall include, without limitation, the rights to collect, sell, dispose of or otherwise realize upon all or any part of the Collateral, to incur expenses in connection with such collection, sale, disposition or other realization and to exercise all the rights and remedies of a secured lender under the UCC. The Non-Lender Secured Parties by their acceptance of the benefits of this Aircraft Security Agreement and the other Collateral Documents hereby agree not to contest or otherwise challenge any such collection, sale, disposition or other realization of or upon all or any of the Aircraft Collateral. Whether or not a Bankruptcy Case has been commenced, the Non-Lender Secured Parties shall be deemed to have consented to any sale or other disposition of any property, business or assets of Parent or any of its Subsidiaries and the release of any or all of the Aircraft Collateral from the Liens of any Collateral Document in connection therewith.

(iii) Notwithstanding any provision of this Section 7.05(a), the Non- Lender Secured Parties shall be entitled, subject to any Intercreditor Agreement and any Other Intercreditor Agreement, to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleadings (A) in order to prevent any Person from seeking to foreclose on the Aircraft Collateral or supersede the Non-Lender Secured Parties’ claim thereto or (B) in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Non-Lender Secured Parties. Each Non-Lender Secured Party, by its acceptance of the benefits of this Aircraft Security Agreement, agrees to be bound by and to comply with any Intercreditor Agreement and any Other Intercreditor Agreement and authorizes the Trustee to enter into the Intercreditor Agreements and Other Intercreditor Agreements on its behalf.

(iv) Each Non-Lender Secured Party, by its acceptance of the benefits of this Aircraft Security Agreement, agrees that the Collateral Agent and the Lenders may deal with the Aircraft Collateral, including any exchange, taking or release of Aircraft Collateral, may change or increase the amount of the Obligations, and may release any Grantor from its Obligations hereunder, all without any liability or obligation (except as may be otherwise expressly provided herein) to the Non-Lender Secured Parties.

(b) Appointment of Agent. Each Non-Lender Secured Party, by its acceptance of the benefits of this Aircraft Security Agreement and the other Collateral Documents, shall be deemed irrevocably to make, constitute and appoint the Trustee, as agent of the Collateral Agent under the Credit Agreement (and all officers, employees or agents designated by the Trustee) as such Person’s true and lawful agent and attorney-in-fact, and in such capacity, the Trustee shall have the right, with power of substitution for the Non-Lender Secured Parties and in each such Person’s name or otherwise, to effectuate any sale, transfer or other disposition of the Aircraft Collateral. It is understood and agreed that the appointment of the Trustee as the agent and attorney-in-fact of the Non-Lender Secured Parties for the purposes set forth herein is coupled with an interest and is irrevocable. It is understood and agreed that the Trustee has appointed the Administrative Agent as its agent for purposes of perfecting certain of the security interests created hereunder and for otherwise carrying out certain of its obligations hereunder.

(c) Waiver of Claims. To the maximum extent permitted by law, each Non-Lender Secured Party waives any claim it might have against the Trustee, the Collateral Agent or the Lenders with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the Trustee, the Collateral Agent or the Lenders or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies under the Loan Documents or any transaction relating to the Aircraft Collateral (including, without limitation, any such exercise described in Section 7.05(a)(ii)), except for any such action or failure to act that constitutes willful misconduct or gross negligence of such Person. To the maximum extent permitted by applicable law, none of the Trustee, the Collateral Agent or any Lender or any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Aircraft Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Aircraft Collateral upon the request of Parent, any Subsidiary of Parent, any Non- Lender Secured Party or any other Person or to take any other action or forbear from doing so whatsoever with regard to the Aircraft Collateral or any part thereof, except for any such action or failure to act that constitutes willful misconduct or gross negligence of such Person.

ARTICLE VIII

MISCELLANEOUS

Section 8.01. Termination of this Aircraft Security Agreement. Subject to Section 6.03, Section 6.04 and Section 7.04 (and without in any way limiting provisions regarding any release of the Lien of this Aircraft Security Agreement contained in such Section 6.03, Section 6.04 and Section 7.04, as applicable):

(a) At such time as the Obligations (other than any Obligations owing to a Non-Lender Secured Party) then due and owing shall have been paid in full, the Commitments under the Credit Agreement have been terminated and no Letters of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent), all Aircraft Collateral shall be automatically released from the Liens created hereby, and this Aircraft Security Agreement and all obligations (other than those expressly stated to survive such termination) of the Trustee and the Grantor shall automatically terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Aircraft Collateral shall revert to the Grantor. At the request and sole expense of the Grantor following any such termination, the Trustee shall promptly execute, acknowledge and deliver to the Grantor such releases, instruments or other documents and do or cause to be done all other acts, as the Grantor shall reasonably request to evidence such termination.

(b) Upon any Permitted Disposition of Aircraft Collateral (whether by way of the sale of Aircraft Collateral or the sale of Capital Stock of the Grantor of such Aircraft Collateral) permitted by the Credit Agreement, the Lien pursuant to this Aircraft Security Agreement on the Aircraft Collateral subject to such sale or other disposition (or in the case of a sale of Capital Stock of the Grantor, the Grantor’s Aircraft Collateral) shall be automatically released. In connection with any other Disposition of Aircraft Collateral (whether by way of the sale of

Aircraft Collateral or the sale of Capital Stock of the Grantor of such Aircraft Collateral) permitted under the Credit Agreement, the Trustee shall, upon receipt from the Grantor of a written request for the release of the Aircraft Collateral subject to such sale or other disposition (or in the case of a sale of Capital Stock of the Grantor, the release of the Grantor’s Aircraft Collateral), at the Grantor’s sole cost and expense, execute, acknowledge and deliver to the Grantor such releases, instruments or other documents, and do or cause to be done all other acts, as the Grantor shall reasonably request to evidence or effect the release of the Liens created hereby (if any) on such Aircraft Collateral.

Section 8.02. No Legal Title to Aircraft Collateral in the Secured Parties. No holder of any Obligation shall have legal title to any part of the Aircraft Collateral. No transfer, by operation of law or otherwise, of any Obligations or other right, title and interest of any Secured Party in and to the Aircraft Collateral or hereunder shall operate to terminate this Aircraft Security Agreement or entitle such holder or any successor or transferee of such holder to an accounting or to the transfer to it of any legal title to any part of the Aircraft Collateral.

Section 8.03. Sale by the Trustee Is Binding. Any sale or other conveyance of any Aircraft, the related Airframe, any related Engine or any interest therein by the Trustee made pursuant to the terms of this Aircraft Security Agreement shall bind the Secured Parties and the Grantor and shall be effective to transfer or convey all right, title and interest of the Trustee, the Grantor and such Secured Parties in and to such Aircraft, Airframe, Engine or interest therein. No purchaser or other grantee shall be required to inquire as to the authorization, necessity, expediency or regularity of such sale or conveyance or as to the application of any sale or other proceeds with respect thereto by the Trustee or the other Secured Parties.

Section 8.04. This Aircraft Security Agreement for the Benefit of the Grantor, the Trustee, the Collateral Agent and the Secured Parties. Nothing in this Aircraft Security Agreement, whether express or implied, shall be construed to give any Person other than the Grantor, the Trustee, the Collateral Agent and the other Secured Parties any legal or equitable right, remedy or claim under or in respect of this Aircraft Security Agreement, except that the Persons referred to in the second to last full paragraph of Section 6.01(a) shall be third party beneficiaries of such paragraph.

Section 8.05. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing (including by facsimile or electronic mail), and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to the Grantor, to it at [ ], Facsimile No.: [ ], email: [ ]; in each case Attention: [ ]; with copies (which shall not constitute notice) to: Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022, facsimile: (212) 751-4864; Attention: Graeme Smyth; and

(ii) if to the Trustee, to it at [Name of Trustee], [ ], Facsimile No.: [ ]; email:[ ]; in each case Attention: [ ].

(b) The Trustee or the Grantor may, in its reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Aircraft Security Agreement shall be deemed to have been given on the date of receipt.

Section 8.06. Severability of Provisions. To the extent permitted by applicable law, any provision of this Aircraft Security Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 8.07. No Oral Modification or Continuing Waivers. Subject to Section 10.08 of the Credit Agreement, no terms or provisions of this Aircraft Security Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the Grantor and the Trustee. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

Section 8.08. Successors and Assigns. This Aircraft Security Agreement shall be binding upon the Grantor and its successors and assigns and shall inure to the benefit of the Trustee, the Collateral Agent and each Secured Party and their respective successors and permitted assigns; provided that the Grantor may not transfer or assign any or all of its rights or obligations hereunder without the prior written consent of the Trustee, unless otherwise permitted by the applicable Loan Documents. All agreements, statements, representations and warranties made by the Grantor herein or in any certificate or other instrument delivered by the Grantor or on its behalf under this Aircraft Security Agreement shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of this Aircraft Security Agreement and the other Loan Documents regardless of any investigation made by the Trustee, the Collateral Agent or the Secured Parties or on their behalf.

Section 8.09. Headings. Section headings used herein are for convenience only and are not to affect the construction or be taken into consideration in interpreting this Aircraft Security Agreement.

Section 8.10. Normal Commercial Relations. Anything contained in this Aircraft Security Agreement to the contrary notwithstanding, the Trustee, any other Secured Party or any of their affiliates may conduct any banking or other financial transactions, and have banking or other commercial relationships, with the Grantor, fully to the same extent as if this Aircraft Security Agreement were not in effect, including without limitation the making of loans or other extensions of credit to the Grantor for any purpose whatsoever, whether related to any of the transactions contemplated hereby or otherwise.

Section 8.11. The Grantor’s Performance and Rights. Any obligation imposed on the Grantor herein shall require only that the Grantor perform or cause to be performed such obligation, even if stated as a direct obligation, and the performance of any such obligation by any permitted assignee, lessee or transferee under an assignment, lease or transfer agreement then in effect and in accordance with the provisions of this Aircraft Security Agreement shall constitute performance by the Grantor and, to the extent of such performance, discharge such obligation by the Grantor. Except as otherwise expressly provided herein, any right granted to the Grantor in this Aircraft Security Agreement shall grant the Grantor the right to permit such right to be exercised by any such assignee, lessee or transferee, and, in the case of a lessee, as if the terms hereof were applicable to such lessee were such lessee the Grantor hereunder. The inclusion of specific references to obligations or rights of any such assignee, lessee or transferee in certain provisions of this Aircraft Security Agreement shall not in any way prevent or diminish the application of the provisions of the two sentences immediately preceding with respect to obligations or rights in respect of which specific reference to any such assignee, lessee or transferee has not been made in this Aircraft Security Agreement.

Section 8.12. Execution in Counterparts. This Aircraft Security Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

Section 8.13. Governing Law. THIS AIRCRAFT SECURITY AGREEMENT HAS BEEN DELIVERED IN THE STATE OF NEW YORK AND THIS AIRCRAFT SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AIRCRAFT SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 8.14. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AIRCRAFT SECURITY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AIRCRAFT SECURITY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.14.

Section 8.15. Consent to Jurisdiction and Service of Process.

(a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property in any legal action or proceeding relating to this Aircraft Security Agreement and the other Loan Documents to which it is a party, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York and appellate courts from either of them in any action or proceeding arising out of or relating to this Aircraft Security Agreement, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall, to the extent permitted by law, be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Aircraft Security Agreement in any court referred to in Section 8.15(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 8.05. Nothing in this Aircraft Security Agreement will affect the right of any party to this Aircraft Security Agreement to serve process in any other manner permitted by law.

Section 8.16. Amendments, Etc. This Aircraft Security Agreement may not be amended, modified or waived except with the written consent of the Grantor and the Trustee (who shall act pursuant to and in accordance with the terms of Section 10.08 of the Credit Agreement); provided that unless separately agreed in writing between the Grantor and any Non-Lender Secured Party, no such waiver and no such amendment or modification shall amend, modify or waive Section 3.01(a) (or the definition of “Non- Lender Secured Party” or “Secured Party” to the extent relating thereto) if such waiver, amendment, or modification would directly and adversely affect a Non-Lender Secured Party without the written consent of such affected Non-Lender Secured Party. Any amendment, modification or supplement of or to any provision of this Aircraft Security Agreement, any termination or waiver of any provision of this Aircraft Security Agreement and any consent to any departure by the Grantor from the terms of any provision of this Aircraft Security Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. No notice to or demand upon the Grantor in any instance hereunder shall entitle the Grantor to any other or further notice or demand in similar or other circumstances. For the avoidance of doubt, it is understood and agreed that any amendment, amendment and restatement, waiver, supplement or other modification of or to any Intercreditor Agreement or any Other Intercreditor Agreement that would have the effect, directly or indirectly, through any reference herein to any Intercreditor Agreement or any Other Intercreditor Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying this Aircraft Security Agreement, or any term or provision hereof, or any right or obligation of the Grantor hereunder or in respect hereof, shall not be given such effect except pursuant to a written instrument executed by the Grantor and the Trustee in accordance with this Section 8.16.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Aircraft Security Agreement to be duly executed by their respective officers thereof duly authorized, as of the date first above written.

[NAME OF GRANTOR]

By:
Name:
Title:

Aircraft Security Agreement

Signature Page

[NAME OF TRUSTEE], as Trustee

By:
Name:
Title:

Signature Page

EXHIBIT A to

AIRCRAFT SECURITY AGREEMENT

FORM OF AIRCRAFT SECURITY AGREEMENT SUPPLEMENT

AIRCRAFT SECURITY AGREEMENT SUPPLEMENT NO.

AIRCRAFT SECURITY AGREEMENT SUPPLEMENT NO.             , dated             ,             (“Aircraft Security Agreement Supplement”), between [NAME OF GRANTOR] (the “Grantor”) and [NAME OF TRUSTEE], as Trustee under the Aircraft Security Agreement (each as hereinafter defined).

W I T N E S S E T H:

WHEREAS, the Aircraft Security Agreement, dated as of             , 20        (the “Aircraft Security Agreement”; capitalized terms used herein without definition shall have the meanings specified therefor in Annex A to the Aircraft Security Agreement), between the Grantor and [Name of Trustee], as security trustee (the “Trustee”), provides for the execution and delivery of supplements thereto substantially in the form hereof which shall particularly describe an Aircraft, and shall specifically grant a security interest in such Aircraft to the Trustee; and

[WHEREAS, the Aircraft Security Agreement relates to the Airframes and Engines described in Annex A attached hereto and made a part hereof, and a counterpart of the Aircraft Security Agreement Supplement is attached to and made a part of this Aircraft Security Agreement;]6

[WHEREAS, the Grantor has, as provided in the Aircraft Security Agreement, heretofore executed and delivered to the Trustee Aircraft Security Agreement Supplement(s) for the purpose of specifically subjecting to the Lien of the Aircraft Security Agreement certain airframes and/or engines therein described, which Aircraft Security Agreement Supplement(s) is/are dated and has/have been duly recorded with the FAA as set forth below, to wit:

Date	Recordation Date	Conveyance No.][7]

[6]	Use for Aircraft Security Agreement Supplement No. 1 only.
[7]	Use for all Aircraft Security Agreement Supplements other than Aircraft Security Agreement Supplement No. 1.

Aircraft Security Agreement

NOW, THEREFORE, to secure all of the Obligations, and in consideration of the premises, the mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor hereby pledges, grants and creates a security interest and mortgage in favor of the Trustee for its benefit and the benefit of the other Secured Parties in all estate, right, title and interest of the Grantor in, to and under the Aircraft, including the Airframe[s] and Engines described in Annex A attached hereto, whether or not any such Engine may from time to time be installed on [any][the][the related Airframe, any other] Airframe or any other airframe or any other aircraft, and any and all Parts relating thereto, and, to the extent provided in the Aircraft Security Agreement, all substitutions and replacements of, and additions, improvements, accessions and accumulations to, [the][each such] Aircraft, including the Airframe, the Engines and any and all Parts (in each case other than any substitutions, replacements, additions, improvements, accessions and accumulations that constitute items excluded from the definition of Parts by clauses (b), (c) and (d) thereof) relating thereto;

TO HAVE AND TO HOLD all and singular the aforesaid property unto the Trustee, and its successors and permitted assigns, in trust for its benefit and the benefit of other Secured Parties, except as otherwise provided in the Aircraft Security Agreement, and for the uses and purposes and subject to the terms and provisions set forth in the Aircraft Security Agreement.

This Aircraft Security Agreement Supplement shall be construed as supplemental to the Aircraft Security Agreement and shall form a part thereof, and the Aircraft Security Agreement is hereby incorporated by reference herein and is hereby ratified, approved and confirmed.

THIS AIRCRAFT SECURITY AGREEMENT SUPPLEMENT HAS BEEN DELIVERED IN THE STATE OF NEW YORK AND THIS AIRCRAFT SECURITY AGREEMENT SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AIRCRAFT SECURITY AGREEMENT SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the undersigned have caused this Aircraft Security Agreement Supplement No.         to be duly executed by their respective duly authorized officers, on the date first above written.

[NAME OF GRANTOR]

By:
Name:
Title:

[NAME OF TRUSTEE], as Trustee

By:
Name:
Title:

Aircraft Security Agreement

Annex A to

Aircraft Security Agreement Supplement No.

DESCRIPTION OF AIRFRAME[S] AND ENGINES

AIRFRAME

Manufacturer	Model	Generic Manufacturer and Model	FAA Registration No.	Manufacturer’s Serial No.

ENGINES

Manufacturer	Model	Generic Manufacturer and Model	Manufacturer’s Serial No.

Each Engine has 550 or more rated takeoff horsepower or the equivalent of such horsepower and is a jet propulsion aircraft engine having at least 1750 pounds of thrust or the equivalent of such thrust.

EXHIBIT B to

AIRCRAFT SECURITY AGREEMENT

LIST OF PERMITTED COUNTRIES

Australia*	Japan*
Austria*	Kuwait
Bahamas	Liechtenstein*
Barbados	Luxembourg*
Belgium	Malaysia
Bermuda Islands	Mexico
Brazil	Monaco*
British Virgin Islands	the Netherlands*
Canada*	Netherlands Antilles
Cayman Islands	New Zealand*
Chile	Norway*
Czech Republic	Peoples’ Republic of China
Denmark*	Poland
Ecuador	Portugal
Finland*	Republic of China (Taiwan)
France*	Singapore
Germany*	South Africa
Greece	South Korea
Hong Kong	Spain
Hungary	Sweden*
Iceland*	Switzerland*
India	Thailand
Ireland*	Trinidad and Tobago
Italy	United Kingdom*
Jamaica

*	Country of domicile for a manufacturer (or its Affiliate) referred to in Section 6.01(a)(ix).

ANNEX A

to Aircraft Security Agreement

DEFINITIONS

“Additional Agent” shall have the meaning specified in the Intercreditor Agreement.

“Additional Aircraft” shall mean any aircraft that the Grantor has elected to subject to the Lien of the Aircraft Security Agreement as Additional Collateral or Qualified Replacement Assets, other than the initial Aircraft so subjected or any Replacement Aircraft.

“Additional Collateral” shall have the meaning specified in the Credit Agreement.

“Additional Collateral Documents” shall have the meaning specified in the Intercreditor Agreement.

“Additional Credit Facility Secured Parties” shall have the meaning specified in the Intercreditor Agreement.

“Additional Obligations” shall have the meaning specified in the Intercreditor Agreement.

“Administrative Agent” shall have the meaning specified in the Credit Agreement.

“Affiliate” shall have the meaning specified in the Credit Agreement.

“Aircraft” shall mean each Airframe (or any Replacement Airframe substituted for such Airframe pursuant to Section 6.04 of the Aircraft Security Agreement or any airframe constituting part of an Additional Aircraft that has been subjected to the Lien of the Aircraft Security Agreement pursuant to Section 7.03 of the Aircraft Security Agreement) together with the two related Engines described in Annex A to the Aircraft Security Agreement Supplement originally executed and delivered under the Aircraft Security Agreement relating to such Airframe or Replacement Airframe (or any Replacement Engine that may from time to time be substituted for any of such Engines pursuant to Section 6.03 or Section 6.04 of the Aircraft Security Agreement or any engines subjected to the Lien of the Aircraft Security Agreement in connection with an Additional Aircraft that has been subjected to the Lien of the Aircraft Security Agreement pursuant to Section 7.03 of the Aircraft Security Agreement)), whether or not any of such initial or substituted Engines may from time to time be installed on such Airframe or Replacement Airframe or any other airframe or aircraft. The term “Aircraft” shall include any Replacement Aircraft or Additional Aircraft that has been subjected to the Lien of the Aircraft Security Agreement pursuant to Section 7.03 of the Aircraft Security Agreement. The term “Aircraft” shall not include any Aircraft after the Lien of the Aircraft Security Agreement shall have been terminated with respect thereto.

“Aircraft Closing Date” shall mean with respect to any aircraft, the date such aircraft is subjected to the Lien of the Aircraft Security Agreement.

“Aircraft Collateral” shall have the meaning specified in the granting clause of the Aircraft Security Agreement.

“Aircraft Protocol” shall mean the official English language text of the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, adopted on November 16, 2001, at a diplomatic conference in Cape Town, South Africa, and all amendments, supplements, and revisions thereto (and from and after the effective date of the Cape Town Treaty in the relevant country, means when referring to the Aircraft Protocol with respect to that country, the Aircraft Protocol as in effect in such country, unless otherwise indicated).

“Aircraft Security Agreement” shall mean the Aircraft Security Agreement, dated as of [•], between the Grantor and the Trustee acting on behalf of the Collateral Agent, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms, including supplementation by an Aircraft Security Agreement Supplement pursuant to the Aircraft Security Agreement.

“Aircraft Security Agreement Supplement” shall mean a supplement to the Aircraft Security Agreement executed and delivered thereunder, substantially in the form of Exhibit A to the Aircraft Security Agreement, which shall describe any Aircraft and any Replacement Airframe and/or Replacement Engine included in the property subject to the Lien of the Aircraft Security Agreement.

“Airframe” shall mean (a) each airframe further described in Annex A to an Aircraft Security Agreement Supplement originally executed and delivered in respect of such airframe under the Aircraft Security Agreement (except (i) the related Engines or engines from time to time installed thereon and any and all Parts related to such Engine or engines and (ii) items installed or incorporated in or attached to such aircraft from time to time that are excluded from the definition of Parts by clauses (b), (c) and (d) thereof) and (b) any and all related Parts. The term “Airframe” shall include any Replacement Airframe that may from time to time be substituted for any Airframe pursuant to Section 6.04 of the Aircraft Security Agreement or any airframe subjected to the Lien of the Aircraft Security Agreement in connection with an Additional Aircraft that has been subjected to the Lien of the Aircraft Security Agreement pursuant to Section 7.03 of the Aircraft Security Agreement. At such time as a Replacement Airframe shall be so substituted and the Airframe for which such substitution is made shall be released from the Lien of the Aircraft Security Agreement, such replaced Airframe shall cease to be an Airframe under the Aircraft Security Agreement. The term “Airframe” shall not include any Airframe after the Lien of the Aircraft Security Agreement shall have been terminated with respect thereto.

“Appraisal” shall have the meaning specified in the Credit Agreement.

“Appraised Value” shall have the meaning specified in the Credit Agreement.

“Banking Product Provider” shall mean any Person that has entered into a Designated Banking Product Agreement with Parent or the Grantor.

“Bankruptcy Case” shall mean (a) pursuant to or within the meaning of Bankruptcy Law, (i) a voluntary case commenced by Parent or any of its Subsidiaries, (ii) an involuntary case in which Parent or any of its Subsidiaries consent to the entry of an order for relief against it, (iii) an appointment consented to by Parent or any of its Subsidiaries of a custodian of it or for all or substantially all of its property, (iv) the making of a general assignment for the benefit of its creditors by Parent or any of its Subsidiaries or (v) the admission in writing of Parent’s or any of its Subsidiaries’ inability generally to pay its debts or (b) an order or decree under any Bankruptcy Law entered by a court of competent jurisdiction that (i) is for relief against Parent or any of its Subsidiaries in an involuntary case, (ii) appoints a custodian of Parent or any of its Subsidiaries for all or substantially all of the property of Parent or any of its Subsidiaries, (iii) orders the liquidation of Parent or any of its Subsidiaries, and in each case of this clause (b) the order or decree remains unstayed and in effect for 60 consecutive days.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, 11 United States Code §§101 et seq., as amended, or any successor statutes thereto.

“Business Day” shall have the meaning specified in the Credit Agreement.

“Cape Town Convention” shall mean the official English language text of the Convention on International Interests in Mobile Equipment, adopted on November 16, 2001, at a diplomatic conference in Cape Town, South Africa, and all amendments, supplements, and revisions thereto (and from and after the effective date of the Cape Town Treaty in the relevant country, means when referring to the Cape Town Convention with respect to that country, the Cape Town Convention as in effect in such country, unless otherwise indicated).

“Cape Town Treaty” shall mean, collectively, the official English language text of (a) the Convention on International Interests in Mobile Equipment, and (b) the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, in each case adopted on November 16, 2001, at a diplomatic conference in Cape Town, South Africa, and from and after the effective date of the Cape Town Treaty in the relevant country, means when referring to the Cape Town Treaty with respect to that country, the Cape Town Treaty as in effect in such country, unless otherwise indicated, and (c) all rules and regulations adopted pursuant thereto and, in the case of each of the foregoing described in clauses (a) through (c), all amendments, supplements, and revisions thereto.

“Capital Stock” shall have the meaning specified in the Credit Agreement.

“Certificated Air Carrier” shall mean an air carrier holding an air carrier operating certificate issued by the Secretary of Transportation pursuant to Chapter 447 of Title 49 of the United States Code for aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo.

“Citizen of the United States” shall have the meaning specified for such term in Section 40102(a)(15) of Title 49 of the United States Code or any similar legislation of the United States enacted in substitution or replacement therefor.

“Collateral Agent” shall have the meaning specified in the Credit Agreement.

“Collateral Documents” shall have the meaning specified in the Credit Agreement.

“Commitments” shall have the meaning specified in the Credit Agreement.

“Compulsory Acquisition” shall mean requisition of title or other compulsory acquisition, capture, seizure, deprivation, confiscation or detention for any reason of an Aircraft or the related Airframe or any related Engine by any government that results in the loss of title or use of such Aircraft, such Airframe or any such Engine by the Grantor (or any Permitted Lessee) for a period in excess of 180 consecutive days, but shall exclude requisition for use not involving requisition of title.

“CRAF Program” shall mean the Civil Reserve Air Fleet Program authorized under 10 U.S.C. Section 9511 et seq. or any similar or substitute program under the laws of the United States.

“Credit Agreement” shall have the meaning specified in the recitals to the Aircraft Security Agreement.

“Department of Transportation” shall mean the United States Department of Transportation and any agency or instrumentality of the United States government succeeding to its functions.

“Designated Banking Product Agreement” shall have the meaning provided in the Credit Agreement.

“Designated Hedging Agreement” shall have the meaning provided in the Credit Agreement.

“Discharge of Additional Obligations” shall have the meaning specified in the Intercreditor Agreement.

“Disposition” shall have the meaning specified in the Credit Agreement.

“Dollars” and “$“shall mean the lawful currency of the United States.

“EASA” shall mean the European Aviation Safety Agency of the European Union and any successor agency.

“Election Notice” shall have the meaning specified in Section 6.04(a) of the Aircraft Security Agreement.

“Engine” shall mean, with respect to any Aircraft, (a) each of the two engines listed by manufacturer’s serial number and further described in Annex A to the applicable Aircraft Security Agreement Supplement originally executed and delivered under the Aircraft Security Agreement, whether or not from time to time installed on the related Airframe or installed on any other airframe or on any other aircraft, and (b) any Replacement Engine that may from time to time be substituted for an Engine pursuant to Section 6.03 or 6.04 of the Aircraft Security Agreement or any engines subjected to the Lien of the Aircraft Security Agreement in connection with an Additional Aircraft that has been subjected to the Lien of the Aircraft Security Agreement pursuant to Section 7.03 of the Aircraft Security Agreement; together in each case with any and all related Parts, but excluding items installed or incorporated in or attached to any such engine from time to time that are excluded from the definition of Parts. At such time as a Replacement Engine shall be so substituted and the Engine for which substitution is made shall be released from the Lien of the Aircraft Security Agreement, such replaced Engine shall cease to be an Engine under the Aircraft Security Agreement. The term “Engine” shall not include any Engine after the Lien of the Aircraft Security Agreement shall have been terminated with respect thereto.

“Event of Default” shall have the meaning specified in the Credit Agreement.

“Event of Loss” shall mean, as of any date of determination, with respect to any Aircraft, Airframe or Engine, any of the following events with respect to such property:

(a)	the loss of such property or of the use thereof due to destruction, damage beyond repair or rendition of such property permanently unfit for normal use for any reason whatsoever;

(b)	any damage to such property which results in an insurance settlement with respect to such property on the basis of a total loss, a compromised total loss or a constructive total loss;

(c)	the theft, hijacking or disappearance of such property for a period in excess of 180 consecutive days;

(d)	the requisition for use of such property by any government (other than a requisition for use by a Government or the government of the country of registry of the Aircraft) that shall have resulted in the loss of possession of such property by the Grantor (or any Permitted Lessee) for a period in excess of 12 consecutive months;

(e)	any Compulsory Acquisition;

(f)	as a result of any law, rule, regulation, order or other action by the FAA or other government of the country of registry, the use of such Aircraft or Airframe in the normal business of air transportation shall have been prohibited by virtue of a condition affecting all aircraft of the same type for a period of 18 consecutive months, unless the Grantor shall be diligently carrying forward all steps that are necessary or desirable to permit the normal use of such Aircraft or Airframe or, in any event, if such use shall have been prohibited for a period of three consecutive years; and

(g)	with respect to any such Engine only, any divestiture of title to or interest in such Engine or any event with respect to such Engine that is deemed to be an Event of Loss with respect to such Engine pursuant to Section 6.01(a)(vii) or Section 6.04(d) of the Aircraft Security Agreement.

An Event of Loss with respect to an Aircraft shall be deemed to have occurred if an Event of Loss occurs with respect to the related Airframe unless the Grantor elects to substitute a Replacement Airframe pursuant to Section 6.04(a) of the Aircraft Security Agreement.

“FAA” shall mean the United States Federal Aviation Administration and any agency or instrumentality of the United States government succeeding to its functions.

“Government” shall mean the government of any of Canada, France, Germany, Japan, The Netherlands, Sweden, Switzerland, the United Kingdom or the United States and any instrumentality or agency thereof.

“Grantor” shall have the meaning specified in the preamble to the Aircraft Security Agreement

“Hedging Provider” shall mean any Person that has entered into a Designated Hedging Agreement with Parent or the Grantor.

“Indebtedness” shall have the meaning specified in the Credit Agreement.

“Intercreditor Agreement” shall have the meaning specified in the Credit Agreement.

“International Interest” shall have the meaning ascribed to the defined term “international interest” under the Cape Town Treaty.

“International Registry” shall mean the international registry established pursuant to the Cape Town Treaty.

“JAA” shall mean the Joint Aviation Authorities and any successor authority.

“Lease” shall mean any lease permitted by the terms of Section 6.01(a) of the Aircraft Security Agreement.

“Lender” shall have the meaning specified in the recitals of the Credit Agreement.

“Letters of Credit” shall have the meaning specified in the Credit Agreement.

“Lien” shall have the meaning specified in the Credit Agreement.

“Loan Documents” shall have the meaning specified in the Credit Agreement.

“Non-Lender Secured Parties” shall mean, collectively, all Banking Product Providers and Hedging Providers and their respective successors, assigns and transferees. For the avoidance of doubt, “Non-Lender Secured Parties” shall exclude Banking Product Providers and Hedging Providers in their capacities as Lenders, if applicable.

“Obligations” shall have the meaning specified in the Credit Agreement. For the avoidance of doubt, “Obligations” does not include any Indebtedness or other obligations under any Pari Passu Notes (as defined in the Credit Agreement).

“Officer’s Certificate” shall have the meaning specified in the Credit Agreement.

“Other Intercreditor Agreement” shall have the meaning specified in the Credit Agreement.

“Parent” shall have the meaning specified in the recitals to the Aircraft Security Agreement.

“Parts” shall mean, with respect to any Aircraft or the related Airframe or any related Engine, as applicable, any and all appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than (a) any such complete Engines or engines, (b) any items leased by the Grantor or any Permitted Lessee, (c) cargo containers and (d) components or systems installed on or affixed to such Airframe that are used to provide individual telecommunications or electronic entertainment to passengers aboard such Aircraft) so long as the same shall be incorporated or installed in or attached to such Airframe or such Engine or so long as the same shall be subject to the Lien of the Aircraft Security Agreement in accordance with the terms of Section 6.03 thereof after removal from such Airframe or such Engine.

“Permitted Disposition” shall have the meaning specified in the Credit Agreement.

“Permitted Lessee” shall mean any Person to whom the Grantor is permitted to lease any Airframe or any Engine pursuant to Section 6.01(a) of the Aircraft Security Agreement.

“Permitted Liens” shall have the meaning specified in the Credit Agreement.

“Person” shall have the meaning specified in the Credit Agreement.

“Prospective International Interest” shall have the meaning ascribed to the defined term “prospective international interest” under the Cape Town Treaty.

“Qualified Replacement Assets” shall have the meaning specified in the Credit Agreement.

“Replacement Aircraft” shall mean an Aircraft of which a Replacement Airframe is part.

“Replacement Airframe” shall mean, with respect to any Aircraft to be replaced pursuant to Section 6.04(a) of the Aircraft Security Agreement, an aircraft of the same make and model as such Aircraft or a comparable or improved model of the manufacturer of such Aircraft (except (a) Engines or engines from time to time installed thereon and any and all Parts related to such Engine or engines and (b) items installed or incorporated in or attached to such airframe from time to time that are excluded from the definition of Parts by clauses (b), (c) and (d) thereof), that shall have been made subject to the Lien of the Aircraft Security Agreement pursuant to Section 6.04 thereof, together with all Parts relating to such aircraft.

“Replacement Engine” shall mean, with respect to any Engine to be replaced pursuant to Section 6.03(d), Section 6.04(a) or Section 6.04(b) of the Aircraft Security Agreement, an engine of the same make and model as such Engine (or an engine of the same or another manufacturer of a comparable or an improved model and suitable for installation and use on the related Airframe with the other related Engine (or any other Replacement Engine being substituted simultaneously therewith)) that shall have been made subject to the Lien of the Aircraft Security Agreement pursuant to Section 6.03 or Section 6.04 thereof, together with all Parts relating to such engine, but excluding items installed or incorporated in or attached to any such engine from time to time that are excluded from the definition of Parts.

“Responsible Officer” shall have the meaning specified in the Credit Agreement.

“Secured Parties” shall have the meaning specified in the Credit Agreement.

“Senior Priority Obligations” shall have the meaning specified in the Intercreditor Agreement.

“Senior Priority Representative” shall have the meaning specified in the Intercreditor Agreement.

“Subsidiary” shall have the meaning specified in the Credit Agreement.

“Substitution Date” shall have the meaning specified in Section 6.04(a) of the Aircraft Security Agreement.

“Taxes” shall have the meaning specified in the Credit Agreement.

“Transportation Code” shall mean that portion of Title 49 of the United States Code comprising those provisions formerly referred to as the Federal Aviation Act of 1958, as amended, or any subsequent legislation that amends, supplements or supersedes such provisions.

“Trustee” shall have the meaning specified in the preamble to the Aircraft Security Agreement.

“UCC” shall mean the Uniform Commercial Code as in effect in any applicable jurisdiction.

“United States” shall mean the United States of America.

“Warranty Rights” shall mean, with respect to any Aircraft, the rights of the Grantor under any warranty or indemnity, express or implied, regarding title, materials, workmanship, design and patent infringement, or related matters in respect of such Aircraft, in each case to the extent that: (a) such rights relate to such Aircraft (and not to any other properties or assets), (b) such rights are assignable at no additional expense to the Grantor, and (c) such assignment does not require the consent of any Person and does not violate any contract or agreement binding upon the Grantor relating to such rights.

EXHIBIT G TO

CREDIT AND GUARANTY AGREEMENT

Description of Security Agreement for Spare Engines

The Aircraft Security Agreement(s), which may be entered into in the future by a Grantor to pledge any spare engine to a trustee (the “Security Trustee”) acting on behalf of the Collateral Agent, as Additional Collateral or Qualified Replacement Assets will contain terms to the following effect with respect to such spare engine.

Maintenance and operation

The Grantor will be obligated at its expense to maintain, service, repair, and overhaul such spare engine (or cause the same to be done) so as to keep it in such condition as necessary to maintain the airworthiness certificate for the aircraft upon which such spare engine is installed (the “Related Aircraft”) in good standing at all times (other than during temporary periods of storage, maintenance, testing or modification or during periods of grounding by applicable governmental authorities).

The Grantor will agree that such spare engine shall not be maintained, used, serviced, repaired, overhauled or operated, in violation of any law, rule or regulation of any government having jurisdiction over the Related Aircraft, or in violation of any airworthiness certificate, license or registration relating to the Related Aircraft issued by such government, except to the extent the Grantor (or any lessee) is contesting in good faith the validity or application of any such law, rule or regulation or airworthiness certificate, license or registration in any manner that does not involve any material risk of sale, forfeiture or loss of such spare engine or impair the lien of the Aircraft Security Agreement with respect to such spare engine.

The Grantor must make (or cause to be made) all alterations, modifications, and additions to such spare engine necessary to meet the applicable requirements of the FAA or any other applicable governmental authority of another jurisdiction in which the Related Aircraft may then be registered; provided that the Grantor (or any lessee) may in good faith contest the validity or application of any such requirement in any manner that does not involve, among other things, a material risk of sale, forfeiture or loss of such spare engine, and does not adversely affect the Security Trustee’s interest in such spare engine under (and as defined in) the Aircraft Security Agreement. The Grantor (or any lessee) may add further parts and make other alterations, modifications and additions to such spare engine as the Grantor (or any such lessee) may deem desirable in the proper conduct of its business, including removal (without replacement) of parts, so long as such alterations, modifications, additions, or removals do not materially diminish the value or utility of such spare engine below its value or utility immediately prior to such alteration, modification, addition, or removal (assuming such spare engine was maintained in accordance with the Aircraft Security Agreement), except that the value (but not the utility) of such spare engine may be reduced from time to time by the value of any parts which have been removed that the Grantor (or any such lessee) deems obsolete or no longer suitable or appropriate for use on such spare engine. All parts (with certain exceptions) incorporated or installed in or added to such spare engine as a result of such alterations, modifications or additions will be subject to the lien of the Aircraft Security Agreement. The Grantor (or any lessee) will be permitted to remove (without replacement) parts that are in addition to, and not in replacement of or substitution for, any part originally incorporated or installed in or attached to such spare engine at the time of delivery thereof to the Grantor, as well as any part that is not required to be incorporated or installed in or attached to such spare engine pursuant to applicable requirements of the FAA or the applicable aviation authority of any other jurisdiction in which the Related Aircraft may then be registered, or any part that can be removed without materially diminishing the requisite value or utility of such spare engine.

Except as set forth above, the Grantor will be obligated to replace or cause to be replaced all parts that are incorporated or installed in or attached to such spare engine and become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use. Any such replacement parts will become subject to the lien of the Aircraft Security Agreement in lieu of the part replaced.

Registration, leasing and possession

The Grantor will be required to record the Aircraft Security Agreement with the FAA. In addition, the Grantor will register the “international interests” created pursuant to the Aircraft Security Agreement under the Cape Town Convention on International Interests in Mobile Equipment and the related Aircraft Equipment Protocol (the “Cape Town Treaty”). The Grantor will be permitted, subject to certain limitations, to lease such spare engine to any United States certificated air carrier, to certain foreign air carriers or to certain manufacturers of airframes or engines (or their affiliates acting under an unconditional guarantee of such manufacturer). In addition, subject to certain limitations, the Grantor will be permitted to transfer possession of such spare engine, other than by lease, including transfers of possession by the Grantor or any lessee in connection with certain interchange and pooling arrangements, “wet leases,” and transfers in connection with maintenance or modifications and transfers to the government of the United States, Canada, France, Germany, Japan, The Netherlands, Sweden, Switzerland and the United Kingdom or any instrumentality or agency thereof. There will be no general geographical restriction on the Grantor’s (or any lessee’s) ability to operate such spare engine.

Insurance

With respect to such spare engine, the Grantor will maintain insurance, against such risks, including fire and other risks, as is prudent and customary for United States based passenger airlines of similar size insuring similar assets.

With respect to such spare engine, the Grantor will maintain public liability insurance against claims for personal injury or death or property damage occurring upon, in, about, or in connection with the use of such spare engine in such amounts and with such deductibles as is prudent and customary for United States-based passenger airlines of similar size insuring against similar risks.

Events of loss

If an Event of Loss occurs with respect to such spare engine, the Grantor may elect within 90 days after such occurrence to substitute (such substitution to be completed by the first business day after 120 days following the occurrence of such Event of Loss), as replacement for such spare engine an engine of the same model as such spare engine to be replaced or a comparable or improved model. In connection with such replacement, the Grantor shall provide (x) an Appraisal of the replacement engine demonstrating that the Appraised Value of such replacement engine is no less than the Appraised Value of such spare engine, (y) opinions of counsel as to the due recordation of a supplement to the Aircraft Security Agreement relating to such replacement engine, the registration of such replacement engine with the International Registry under the Cape Town Treaty and the validity and perfection of the security interest granted to the Security Trustee in the replacement engine. Following the replacement of such spare engine with a replacement engine as provided above, such spare engine will be released from the Collateral.

If the Grantor elects not to replace such spare engine, as applicable, then upon compliance with Section 2.12 or Section 6.04 of the Credit Agreement, such spare engine will be released from the Collateral.

An “Event of Loss” with respect to such spare engine, means any of the following events with respect to such spare engine:

•	the loss of such spare engine or of the use thereof due to destruction, damage to such spare engine beyond repair or rendition of such spare engine permanently unfit for normal use for any reason whatsoever;

•	any damage to such spare engine that results in an insurance settlement with respect to such spare engine on the basis of a total loss or a compromised or constructive total loss;

•	the theft, hijacking or disappearance of such spare engine for a period exceeding 180 consecutive days;

•	the requisition for use of such spare engine by any government (other than a requisition for use by the government of Canada, France, Germany, Japan, The Netherlands, Sweden, Switzerland, the United Kingdom or the United States or the government of the country of registry of the Related Aircraft) that results in the loss of possession of such spare engine by the Grantor (or any lessee) for a period exceeding 12 consecutive months;

•	any requisition of title or other compulsory acquisition, capture, seizure, deprivation, confiscation or detention (excluding requisition for use not involving a requisition of title) for any reason of such spare engine by any government that results in the loss of title or use of such spare engine by the Grantor (or any lessee) for a period in excess of 180 consecutive days; and

•	any divestiture of title to or interest in such spare engine or, in certain circumstances, the installation of such spare engine on an airframe that is subject to a conditional sale or other security agreement.

Remedies

The Aircraft Security Agreement will provide that, if an Event of Default under the Credit Agreement has occurred and is continuing, the Security Trustee may exercise certain rights or remedies available to it under the Aircraft Security Agreement or under applicable law. Such remedies include the right to take possession of such spare engine, subject to the Aircraft Security Agreement, and to sell such spare engine.

EXHIBIT H TO

CREDIT AND GUARANTY AGREEMENT

OFFICER’S CERTIFICATE

Collateral Coverage Ratio Certificate

AMERICAN AIRLINES, INC.

Reference is made to the Credit and Guaranty Agreement, dated as of October [ ], 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein but not defined are being used as defined therein), by and among AMERICAN AIRLINES, INC., a Delaware corporation (the “Borrower”), AMERICAN AIRLINES GROUP INC., a Delaware corporation (“Parent”), the direct and indirect Domestic Subsidiaries of Parent from time to time party thereto other than the Borrower, each of the several banks and other financial institutions or entities from time to time party thereto as a lender (the “Lenders”), CITIBANK N.A., as administrative agent for the Lenders and as collateral agent for the Secured Parties.

[This certificate is being delivered pursuant to Section 4.02(d) of the Credit Agreement. The undersigned hereby certifies, on behalf of the Borrower, that the Collateral Coverage Ratio as of [insert applicable date of Loan and/or Letter of Credit], giving pro forma effect to any Loans made on, and/or Letters of Credit issued on, such date, is [ ] to 1.0.]1 [This certificate is being delivered in connection with a Disposition of Collateral pursuant to Section 6.04(ii)(D) of the Credit Agreement. The undersigned hereby certifies, on behalf of the Borrower, that the Collateral Coverage Ratio as of [insert applicable date of Disposition of Collateral], giving pro forma effect to such Disposition of Collateral and any actions taken pursuant to Section 6.04(ii)(B)(II), is [ ] to 1.0.]2 [This certificate is being delivered pursuant to Section 6.09(a) of the Credit Agreement. The undersigned hereby certifies, on behalf of the Borrower, that the Collateral Coverage Ratio as of [insert applicable Reference Date] is [ ] to 1.0.]3

[This certificate is being delivered in connection with a release of Collateral pursuant to Section 6.09(c) of the Credit Agreement. The undersigned hereby certifies, on behalf of the Borrower, that the Collateral Coverage Ratio as of the date hereof, giving pro forma effect to such release and any actions taken pursuant to Section 6.09(c)(B)(y), is [ ] to 1.0.]4

[1]	For Collateral Coverage Ratio Certificate delivered pursuant to Section 4.02(d) of the Credit Agreement.
[2]	For Collateral Coverage Ratio Certificate delivered pursuant to Sections 5.01(i) and 6.04(ii)(D) of the Credit Agreement.
[3]	For Collateral Coverage Ratio Certificate delivered pursuant to Sections 5.01(f) and 6.09(a) of the Credit Agreement
[4]	For Collateral Coverage Ratio Certificate delivered pursuant to Section 6.09(c) of the Credit Agreement.

[This certificate is being delivered in connection with a Permitted Disposition of Leased Collateral pursuant to clause (6)(B) of the definition of Permitted Disposition. The undersigned hereby certifies, on behalf of the Borrower, that the Collateral Coverage Ratio as of the date hereof, giving pro forma effect to such Permitted Disposition, is [ ] to 1.0.]5

Annex A sets forth the calculation of the Collateral Coverage Ratio.

[Remainder of page intentionally left blank.]

[5]	For Collateral Coverage Ratio Certificate delivered pursuant to clause 6(B) of the definition of Permitted Disposition.

IN WITNESS WHEREOF, the undersigned has hereunto set his name as of [            ].

AMERICAN AIRLINES, INC.

By:
Name:
Title:

[Officer’s Certificate – Collateral Coverage Ratio]

Collateral Coverage Ratio Calculation

(1) Appraised Value of Collateral:	$
(2) Sum (without duplication) of the following:
(a) The outstanding Total Revolving Extensions of Credit (other than LC Exposure that has been Cash Collateralized in accordance with Section 2.02(j) of the Credit Agreement)	$
(b) plus, the aggregate outstanding principal amount of all Term Loans	$
(c) plus, the aggregate outstanding principal amount of all Pari Passu Senior Secured Debt	$
(d) plus, the aggregate outstanding amount of all Designated Hedging Obligations that constitute “Obligations”	$
(e) plus, the aggregate outstanding amount of all Designated Banking Product Obligations that constitute “Obligations”	$
Total Obligations (sum of lines (a), (b), (c), (d) and (e)	$
Ratio of (1) to (2):

EXHIBIT I TO

CREDIT AND GUARANTY AGREEMENT

[Form of]

INTERCREDITOR AGREEMENT

dated as of [        ]

by and between

[        ]

as Original First Lien Agent,

and

[        ]

as [        ]i [First/Second]ii Lien Agent

Exhibits:

Exhibit A	— Additional Indebtedness Designation
Exhibit B	— Additional Indebtedness Joinder
Exhibit C	— First Lien Credit Agreement or [ ]i[First/Second Lien]ii Credit Facility Joinder
Exhibit D	— Trustee Joinder

INTERCREDITOR AGREEMENT

This Intercreditor Agreement (as amended, restated, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of [ ] between [ ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time and as further defined herein, the “Original First Lien Agent”) for the Original First Lien Secured Parties referred to below, and [        ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time and as further defined herein, the “[        ]i [First/Second]ii Lien Agent”) for the [        ]i [First/Second]ii Lien Lenders referred to below party from time to time to the [        ] i [First/Second]ii Lien Credit Agreement referred to below. Capitalized terms defined in Article I hereof are used in this Agreement as so defined.

PRELIMINARY STATEMENT

Pursuant to the Original First Lien Credit Agreement, the Original First Lien Credit Agreement Lenders have agreed to make certain loans and other financial accommodations to or for the benefit of the Original First Lien Borrower.

Pursuant to the Original First Lien Credit Agreement, the Original First Lien Guarantors have agreed to guarantee the payment and performance of the Original First Lien Borrower’s obligations under the Original First Lien Documents.

Pursuant to the [        ]i [First/Second]ii Lien Credit Facility, [        ]i [First/Second]ii Lien Creditors have agreed to make certain extensions of credit to or for the benefit of the [        ]iii Borrower, as more particularly provided therein.

Pursuant to the [        ]i [First/Second]ii Lien Guarantees, the [        ]i [First/Second]ii Lien Guarantors have agreed to guarantee the payment and performance of the [        ]iii Borrower’s obligations under the [ ]i [First/Second]ii Lien Documents.

Pursuant to this Agreement, the Company may, from time to time, designate certain additional obligations of any Loan Party as “Additional Indebtedness” by executing and delivering an Additional Indebtedness Designation hereunder and by complying with the procedures set forth in Section 7.11 hereof, and the holders of such Additional Indebtedness and any other applicable Additional Credit Facility Secured Party shall thereafter constitute Senior Priority Creditors or Junior Priority Creditors (as so designated by the Company), as the case may be, and any Additional Agent therefor shall thereafter constitute a Senior Priority Agent or Junior Priority Agent (as so designated by the Company), as the case may be, for all purposes under this Agreement.

Each of the Original First Lien Agent (on behalf of the Original First Lien Secured Parties) and the [        ]i [First/Second]ii Lien Agent (on behalf of the [        ]i [First/Second]ii Lien Secured Parties) and, by their acknowledgment hereof, the Original First Lien Loan Parties and the [        ]i [First/Second]ii Lien Loan Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

1

Accordingly, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 UCC Definitions. The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Accounts, Chattel Paper, Deposit Accounts, Documents, Financial Assets, Instruments, Investment Property, Money, Security and Security Entitlements.

Section 1.02 Other Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Agent” shall mean any one or more administrative agents, collateral agents, security agents, trustees or other representatives for or of any one or more Additional Credit Facility Secured Parties, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional Credit Facility.

“Additional Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with any Additional Loan Party with the obligations of such Additional Loan Party thereunder being secured by one or more Additional Collateral Documents, (b) was an Additional Agent, an Additional Credit Facility Lender or an Affiliate of an Additional Credit Facility Lender on the date hereof, or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Additional Borrower” shall mean any Additional Loan Party that incurs or issues Additional Indebtedness under any Additional Credit Facility, together with its successors and assigns.

“Additional Collateral Documents” shall mean all “Collateral Documents” as defined in any Additional Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, modified or supplemented from time to time.

“Additional Credit Facilities” shall mean (a) any one or more agreements, instruments and documents under which any Additional Indebtedness is or may be incurred, including any credit agreements, loan agreements, indentures, guarantees or other financing agreements, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Company, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the

2

maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Additional Obligations, whether by the same or any other lender, debtholder or group of lenders or debtholders, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder; provided that all Indebtedness that is Senior Priority Debt incurred under such other agreements meets the requirements of Additional Indebtedness.

“Additional Credit Facility Lenders” shall mean one or more holders of Additional Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional Credit Facilities, together with their successors, assigns and transferees, as well as any Person designated as an “Additional Credit Facility Lender” under any Additional Credit Facility.

“Additional Credit Facility Secured Parties” shall mean all Additional Agents, all Additional Credit Facility Lenders, all Additional Bank Products Affiliates and all Additional Hedging Affiliates, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Additional Credit Facility Secured Party” under any Additional Credit Facility; and with respect to any Additional Agent, shall mean the Additional Credit Facility Secured Party represented by such Additional Agent.

“Additional Documents” shall mean, with respect to any Indebtedness designated as Additional Indebtedness hereunder, any Additional Credit Facilities, any Additional Guarantees, any Additional Collateral Documents, any Bank Products Agreements between any Loan Party and any Additional Bank Products Affiliate, any Hedging Agreements between any Loan Party and any Additional Hedging Affiliate, those other ancillary agreements as to which any Additional Credit Facility Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Loan Party or any of its respective Subsidiaries or Affiliates, and delivered to any Additional Agent, in connection with any of the foregoing or any Additional Credit Facility, including any intercreditor or joinder agreement among any of the Additional Credit Facility Secured Parties or among any of the Secured Parties and any Additional Credit Facility Secured Parties, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Effective Date” shall have the meaning set forth in Section 7.11(b).

“Additional Guarantees” shall mean any one or more guarantees of any Additional Obligations of any Additional Loan Party by any other Additional Loan Party in favor of any Additional Credit Facility Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Guarantor” shall mean any Additional Loan Party that at any time has provided an Additional Guarantee.

“Additional Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with any Additional Loan Party with the obligations of such Additional Loan Party thereunder being secured by one or more Additional Collateral Documents, (b) was an Additional Agent, an Additional Credit Facility Lender or an Affiliate of an Additional Credit

3

Facility Lender at the time of entry into such Hedging Agreement, or on or prior to the date hereof, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Additional Indebtedness” shall mean any Additional Specified Indebtedness that

(a) is secured by a Lien on Collateral and is permitted to be so secured by:

(i) prior to the Discharge of Original First Lien Obligations, Section 6.06 of the Initial Original First Lien Credit Agreement (if the Initial Original First Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other Original First Lien Credit Agreement then in effect if the Initial Original First Lien Credit Agreement is not then in effect (which covenant is designated in such Original First Lien Credit Agreement as applicable for purposes of this definition);

(ii) prior to the Discharge of [        ]i [First/Second]ii Lien Obligations, Section [ ]iv of the [        ]i [First/Second]ii Lien Credit Facility (if the [        ]i [First/Second]ii Lien Credit Facility is then in effect) or the corresponding negative covenant restricting Liens contained in any other [        ]i [First/Second]ii Lien Credit Facility then in effect (which covenant is designated in such [        ]i [First/Second]ii Lien Credit Facility as applicable for purposes of this definition); and

(iii) prior to the Discharge of Additional Obligations, any negative covenant restricting Liens contained in any applicable Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition); and

(b) is designated as “Additional Indebtedness” by the Original First Lien Borrower pursuant to an Additional Indebtedness Designation and in compliance with the procedures set forth in Section 7.11.

As used in this definition of “Additional Indebtedness”, the term “Lien” shall have the meaning set forth (x) for purposes of the preceding clause (a)(i), prior to the Discharge of Original First Lien Obligations, in Section 1.01 of the Initial Original First Lien Credit Agreement (if the Initial Original First Lien Credit Agreement is then in effect), or in any other Original First Lien Credit Agreement then in effect (if the Initial Original First Lien Credit Agreement is not then in effect), (y) for purposes of the preceding clause (a)(ii), prior to the Discharge of [        ]i [First/Second]ii Lien Obligations, in Section [ ]v of the [        ]i [First/Second]ii Lien Credit Facility (if the [        ]i [First/Second]ii Lien Credit Facility is then in effect), or in any other [        ]i [First/Second]ii Lien Credit Facility then in effect (if the [        ]i [First/Second]ii Lien Credit Facility is not then in effect), and (z) for purposes of the preceding clause (a)(iii), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.

4

“Additional Indebtedness Designation” shall mean a certificate of the Original First Lien Borrower with respect to Additional Indebtedness, substantially in the form of Exhibit A attached hereto.

“Additional Indebtedness Joinder” shall mean a joinder agreement executed by one or more Additional Agents in respect of any Additional Indebtedness subject to an Additional Indebtedness Designation on behalf of one or more Additional Credit Facility Secured Parties in respect of such Additional Indebtedness, substantially in the form of Exhibit B attached hereto.

“Additional Loan Party” shall mean the Original First Lien Borrower, Holdings (so long as it is a guarantor under any of the Additional Guarantees), each direct or indirect Subsidiary of the Original First Lien Borrower or any of its Affiliates that is or becomes a party to any Additional Document, and any other Person who becomes a guarantor under any of the Additional Guarantees.

“Additional Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional Loan Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional Loan Party from time to time under any Additional Document to any Additional Agent, any Additional Credit Facility Secured Parties or any of them, including any Additional Bank Products Affiliates or Additional Hedging Affiliates, whether for principal, premium interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Additional Loan Party, would have accrued on any Additional Obligation, whether or not a claim is allowed against such Additional Loan Party for such interest and fees in the related bankruptcy proceeding), reimbursement for amounts drawn under letters of credit, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Additional Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional Specified Indebtedness” shall mean any Indebtedness that is or may from time to time be incurred by any Loan Party in compliance with:

(i) prior to the Discharge of Original First Lien Obligations, the Initial Original First Lien Credit Agreement (if the Initial Original First Lien Credit Agreement is then in effect) or any other Original First Lien Credit Agreement then in effect if the Initial Original First Lien Credit Agreement is not then in effect;

(ii) prior to the Discharge of [        ]i [First/Second]ii Lien Obligations, the [        ]i [First/Second]ii Lien Credit Facility (if the [        ]i [First/Second]ii Lien Credit Facility is then in effect) or any other [        ]i [First/Second]ii Lien Credit Facility then in effect; and

(iii) prior to the Discharge of Additional Obligations, any Additional Credit Facility then in effect.

As used in this definition of “Additional Specified Indebtedness”, the term “Indebtedness” shall have the meaning set forth (x) for purposes of the preceding clause (i), prior to the Discharge of Original First Lien Obligations, in Section 1.01 of the Initial Original First

5

Lien Credit Agreement (if the Initial Original First Lien Credit Agreement is then in effect), or in any other Original First Lien Credit Agreement then in effect (if the Initial Original First Lien Credit Agreement is not then in effect), (y) for purposes of the preceding clause (ii), prior to the Discharge of Initial [        ]i [First/Second]ii Lien Obligations, in Section 1.01 of the [        ]i [First/Second]ii Lien Credit Facility (if the [        ]i [First/Second]ii Lien Credit Facility is then in effect), or in any other [        ]i [First/Second]ii Lien Credit Facility then in effect (if the [        ]i [First/Second]ii Lien Credit Facility is not then in effect), and (z) for purposes of the preceding clause (iii), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect. In the event that any Indebtedness as defined in any such Credit Document shall not be Indebtedness as defined in any other such Credit Document, but is or may be incurred in compliance with such other Credit Document, such Indebtedness shall constitute Additional Specified Indebtedness for the purposes of such other Credit Document.

“Affiliate” shall mean, as to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have corresponding meanings.

“Agent” shall mean any Senior Priority Agent or Junior Priority Agent.

“Agreement” shall have the meaning assigned thereto in the Preamble hereto.

“Airport Authority” shall mean any city or any public or private board or other body or organization chartered or otherwise established for the purpose of administering, operating or managing an airport or related facilities.

“Aircraft Related Equipment” shall mean aircraft (including engines, airframes, propellers and appliances), engines, propellers, spare parts, aircraft parts, simulators and other training devices, quick engine change kits, passenger loading bridges, other flight or ground service equipment, de-icers, ground support equipment, aircraft cleaning devices, materials handling equipment, passenger walkways and other similar equipment or other operating assets.

“Bank Products Affiliate” shall mean any Original First Lien Bank Products Affiliate, any [        ]i [First/Second]ii Lien Bank Products Affiliate or any Additional Bank Products Affiliate, as applicable.

“Bank Products Agreement” shall mean any agreement to provide treasury, depository and cash management services, netting services and automated clearing house transfers of funds services, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith. Treasury, depository and cash management services, netting services and automated clearing house transfers of funds services include, without limitation: corporate purchasing, fleet and travel credit card and prepaid card programs, electronic check processing, electronic receipt services, lockbox services, cash consolidation, concentration, positioning and investing, fraud prevention services, and disbursement services.

6

“Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Law” shall mean the Bankruptcy Code or any similar federal, state or foreign law for the relief of debtors.

“Borrower” shall mean any of the Original First Lien Borrower, the [        ]i [First/Second]ii Lien Borrower and any Additional Borrower.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.

“Capital Lease Obligation” shall mean, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized and reflected as a liability on a balance sheet prepared in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” shall mean:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing clauses (1) through (4) any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Collateral” shall mean any Collateral consisting of Money or Cash Equivalents, any Security Entitlement and any Financial Assets.

“Cash Equivalents” shall mean, as of the date acquired, purchased or made, as applicable:

(1) marketable securities or other obligations (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (b) issued or unconditionally guaranteed as to interest and principal by any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within three years after such date;

7

(2) direct obligations issued by any state of the United States of America or any political subdivision of any such state or any instrumentality thereof, in each case maturing within three years after such date and having a rating of at least A- (or the equivalent thereof) from S&P or A3 (or the equivalent thereof) from Moody’s;

(3) obligations of domestic or foreign companies and their subsidiaries (including, without limitation, agencies, sponsored enterprises or instrumentalities chartered by an Act of Congress, which are not backed by the full faith and credit of the United States), including, without limitation, bills, notes, bonds, debentures, and mortgage-backed securities; provided that, in each case, the security has a maturity or weighted average life of three years or less from such date;

(4) investments in commercial paper maturing no more than one year after such date and having, on such date, a rating of at least A-2 from S&P or at least P-2 from Moody’s;

(5) certificates of deposit (including investments made through an intermediary, such as the certificated deposit account registry service), bankers’ acceptances, time deposits, Eurodollar time deposits and overnight bank deposits maturing within three years from such date and issued or guaranteed by or placed with, and any money market deposit accounts issued or offered by, any Original First Lien Credit Agreement Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that has a combined capital and surplus and undivided profits of not less than $250,000,000;

(6) fully collateralized repurchase agreements with counterparties whose long term debt is rated not less than A- by S&P and A3 by Moody’s and with a term of not more than six months from such date;

(7) investments in money in an investment company registered under the Investment Company Act of 1940, as amended, or in pooled accounts or funds offered through mutual funds, investment advisors, banks and brokerage houses which invest its assets in obligations of the type described in clauses (1) through (6) above, in each case, as of such date, including, but not be limited to, money market funds or short-term and intermediate bonds funds;

(8) shares of any money market mutual fund that, as of such date, (a) complies with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended and (b) is rated AAA (or the equivalent thereof) by S&P and Aaa (or the equivalent thereof) by Moody’s;

(9) auction rate preferred securities that, as of such date, have the highest rating obtainable from either S&P or Moody’s and with a maximum reset date at least every 30 days;

(10) investments made pursuant to the Company’s or any of its restricted subsidiaries’ cash equivalents/short-term investment guidelines;

(11) deposits available for withdrawal on demand with commercial banks organized in the United States having capital and surplus in excess of $100,000,000;

8

(12) securities with maturities of three years or less from such date issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s; and

(13) any other securities or pools of securities that are classified under GAAP as cash equivalents or short-term investments on a balance sheet as of such date.

“Co-Branded Card Agreement(s)” shall mean that certain America West Co-Branded Card Agreement, dated as of January 25, 2005, between US Airways (as successor in interest to America West Airlines, Inc.) and Barclays Bank Delaware (as successor in interest to Juniper Bank), as amended, restated, supplemented or otherwise modified from time to time, including pursuant to that certain Assignment and First Amendment to the America West Co-Branded Card Agreement, dated as of August 8, 2005, among US Airways, America West Airlines, Inc. and Barclays Bank Delaware (as successor in interest to Juniper Bank) and any other similar agreements entered into by Parent or any of its Subsidiaries from time to time.

“Collateral” shall mean all Property now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted or purported to be granted to any Agent under any of the First Lien Collateral Documents, the [        ]i [First/Second]ii Lien Collateral Documents or the Additional Collateral Documents, together with all rents, issues, profits, products, and Proceeds thereof to the extent a Lien is granted or purported to be granted therein to the applicable Agent by such applicable documents, in each case other than any Excluded Cash Collateral.

“Company” shall mean American Airlines, Inc., a Delaware corporation, and any successor in interest thereto.

“Conforming Plan Reorganization” shall mean any Plan of Reorganization whose provisions are consistent with the provisions of this Agreement.

“Control Collateral” shall mean any Collateral consisting of any certificated Security, Investment Property, Deposit Account, Instruments, Chattel Paper and any other Collateral as to which a Lien may be perfected through possession or control by the secured party, or any agent therefor.

“Credit Documents” shall mean the Original First Lien Documents, the [        ]i [First/Second]ii Lien Documents and any Additional Documents.

“Credit Facility” shall mean the Original First Lien Credit Agreement, the [        ]i [First/Second]ii Lien Credit Facility or any Additional Credit Facility, as applicable.

“Creditor” shall mean any Senior Priority Creditor or Junior Priority Creditor.

“Designated Agent” shall mean any Additional Agent, any Original First Lien Agent under any Original First Lien Credit Agreement other than the Initial Original First Lien Credit Agreement, or any [        ]i [First/Second]ii Lien Agent under any [        ]i [First/Second]ii Lien Credit

9

Facility other than the [        ]i [First/Second]ii Lien Credit Facility, in each case as the Original First Lien Borrower designates as a Designated Agent (as confirmed in writing by such Party if such designation is made after the execution of this Agreement by such Party or the joinder of such Party to this Agreement), as and to the extent so designated. Such designation may be for all purposes of this Agreement, or may be for one or more specified purposes hereunder or provisions hereof.

“DIP Financing” shall have the meaning set forth in Section 6.01(a).

“Discharge of Additional Obligations” shall mean, if any Indebtedness shall at any time have been incurred under any Additional Credit Facility, with respect to each Additional Credit Facility, (a) the payment in full in cash of the applicable Additional Obligations (other than any Additional Obligations owing to any Additional Bank Products Affiliate, Additional Hedging Affiliate or unasserted contingent indemnification or other obligations) that are outstanding and unpaid at the time all Additional Indebtedness under such Additional Credit Facility is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash collateral or backstop letters of credit in respect thereof as and only to the extent required by the terms of any such Additional Credit Facility, but (ii) excluding unasserted contingent indemnification or other contingent obligations under the applicable Additional Credit Facility at such time, and (b) the termination of all then outstanding commitments to extend credit under the applicable Additional Documents at such time.

“Discharge of [        ]i [First/Second]ii Lien Obligations” shall mean, if any Indebtedness shall at any time have been incurred under any [        ]i [First/Second]ii Lien Credit Facility, with respect to each [        ]i [First/Second]ii Lien Credit Facility, (a) the payment in full in cash of the applicable [        ]i [First/Second]ii Lien Obligations that are outstanding and unpaid at the time all Indebtedness under the applicable [        ]i [First/Second]ii Lien Credit Facility is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof as and only to the extent required by the terms of any such [        ]i [First/Second]ii Lien Credit Facility, but (ii) excluding inchoate indemnification or other inchoate obligations under the applicable [        ]i [First/Second]ii Lien Credit Facility at such time, and (b) the termination of all then outstanding commitments to extend credit under the [        ]i [First/Second]ii Lien Documents at such time.

“Discharge of Junior Priority Obligations” shall mean the occurrence of all of [the Discharge of [        ]i Second Lien Obligations and] the Discharge of Additional Obligations in respect of Junior Priority Debt.

“Discharge of Original First Lien Obligations” shall mean (a) the payment in full in cash of the applicable Original First Lien Obligations (other than any Original First Lien Obligations owing to any Original First Lien Bank Products Affiliate, Original First Lien Hedging Affiliate or unasserted contingent indemnification or other obligations) that are outstanding and unpaid at the time all Indebtedness under the applicable Original First Lien Credit Agreement is paid in

10

full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof as and only to the extent required by the terms of any such Original First Lien Credit Facility, but (ii) excluding inchoate indemnification or other inchoate obligations under the Original First Lien Credit Agreement at such time, and (b) the termination of all then outstanding commitments to extend credit under Original First Lien Documents at such time.

“Discharge of Senior Priority Obligations” shall mean the occurrence of all of Discharge of Original First Lien Obligations [the Discharge of [        ]i First Lien Obligations] and the Discharge of Additional Obligations in respect of Senior Priority Debt.

“Disqualified Stock” shall have the meaning assigned thereto in the Initial Original First Lien Credit Agreement whether or not then in effect.

“Event of Default” shall mean an Event of Default under any Original First Lien Credit Agreement, any [        ]i [First/Second]ii Lien Credit Facility or any Additional Credit Facility.

“Excluded Cash Collateral” shall mean cash or Cash Equivalents pledged as collateral in respect of letters of credit issued under or pursuant to the Original First Lien Credit Agreement or cash or Cash Equivalents otherwise specifically pledged to any Senior Priority Creditor or group of Senior Priority Creditors that secures only the Senior Priority Obligations in respect of Bank Products Agreements or Hedging Agreements owing to such Senior Priority Creditors.

“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean:

(i) the taking of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code, or taking any action to enforce any right or power to repossess, replevy, attach, garnish, levy upon or collect the Proceeds of any Lien;

(ii) the exercise of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, by self-help repossession, by notification to account obligors of any Grantor in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

(iii) the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(iv) the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

11

(v) the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale pursuant to Article 9 of the Uniform Commercial Code or any other means permissible under applicable law in connection with the exercise of any right or remedy of a secured creditor under applicable law;

(vi) the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;

(vii) the exercise of any voting rights relating to any Capital Stock included in the Collateral; and

(viii) the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of any Collateral;

provided that (i) filing a proof of claim or statement of interest in any Insolvency Proceeding, (ii) the acceleration of the Junior Priority Obligations or the Senior Priority Obligations, (iii) the imposition of a default rate or late fee, (iv) the cessation of lending pursuant to the provisions of the Junior Priority Obligations or the Senior Priority Documents, (v) the consent by any Junior Priority Agent or any Senior Priority Agent to disposition by any Grantor of any of the Collateral or the consent by the Junior Priority Representative or the Senior Priority Representative to disposition by any Grantor of any of the Collateral or (vi) seeking adequate protection shall not be deemed to be an Exercise of Secured Creditor Remedies.

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Flyer Miles Obligations” shall mean, at any date of determination, all payment and performance obligations of the Borrower under any card marketing agreement with respect to credit cards co-branded by the Borrower and a financial institution, including the AADVANTAGE Participation Agreement between the Company and Citibank (South Dakota), N.A., effective as of June 10, 2008, as amended, restated, modified, supplemented, replaced or extended from time to time.

“GAAP” shall mean generally accepted accounting principles in the United States of America, which are in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, statements and pronouncements of the Financial Accounting Standards Board, such other statements by such other entity as have been approved by a significant segment of the accounting profession and the rules and regulations of the SEC governing the inclusion of financial statements in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC. Notwithstanding the foregoing definition, with respect to leases (whether or not they are required to be capitalized on a Person’s balance sheet under generally accepted accounting principles in the United States of America in effect as of the date of this Agreement) and with respect to financial matters related to leases,

12

including assets, liabilities and items of income and expense, “GAAP” shall mean , and determinations and calculations shall be made in accordance with, generally accepted accounting principles in the United States of America, which are in effect as of the date hereof.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency (including without limitation the DOT and the FAA), authority, instrumentality, regulatory body, court, central bank organization, or other entity exercising executive, legislative, judicial, taxing or regulatory powers or functions of or pertaining to government (including any supra-national bodies such as the European Union). Governmental Authority shall not include any Person in its capacity as an Airport Authority.

“Grantor” shall mean any Grantor as defined in the Original First Lien Collateral Documents, in the [        ]i [First/Second]ii Lien Collateral Documents or in the Additional Collateral Documents, as the context requires.

“Guarantor” shall mean any of the Original First Lien Guarantors, the [        ]i [First/Second]ii Lien Guarantors and any Additional Guarantors.

“Hedging Affiliate” shall mean any Original First Lien Hedging Affiliate, any [ ]i [First/Second]ii Lien Hedging Affiliate or any Additional Hedging Affiliate, as applicable.

“Hedging Agreement” shall mean any agreement evidencing Hedging Obligations.

“Hedging Obligations” shall mean, with respect to any Person, all obligations and liabilities of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, fuel prices or other commodity prices, but excluding (x) clauses in purchase agreements and maintenance agreements pertaining to future prices and (y) fuel purchase agreements and fuel sales that are for physical delivery of the relevant commodity.

“Holdings” shall mean American Airlines Group Inc., a Delaware corporation, and any successor in interest thereto.

“Impairment” shall (a) with respect to the Senior Priority Obligations, have the meaning set forth in Section 2.01(i), and (b) with respect to the Junior Priority Obligations, have the meaning set forth in Section 2.01(j).

“Indebtedness” shall mean, with respect to any specified Person, any indebtedness of such Person (excluding air traffic liability, accrued expenses and trade payables), whether or not contingent:

13

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, and excluding in any event trade payables arising in the ordinary course of business; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Original First Lien Credit Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

For the avoidance of doubt, (a) obligations under Bank Products Agreements, (b) obligations under leases (other than leases determined to be Capital Lease Obligations under GAAP as in effect on the date of the Original First Lien Credit Agreement), (c) obligations to fund pension plans and retiree liabilities, (d) Disqualified Stock and preferred stock, (e) Flyer Miles Obligations and other obligations in respect of the pre-purchase by others of frequent flyer miles, (f) maintenance deferral agreements, (g) an amount recorded as Indebtedness in such Person’s financial statements solely by operation of Financial Accounting Standards Board Accounting Standards Codification 840-40-55 or any successor provision of GAAP but which does not otherwise constitute Indebtedness as defined hereinabove, (h) obligations under the Co-Branded Card Agreements, (i) a deferral of pre-delivery payments relating to the purchases of Aircraft Related Equipment and (j) obligations under flyer miles participation agreements do not constitute Indebtedness, whether or not such obligations would appear as a liability upon a balance sheet of a specified Person (except that the Borrower may elect that, for the purposes of designating Additional Indebtedness under Section 7.11 (and any related definitions and provisions), any of the above items or any other obligations may constitute “Indebtedness”).

“Insolvency Proceeding” shall mean, with respect to any Person, (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code.

14

“Junior Intervening Creditor” shall have the meaning assigned thereto in Section 4.01(h).

“Junior Priority Agent” shall mean [any of the [ ]i Second Lien Agent or]vi any Additional Agent under any Junior Priority Documents.

“Junior Priority Collateral Documents” shall mean [the [ ]i Second Lien Collateral Documents and]vii any Additional Collateral Documents in respect of any Junior Priority Obligations.

“Junior Priority Credit Facility” shall mean [the [ ]i Second Lien Credit Facility and]vii any Additional Credit Facility in respect of any Junior Priority Obligations.

“Junior Priority Creditors” shall mean [the [ ]i Second Lien Creditors and]vii any Additional Credit Facility Secured Party in respect of any Junior Priority Obligations.

“Junior Priority Debt” shall mean[:

(i) all [        ]i Second Lien Obligations; and

(ii) ]vii any Additional Obligations of any Loan Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Company as “Junior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Junior Priority Documents” shall mean [the [ ]i Second Lien Facility Documents and]vii any Additional Documents in respect of any Junior Priority Obligations.

“Junior Priority Lien” shall mean a Lien granted or purported to be granted [(a) pursuant to a [        ]i Second Lien Collateral Document to the [        ]i Second Lien Agent or (b)]vii pursuant to an Additional Collateral Document to any Additional Agent for the purpose of securing Junior Priority Obligations.

“Junior Priority Obligations” shall mean [the [ ]i Second Lien Obligations and]vii any Additional Obligations constituting Junior Priority Debt.

“Junior Priority Representative” shall mean the Junior Priority Agent designated by the Junior Priority Agents to act on behalf of the Junior Priority Agents hereunder, acting in such capacity. [The Junior Priority Representative shall initially be the [        ]i Second Lien Agent under the [        ]i Second Lien Credit Facility while the [        ]i Second Lien Credit Facility is in effect; if the [        ]i Second Lien Credit Facility is not in effect, the Junior Priority Representative shall be the [        ]i Second Lien Agent under the relevant subsequent [        ]i Second Lien Documents acting for the Junior Priority Secured Parties, unless the exposure of the corresponding Junior Priority Secured Parties under any other Additional Documents in respect of other Junior Priority Obligations exceeds the exposure of the relevant Junior Priority Secured Parties under such subsequent [        ]i Second Lien Documents, and in such case, the Junior Priority Agent under the Junior Priority Documents under which the relevant Junior Priority Secured Parties have the greatest exposure (unless otherwise agreed in writing among the Junior Priority Agents).]vii

15

“Junior Priority Secured Parties” shall mean, at any time, all of the Junior Priority Agents and all of the Junior Priority Creditors.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment for purposes of security, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Lien Priority” shall mean, with respect to any Lien of the Original First Lien Agent, the Original First Lien Secured Parties, the [        ]i [First/Second]ii Lien Agent, the [        ]i [First/Second]ii Lien Secured Parties or any Additional Credit Facility Secured Party in the Collateral, the order of priority of such Lien as specified in Section 2.01.

“Loan Parties” shall mean the Original First Lien Loan Parties, the [        ]i [First/Second]ii Lien Loan Parties and any Additional Loan Parties.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor rating agency.

“Original First Lien Agent” shall mean Citibank N.A. in its capacity as collateral agent under the Original First Lien Credit Agreement, together with its successors and assigns in such capacity from time to time, as well as any Person designated as the “Agent” or “Collateral Agent” under the Original First Lien Credit Agreement.

“Original First Lien Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with any First Lien Loan Party with the obligations of such First Lien Loan Party thereunder being secured by First Lien Collateral Documents, (b) was an Original First Lien Credit Agreement Lender or an Affiliate of an Original First Lien Credit Agreement Lender on the date hereof, or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of the Original First Lien Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Original First Lien Borrower” shall mean the Company, in its capacity as borrower under the Original First Lien Credit Agreement, together with its successors and assigns.

“Original First Lien Collateral Documents” shall mean all “Collateral Documents” as defined in the Original First Lien Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with the Original First Lien Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing the Original First Lien Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, modified or supplemented from time to time.

16

“Original First Lien Credit Agreement” shall mean (a) that certain Credit and Guaranty Agreement dated as of October [ ], 2014, by and among, inter alios, the Company, Holdings, the Original First Lien Credit Agreement Lenders party thereto and the Original First Lien Agent, as amended, restated, supplemented, waived or otherwise modified from time to time (the “Initial Original First Lien Credit Agreement”), together with (b) if designated by the Original First Lien Borrower, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Original First Lien Obligations, whether by the same or any other lender, debt holder or group of lenders or debt holders or the same or any other agent, trustee or representative therefor and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

“Original First Lien Credit Agreement Lender” shall mean one or more holders of Indebtedness (or commitments therefor) that is or may be incurred under the Original First Lien Credit Agreement, together with their successors, assigns and transferees, as well as any Person designated as an “Original First Lien Credit Agreement Lender” under the Original First Lien Credit Agreement.

“Original First Lien Documents” shall mean the Original First Lien Credit Agreement, the Original First Lien Guarantees, the Original First Lien Collateral Documents, any Bank Products Agreements between any Original First Lien Loan Party and any Original First Lien Bank Products Affiliate, any Hedging Agreements between any Original First Lien Loan Party and any First Lien Hedging Affiliate, and those other ancillary agreements as to which the Original First Lien Agent or any Original First Lien Credit Agreement Lender is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Original First Lien Loan Party or any of its respective Subsidiaries or Affiliates, and delivered to the Original First Lien Agent, in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Original First Lien Guarantees” shall mean all guarantees, including, without limitation, the guarantee under the Original First Lien Credit Agreement, of any Original First Lien Obligations of any Original First Lien Loan Party by any other Original First Lien Loan Party in favor of any Original First Lien Secured Party, in each case as amended, restated, supplemented, waived or otherwise modified from time to time.

“Original First Lien Guarantors” shall mean the collective reference to Holdings, US Airways Inc. and US Airways Group, Inc. (in each case, so long as it is a guarantor under any of the Original First Lien Guarantees), each of the Company’s Subsidiaries that is a guarantor under any of the Original First Lien Guarantees and any other Person who becomes a guarantor under any of the Original First Lien Guarantees.

17

“Original First Lien Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with any First Lien Loan Party with the obligations of such First Lien Loan Party thereunder being secured by the Original First Lien Collateral Documents, (b) was an Original First Lien Credit Agreement Lender or an Affiliate of an Original First Lien Credit Agreement Lender at the time of entry into such Hedging Agreement, or on or prior to the date hereof, or at the time of the designation referred to in the following clause (c) and (c) has been designated by the Company in accordance with the terms of the Original First Lien Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Original First Lien Loan Parties” shall mean the Original First Lien Borrower, the Original First Lien Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any Original First Lien Document as a “loan party”.

“Original First Lien Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Original First Lien Loan Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Original First Lien Loan Party from time to time under any Original First Lien Document to the Original First Lien Agent, any Original First Lien Credit Agreement Lender or to the extent included in the definition of “Obligations” under the Original First Lien Credit Agreement any Original First Lien Bank Products Affiliate or Original First Lien Hedging Affiliate, whether for principal, premium interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Original First Lien Loan Party, would have accrued on any Original First Lien Obligation, whether or not a claim is allowed against such Original First Lien Loan Party for such interest and fees in the related bankruptcy proceeding), reimbursement for amounts drawn under letters of credit, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Original First Lien Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Original First Lien Secured Parties” shall mean the Original First Lien Agent, all Original First Lien Credit Agreement Lenders, together with all Original First Lien Bank Products Affiliates and all Original First Lien Hedging Affiliates, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Original First Lien Secured Party” under the Original First Lien Credit Agreement.

“Party” shall mean any of the Original First Lien Agent, the [        ]i [First/Second]ii Lien Agent or any Additional Agent, and “Parties” shall mean all of the Original First Lien Agent, the [        ]i [First/Second]ii Lien Agent and any Additional Agent.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan of Reorganization” shall mean any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency Proceeding.

18

“Proceeds” shall mean (a) all “proceeds”, as defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Requisite Senior Priority Holders” shall mean Senior Priority Secured Parties holding, in the aggregate, in excess of 50% of the aggregate principal amount of the Senior Priority Obligations (other than Senior Priority Obligations in respect of Bank Products Agreements or Hedging Agreements at any time and for so long as there are any outstanding Senior Priority Obligations in respect of any Senior Priority Credit Facility); provided that, (x) if the matter being consented to or the action being taken by the Senior Priority Representative is the subordination of Liens to other Liens, or the consent to a sale of all or substantially all of the Collateral, then “Requisite Senior Priority Holders” shall mean those Senior Priority Secured Parties necessary to validly consent to the requested action in accordance with the applicable Senior Priority Documents and (y) except as may be separately otherwise agreed in writing by and between or among each Senior Priority Agent, on behalf of itself and the Senior Priority Creditors represented thereby, if the matter being consented to or the action being taken by the Senior Priority Representative will affect any Series of Senior Priority Debt in a manner different and materially adverse relative to the manner such matter or action affects any other Series of Senior Priority Debt (except to the extent expressly set forth in this Agreement), then “Requisite Senior Priority Holders” shall mean (1) Senior Priority Secured Parties holding, in the aggregate, in excess of 50% of the aggregate principal amount of the Senior Priority Obligations (other than Senior Priority Obligations in respect of Bank Products Agreements or Hedging Agreements at any time and for so long as there are any outstanding Senior Priority Obligations in respect of any Senior Priority Credit Facility) and (2) Senior Priority Secured Parties holding, in the aggregate, in excess of 50% of the aggregate principal amount of each applicable detrimentally affected Series of Senior Priority Debt (other than Senior Priority Obligations in respect of Bank Products Agreements or Hedging Agreements at any time and for so long as there are any outstanding Senior Priority Obligations in respect of any Senior Priority Credit Facility).

“S&P” shall mean Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Secured Parties” shall mean the Senior Priority Secured Parties and the Junior Priority Secured Parties.

“Senior Intervening Creditor” shall have the meaning assigned thereto in Section 4.01(g).

“Senior Priority Agent” shall mean any of the Original First Lien Agent[, the [        ] First Lien Agent]vii or any Additional Agent under any Senior Priority Documents.

“Senior Priority Collateral Documents” shall mean the Original First Lien Collateral Documents[, the [        ] First Lien Collateral Documents]viii and any Additional Collateral Documents in respect of Senior Priority Obligations.

19

“Senior Priority Credit Facility” shall mean the Original First Lien Credit Agreement[, the [        ] First Lien Credit Agreement]viii and any Additional Credit Facility in respect of any Senior Priority Obligations; provided that all Indebtedness that is Senior Priority Debt incurred under such facility agreement meets the requirements of Additional Indebtedness.

“Senior Priority Creditors” shall mean the Original First Lien Secured Parties[, the [        ] First Lien Secured Parties]viii and any Additional Credit Facility Secured Party in respect of any Senior Priority Obligations.

“Senior Priority Debt” shall mean:

(i) all Original First Lien Obligations;

[(ii) all [        ] First Lien Obligations;]viii and

[(ii/iii)] any Additional Obligations of any Loan Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Company as “Senior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Senior Priority Documents” shall mean the Original First Lien Documents[, the [ ] First Lien Documents]viii and any Additional Documents in respect of any Senior Priority Obligations.

“Senior Priority Lien” shall mean a Lien granted (a) by an Original First Lien Collateral Document to the Original First Lien Agent[, (b) a [ ] First Lien Collateral Document to [ ] First Lien Agent]viii or [(b/c)] by an Additional Collateral Document to any Additional Agent for the purpose of securing Senior Priority Obligations.

“Senior Priority Obligations” shall mean the Original First Lien Obligations[, the [ ] First Lien Obligations]viii and any Additional Obligations constituting Senior Priority Debt.

“Senior Priority Recovery” shall have the meaning set forth in Section 5.03.

“Senior Priority Representative” shall mean the Original First Lien Agent acting for the Senior Priority Secured Parties, until the Discharge of Original First Lien Obligations, and thereafter (unless otherwise agreed in writing between [the [        ] First Lien Agent and]viii any Additional Agents under any Senior Priority Documents), [the [        ] First Lien Agent or] viii any Additional Agent under any Senior Priority Documents (or, if there are then in effect Senior Priority Documents with respect to more than one Series of Senior Priority Debt, the Senior Priority Documents under which the greatest principal amount of Senior Priority Obligations is outstanding at the time) acting for the Senior Priority Secured Parties.

“Senior Priority Secured Parties” shall mean, at any time, all of the Senior Priority Agents and all of the Senior Priority Creditors.

“Series of Junior Priority Debt” shall mean, severally, [(a) the Indebtedness outstanding under the [        ]i Second Lien Credit Facility and (b) ]vii the Indebtedness outstanding under any Additional Credit Facility in respect of or constituting Junior Priority Debt.

20

“Series of Senior Priority Debt” shall mean, severally, (a) the Indebtedness outstanding under the Original First Lien Credit Agreement[, (b) the Indebtedness outstanding under the [        ] First Lien Credit Agreement,]viii and [(b/c)] the Indebtedness outstanding under any Additional Credit Facility in respect of or constituting Senior Priority Debt.

“Standstill Period” shall have the meaning set forth in Section 2.03(a).

“Subsidiary” of any Person shall mean a corporation, partnership, limited liability company, or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“United States” shall mean the United States of America.

“[        ]i [First/Second]ii Lien Agent” shall mean [        ] in its capacity as collateral agent (or trustee by a joinder agreement substantially in the form of Exhibit D attached hereto or otherwise in form and substance reasonably satisfactory to any Senior Priority Agent) under the [        ]i [First/Second]ii Lien Credit Facility, together with its successors and assigns in such capacity from time to time, whether under the [        ]i [First/Second]ii Lien Credit Facility or any subsequent [        ]i [First/Second]ii Lien Credit Facility, as well as any Person designated as the “Agent” or “Collateral Agent” under any [        ]i [First/Second]ii Lien Credit Facility.

“[        ]i [First/Second]ii Lien Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with any [        ]i [First/Second]ii Lien Loan Party with the obligations of such [        ]i [First/Second]ii Lien Loan Party thereunder being secured by one or more [        ]i [First/Second]ii Lien Collateral Documents, (b) was a [        ]i [First/Second]ii Lien Agent, a [        ]i [First/Second]ii Lien Credit Facility Lender or an Affiliate of a [        ]i [First/Second]ii Lien Credit Facility Lender on the date hereof, or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more [        ]i [First/Second]ii Lien Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

21

“[        ]i [First/Second]ii Lien Borrower” shall mean the Company, in its capacity as borrower under the [ ]i [First/Second]ii Lien Credit Facility, together with its successors and assigns.

“[        ]i [First/Second]ii Lien Collateral Documents” shall mean all “Collateral Documents” as defined in the [        ]i [First/Second]ii Lien Credit Facility, and all other security agreements (including, without limitation, aircraft security agreements), mortgages, deeds of trust and other collateral documents executed and delivered in connection with any [        ]i [First/Second]ii Lien Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any [        ]i [First/Second]ii Lien Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, modified or supplemented from time to time.

“[        ]i [First/Second]ii Lien Credit Facility” shall mean (a) if the [        ]i [First/Second]ii Lien Credit Facility is then in effect, the [        ]i [First/Second]ii Lien Credit Facility, and (b) thereafter, if designated by the Company, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that complies with clause (a)(ii) of the definition of “Additional Indebtedness” and that has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the [        ]i [First/Second]ii Lien Credit Facility or (y) any subsequent [        ]i [First/Second]ii Lien Credit Facility (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such [        ]i [First/Second]ii Lien Credit Facility (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to any Senior Priority Agent (other than any Designated Agent) (or, if there is no continuing Senior Priority Agent other than any Designated Agent, as designated by the Company), that the obligations under such [        ]i [First/Second]ii Lien Credit Facility are subject to the terms and provisions of this Agreement. Any reference to the [        ]i [First/Second]ii Lien Credit Facility shall be deemed a reference to any [        ]i [First/Second]ii Lien Credit Facility then in existence.

“[        ]i [First/Second]ii Lien Credit Facility Lenders” shall mean one or more holders of Indebtedness (or commitments therefor) that is or may be incurred under the [        ]i [First/Second]ii Lien Credit Facility, together with their successors, assigns and transferees, as well as any Person designated as a[n] “[ ]i [First/Second]ii Lien Credit Facility Lender” under any [        ]i [First/Second]ii Lien Credit Facility.

“[        ]i [First/Second]ii Lien Creditors” shall mean all [        ]i [First/Second]ii Lien Credit Facility Lenders, all [        ]i [First/Second]ii Lien Bank Products Affiliates and all [        ]i [First/Second]ii Lien Hedging Affiliates, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a[n] “[        ]i [First/Second]ii Lien Creditor” under any [        ]i [First/Second]ii Lien Credit Facility.

22

“[        ]i [First/Second]ii Lien Documents” shall mean the [        ]i [First/Second]ii Lien Credit Facility, the [        ]i [First/Second]ii Lien Guarantees, the [        ]i [First/Second]ii Lien Collateral Documents, any Bank Products Agreements between any [        ]i [First/Second]ii Lien Loan Party and any [        ]i [First/Second]ii Lien Bank Products Affiliate, any Hedging Agreements between any [        ]i [First/Second]ii Lien Loan Party and any [        ]i [First/Second]ii Lien Hedging Affiliate, those other ancillary agreements as to which the [        ]i [First/Second]ii Lien Agent or any [        ]i [First/Second]ii Lien Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any [        ]i [First/Second]ii Lien Loan Party or any of its respective Subsidiaries or Affiliates, and delivered to the [        ]i [First/Second]ii Lien Agent, in connection with any of the foregoing or any [        ]i [First/Second]ii Lien Credit Facility, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“[        ]i [First/Second]ii Lien Guarantees” shall mean the guarantees of the [        ]i [First/Second]ii Lien Guarantors pursuant to the Guarantee and Collateral Agreement (as defined in the Original [        ]i [First/Second]ii Lien Credit Facility), and all other guarantees of any [        ]i [First/Second]ii Lien Obligations of any [        ]i [First/Second]ii Lien Loan Party in favor of any [        ]i [First/Second]ii Lien Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“[        ]i [First/Second]ii Lien Guarantors” shall mean the collective reference to Holdings (so long as it is a Guarantor under any of the [        ]i [First/Second]ii Lien Guarantees), each of the Company’s Subsidiaries that is a guarantor under any of the [        ]i [First/Second]ii Lien Guarantees and any other Person who becomes a guarantor under any of the [ ]i [First/Second]ii Lien Guarantees.

“[        ]i [First/Second]ii Lien Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with any [        ]i [First/Second]ii Lien Loan Party with the obligations of such [        ]i [First/Second]ii Lien Loan Party thereunder being secured by one or more [        ]i [First/Second]ii Lien Collateral Documents, (b) was a[n] [        ]i [First/Second]ii Lien Agent, a[n] [        ]i [First/Second]ii Lien Credit Facility Lender or an Affiliate of a[n] [        ]i [First/Second]ii Lien Credit Facility Lender at the time of entry into such Hedging Agreement, or on or prior to the date hereof, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company in accordance with the terms of one or more [        ]i [First/Second]ii Lien Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“[        ]i [First/Second]ii Lien Loan Parties” shall mean the [        ]i [First/Second]ii Lien Borrower, the [        ]i [First/Second]ii Lien Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any [        ]i [First/Second]ii Lien Document.

23

“[        ]i [First/Second]ii Lien Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any [        ]i [First/Second]ii Lien Loan Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each [        ]i [First/Second]ii Lien Loan Party from time to time under any [        ]i [First/Second]ii Lien Document to any [        ]i [First/Second]ii Lien Agent, any [        ]i [First/Second]ii Lien Creditors or any of them, any [        ]i [First/Second]ii Lien Bank Products Affiliates or [        ]i [First/Second]ii Lien Hedging Affiliates, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such [        ]i [First/Second]ii Lien Loan Party, would have accrued on any [        ]i [First/Second]ii Lien Obligation, whether or not a claim is allowed against such [        ]i [First/Second]ii Lien Loan Party for such interest and fees in the related bankruptcy proceeding), reimbursement for amounts drawn under letters of credit, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the [        ]i [First/Second]ii Lien Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time; provided that all Indebtedness that is Senior Priority Debt meets the requirements of Additional Indebtedness.

“[        ]i [First/Second]ii Lien Secured Parties” shall mean the [        ]i [First/Second]ii Lien and the [ ]i [First/Second]ii Lien Creditors.

Section 1.03 Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words “hereof”, “herein”, “hereby”, “hereunder”, and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation, or in such other manner as may be approved by the requisite holders or representatives in respect of such obligation.

ARTICLE II.

LIEN PRIORITY

Section 2.01 Lien Priority.

(a) Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Agent or any Senior Priority Creditors in

24

respect of all or any portion of the Collateral, or of any Liens granted to any Junior Priority Agent or any Junior Priority Creditors in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any Senior Priority Agent, any Senior Priority Creditors, any Junior Priority Agent or any Junior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents or Junior Priority Documents, (iv) whether any Senior Priority Agent or any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Agent or any Senior Priority Creditors securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Loan Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that:

(i) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be junior and subordinate in all respects to all Liens granted to any of the Senior Priority Agents and the Senior Priority Creditors in the Collateral to secure all or any portion of the Senior Priority Obligations;

(ii) any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be senior and prior in all respects to all Liens granted to any of the Junior Priority Agents and the Junior Priority Creditors in the Collateral to secure all or any portion of the Junior Priority Obligations;

(iii) except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Agent or any other Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations; and

(iv) except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Agent or any other Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations.

25

(b) [Reserved.]

(c) [Reserved.]

(d) Notwithstanding any failure by any Senior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Senior Priority Secured Parties, the priority and rights as (x) between the respective classes of Senior Priority Secured Parties, and (y) between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein. Notwithstanding any failure by any Junior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Junior Priority Secured Parties, the priority and rights as between the respective classes of Junior Priority Secured Parties with respect to the Collateral shall be as set forth herein. Lien priority as among the Senior Priority Obligations and the Junior Priority Obligations with respect to any Collateral will be governed solely by this Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties to the extent permitted pursuant to this Agreement.

(e) The Original First Lien Agent, for and on behalf of itself and the Original First Lien Secured Parties, acknowledges and agrees that (x) concurrently herewith, the [        ]i [First/Second]ii Lien Agent, for the benefit of itself and [        ]i [First/Second]ii Lien Secured Parties, has been granted [Senior/Junior]viii Priority Liens upon all of the Collateral in which the Original First Lien Agent has been granted Senior Priority Liens, and the Original First Lien Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Credit Facility Secured Parties represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the Original First Lien Agent has been granted Senior Priority Liens, and the Original First Lien Agent hereby consents thereto.

(f) The [        ]i [First/Second]ii Lien Agent, for and on behalf of itself and the [        ]i [First/Second]ii Lien Secured Parties, acknowledges and agrees that (x) the Original First Lien Agent, for the benefit of itself and the First Lien Secured Parties, has been granted Senior Priority Liens upon all of the Collateral in which the [        ]i [First/Second]ii Lien Agent has been granted [Senior/Junior]vii Priority Liens, and the [        ]i [First/Second]ii Lien Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Credit Facility Secured Parties represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the [        ]i [First/Second]ii Lien Agent has been granted [Senior/Junior]vii Priority Liens, and the [        ]i [First/Second]ii Lien Agent hereby consents thereto.

26

(g) Each Additional Agent, for and on behalf of itself and any Additional Credit Facility Secured Parties represented thereby, acknowledges and agrees that, (x) the Original First Lien Agent, for the benefit of itself and the Original First Lien Secured Parties, has been granted Senior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, (y) concurrently herewith, the [        ]i [First/Second]ii Lien Agent, for the benefit of itself and the [        ]i [First/Second]ii Lien Secured Parties, has been granted [Senior/Junior]vii Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, and (z) one or more other Additional Agents, each on behalf of itself and any Additional Credit Facility Secured Parties represented thereby, have been or may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto.

(h) Lien priority as among the Additional Obligations, the Original First Lien Obligations and the [        ]i [First/Second]ii Lien Obligations with respect to any Collateral will be governed solely by this Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties to the extent permitted pursuant to this Agreement.

(i) Each Senior Priority Agent, for and on behalf of itself and the relevant Senior Priority Secured Parties represented thereby, hereby acknowledges and agrees that it is the intention of the Senior Priority Secured Parties of each Series of Senior Priority Debt that the holders of Senior Priority Obligations of such Series of Senior Priority Debt (and not the Senior Priority Secured Parties of any other Series of Senior Priority Debt) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Senior Priority Obligations of such Series of Senior Priority Debt are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Senior Priority Debt), (y) any of the Senior Priority Obligations of such Series of Senior Priority Debt do not have an enforceable security interest in any of the Collateral securing any other Series of Senior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Senior Priority Debt) on a basis ranking prior to the security interest of such Series of Senior Priority Debt but junior to the security interest of any other Series of Senior Priority Debt or (ii) the existence of any Collateral for any other Series of Senior Priority Debt that is not also Collateral for the other Series of Senior Priority Debt (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Senior Priority Debt, an “Impairment” of such Series of Senior Priority Debt). In the event of any Impairment with respect to any Series of Senior Priority Debt, the results of such Impairment shall be borne solely by the holders of such Series of Senior Priority Debt, and the rights of the holders of such Series of Senior Priority Debt (including the right to receive distributions in respect of such Series of Senior Priority Debt pursuant to Section 4.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of Senior Priority Debt subject to such Impairment.

(j) Each Junior Priority Agent, for and on behalf of itself and the relevant Junior Priority Secured Parties represented thereby, hereby acknowledges and agrees that it is the intention of the Junior Priority Secured Parties of each Series of Junior Priority Debt that the holders of Junior Priority Obligations of such Series of Junior Priority Debt (and not the Junior Priority Secured Parties of any other Series of Junior Priority Debt) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Junior Priority Obligations of such Series of Junior Priority Debt are unenforceable under applicable law or are subordinated

27

to any other obligations (other than another Series of Junior Priority Debt), (y) any of the Junior Priority Obligations of such Series of Junior Priority Debt do not have an enforceable security interest in any of the Collateral securing any other Series of Junior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Junior Priority Debt) on a basis ranking prior to the security interest of such Series of Junior Priority Debt but junior to the security interest of any other Series of Junior Priority Debt or (ii) the existence of any Collateral for any other Series of Junior Priority Debt that is not also Collateral for the other Series of Junior Priority Debt (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Junior Priority Debt, an “Impairment” of such Series of Junior Priority Debt). In the event of any Impairment with respect to any Series of Junior Priority Debt, the results of such Impairment shall be borne solely by the holders of such Series of Junior Priority Debt, and the rights of the holders of such Series of Junior Priority Debt (including the right to receive distributions in respect of such Series of Junior Priority Debt pursuant to Section 4.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of Junior Priority Debt subject to such Impairment.

(k) The subordination of Liens by each Junior Priority Agent in favor of the Senior Priority Agents shall not be deemed to subordinate the Liens of any Junior Priority Agent to the Liens of any other Person. The provision of pari passu and equal priority as between Liens of any Senior Priority Agent and Liens of any other Senior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Senior Priority Agent will be pari passu or of equal priority with the Liens of any other Person, or to subordinate any Liens of any Senior Priority Agent to the Liens of any Person. The provision of pari passu and equal priority as between Liens of any Junior Priority Agent and Liens of any other Junior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Junior Priority Agent will be pari passu or of equal priority with the Liens of any other Person.

(l) So long as the Discharge of Senior Priority Obligations has not occurred, the parties hereto agree that in the event that Holdings or any Borrower shall, or shall permit any other Grantor to, grant or permit any additional Liens, or take any action to perfect any additional Liens, on any asset or property to secure any Junior Priority Obligation and have not also granted a Lien on such asset or property to secure the Senior Priority Obligations and taken all actions to perfect such Liens, then, without limiting any other rights and remedies available to any Senior Priority Agent and/or the other Senior Priority Secured Parties, each Junior Priority Agent, on behalf of itself and the Junior Lien Secured Parties for which it is a Junior Priority Agent, and each other Junior Priority Secured Party (by its acceptance of the benefits of the Junior Priority Documents), agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.01(l) shall be subject to Section 4.01(d).

Section 2.02 Waiver of Right to Contest Liens.

(a) Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any

28

Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Senior Priority Agent or any Senior Priority Creditor in respect of the Collateral, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, agrees that no Junior Priority Agent or Junior Priority Creditor will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Senior Priority Agent or any Senior Priority Creditor under the Senior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, hereby waives any and all rights it or such Junior Priority Creditors may have as a junior lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any Senior Priority Agent or any Senior Priority Creditor seeks to enforce its Liens in any Collateral.

(b) Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any other Junior Priority Agent or any other Junior Priority Creditor in respect of the Collateral, or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, and the other relevant Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby). Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, agrees that no Junior Priority Agent or Junior Priority Creditor will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any other Junior Priority Agent or any other Junior Priority Creditor under the Junior Priority Documents with respect to the Collateral (except as may be separately otherwise agreed in writing by and between such Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, and the other relevant Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby). Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, hereby waives any and all rights it or such Junior Priority Creditors may have as a junior lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any other Junior Priority Agent or any other Junior Priority Creditor seeks to enforce its Liens in any Collateral (except as may be separately otherwise agreed in writing by and between such Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, and the other relevant Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby).

(c) Each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any other Senior Priority Agent or any other Senior Priority Creditor in respect of the Collateral, or the provisions of this Agreement (except as may be separately otherwise agreed in writing by

29

and between such Senior Priority Agent, on behalf of itself and the Senior Priority Creditors represented thereby, and the other relevant Senior Priority Agent, on behalf of itself and the Senior Priority Creditors represented thereby). Except to the extent expressly set forth in this Agreement, each Senior Priority Agent, for itself and on behalf of the Senior Priority Creditors represented thereby, agrees that no Senior Priority Agent or Senior Priority Creditor will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any other Senior Priority Agent or any other Senior Priority Creditor under the Senior Priority Documents with respect to the Collateral (except as may be separately otherwise agreed in writing by and between such Senior Priority Agent, on behalf of itself and the Senior Priority Creditors represented thereby, and the other relevant Senior Priority Agent, on behalf of itself and the Senior Priority Creditors represented thereby). Except to the extent expressly set forth in this Agreement, each Senior Priority Agent, for itself and on behalf of the Senior Priority Creditors represented thereby, hereby waives any and all rights it or such Senior Priority Creditors may have as a senior lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any other Senior Priority Agent or any other Senior Priority Creditor seeks to enforce its Liens in any Collateral (except as may be separately otherwise agreed in writing by and between such Senior Priority Agent, on behalf of itself and the Senior Priority Creditors represented thereby, and the other relevant Senior Priority Agent, on behalf of itself and the Senior Priority Creditors represented thereby).

(d) The assertion of priority rights established under the terms of this Agreement shall not be considered a challenge to Lien priority of any Party prohibited by this Section 2.02.

Section 2.03 Remedies Standstill.

(a) Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, until the Discharge of Senior Priority Obligations, such Junior Priority Agent and such Junior Priority Creditors:

(i) will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Collateral without the written consent of the Senior Priority Representative; provided that any Junior Priority Agent may Exercise Any Secured Creditor Remedies after a period of 180 consecutive days has elapsed from the date of delivery of written notice by such Junior Priority Agent to each Senior Priority Agent stating that an Event of Default (as defined under the applicable Junior Priority Credit Facility) has occurred and is continuing thereunder and stating its intention to Exercise Any Secured Creditor Remedies (the “Standstill Period”), and then such Junior Priority Agent may Exercise Any Secured Creditor Remedies only so long as no Senior Priority Secured Party shall have commenced (or attempted to commence or given notice of its intent to commence) the Exercise of Secured Creditor Remedies with respect to the Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency Proceeding); provided further that notwithstanding anything herein to the contrary, in no event shall the Junior Priority Agent Exercise Any Secured Creditor Remedies with respect to the Collateral if, notwithstanding the expiration of the Standstill Period, Senior Priority Secured Party shall have commenced and be diligently pursuing the Exercise of Secured Creditor Remedies (or shall have sought or requested relief or modification of the automatic stay or any other stay in an Insolvency Proceeding to enable the commencement and pursuit thereof); and

30

(ii) will not contest, protest or object to any foreclosure proceeding or action brought by the Senior Priority Representative or any other Senior Priority Agent of any rights and remedies relating to the Collateral under the Senior Priority Credit Facilities or otherwise, in each case so long as any Proceeds are distributed in accordance with Section 4.01;

(iii) will not knowingly take, receive or accept any Proceeds of the Collateral in connection with any Exercise of Secured Creditor Remedies except to the extent such Proceeds were paid pursuant to Section 4.01; and

(iv) subject to their rights under clause (a)(i) above, will not object to the forbearance by the Senior Priority Representative or any other Senior Priority Agent or the Senior Priority Creditors from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral, in each case so long as any Proceeds are distributed in accordance with Section 4.01.

(b) Until the Discharge of Senior Priority Obligations, whether or not any Insolvency Proceeding has been commenced by or against any Loan Party, subject to Section 2.03(a)(i), the Senior Priority Representative (or its agent or nominee) shall have the exclusive right to Exercise Any Secured Creditor Remedies without any consultation with or the consent of the Junior Priority Representative, any other Junior Priority Agent or any Junior Priority Creditor; provided that any Proceeds are distributed in accordance with Section 4.01.

(c) From and after the Discharge of Senior Priority Obligations, any Junior Priority Agent and any Junior Priority Creditor may Exercise Any Secured Creditor Remedies under the Junior Priority Documents or applicable law as to any Collateral; subject to the provisions of this Agreement, including Section 4.01. Notwithstanding anything to the contrary contained herein, any Junior Priority Agent or any Junior Priority Secured Party may:

(i) make such demands or file such claims in respect of the [Senior] [Junior] Priority Obligations owed to such [Senior] [Junior] Priority Agent and the [Senior] [Junior] Priority Creditors represented thereby as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time;

(ii) file a claim or statement of interest with respect to the Junior Priority Obligations;

(iii) take any action in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Collateral;

(iv) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Junior Priority Secured Parties represented thereby or of the same Series of Senior Priority Debt, in accordance with the terms of this Agreement;

31

(v) file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Loan Parties arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction); and

(vi) vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement.

(d) Any Senior Priority Agent, on behalf of itself and any Senior Priority Creditors represented thereby, agrees that such Senior Priority Agent and such Senior Priority Creditors will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Collateral without the written consent of the Senior Priority Representative; provided that nothing in this sentence shall prohibit any Senior Priority Agent from taking such actions in its capacity as Senior Priority Representative, if applicable. The Senior Priority Representative may Exercise Any Secured Creditor Remedies under the Senior Priority Collateral Documents or applicable law as to any Collateral subject to the provisions of this Agreement, including Section 4.01 hereof. Notwithstanding anything to the contrary contained herein, any Senior Priority Agent or any Senior Priority Secured Party may:

(i) make such demands or file such claims in respect of the [Senior] [Junior] Priority Obligations owed to such [Senior] [Junior] Priority Agent and the [Senior] [Junior] Priority Creditors represented thereby as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time;

(ii) file a claim or statement of interest with respect to the Senior Priority Obligations;

(iii) take any action in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Collateral;

(iv) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Senior Priority Secured Parties represented thereby in accordance with the terms of this Agreement;

(v) file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Loan Parties arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction); and

32

(vi) vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement.

Section 2.04 Exercise of Rights.

(a) No Other Restrictions. Except as expressly set forth in this Agreement, (i) each Agent and each Creditor shall have any and all rights and remedies it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby), and (ii) nothing in this Agreement shall prohibit the receipt by any Agent or any Secured Party of the required payment of principal and interest so long as, in the case of any Junior Priority Agent or Junior Priority Secured Party, such receipt is not the direct or indirect result of the Exercise of Secured Creditor Remedies in contravention of this Agreement and such receipt is not Proceeds of Collateral; provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Section 4.01. Each Senior Priority Agent may enforce the provisions of the applicable Senior Priority Documents, each Junior Priority Agent may enforce the provisions of the applicable Junior Priority Documents, and each Agent may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and mandatory provisions of applicable law (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that each Agent agrees to provide to each other such Party copies of any notices that it is required under applicable law to deliver to any Loan Party; and provided, further, however, that any Senior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Senior Priority Agent’s rights hereunder or under any of the applicable Senior Priority Documents, and any Junior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Junior Priority Agent’s rights hereunder or under any of the applicable Junior Priority Documents. Each Agent agrees for and on behalf of itself and each Creditor represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim, (x) in the case of any Junior Priority Agent and any Junior Priority Creditor represented thereby, against any Senior Priority Secured Party, and (y) in the case of any Senior Priority Agent and any Senior Priority Creditor represented thereby, against any Junior Priority Secured Party, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, each Senior Priority Agent agrees for and on behalf of any Senior Priority Creditors

33

represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Senior Priority Agent or any Senior Priority Creditor represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, each Junior Priority Agent agrees for and on behalf of any Junior Priority Creditors represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Junior Priority Agent or any Junior Priority Creditor represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.

(b) Release of Liens. In the event of (A) any private or public sale of all or any portion of the Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Senior Priority Representative, (B) any sale, transfer or other disposition of all or any portion of the Collateral other than in connection with any Exercise of Secured Creditor Remedies, so long as such sale, transfer or other disposition is then permitted by the Senior Priority Documents, or (C) the release of the Senior Priority Secured Parties’ Liens on all or any portion of the Collateral which release under clause (C) shall have been approved by all of the requisite Senior Priority Secured Parties (as determined pursuant to the applicable Senior Priority Documents), in the case of clauses (B) and (C) only to the extent occurring prior to the Discharge of Senior Priority Obligations and not in connection with a Discharge of Senior Priority Obligations (and irrespective of whether an Event of Default has occurred), each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that (x) so long as (1) the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.01 hereof and (2) there is a corresponding release of the Liens securing the Senior Priority Obligations, such sale or release will be free and clear of the Liens on such Collateral securing the Junior Priority Obligations and (y) such Junior Priority Secured Parties’ Liens with respect to the Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, each Junior Priority Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by any Senior Priority Agent in connection therewith, so long as the net cash proceeds, if any, from such sale described in clause (A) above of such Collateral are applied in accordance with the terms of this Agreement. Each Junior Priority Agent hereby appoints the Senior Priority Representative and any officer or duly authorized person of the Senior Priority Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Junior Priority Agent and in the name of such Junior Priority Agent or in the Senior Priority Representative’s own name, from time to time, in the Senior Priority Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be

34

necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable). Until the Discharge of Senior Priority Obligations, to the extent that the Senior Priority Secured Parties (i) have released any Lien on Collateral and any such Lien is later reinstated or (ii) obtain any new Senior Priority Liens, then the Junior Priority Secured Parties shall at the time of such reinstatement or new Senior Priority Liens be granted a Junior Priority Lien on any such Collateral.

Section 2.05 No New Liens.1

(a) Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, for and on behalf of itself and any Junior Priority Creditors represented thereby, hereby agrees that:

(i) no Junior Priority Secured Party shall acquire or hold (x) any guaranty of Junior Priority Obligations by any Person unless such Person also provides (or is prohibited by applicable law from providing) a guaranty of the Senior Priority Obligations, or (y) any Lien on (unless prohibited by any applicable law) any assets of any Loan Party securing any Junior Priority Obligation, which assets are not also subject to the Lien of each Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein; and

(ii) if any such Junior Priority Secured Party shall (nonetheless and in breach hereof) acquire or hold any guaranty of Junior Priority Obligations by any Person who does not also provide a guaranty of Senior Priority Obligations or any Lien on any assets of any Loan Party securing any Junior Priority Obligation, which assets are not also subject to the Lien of each Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein, then such Junior Priority Agent (or the relevant Junior Priority Creditor) shall, without the need for any further consent of any other Junior Priority Secured Party and notwithstanding anything to the contrary in any other Junior Priority Document, be deemed to also hold and have held such guaranty or Lien for the benefit of the Senior Priority Agents as security for the Senior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Senior Priority Agent in writing of the existence of such Lien.

(b) Until the Discharge of Senior Priority Obligations, except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case, on behalf of itself and any Senior Priority Creditors represented thereby, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that:

(i) no such Senior Priority Secured Party shall acquire or hold (x) any guaranty of any Senior Priority Obligations by any Person unless such Person also provides (or is prohibited by applicable law from providing) a guaranty of all the other

[1]

Form note: clauses (a), (b) and (c) may be omitted (or modified, as appropriate) at the Borrower’s direction subject to consultation with the Administrative Agent in circumstances in which a Secured Party has, or may be entitled to have, Collateral or credit support that the other Secured Parties do not have.

35

Senior Priority Obligations, or (y) any Lien on (unless prohibited by any applicable law) any assets (other than any Excluded Cash Collateral) of any Loan Party securing any Senior Priority Obligation, which assets are not also subject to the Lien of each other Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein; and

(ii) if any such Senior Priority Secured Party shall (nonetheless and in breach hereof) acquire or hold any guaranty of any Senior Priority Obligations by any Person who does not also provide a guaranty of all other Senior Priority Obligations or any Lien on any assets of any Loan Party securing any Senior Priority Obligation, which assets are not also subject to the Lien of each other Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth herein, then such Senior Priority Agent (or the relevant Senior Priority Creditor) shall, without the need for any further consent of any other Senior Priority Secured Party and notwithstanding anything to the contrary in any other Senior Priority Document, be deemed to also hold and have held such guaranty or Lien for the benefit of each other Senior Priority Agent as security for the other Senior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Senior Priority Agent in writing of the existence of such Lien.

(c) Until the Discharge of Junior Priority Obligations, except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case, on behalf of itself and any Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that:

(i) no such Junior Priority Secured Party shall acquire or hold (x) any guaranty of any Junior Priority Obligations by any Person unless such Person also provides (or is prohibited by applicable law from providing) a guaranty of all the other Junior Priority Obligations, or (y) any Lien on Lien on (unless prohibited by any applicable law) any assets of any Loan Party securing any Junior Priority Obligation, which assets are not also subject to the Lien of each other Junior Priority Agent under the Junior Priority Documents, subject to the Lien Priority set forth herein; and

(ii) if any such Junior Priority Secured Party shall (nonetheless and in breach hereof) acquire or hold any guaranty of any Junior Priority Obligations by any Person who does not also provide a guaranty of all other Junior Priority Obligations or any Lien on any assets of any Loan Party securing any Junior Priority Obligation, which assets are not also subject to the Lien of each other Junior Priority Agent under the Junior Priority Documents, subject to the Lien Priority set forth herein, then such Junior Priority Agent (or the relevant Junior Priority Creditor) shall, without the need for any further consent of any other Junior Priority Secured Party and notwithstanding anything to the contrary in any other Junior Priority Document, be deemed to also hold and have held such guaranty or Lien for the benefit of each other Junior Priority Agent as security for the other Junior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Junior Priority Agent in writing of the existence of such Lien.

36

(d) No Secured Party shall be deemed to be in breach of this Section 2.05 as a result of any other Secured Party expressly declining, in writing (by virtue of the scope of the grant of Liens, including exceptions thereto and exclusions therefrom), to acquire, hold or continue to hold any Lien in any asset of any Loan Party.

Section 2.06 Waiver of Marshalling. Until the Discharge of Senior Priority Obligations, each Junior Priority Agent (including in its capacity as Junior Priority Representative, if applicable), on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

ARTICLE III.

ACTIONS OF THE PARTIES

Section 3.01 Agent for Perfection.

(a) Each Loan Party shall deliver all Cash Collateral or Control Collateral when required to be delivered pursuant to the Credit Documents to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative and (y) thereafter, the Junior Priority Representative.

(b) Each Agent, for and on behalf of itself and the Secured Parties represented thereby, agrees to hold all Cash Collateral and Control Collateral in its possession, custody, or control (or in the possession, custody, or control of agents or bailees therefor) for the benefit of, on behalf of and as agent for the other Secured Parties solely for the purpose of perfecting the security interest granted to each other Agent or Secured Party in such Cash Collateral and Control Collateral, subject to the terms and conditions of this Section 3.01. Such Agent shall not have any obligation whatsoever to the other Secured Parties to assure that such Cash Collateral and Control Collateral is genuine or owned by any Loan Party or any other Person or to preserve rights or benefits of any Person therein. The duties or responsibilities of such Agent under this Section 3.01 are and shall be limited solely to holding or maintaining control of such Cash Collateral and Control Collateral as agent for the Secured Parties for purposes of perfecting the Lien held by the Secured Parties. Such Agent is not and shall not be deemed to be a fiduciary of any kind for any Secured Party or any other Person.

(c) In the event that any Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, then such Secured Party shall promptly pay over such Proceeds or Collateral to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative, and (y) thereafter, the Junior Priority Representative, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.01 hereof.

37

(d) It is understood and agreed that the interests of the Senior Priority Agents and the Senior Lien Creditors, on the one hand, and the Junior Priority Agent and the Junior Priority Creditors, on the other hand, may differ and the Senior Priority Agents and the Senior Priority Creditors shall be fully entitled to act in their own interest without taking into account the interests of the Junior Priority Agents or the Junior Priority Creditors.

Section 3.02 Sharing of Information and Access. In the event that any Junior Priority Agent shall, in the exercise of its rights under the applicable Junior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Loan Party that contain information identifying or pertaining to the Collateral, such Junior Priority Agent shall, upon request from any other Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof. In the event that any Senior Priority Agent shall, in the exercise of its rights under the applicable Senior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Loan Party that contain information identifying or pertaining to the Collateral, such Senior Priority Agent shall, upon request from any other Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof.

Section 3.03 Insurance. Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. The Senior Priority Representative and the Junior Priority Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to Collateral. Until the Discharge of Senior Priority Obligations, (a) the Senior Priority Representative shall have the sole and exclusive right, as against any Secured Party, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Collateral and (b) all proceeds of such insurance shall be remitted to the Senior Priority Representative, and each other Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.01.

Section 3.04 No Additional Rights for the Loan Parties Hereunder. If any Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Loan Parties shall not be entitled to use such violation as a defense to any action by any Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any Secured Party.

ARTICLE IV.

APPLICATION OF PROCEEDS

Section 4.01 Application of Proceeds.

(a) Revolving Nature of Certain First Lien Obligations. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, expressly acknowledges and agrees that (i) the Original First Lien Credit Agreement [and the First Lien Credit Agreement]ix includes one or more revolving commitments, that in the ordinary course of business the Original First Lien Agent and certain First Lien Credit Agreement Lenders[, the [ ] Agent and certain [ ] Lenders]x may apply payments and make advances thereunder, and one or more incremental commitments of various classes, and (ii) the amount of the Original First Lien Obligations [or [ ] Obligations]xi that may be outstanding thereunder at any time or from time to time may be

38

increased or reduced and subsequently reborrowed, and that the terms of the Original First Lien Obligations [or [            ] Obligations]xii thereunder may be modified, extended or amended from time to time, and that the aggregate amount of the Original First Lien Obligations[, [            ] Obligations]xii or Additional Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which the Original First Lien Agent or any Original First Lien Credit Agreement Lender [or the [ ] Agent or any [            ] Lenders]xi commences the Exercise of Secured Creditor Remedies, all amounts received by the Original First Lien Agent or any such Original First Lien Credit Agreement Lender [or the [ ] Agent or any [ ] Lenders]xi as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.01. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the Original First Lien Obligations, the [            ]i [First/Second]ii Lien Obligations, or any Additional Obligations, or any portion thereof.

(b) Revolving Nature of Certain Junior Priority Obligations. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, expressly acknowledges and agrees that (x) Junior Priority Credit Facilities may include one or more revolving commitments, that in the ordinary course of business any Junior Priority Agent and Junior Priority Secured Parties may apply payments and make advances thereunder, and one or more incremental commitments of various classes, and (y) the amount of Junior Priority Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of Junior Priority Obligations thereunder may be modified, extended or amended from time to time, and that the aggregate amount of Junior Priority Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Junior Priority Agent or Junior Priority Secured Party commences the Exercise of Secured Creditor Remedies, all amounts received by any such Junior Priority Agent or Junior Priority Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.01. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the Original First Lien Obligations, the [            ]i [First/Second]ii Lien Obligations, or any Additional Obligations, or any portion thereof.

(c) Revolving Nature of Certain Additional Obligations. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, expressly acknowledges and agrees that (x) Additional Credit Facilities may include one or more revolving commitments, that in the ordinary course of business any Additional Agent and Additional Credit Facility Secured Parties may apply payments and make advances thereunder, and one or more incremental commitments of various classes, and (y) the amount of Additional Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of Additional Obligations thereunder may be modified, extended or amended from time to time, and that the aggregate amount of Additional Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Additional Agent or Additional Credit Facility Secured

39

Party commences the Exercise of Secured Creditor Remedies, all amounts received by any such Additional Agent or Additional Credit Facility Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.01. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the Original First Lien Obligations, the [            ]i [First/Second]ii Lien Obligations, or any Additional Obligations, or any portion thereof.

(d) Application of Proceeds of Collateral. Except as may be separately otherwise agreed in writing by and between or among any applicable Agents, each Agent for, and on behalf of itself and the Secured Parties represented thereby, hereby agrees that all Collateral, and all Proceeds thereof, in each case, received by any Agent in connection with any Exercise of Secured Creditor Remedies shall be applied as follows, subject to clause (e) of this Section 4.01:

first, to the payment, on a pro rata basis, of costs and expenses of each Agent, as applicable, in connection with such Exercise of Secured Creditor Remedies (other than any costs and expenses of any Junior Priority Agent in connection with any Exercise of Secured Creditor Remedies by it in willful violation of this Agreement (as determined in good faith by the Senior Priority Agent), which costs and expenses shall be payable in accordance with clause third of this paragraph (d) to the extent that such costs and expenses constitute Junior Priority Obligations);

second, to the payment of Senior Priority Obligations owing to the Senior Priority Secured Parties represented by each Senior Priority Agent in accordance with the applicable Senior Priority Credit Facility, which payment shall be made between and among the Senior Priority Obligations owing to Senior Priority Secured Parties represented by different Senior Priority Agents on a pro rata basis (except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby);

third, to the payment of Junior Priority Obligations owing to the Junior Priority Secured Parties represented by each Junior Priority Agent in accordance with the applicable Junior Priority Credit Facility, which payment shall be made between and among the Junior Priority Obligations owing to Junior Priority Secured Parties represented by different Junior Priority Agents on a pro rata basis (except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby); and

fourth, the balance, if any, to the Loan Parties or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Each Senior Priority Agent shall provide the Senior Priority Representative with such information about the Senior Priority Obligations owing to the Senior Priority Secured Parties represented by it as they may reasonably request in order to carry out the purposes of this Section 4.01. Each Junior Priority Agent shall provide the Junior Priority Representative with such information about the Junior Priority Obligations owing to the Junior Priority Secured Parties represented by it as they may reasonably request in order to carry out the purposes of this Section 4.01.

40

(e) Limited Obligation or Liability. In exercising remedies, whether as a secured creditor or otherwise, no Senior Priority Agent shall have any obligation or liability to any Junior Priority Secured Party, or (except as may be separately agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby) to any other Senior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Senior Priority Agent under the terms of this Agreement. In exercising remedies, whether as a secured creditor or otherwise, no Junior Priority Agent shall have any obligation or liability (except as may be separately agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby) to any other Junior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Junior Priority Agent under the terms of this Agreement.

(f) Turnover of Cash Collateral After Discharge. Upon the Discharge of Senior Priority Obligations, each Senior Priority Agent shall deliver to the Junior Priority Representative or shall execute such documents as the Company or as the Junior Priority Representative may reasonably request to enable it to have control over any Cash Collateral or Control Collateral still in such Senior Priority Agent’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. As between any Junior Priority Agent and any other Junior Priority Agent, any such Cash Collateral or Control Collateral held by any such Party shall be held by it subject to the terms and conditions of Section 3.01.

(g) Senior Intervening Creditor. Notwithstanding anything in Section 4.01(d) to the contrary, solely as among the Senior Priority Secured Parties with respect to any Collateral for which a third party (other than a Senior Priority Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of Senior Priority Debt but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of Senior Priority Debt (such third party an “Senior Intervening Creditor”), the value of any Collateral or Proceeds that are allocated to such Senior Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of Senior Priority Debt with respect to which such Impairment exists.

(h) Junior Intervening Creditor. Notwithstanding anything in Section 4.01(d) to the contrary, solely as among the Junior Priority Secured Parties with respect to any Collateral for which a third party (other than a Junior Priority Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of Junior Priority Debt but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of Junior Priority Debt (such third party an “Junior Intervening Creditor”), the value of any Collateral or Proceeds that are allocated to such Junior Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of Junior Priority Debt with respect to which such Impairment exists.

41

Section 4.02 Specific Performance and Other Relief. Each Agent is hereby authorized to demand specific performance of this Agreement or obtain relief by injunction or other appropriate equitable relief, whether or not any Loan Party shall have complied with any of the provisions of any of the Credit Documents, at any time when any other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance, injunctive relief or other equitable relief.

ARTICLE V.

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.01 Notice of Acceptance and Other Waivers.

(a) All Senior Priority Obligations at any time made or incurred by any Loan Party shall be deemed to have been made or incurred in reliance upon this Agreement, and each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives notice of acceptance of, or proof of reliance by any Senior Priority Agent or any Senior Priority Creditors on, this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or nonpayment of all or any part of the Senior Priority Obligations.

(b) None of the Senior Priority Agents (including any Senior Priority Agent in its capacity as Senior Priority Representative, if applicable), the Senior Priority Creditors, or any of their respective Affiliates, or any of the respective directors, officers, employees, or agents of any of the foregoing, shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If any Senior Priority Agent or Senior Priority Creditor honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Senior Priority Credit Facility or any other Senior Priority Document, whether or not such Senior Priority Agent or Senior Priority Creditor has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Junior Priority Credit Facility or any other Junior Priority Document (but not a default under this Agreement) or would constitute an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Senior Priority Agent or Senior Priority Creditor otherwise should exercise any of its contractual rights or remedies under any Senior Priority Documents (subject to the express terms and conditions hereof), no Senior Priority Agent or Senior Priority Creditor shall have any liability whatsoever to any Junior Priority Agent or Junior Priority Creditor as a result of such action, omission, or exercise, in each case so long as any such exercise does not breach the express terms and provisions of this Agreement. Each Senior Priority Secured Party shall be entitled to manage and supervise its loans and extensions of credit under the relevant Senior Priority Credit Facility and other Senior Priority Documents as it may,

42

in its sole discretion, deem appropriate, and may manage its loans and extensions of credit without regard to any rights or interests that the Junior Priority Agents or Junior Priority Creditors have in the Collateral, except as otherwise expressly set forth in this Agreement. Each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no Senior Priority Agent or Senior Priority Creditor shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof pursuant to the Senior Priority Documents, in each case so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

Section 5.02 Modifications to Senior Priority Documents and Junior Priority Documents.

(a) Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, each Senior Priority Agent and the Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents in any manner whatsoever, including, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(ii) retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any additional Senior Priority Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv) release its Lien on any Collateral and/or any Excluded Cash Collateral or other Property;

(v) exercise or refrain from exercising any rights against any Loan Party or any other Person;

(vi) retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

43

(vii) otherwise manage and supervise the Senior Priority Obligations as the applicable Senior Priority Agent shall deem appropriate.

(b) Each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, each Junior Priority Agent and the Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Senior Priority Secured Party or impairing or releasing the priority provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents in any manner whatsoever, including, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii) retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any additional Junior Priority Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv) release its Lien on any Collateral or other Property;

(v) exercise or refrain from exercising any rights against any Loan Party or any other Person;

(vi) retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii) otherwise manage and supervise the Junior Priority Obligations as the Junior Priority Agent shall deem appropriate.

(c) Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document shall include the following language (or language to similar effect):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to [name of Junior Priority Agent] pursuant to this Agreement and the exercise of any right or remedy by [name of Junior Priority Agent] hereunder are subject to the provisions of the Intercreditor Agreement, dated as of [            ] (as amended, restated, supplemented or otherwise modified, replaced or refinanced

44

from time to time, the “Intercreditor Agreement”), initially among [            ], as the Original First Lien Agent, and [            ] as [            ]i Second Lien Agent, and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

In addition, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document consisting of a mortgage covering any Collateral consisting of real estate shall contain language appropriate to reflect the subordination of such Junior Priority Collateral Documents to the corresponding Senior Priority Collateral Documents.

(d) Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, any other Senior Priority Agent and any Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement) and without incurring any liability to any such Senior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents to which such other Senior Priority Agent or any Senior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(ii) retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any Senior Priority Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv) release its Lien on any Collateral and/or any Excluded Cash Collateral or other Property;

(v) exercise or refrain from exercising any rights against any Loan Party or any other Person;

(vi) retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

45

(vii) otherwise manage and supervise the Senior Priority Obligations as such other Senior Priority Agent shall deem appropriate.

(e) Except, in each case, as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, any other Junior Priority Agent and any Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents to which such other Junior Priority Agent or any Junior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii) retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any Junior Priority Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv) release its Lien on any Collateral or other Property;

(v) exercise or refrain from exercising any rights against any Loan Party or any other Person;

(vi) retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii) otherwise manage and supervise the Junior Priority Obligations as such other Junior Priority Agent shall deem appropriate.

(f) The Senior Priority Obligations and the Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, all without affecting the Lien Priorities provided for herein or the

46

other provisions hereof; provided, however, that, if the indebtedness refunding, replacing or refinancing any such Senior Priority Obligations or Junior Priority Obligations is to constitute Senior Priority Obligations or Junior Priority Obligations hereunder (as designated by the Company), as the case may be, the holders of such indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of this Agreement pursuant to a joinder substantially in the form of Exhibit C hereto or otherwise in form and substance reasonably satisfactory to the Senior Priority Agents (other than any Designated Agent) and Junior Priority Agents (other than any Designated Agent) (or, if there is no continuing Agent other than Designated Agent, as designated by the Company), and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the Senior Priority Documents and the Junior Priority Documents. For the avoidance of doubt, the Senior Priority Obligations and Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, through the incurrence of Additional Indebtedness, subject to Section 7.11 hereof.

Section 5.03 Reinstatement and Continuation of Agreement. If any Senior Priority Agent or Senior Priority Creditor is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Loan Party or any other Person any payment made in satisfaction of all or any portion of the Senior Priority Obligations (a “Senior Priority Recovery”), then the relevant Senior Priority Obligations shall be reinstated to the extent of such Senior Priority Recovery. In the event that (a) this Agreement shall have been terminated prior to such Senior Priority Recovery and (b) there exist any Junior Priority Obligations at the time of such Senior Priority Recovery, then this Agreement shall be reinstated in full force and effect in the event of such Senior Priority Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of each Agent, each Senior Priority Creditor, and each Junior Priority Creditor under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Loan Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of the Senior Priority Obligations or the Junior Priority Obligations. No priority or right of any Senior Priority Agent or any Senior Priority Creditor shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Senior Priority Documents, regardless of any knowledge thereof which any Senior Priority Agent or any Senior Priority Creditor may have.

Section 5.04 Excluded Cash Collateral. Notwithstanding any other provision to the contrary contained in this Agreement, it is understood and agreed that this Agreement shall not restrict the rights of the Original First Lien Agent or the other Original First Lien Secured Parties to pursue enforcement proceedings, exercise remedies or make determinations with respect to the Excluded Cash Collateral or otherwise take actions with respect to the Excluded Cash Collateral in accordance with the Original First Lien Credit Agreement and such Excluded Cash Collateral shall be applied as specified in the Original First Lien Credit Agreement and will not constitute

47

Collateral hereunder. Nothing in this Agreement shall be construed to impair the right of any Original First Lien Secured Party to recoup, set off, net or off-set amounts (including amounts delivered as margin or cash collateral) to satisfy such Original First Lien Obligations secured by Excluded Cash Collateral to the extent permitted under the Original First Lien Credit Agreement, or exercise its rights and remedies with respect to any Excluded Cash Collateral pledged for its sole benefit or as a beneficiary under and pursuant to any other credit support issued solely in its favor, each of which will be governed by the terms of the Original First Lien Credit Agreement.

ARTICLE VI.

INSOLVENCY PROCEEDINGS

Section 6.01 DIP Financing.

(a) If any Borrower or any Guarantor shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of Senior Priority Obligations, and the Senior Priority Representative shall agree on behalf of the Senior Priority Creditors to allow all one or more Senior Priority Creditors to provide any Borrower or any Guarantor with, or the Senior Priority Representative shall consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (“DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral) and/or entitled to a superpriority claim under Section 364 or 507 of the Bankruptcy Code, then any Junior Priority Agent, each on behalf of itself and any Junior Priority Secured Parties represented thereby, agrees that it will raise no objection and will not directly or indirectly support any objection to such DIP Financing or to Liens securing the same or the superpriority claim to which such DIP Financing is entitled on the grounds of a failure to provide “adequate protection” for the Liens of any Junior Priority Agent securing the Junior Priority Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing) so long as (i) such Junior Priority Agent retains its Lien on the Collateral to secure the relevant Junior Priority Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and such Lien has the same priority relative to the Senior Priority Liens as existed prior to the commencement of the case under the Bankruptcy Code and (ii) if the Senior Priority Agent receives an adequate protection Lien on assets of such Borrower or Guarantor to secure the Senior Priority Obligations, as the case may be, each Junior Priority Agent also receives an adequate protection Lien on such assets of such Borrower or Guarantor to secure the relevant Junior Priority Obligations, provided that (x) such Liens in favor of the Senior Priority Agent and the Junior Priority Agent shall be subject to the provisions of Section 6.01(b) hereof and (y) the foregoing provisions of this Section 6.01(a) shall not prevent any Junior Priority Agent and the Junior Priority Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a Plan of Reorganization that is not a Conforming Plan Reorganization.

(b) All Liens granted to any Senior Priority Agent or Junior Priority Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement; provided, however, that the foregoing shall not alter any super-priority of any Liens securing any DIP Financing in accordance with this Section 6.01.

48

Section 6.02 Relief from Stay. Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Collateral without each Senior Priority Agent’s express written consent.

Section 6.03 No Contest. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, prior to the Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any Senior Priority Agent or Senior Priority Creditor for adequate protection of its interest in the Collateral (unless in contravention of Section 6.01 hereof), or (ii) any objection by any Senior Priority Agent or Senior Priority Creditor to any motion, relief, action or proceeding based on a claim by such Senior Priority Agent or Senior Priority Creditor that its interests in the Collateral (unless in contravention of Section 6.01 hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Senior Priority Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and any Senior Priority Creditors represented thereby, any Senior Priority Agent, for and on behalf of itself and any Senior Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Senior Priority Obligations, none of them shall directly or indirectly contest (or support any other Person contesting) (a) any request by any other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent for adequate protection of its interest in the Collateral (unless in contravention of Section 6.01 hereof), or (b) any objection by such other Senior Priority Agent or any Senior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent that its interests in the Collateral (unless in contravention of Section 6.01 hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Senior Priority Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Creditors represented thereby, any Junior Priority Agent, for and on behalf of itself and any Junior Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Junior Priority Obligations, none of them shall directly or indirectly contest (or support any other Person contesting) (a) any request by any other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent for adequate protection of its interest in the Collateral (unless in contravention of Section 6.01 hereof), or (b) any objection by such other Junior Priority Agent or any Junior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent that its interests in the Collateral (unless in contravention of Section 6.01 hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Junior Priority Agent as adequate protection of its interests are subject to this Agreement.

49

Section 6.04 Asset Sales. Each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that it will not oppose any sale consented to by the Senior Priority Representative of any Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the Liens granted to the Junior Priority Agents attach to the proceeds of such sale with the same priority and validity as such Liens or such Collateral and the proceeds of such sale are applied in accordance with this Agreement. Nothing in this Section 6.04 shall prevent any Junior Priority Creditors or the Junior Priority Agent on their behalf from (x) presenting a cash bid for any assets of any Loan Party, or purchasing such assets for cash at any sale hearing under Section 363 of the Bankruptcy Code or at any public or judicial foreclosure sale or (y) making a credit bid for any assets of any Loan Party pursuant to Section 363(k) of the Bankruptcy Code (provided that such credit bid may only be made if either the Discharge of Senior Priority Obligations has occurred or will occur concurrently as a result of a cash bid for such assets in addition to such credit bid or the Senior Priority Agent approves such credit bid).

Section 6.05 Separate Grants of Security and Separate Classification. Each Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the Senior Priority Collateral Documents and the Junior Priority Collateral Documents constitute separate and distinct grants of Liens and (ii) the Senior Priority Obligations are fundamentally different from the Junior Priority Obligations and must be separately classified in any Plan of Reorganization proposed or adopted in an Insolvency Proceeding because of, among other things, their differing rights in the Collateral. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims) or are classified in the same class of secured claims in any Plan of Reorganization, then the Secured Parties hereby acknowledge and agree that all distributions with respect to the Collateral shall be made as if there were separate classes of Senior Priority Obligation claims and Junior Priority Obligation claims against the Loan Parties, with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Secured Parties), the Senior Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, prepetition interest and other claims, all amounts owing in respect of postpetition interest that is available from the Collateral for each of the Senior Priority Secured Parties, before any distribution is made in respect of the claims held by the Junior Priority Secured Parties, with the Junior Priority Secured Parties hereby acknowledging and agreeing to turn over to the Senior Priority Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing their aggregate recoveries. The foregoing sentence is subject to any separate agreement by and between any Additional Agent, on behalf of itself and the Additional Credit Facility Secured Parties represented thereby, and any other Additional Agent, on behalf of itself and the Additional Credit Facility Secured Parties represented thereby, with respect to the Obligations owing to any such Additional Agent and Additional Credit Facility Secured Parties.

50

Section 6.06 Enforceability. The provisions of this Agreement are intended to be and shall be enforceable as a “subordination agreement” under Section 510(a) of the Bankruptcy Code.

Section 6.07 Senior Priority Obligations Unconditional. All rights of the Senior Priority Agents hereunder, and all agreements and obligations of the Junior Priority Agents and the Loan Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i) any lack of validity or enforceability of any Senior Priority Document;

(ii) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Senior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Senior Priority Document;

(iii) any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Senior Priority Obligations or any guarantee or guaranty thereof;

(iv) the commencement of any Insolvency Proceeding in respect of any Borrower or any other Loan Party; or

(v) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of the Senior Priority Obligations, or of any of the Junior Priority Agent or any Loan Party, to the extent applicable, in respect of this Agreement.

Section 6.08 Junior Priority Obligations Unconditional. All rights of the Junior Priority Agents hereunder, and all agreements and obligations of the Senior Priority Agents and the Loan Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i) any lack of validity or enforceability of any Junior Priority Document;

(ii) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Junior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Junior Priority Document;

(iii) any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Junior Priority Obligations or any guarantee or guaranty thereof;

51

(iv) the commencement of any Insolvency Proceeding in respect of any Borrower or any other Loan Party; or

(v) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of the Junior Priority Obligations, or of any of the Senior Priority Agent or any Loan Party, to the extent applicable, in respect of this Agreement.

Section 6.09 Adequate Protection.

(a) Except as expressly provided in this Agreement (including Section 6.01 and this Section 6.09), nothing in this Agreement shall limit the rights of any Agent and the Secured Parties represented thereby from seeking or requesting adequate protection with respect to their interests in the applicable Collateral in any Insolvency Proceeding, including adequate protection in the form of payments, periodic cash payments, cash payments of interest, additional collateral or otherwise; provided that (a) in the event that any Junior Priority Agent, on behalf of itself or any of the Junior Priority Creditors represented thereby, seeks or requests adequate protection in respect of the relevant Junior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral, then each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that (i) each Senior Priority Agent shall also be granted a senior Lien on such collateral as security for the Senior Priority Obligations owing to such Senior Priority Agent and the Senior Priority Secured Parties represented thereby, and that any Lien on such collateral securing the Junior Priority Obligations shall be junior to any Lien on such collateral securing the Senior Priority Obligations and (ii) each other Junior Priority Agent shall also be granted a pari passu Lien on such collateral as security for the Junior Priority Obligations owing to such other Junior Priority Agent and the Junior Priority Secured Parties represented thereby, and that any such Lien on such collateral securing such Junior Priority Obligations shall be pari passu to each such other Lien on such collateral securing such other Junior Priority Obligations (except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby), and (b) in the event that any Senior Priority Agent, for or on behalf of itself or any Senior Priority Creditor represented thereby, seeks or requests adequate protection in respect of the Senior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral, then such Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that (i) each other Senior Priority Agent shall also be granted a pari passu Lien on such collateral as security for the Senior Priority Obligations owing to such other Senior Priority Agent and the Senior Priority Secured Parties represented thereby, and that any such Lien on such collateral securing such Senior Priority Obligations shall be pari passu to each such other Lien on such collateral securing such other Senior Priority Obligations (except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby) and (ii) each Junior Priority Agent shall also be granted a junior Lien on such collateral as security for the Junior Priority Obligations owing to such other Junior Priority Agent and the Junior Priority Secured Parties represented thereby, and that any such Lien on such collateral securing such Junior Priority Obligations shall be junior to each Lien on such collateral securing Senior Priority Obligations.

52

(b) Any claim by any Junior Priority Secured Party under Section 507(b) of the Bankruptcy Code will be subordinate in right of payment to any claim of any Senior Priority Secured Party under Section 507(b) of the Bankruptcy Code and any payment thereof will be deemed to be Proceeds of Collateral, provided that, any such Junior Priority Secured Party will be deemed to have agreed pursuant to Section 1129(a)(9) of the Bankruptcy Code that such Section 507(b) claims may be paid under a Plan of Reorganization in any form having a value on the effective date of such Plan of Reorganization equal to the allowed amount of such claims.

Section 6.10 Certain Waivers.

(a) Each Junior Priority Agent, for itself and on behalf of the Junior Priority Creditors represented thereby, waives any claim any Junior Priority Creditor may hereafter have against any Senior Priority Creditor arising out of the election by any Senior Priority Creditor of the application of Section 1111(b)(2) of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law.

(b) Each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that none of them shall (i) object, contest, or directly or indirectly support any other Person objecting to or contesting, any request by any Senior Priority Agent or any of the other Senior Priority Creditors for the payment of interest, fees, expenses or other amounts to such Senior Priority Agent or any other Senior Priority Creditor under Section 506(b) of the Bankruptcy Code or otherwise, or (ii) assert or directly or indirectly support any claim against any Senior Priority Creditor for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law.

(c) No Senior Priority Agent nor any other holder of Senior Priority Obligations shall object to, oppose, or challenge any claim by the Junior Priority Agent or any holder of Junior Priority Obligations for allowance in any Insolvency Proceeding of Junior Priority Obligations consisting of post-petition interest, default interest, premiums, fees, or expenses.

ARTICLE VII.

MISCELLANEOUS

Section 7.01 Rights of Subrogation. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no payment by such Junior Priority Agent or any such Junior Priority Creditor to any Senior Priority Agent or Senior Priority Creditor pursuant to the provisions of this Agreement shall entitle such Junior Priority Agent or Junior Priority Creditor to exercise any rights of subrogation in respect thereof until the Discharge of Senior Priority Obligations. Following the Discharge of Senior Priority Obligations with respect to the Senior Priority Obligations, each Senior Priority Agent agrees to execute such documents, agreements, and instruments as any Junior Priority Agent or Junior Priority Creditor may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Senior Priority Obligations resulting from payments to such Senior Priority Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Senior Priority Agent are paid by such Person upon request for payment thereof.

53

Section 7.02 Further Assurances. The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable such Party to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.02, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.02.

Section 7.03 Agent Representations. The Original First Lien Agent represents and warrants to each other Agent that it has the requisite power and authority under the Original First Lien Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Original First Lien Secured Parties. The [            ]i [First/Second]ii Lien Agent represents and warrants to each other Agent that it has the requisite power and authority under the [            ]i [First/Second]ii Lien Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the [            ]i [First/Second]ii Lien Creditors. Each Additional Agent represents and warrants to each other Agent that it has the requisite power and authority under the applicable Additional Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and any Additional Credit Facility Secured Parties represented thereby.

Section 7.04 Amendments.

(a) No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, shall be effective unless it is in a written agreement executed by each Senior Priority Agent and each Junior Priority Agent. Notwithstanding the foregoing, the Original First Lien Borrower may, without the consent of any Party hereto, amend this Agreement to add an Additional Agent by (x) executing an Additional Indebtedness Joinder as provided in Section 7.11 or (y) executing a joinder agreement substantially in the form of Exhibit C attached hereto. No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure therefrom by any Party hereto, that changes, alters, modifies or otherwise affects any power, privilege, right, remedy, liability or obligation of, or otherwise affects in any manner, any Additional Agent that is not then a Party, or any Additional Credit Facility Secured Party not then represented by an Additional Agent that is then a Party (including but not limited to any change, alteration, modification or other effect upon any power, privilege, right, remedy, liability or obligation of or other effect upon any such Additional Agent or Additional Credit Facility Secured Party that may at any subsequent time become a Party or beneficiary hereof) shall be effective unless it is consented to in writing by the Original First Lien Borrower (regardless of whether any such Additional Agent or Additional Credit Facility Secured Party ever becomes a Party or beneficiary hereof). Any amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or indirectly, through any reference in any Credit Document to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying any Credit Document, or any term or provision thereof, or any right or obligation of the Original First Lien Borrower or any other

54

Loan Party thereunder or in respect thereof, shall not be given such effect except pursuant to a written instrument executed by the Original First Lien Borrower and each other affected Loan Party. No amendment to Section 5.02(a) or (b) shall be effective unless it is consented to in writing by the Original First Lien Borrower.

(b) In the event that any Senior Priority Agent or the requisite Senior Priority Creditors enter into any amendment, waiver or consent in respect of or replace any Senior Priority Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Priority Collateral Document relating to the Collateral and/or any Excluded Cash Collateral or changing in any manner the rights of the Senior Priority Agent, the Senior Priority Creditors, or any Loan Party with respect to the Collateral and/or any Excluded Cash Collateral (including, subject to Section 2.04(b), the release of any Liens on Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Junior Priority Collateral Document without the consent of or any actions by any Junior Priority Agent or any Junior Priority Creditors; provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the Junior Priority Creditors in the Collateral (including any license or right of use granted to them by any Loan Party pursuant to any Junior Priority Collateral Document with respect to intellectual property owned by such Loan Party as it pertains to the rights or interests of the Junior Priority Creditors in the Collateral). The applicable Senior Priority Agent shall give written notice of such amendment, waiver or consent to the Junior Priority Agents and, if requested by any Junior Priority Agent, promptly provide copies of any documents executed and delivered in connection with such amendment, waiver or consent; provided that the failure to give such notice or provide such documents shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Junior Priority Collateral Document as set forth in this Section 7.04(b).

Section 7.05 Addresses for Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or five days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

Original First Lien Agent:

[        ]

and

[        ]

With copies (which shall not constitute notice) to:

[        ]

55

[        ]i [First/Second]ii Lien Agent:

[        ]

and

[        ]

With copies (which shall not constitute notice) to:

[        ]

Any Additional Agent: As set forth in the Additional Indebtedness Joinder executed and delivered by such Additional Agent pursuant to Section 7.11.

Section 7.06 No Waiver, Cumulative Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 7.07 Continuing Agreement, Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) remain in full force and effect (x) with respect to all Senior Priority Secured Parties and Senior Priority Obligations, until the Discharge of Senior Priority Obligations, subject to Section 5.03 and (y) with respect to all Junior Priority Secured Parties and Junior Priority Obligations, until the later of the Discharge of Senior Priority Obligations and the Discharge of Junior Priority Obligations, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral, subject to Section 7.10. All references to any Loan Party shall include any Loan Party as debtor-in-possession and any receiver or trustee for such Loan Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), any Senior Priority Agent, Senior Priority Creditor, Junior Priority Agent or Junior Priority Creditor may assign or otherwise transfer all or any portion of the Senior Priority Obligations or the Junior Priority Obligations, as applicable, to any other Person, and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to such Senior Priority Agent, Junior Priority Agent, Senior Priority Creditor or Junior Priority Creditor, as the case may be, herein or otherwise. The Senior Priority Secured Parties and the Junior Priority Secured Parties may continue, at any time and without notice to the other Parties hereto, to extend credit and other financial accommodations, lend monies and provide Indebtedness to, or for the benefit of, any Loan Party on the faith hereof.

Section 7.08 GOVERNING LAW. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

56

Section 7.09 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 7.10 No Third-Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the Parties hereto and its respective successors and assigns and shall inure to the benefit of each of the Senior Priority Agents, the Senior Priority Creditors, the Junior Priority Agents, the Junior Priority Creditors and the Original First Lien Borrower and the other Loan Parties. No other Person shall have or be entitled to assert rights or benefits hereunder.

Section 7.11 Designation of Additional Indebtedness; Joinder of Additional Agents.

(a) The Original First Lien Borrower may designate any Additional Indebtedness complying with the requirements of the definition of “Additional Indebtedness” as Additional Indebtedness for purposes of this Agreement, upon complying with the following conditions:

(i) one or more Additional Agents for one or more Additional Credit Facility Secured Parties in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the Original First Lien Borrower or any such Additional Agent shall have delivered such executed Additional Indebtedness Joinder to the Original First Lien Agent, the [        ]i [First/Second]ii Lien Agent and any other Additional Agent then party to this Agreement;

(ii) at least five Business Days (unless a shorter period is agreed in writing by the Parties and the Original First Lien Borrower) prior to delivery of the Additional Indebtedness Joinder, the Original First Lien Borrower shall have delivered to the Original First Lien Agent, the [        ]i [First/Second]ii Lien Agent and any other Additional Agent then party to this Agreement complete and correct copies of any Additional Credit Facility, Additional Guarantees and Additional Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Documents to be executed and delivered concurrently with the effectiveness of such designation);

(iii) the Original First Lien Borrower shall have executed and delivered to the Original First Lien Agent, the [        ]i [First/Second]ii Lien Agent and any other Additional Agent then party to this Agreement the Additional Indebtedness Designation (including whether such Additional Indebtedness is designated Senior Priority Debt or Junior Priority Debt) with respect to such Additional Indebtedness;

57

(iv) all state and local stamp, recording, filing, intangible and similar taxes or fees (if any) that are payable in connection with the inclusion of such Additional Indebtedness under this Agreement shall have been paid and reasonable evidence thereof shall have been given to the Original First Lien Agent, the [        ]i [First/Second]ii Lien Agent and any other Additional Agent then party to this Agreement; and

(v) any applicable requirement that no Event of Default exists or arises from the issuance of such Additional Indebtedness, or any applicable comparable requirement, shall have been satisfied or waived.

No Additional Indebtedness may be designated both Senior Priority Debt and Junior Priority Debt.

(b) Upon satisfaction of the conditions specified in the preceding Section 7.11(a), the designated Additional Indebtedness shall constitute “Additional Indebtedness”, any Additional Credit Facility under which such Additional Indebtedness is or may be incurred shall constitute an “Additional Credit Facility”, any holder of such Additional Indebtedness or other applicable Additional Credit Facility Secured Party shall constitute an “Additional Credit Facility Secured Party”, and any Additional Agent for any such Additional Credit Facility Secured Party shall constitute an “Additional Agent” for all purposes under this Agreement. The date on which such conditions specified in clause (a) shall have been satisfied with respect to any Additional Indebtedness is herein called the “Additional Effective Date” with respect to such Additional Indebtedness. Prior to the Additional Effective Date with respect to any Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed not to take into account such Additional Indebtedness, and the rights and obligations of the Original First Lien Agent, the [        ]i [First/Second]ii Lien Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is not then designated. On and after the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed to take into account such Additional Indebtedness, and the rights and obligations of the Original First Lien Agent, the [        ]i [First/Second]ii Lien Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is then designated.

(c) In connection with any designation of Additional Indebtedness pursuant to this Section 7.11, each of the Original First Lien Agent, the [        ]i [First/Second]ii Lien Agent and each Additional Agent then party hereto agrees at the Original First Lien Borrower’s expense (x) to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Original First Lien Collateral Documents, [        ]i [First/Second]ii Lien Priority Collateral Documents or Additional Collateral Documents, as applicable, and any agreements relating to any security interest in Control Collateral and Cash Collateral, and to make or consent to any filings or take any other actions (including executing and recording any mortgage subordination or similar agreement), as may be reasonably deemed by the Original First Lien Borrower to be necessary or reasonably desirable for any Lien on any Collateral to secure such Additional Indebtedness to become a valid and perfected Lien (with the priority contemplated by the applicable Additional Indebtedness Designation delivered pursuant to this Section 7.11 and by this Agreement), and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Indebtedness pursuant to this Section 7.11 (including if requested, by executing an acknowledgment of any Additional Indebtedness Joinder or of the occurrence of any Additional Effective Date).

58

Section 7.12 Senior Priority Representative; Notice of Senior Priority Representative Change. The Senior Priority Representative shall act for the Senior Priority Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction of the Requisite Senior Priority Holders from time to time. Until a Party (other than the existing Senior Priority Representative) receives written notice from the existing Senior Priority Representative, in accordance with Section 7.05 of this Agreement, of a change in the identity of the Senior Priority Representative, such Party shall be entitled to act as if the existing Senior Priority Representative is in fact the Senior Priority Representative. Each Party (other than the existing Senior Priority Representative) shall be entitled to rely upon any written notice of a change in the identity of the Senior Priority Representative which facially appears to be from the then existing Senior Priority Representative and is delivered in accordance with Section 7.05 and such Agent shall not be required to inquire into the veracity or genuineness of such notice. Each existing Senior Priority Representative from time to time agrees to give prompt written notice to each Party of any change in the identity of the Senior Priority Representative.

Section 7.13 [Reserved].

Section 7.14 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Senior Priority Secured Parties and the Junior Priority Secured Parties, respectively. Nothing in this Agreement is intended to or shall impair the rights of the Original First Lien Borrower or any other Loan Party, or the obligations of the Original First Lien Borrower or any other Loan Party to pay the Original First Lien Obligations, the [            ]i [First/Second]ii Lien Obligations and any Additional Obligations as and when the same shall become due and payable in accordance with their terms.

Section 7.15 Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 7.16 Severability. If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.

Section 7.17 Attorneys’ Fees. The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

Section 7.18 VENUE; JURY TRIAL WAIVER.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT

59

COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RELATED THERETO, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.05. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 7.19 Intercreditor Agreement. This Agreement is the “Intercreditor Agreement” referred to in the Original First Lien Credit Agreement, the [        ]i [First/Second]ii Lien Priority Credit Facility and each Additional Credit Facility. Nothing in this Agreement shall be deemed to subordinate the right of any Junior Priority Secured Party to receive payment to the right of any Senior Priority Secured Party (whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens as between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, but not a subordination of Indebtedness.

Section 7.20 No Warranties or Liability. Each Party acknowledges and agrees that none of the other Parties has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other Original First Lien Document, any [        ]i [First/Second]ii Lien Document or any other Additional Document. Except as otherwise provided in this Agreement, each Party will be entitled to manage and supervise its respective extensions of credit to any Loan Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

60

Section 7.21 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any Original First Lien Document, any [        ]i [First/Second]ii Lien Document or any Additional Document, the provisions of this Agreement shall govern. The parties hereto acknowledge that the terms of this Agreement are not intended to negate any specific rights granted to, or obligations of, the Original First Lien Borrower or any other Loan Party in the Original First Lien Documents, the [ ]i [First/Second]ii Lien Documents or any Additional Documents.

Section 7.22 Information Concerning Financial Condition of the Loan Parties. No Party has any responsibility for keeping any other Party informed of the financial condition of the Loan Parties or of other circumstances bearing upon the risk of nonpayment of the Original First Lien Obligations, the [        ]i [First/Second]ii Lien Obligations or any Additional Obligations, as applicable. Each Party hereby agrees that no Party shall have any duty to advise any other Party of information known to it regarding such condition or any such circumstances. In the event any Party, in its sole discretion, undertakes at any time or from time to time to provide any information to any other Party to this Agreement, it shall be under no obligation (a) to provide any such information to such other Party or any other Party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, (c) to disclose any other information or (d) make any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided.

Section 7.23 Excluded Assets. For the avoidance of doubt, nothing in this Agreement (including Sections 2.01, 4.01, 6.01 and 6.09 hereof) shall be deemed to provide or require that any Agent or any Secured Party represented thereby receive any Proceeds of, or any Lien on, any Property of any Loan Party that constitutes “Excluded Assets” under (and as defined in) the applicable Credit Facility or any related Credit Document to which such Agent is a party.

[Signature pages follow]

61

IN WITNESS WHEREOF, the Original First Lien Agent, for and on behalf of itself and the Original First Lien Secured Parties, and the [        ]i [First/Second]ii Lien Agent, for and on behalf of itself and the [        ]i [First/Second]ii Lien Creditors, have caused this Agreement to be duly executed and delivered as of the date first above written.

[ ] in its capacity as Original First Lien Agent

By:
Name:
Title:

[ ] in its capacity as [ ][i] [First/Second]ii Lien Agent

By:
Name:
Title:

[Signature Page to Intercreditor Agreement]

ACKNOWLEDGMENT

Each Loan Party hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the Original First Lien Agent, the Original First Lien Secured Parties, the [            ]i [First/Second]ii Lien Agent, the [            ]i [First/Second]ii Lien Creditors, any Additional Agent and any Additional Credit Facility Secured Parties, and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement.

LOAN PARTIES:	AMERICAN AIRLINES, INC.

By:
Name:
Title:

AMERICAN AIRLINES GROUP INC.

By:
Name:
Title:

US AIRWAYS, INC.

By:
Name:
Title:

US AIRWAYS GROUP, INC.

By:
Name:
Title:

[Signature Page to Intercreditor Agreement]

Exhibit A to the Intercreditor Agreement

ADDITIONAL INDEBTEDNESS DESIGNATION

DESIGNATION dated as of             , 20    , by [COMPANY]2 (the “Company”). Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) entered into as of [            ], among [            ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Original First Lien Agent”) for the Original First Lien Secured Parties, [            ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “[            ]i [First/Second] ii Lien Agent”) for the [            ]i [First/Second]ii Lien Secured Parties [[                    ], as Additional Agent for the Additional Credit Facility Creditors under the [describe applicable Additional Credit Facility]].3 Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of , 20 (the “Additional Credit Facility”), among [list any applicable Loan Party], [list Additional Credit Facility Secured Parties] [and Additional Agent, as agent (the “Additional Agent”)].4

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Indebtedness under the Intercreditor Agreement. Accordingly:

Section 1. Representations and Warranties. The Company hereby represents and warrants to the Original First Lien Agent, the [            ]i [First/Second]ii Lien Agent, and any Additional Agent that:

(i) The Additional Indebtedness incurred or to be incurred under the Additional Credit Facility constitutes “Additional Indebtedness” which complies with the definition of such term in the Intercreditor Agreement;

(ii) all conditions set forth in Section 7.11 of the Intercreditor Agreement with respect to the Additional Indebtedness have been satisfied; and

(iii) any applicable requirement that no Event of Default exists or arises from the issuance of such Additional Indebtedness, or any applicable comparable requirement, has been satisfied or waived.

[2]	Revise as appropriate to refer to any permitted successor or assign.
[3]	Revise as appropriate to refer to any successor First Lien Agent or [ ][i] [First/Second]ii Lien Agent and to add reference to any previously added Additional Agent.
[4]	Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Credit Facility Secured Parties and any Additional Agent.

A-1

Section 2. Designation of Additional Indebtedness. The Company hereby designates such Additional Indebtedness as Additional Indebtedness under the Intercreditor Agreement and such Additional Indebtedness shall constitute [Senior Priority Debt]/[Junior Priority Debt].

IN WITNESS WHEREOF, the undersigned has caused this Designation to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.

[COMPANY]

By:
Name:
Title:

A-2

Exhibit B to the Intercreditor Agreement

ADDITIONAL INDEBTEDNESS JOINDER

JOINDER, dated as of             , 20    , among [COMPANY], a Delaware corporation (“Company”), [ ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Original First Lien Agent”)5 for the Original First Lien Secured Parties, [            ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “[            ]i [First/Second]ii Lien Agent”)6 for the [            ]i [First/Second]ii Lien Secured Parties, [list any previously added Additional Agent] [and insert name of each Additional Agent under any Additional Credit Facility being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of [            ] (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the Original First Lien Agent, [and] the [            ]i [First/Second]ii Lien Agent [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of , 20 (the “Additional Credit Facility”), among [list any applicable Grantor], [list any applicable Additional Credit Facility Secured Parties (the “Joining Additional Creditors”)] [and insert name of each applicable Additional Agent (the “Joining Additional Agent”)].7 Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Indebtedness under the Intercreditor Agreement. The Company has so designated Additional Indebtedness incurred or to be incurred under the Additional Credit Facility as Additional Indebtedness by means of an Additional Indebtedness Designation.

Accordingly, [the Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors,]8 hereby agrees with the Original First Lien Agent, the [            ]i [First/Second]ii Lien Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to be Bound. The [Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors,]9 hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the Additional Effective Date with respect to the Additional Credit Facility, be deemed to be a party to the Intercreditor Agreement.

[5]	Revise as appropriate to refer to any successor First Lien Agent.
[6]	Revise as appropriate to refer to any successor [ ]i [First/Second]ii Lien Agent.
[7]	Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Credit Facility Secured Parties and any Additional Agent.
[8]	Revise as appropriate to refer to any Additional Agent being added hereby and any Additional Credit Facility Secured Parties represented thereby.
[9]	Revise references throughout as appropriate to refer to the party or parties being added.

Section 2. Recognition of Claims. The Original First Lien Agent (for itself and on behalf of the Original First Lien Secured Parties), the [ ]i [First/Second]ii Lien Agent (for itself and on behalf of the [            ]i [First/Second]ii Lien Secured Parties) and [each of] the Additional Agent[s](for itself and on behalf of any Additional Credit Facility Secured Parties represented thereby) hereby agree that the interests of the respective Creditors in the Liens granted to the Original First Lien Agent, the [            ]i [First/Second]ii Lien Agent, or any Additional Agent, as applicable, under the applicable Credit Documents shall be treated, as among the Creditors, as having the priorities provided for in Section 2.01 of the Intercreditor Agreement, and shall at all times be allocated among the Creditors as provided therein regardless of any claim or defense (including any claims under the fraudulent transfer, preference or similar avoidance provisions of applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally) to which the Original First Lien Agent, the [            ]i [First/Second]ii Lien Agent, any Additional Agent or any Creditor may be entitled or subject. The Original First Lien Agent (for itself and on behalf of the Original First Lien Secured Parties), the [ ]i [First/Second]ii Lien Agent (for itself and on behalf of the [ ]i [First/Second]ii Lien Creditors), and any Additional Agent party to the Intercreditor Agreement (for itself and on behalf of any Additional Credit Facility Secured Parties represented thereby) (a) recognize the existence and validity of the Additional Obligations represented by the Additional Credit Facility, and (b) agree to refrain from making or asserting any claim that the Additional Credit Facility or other applicable Additional Documents are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations. The [Joining Additional Agent (for itself and on behalf of the Joining Additional Creditors)] (a) recognize[s] the existence and validity of the Original First Lien Obligations and the existence and validity of the [ ]i [First/Second]ii Lien Obligations10 and (b) agree[s] to refrain from making or asserting any claim that the Original First Lien Credit Agreement, the [            ]i [First/Second]ii Lien Credit Facility or other Original First Lien Documents or [ ]i [First/Second]ii Lien Documents,11 as the case may be, are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.

Section 3. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to [the Joining Additional Agent] shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.05 of the Intercreditor Agreement).

Section 4. Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK .

IN WITNESS WHEREOF, the undersigned has caused this Joinder to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.

[10]	Add reference to any previously added Additional Credit Facility and related Additional Obligations as appropriate.
[11]	Add reference to any previously added Additional Credit Facility and related Additional Documents as appropriate.

[ ]

By:
Name:
Title:

Exhibit C to the Intercreditor Agreement

[ORIGINAL FIRST LIEN CREDIT AGREEMENT][[             ]

[FIRST/SECOND LIEN] CREDIT AGREEMENT] JOINDER

JOINDER, dated as of             , 20    , among [            ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Original First Lien Agent”)xii for the Original First Lien Secured Parties, [            ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “[            ]i [First/Second]ii Lien Agent”)xiii for the [            ]i [First/Second]ii Lien Secured Parties, [list any previously added Additional Agent] [and insert name of additional Original First Lien Secured Parties, Original First Lien Agent, [            ]i [First/Second]ii Lien Secured Parties or [            ]i [First/Second]ii Lien Agent, as applicable, being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of [            ], 20[            ] (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the Original First Lien Agentxiv, [and] the [            ]i [First/Second]ii Lien Agentxv [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of new facility], dated as of , 20            (the “Joining [Original First Lien Credit Agreement][ [         ]i [First/Second]ii Lien Credit Agreement]”), among [list any applicable Credit Party], [list any applicable new Original First Lien Secured Parties or new [         ]i [First/Second]ii Lien Secured Parties, as applicable (the “Joining [Original First][ [            ]i [First/Second]ii] Lien Secured Parties”)] [and insert name of each applicable Agent (the “Joining [Original First][ [         ]i [First/Second]ii] Lien Agent”)].xvi

The Joining [First][ [            ]i [First/Second]ii] Lien Agent, for itself and on behalf of the Joining [First][ [            ]i [First/Second]ii]xvii Lien Secured Parties, hereby agrees with the Original First Lien Borrower and the other Grantors, the [Original First][ [            ]i [First/Second]ii] Lien Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to be Bound. The [Joining [First][ [ ]i [First/Second]ii] Lien Agent, for itself and on behalf of the Joining [First][ [            ]i [First/Second]ii Lien Secured Parties,]xviii hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the date hereof, be deemed to be a party to the Intercreditor Agreement as [the][a] [First] [ [            ]i [First/Second]ii] Lien Agent. As of the date hereof, the Joining [Original First Lien Credit Agreement][ [ ]i [First/Second]ii Lien Credit Agreement] shall be deemed [the][a] [Original First Lien Credit Agreement][ [            ]i [First/Second]ii Lien Credit Agreement] under the Intercreditor Agreement, and the obligations thereunder are subject to the terms and provisions of the Intercreditor Agreement.

Section 2. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to the Joining [First][ [        ]i [First/Second]ii] Lien Agent shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.05 of the Intercreditor Agreement).

C-1

Section 3. Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

C-2

Exhibit C to the Intercreditor Agreement

IN WITNESS WHEREOF, the undersigned has caused this Joinder to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.

[ ]

By:
Name:
Title:

C-3

Exhibit D to the Intercreditor Agreement

TRUSTEE JOINDER

JOINDER, dated as of             , 20    , among [            ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Original First Lien Agent”)xiii for the Original First Lien Secured Parties, [            ], in its capacity as trustee (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “[            ]i [First/Second]ii Lien Agent”)xiv for the [            ]i [First/Second]ii Lien Secured Parties, [list any previously added Additional Agent] [and insert name of additional Original First Lien Secured Parties, Original First Lien Agent, [            ]i [First/Second]ii Lien Secured Parties or [            ]i [First/Second]ii Lien Agent, as applicable, being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of [            ], 20[ ] (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the Original First Lien Agentxv, [and] the [            ]i [First/Second]ii Lien Agentxvi [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

The Joining [First][ [            ]i [First/Second]ii] Lien Agent, for itself and on behalf of the [            ]i [First/Second]ii Lien Secured Parties, hereby agrees with the Original First Lien Borrower and the other Grantors, the [Original First][ [            ]i [First/Second]ii] Lien Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to be Bound. The Joining [First][ [ ]i [First/Second]ii Lien Agent, for itself and on behalf of the [ ]i [First/Second]ii Lien Secured Parties, hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the date hereof, be deemed to be a party to the Intercreditor Agreement as [the][a] [First][ [        ]i [First/Second]ii] Lien Agent.

Section 2. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to the Joining [ ]i [First/Second]ii Lien Agent shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.05 of the Intercreditor Agreement).

Section 3. Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Joinder to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.

[ ]

By:
Name:
Title:

[i]	Insert month and year when this agreement is initially entered into (e.g., October 2014).
ii	Insert “First,” if this Agreement is initially entered into in connection with the incurrence of debt with pari passu Lien priority to the Original First Lien Credit Agreement or “Second,” if this agreement is initially entered into in connection with the incurrence of debt with Junior Lien Priority to the Original First Lien Credit Agreement.
iii	Describe the applicable Borrower.
iv	Insert the section number of the negative covenant restricting Liens in the [ ][i] [First/Second]ii Lien Credit Facility.
[v]	Insert the section number of the definitions section in the [ ][i] [First/Second]ii Lien Credit Facility.
vi	Include if this agreement is entered into in connection with Junior Priority Debt.
vii	Include if this agreement is initially entered into in connection with the incurrence of Senior Priority Debt.
viii	Insert (i) “Senior” if this agreement is initially entered into in connection with the incurrence of debt with pari passu Lien priority to the Original First Lien Credit Agreement or (ii) “Junior” if this agreement is initially entered into in connection with Junior Lien Priority to the Original First Lien Credit Agreement.
ix	If this agreement is initially entered into in connection with the entry into a new revolving loan facility, add the defined term for such facility here.
[x]	If this agreement is initially entered into in connection with the entry into a new revolving loan facility, add the defined terms for the parties to such agreement.
xi	If this agreement is initially entered into in connection with the entry into a new revolving loan facility, add the defined term for the Obligations with respect to such facility.
xii	Revise as appropriate to refer to any successor Original First Lien Agent.
xiii	Revise as appropriate to refer to any successor [ ][i] [First/Second]ii] Lien Agent.
xiv	Revise as appropriate to describe predecessor Original First Lien Agent or Original First Lien Secured Parties, if joinder is for a new Original First Lien Credit Agreement.
xv	Revise as appropriate to describe predecessor [ ][i] [First/Second]ii] Lien Agent or [ ][i] [First/Second]ii] Lien Secured Parties, if joinder is for a new [][i] [First/Second]ii] Lien Credit Agreement.
xvi	Revise as appropriate to refer to the new credit facility, Secured Parties and Agents.
xvii	Revise as appropriate to refer to any Agent being added hereby and any Secured Parties represented thereby.
xviii	Revise references throughout as appropriate to refer to the party or parties being added.

SCHEDULE 3.06

Subsidiaries

All voting securities are owned directly or indirectly by Parent, except where otherwise indicated.

Name of Subsidiary	State or Sovereign Power of Incorporation
American Airlines, Inc.	Delaware
AA 2002 Class C Certificate Corporation	Delaware
AA 2002 Class D Certificate Corporation I	Delaware
AA 2003-1 Class C Certificate Corporation	Delaware
AA 2003-1 Class D Certificate Corporation	Delaware
AA 2004-1 Class B Note Corporation	Delaware
AA 2005-1 Class C Certificate Corporation	Delaware
AA Real Estate Holding GP LLC	Delaware
AA Real Estate Holding L.P.	Delaware
Admirals Club, Inc.	Massachusetts
American Airlines de Mexico, S.A.	Mexico
American Airlines IP Licensing Holding, LLC	Delaware
American Airlines Marketing Services LLC	Virginia
American Airlines Realty (NYC) Holdings, Inc.	New York
American Airlines Vacations LLC	Delaware
American Aviation Supply LLC	Delaware
Reno Air, Inc.	Delaware
Americas Ground Services, Inc.	Delaware
Aerodespachos Colombia, S.A. AERCOL S.A.	Colombia
Caribbean Dispatch Services, Ltd.	St. Lucia
Dominicana de Servicios Aeroportuarios (DSA), S.R.L.	Dominican Republic
International Ground Services, S.A. de C.V.	Mexico
Envoy Aviation Group Inc.	Delaware
Envoy Air, Inc.	Delaware
Business Express Airlines, Inc.	Delaware
Eagle Aviation Services, Inc.	Delaware

Name of Subsidiary	State or Sovereign Power of Incorporation
Executive Airlines, Inc.	Delaware
Executive Ground Services, Inc.	Delaware
Avion Assurance Ltd.	Bermuda
PMA Investment Subsidiary, Inc.	Delaware
SC Investment, Inc.	Delaware
US Airways Group, Inc.	Delaware
US Airways, Inc.	Delaware
US Airways Company Store LLC	Arizona
AWHQ LLC[1]	Delaware
AWQH LLC	Delaware
Airways Assurance Limited	Bermuda
Piedmont Airlines, Inc.	Maryland
PSA Airlines, Inc.	Pennsylvania
Material Services, Inc.	Delaware

[1]	99% is owned by US Airways Group, Inc. and 1% is owned by US Airways, Inc.

Name of Subsidiary	State or Sovereign Power of Incorporation
Executive Airlines, Inc.	Delaware
Executive Ground Services, Inc.	Delaware
Avion Assurance Ltd.	Bermuda
PMA Investment Subsidiary, Inc.	Delaware
SC Investment, Inc.	Delaware
US Airways Group, Inc.	Delaware
US Airways, Inc.	Delaware
US Airways Company Store LLC	Arizona
AWHQ LLC[2]	Delaware
AWQH LLC	Delaware
Airways Assurance Limited	Bermuda
Piedmont Airlines, Inc.	Maryland
PSA Airlines, Inc.	Pennsylvania
Material Services, Inc.	Delaware

[2]	99% is owned by US Airways Group, Inc. and 1% is owned by US Airways, Inc.